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   THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU
   ARE IN ANY DOUBT AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR DEALER, BROKER, BANK MANAGER, LAWYER OR OTHER PROFESSIONAL ADVISOR.

                           ROGERS COMMUNICATIONS INC.
             AND ITS WHOLLY-OWNED SUBSIDIARY RWCI ACQUISITION INC.

                               OFFER TO PURCHASE

           ALL OF THE OUTSTANDING CLASS B RESTRICTED VOTING SHARES OF

                      ROGERS WIRELESS COMMUNICATIONS INC.
       NOT ALREADY OWNED BY ROGERS COMMUNICATIONS INC. AND ITS AFFILIATES IN EXCHANGE FOR 1.75 CLASS B NON-VOTING SHARES OF RCI FOR EACH CLASS B
                        RESTRICTED VOTING SHARE OF RWCI

        THE OFFER EXPIRES AT MIDNIGHT (LOCAL TIME) ON DECEMBER 30, 2004,
                          UNLESS THE OFFER IS EXTENDED

   This Offer (the "Offer") by Rogers Communications Inc. ("RCI") and its wholly-owned subsidiary RWCI Acquisition Inc. ("RCI Subco" and, together with RCI, the "Offerors") to purchase all of the issued and outstanding Class B Restricted Voting Shares (the "RWCI Restricted Voting Shares") of Rogers Wireless Communications Inc. (the "Corporation") not already owned by RCI and its affiliates for 1.75 Class B Non-Voting Shares ("RCI Non-Voting Shares") of RCI for each RWCI Restricted Voting Share expires at midnight (local time) on December 30, 2004 (the "Expiry Time"), unless withdrawn or extended.

   The Offerors reserve the right to withdraw the Offer and not purchase any RWCI Restricted Voting Shares deposited under the Offer (the "Deposited Shares") unless certain conditions are satisfied. See Section 4 of the Offer to Purchase, "Conditions of the Offer".

   The RWCI Restricted Voting Shares and the RCI Non-Voting Shares are listed on the Toronto Stock Exchange (the "TSX") and the New York Stock Exchange (the "NYSE"). On November 10, 2004, the last trading day prior to RCI's announcement of its intention to make the Offer, the closing prices of the RWCI Restricted Voting Shares on the TSX and the NYSE were C$43.17 and US$36.28, respectively, and the closing prices of the RCI Non-Voting Shares on the TSX and the NYSE were C$28.70 and US$24.05, respectively.

   AFTER DUE CONSIDERATION OF THE REPORT OF THE INDEPENDENT COMMITTEE, THE BOARD OF DIRECTORS OF THE CORPORATION (WITH ALL DIRECTORS ABSTAINING, OTHER THAN MEMBERS OF THE INDEPENDENT COMMITTEE) HAS CONCLUDED THAT THE OFFER IS FAIR AND REASONABLE TO HOLDERS OF RWCI RESTRICTED VOTING SHARES (THE "SHAREHOLDERS") OTHER THAN RCI AND ITS AFFILIATES AND RECOMMENDS THAT SHAREHOLDERS TENDER THEIR SHARES TO THE OFFER. Shareholders are urged to evaluate carefully all information in this Offer to Purchase and Circular, consult their own investment and income tax advisors and make their own decision whether to deposit RWCI Restricted Voting Shares to the Offer. See "INDEPENDENT COMMITTEE OF THE CORPORATION", "RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE CORPORATION", "VALUATION" and "ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED" in this document.

   RCI has applied to list the additional RCI Non-Voting Shares to be issued under the Offer on the TSX. In addition, RCI will apply to have the additional RCI Non-Voting Shares to be issued under the Offer listed on the NYSE.

   Shareholders who wish to accept the Offer must properly complete and duly execute the enclosed Letter of Acceptance and Transmittal, or a facsimile thereof, and deposit it, together with the certificate(s) representing the RWCI Restricted Voting Shares to be deposited and all other documents required by the Letter of Acceptance and Transmittal, in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Shareholders may follow the procedures for guaranteed delivery described in Section 3 of the Offer to Purchase, "Manner of Acceptance -- Guaranteed Delivery", using the accompanying Notice of Guaranteed Delivery, or a facsimile thereof. A Shareholder whose RWCI Restricted Voting Shares are registered in the name of a dealer, broker, trust company, bank or other nominee should contact such registered holder for assistance if the Shareholder wishes to accept the Offer.

   SHAREHOLDERS WHO ARE ELIGIBLE HOLDERS ARE ELIGIBLE TO TENDER RWCI RESTRICTED VOTING SHARES TO RCI FOR THE PURPOSE OF ACHIEVING A TAX-DEFERRED ROLLOVER INTO RCI NON-VOTING SHARES FOR CANADIAN FEDERAL INCOME TAX PURPOSES. SEE "MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" IN THIS DOCUMENT. OTHER SHAREHOLDERS THAT ACCEPT THE OFFER WILL BE REQUIRED TO TENDER TO RCI SUBCO. SHAREHOLDERS WHO DO NOT EXPRESSLY DESIGNATE RCI FOR THE PURPOSE OF THE PURCHASE OF THEIR RWCI RESTRICTED VOTING SHARES IN THE SPACE PROVIDED IN THE LETTER OF ACCEPTANCE AND TRANSMITTAL AND WHO DO NOT PROPERLY COMPLETE ANY CERTIFICATE THAT MAY BE REQUIRED THEREBY WILL BE DEEMED TO HAVE TENDERED THEIR RWCI RESTRICTED VOTING SHARES TO RCI SUBCO AND WILL NOT OBTAIN A TAX-DEFERRED ROLLOVER INTO RCI NON-VOTING SHARES FOR CANADIAN FEDERAL INCOME TAX PURPOSES.

                                                     (continued on next page)
                         ------------------------------

                      The Dealer Manager for the Offer is:

                              SCOTIA CAPITAL INC.

                 In Canada:                                In the United States:
             SCOTIA CAPITAL INC.                         SCOTIA CAPITAL (USA) INC.

                               November 24, 2004

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

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   Questions and requests for assistance in connection with the Offer may be directed to the Dealer Manager, the Depositary or the Information Agent. Additional copies of this document, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Dealer Manager, the Depositary or the Information Agent at their respective offices shown on the last page of this document.

   No person has been authorized to give any information or make any representation other than those contained in this document and the Letter of Acceptance and Transmittal, and if given or made, that information or representation must not be relied upon as having been authorized by the Offerors.

   The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in the Offer to Purchase and Circular. Any representation to the contrary is unlawful.

   THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL DEPOSITS BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE OFFERORS OR THEIR RESPECTIVE AGENTS MAY, IN THEIR SOLE DISCRETION, TAKE SUCH ACTION AS IT OR THEY MAY DEEM NECESSARY TO EXTEND THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION.

   RCI maintains an Internet site at www.rogers.com. Information contained in or otherwise accessible through this Internet site is not part of the Offer to Purchase and Circular. All references in this document to this Internet site are inactive textual references to this URL and are for informational purposes only.

                  NOTICE TO SHAREHOLDERS IN THE UNITED STATES

   NEITHER THIS TRANSACTION NOR THE SECURITIES OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY ANY CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THESE DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE OFFER IS MADE FOR SECURITIES OF A CANADIAN ISSUER BY CANADIAN ISSUERS THAT ARE PERMITTED, UNDER A MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES, TO PREPARE THIS DOCUMENT IN ACCORDANCE WITH THE DISCLOSURE REQUIREMENTS OF CANADA. SHAREHOLDERS SHOULD BE AWARE THAT SUCH REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES. THE FINANCIAL STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE HEREIN HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS AND, THUS, MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES. THIS DOCUMENT WILL FORM PART OF A REGISTRATION STATEMENT ON FORM F-10. A RECONCILIATION BETWEEN CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AS THEY RELATE TO EACH OF RCI AND THE CORPORATION ARE INCLUDED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT AND IN THE REGISTRATION STATEMENT.

   THE ENFORCEMENT BY SHAREHOLDERS OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE CORPORATION IS GOVERNED BY THE LAWS OF CANADA, THAT THE MAJORITY OF ITS OFFICERS AND DIRECTORS RESIDE OUTSIDE THE UNITED STATES, THAT THE DEALER MANAGER OR SOME OF THE EXPERTS NAMED IN THE CIRCULAR RESIDE OUTSIDE THE UNITED STATES AND THAT ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF RCI, THE CORPORATION AND SUCH PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES. SHAREHOLDERS MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF UNITED STATES FEDERAL SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

   SHAREHOLDERS SHOULD BE AWARE THAT THE ACQUISITION OF THE RCI NON-VOTING SHARES AS DESCRIBED HEREIN MAY HAVE TAX CONSEQUENCES BOTH IN CANADA AND THE UNITED STATES. THE MATERIAL TAX CONSEQUENCES FOR SHAREHOLDERS WHO ARE RESIDENT IN, OR CITIZENS OF, CANADA OR THE UNITED STATES ARE DESCRIBED IN THIS DOCUMENT UNDER "MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" AND "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS", RESPECTIVELY. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE ACQUISITION OF THE RCI NON-VOTING SHARES AS DESCRIBED HEREIN.

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                                       (ii)

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                           FORWARD-LOOKING STATEMENTS

   This document, including documents incorporated by reference herein, includes forward-looking statements concerning the business, operations and financial performance and condition of RCI and the Corporation. When used in this document the words "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations. RCI and the Corporation caution that all forward-looking information is inherently uncertain and actual results may differ materially from the assumptions, estimates or expectations reflected or contained in the forward-looking information, and that actual future performance will be affected by a number of factors, including economic conditions, technological change, regulatory change and competitive factors, many of which are beyond RCI's and the Corporation's control. Therefore, future events and results may vary significantly from what RCI and the Corporation currently foresee. RCI is under no obligation (and expressly disclaims any such obligation) to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.

                           EXCHANGE RATE INFORMATION

   RCI publishes its consolidated financial statements in Canadian dollars. In this document, except where otherwise indicated, all references to "dollars", Cdn.$, C$ or "$" are to Canadian dollars. The Bank of Canada noon spot exchange rate on November 23, 2004 was Cdn.$1.1865 = U.S.$1.00.

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                                      (iii)

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
GLOSSARY....................................................    6
OFFER TO PURCHASE...........................................   10
1.   The Offer..............................................   10
2.   Time for Acceptance....................................   10
3.   Manner of Acceptance...................................   10
4.   Conditions of the Offer................................   13
5.   Extension and Variation of the Offer...................   14
6.   Withdrawal of Deposited Shares.........................   17
7.   Take Up of and Payment for Deposited Shares............   18
8.   Return of Deposited Shares.............................   19
9.   Mail Service Interruption..............................   19
10. Changes in Capitalization...............................   19
11. Notices and Delivery....................................   19
12. Other Terms of the Offer................................   20
CIRCULAR....................................................   22
RCI.........................................................   22
RCI SUBCO...................................................   26
THE CORPORATION.............................................   27
SPECIAL FACTORS.............................................   31
BACKGROUND TO THE OFFER.....................................   31
INDEPENDENT COMMITTEE OF THE CORPORATION....................   36
RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE
  CORPORATION...............................................   38
VALUATION...................................................   39
CERTAIN TRANSACTIONS AND RELATIONSHIPS BETWEEN RCI AND THE
  CORPORATION...............................................   43
EFFECT OF THE OFFER ON THE MARKET FOR SECURITIES; PUBLIC
  DISCLOSURE BY THE CORPORATION; EXCHANGE ACT
  REGISTRATION..............................................   48
ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT
  DEPOSITED.................................................   48
OWNERSHIP OF SECURITIES.....................................   51
TRADING IN SECURITIES OF THE CORPORATION....................   52
ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS..................   53
TREATMENT OF RWCI OPTIONS...................................   53
ACCEPTANCE AND RECOMMENDATIONS OF OTHERS....................   53
COMMITMENTS TO ACQUIRE SECURITIES OF THE CORPORATION........   53
BENEFITS FROM THE OFFER.....................................   53
MATERIAL CHANGES AND OTHER INFORMATION......................   53
PREVIOUS DISTRIBUTIONS AND PURCHASES........................   53
PRICE RANGE AND TRADING VOLUME OF RWCI RESTRICTED VOTING
  SHARES....................................................   54
PRICE RANGE AND TRADING VOLUME OF RCI NON-VOTING SHARES.....   55
MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS.........   55
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....   59
FINANCIAL ADVISOR, INFORMATION AGENT, DEALER MANAGER AND
  DEPOSITARY................................................   61
LEGAL MATTERS...............................................   62
STATUTORY RIGHTS............................................   62

                                       (iv)

                                                              PAGE
                                                              ----
DIRECTORS' APPROVAL.........................................   63
CONSENTS....................................................   64
APPROVAL AND CERTIFICATE OF ROGERS COMMUNICATIONS INC. .....   68
APPROVAL AND CERTIFICATE OF RWCI ACQUISITION INC. ..........   69
SCHEDULE "A" INFORMATION CONCERNING RCI.....................  A-1
SCHEDULE "B" INFORMATION CONCERNING THE CORPORATION.........  B-1
SCHEDULE "C" INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
OFFICERS
                   OF RCI...................................  C-1
SCHEDULE "D" VALUATION AND FAIRNESS OPINION.................  D-1
SCHEDULE "E" UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
STATEMENTS
                   OF RCI...................................  E-1
SCHEDULE "F" UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
STATEMENTS
                   OF THE CORPORATION.......................  F-1

                                       (v)

                               SUMMARY TERM SHEET

     This summary provides important and material information about the Offer that is described in more detail elsewhere in this document, but this summary may not include all of the information about the Offer that is important to you. Additional important information about the Offer is contained in the remainder of this document and the Letter of Acceptance and Transmittal. Therefore, you are urged to carefully read the remainder of this document and the Letter of Acceptance and Transmittal for the Offer because the information in this summary is not complete. We have included cross-references in this summary to other sections of this document to direct you to the sections of this document in which a more complete description of the topics covered in this summary appear. Unless otherwise defined herein, capitalized terms have the respective meanings assigned thereto in the Glossary.

WHAT IS THE OFFER?

     Rogers Communications Inc. and RWCI Acquisition Inc. are offering to purchase all the outstanding Class B Restricted Voting Shares of Rogers Wireless Communications Inc. not already held by us and our affiliates. For the purpose of this summary "we" and similar words refer to both Rogers Communications Inc. and RWCI Acquisition Inc. and the "Corporation" refers to Rogers Wireless Communications Inc. We are offering to exchange 1.75 shares of Class B Non-Voting Shares of Rogers Communications Inc. for each Class B Restricted Voting Share of the Corporation not already held by us and our affiliates. The following are some of the questions that you, as a shareholder of the Corporation, may have and answers to those questions. We urge you to carefully read the Circular and the accompanying Letter of Acceptance and Transmittal because the information in this summary may not answer all of your questions and additional important information is contained in the Circular and the accompanying Letter of Acceptance and Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our names are Rogers Communications Inc. and RWCI Acquisition Inc. We are corporations organized under the laws of the Province of British Columbia, and we are making an offer to purchase all of the outstanding Class B Restricted Voting Shares not already held by us and our affiliates.

     As of November 22, 2004, we directly and indirectly own or control 64,911,816 of the Corporation's Class B Restricted Voting Shares, representing approximately 80.6% of the issued outstanding Class B Restricted Voting Shares. The holders of Class B Restricted Voting Shares are generally entitled to one vote per share other than with respect to the election of directors and the appointment of auditors and are entitled, voting separately as a class, to elect three directors of the Corporation. In addition, we directly and indirectly own or control, 62,820,371 Class A Multiple Voting Shares of the Corporation, representing 100% of the issued and outstanding Class A Multiple Voting Shares. The holders of the Class A Multiple Voting Shares are generally entitled to 10 votes per share. In addition, each of the Class A Multiple Voting Shares may, at the option of the holder, be converted into a Class B Restricted Voting Share. As a result, we directly and indirectly own or control shares representing approximately 98% of the voting power of the Corporation.

     Rogers Communications Inc. is a diversified public Canadian communications and media company. Rogers Communications Inc. is engaged in cable television, high-speed Internet access and video retailing through Canada's largest cable television provider, Rogers Cable Inc.; in wireless voice and data communications services through the Corporation, Canada's national GSM/GPRS cellular provider; and in radio, television broadcasting, televised shopping and publishing businesses through Rogers Media Inc. Rogers Communications Inc. also owns the Toronto Blue Jays Baseball Club. For the year ended December 31, 2003, the Corporation, Rogers Cable Inc. and Rogers Media Inc. represented 46.1%, 37.3% and 17.8%, respectively, offset by corporate items and eliminations of 1.2% of our consolidated revenue and 51.1%, 44.4% and 17.2%, offset by corporate items and eliminations of 12.8%, respectively, of Rogers Communications Inc.'s consolidated operating income. See "RCI" and "SCHEDULE B -- INFORMATION CONCERNING THE CORPORATION.

WHAT ARE THE CLASSES AND NUMBERS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to purchase all of the outstanding Class B Restricted Voting Shares not already owned by us and our affiliates.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering 1.75 shares of Class B Non-Voting Shares of Rogers Communications Inc. in exchange for each Class B Restricted Voting Share held by you. The consideration offered of 1.75 shares of Class B Non-Voting Shares of Rogers Communications Inc. was equivalent to a price of approximately $50.23 for each Class B Restricted Voting Share based upon the closing price of Rogers Communication Inc.'s Class B Non-Voting Shares on the Toronto Stock Exchange on November 10, 2004, which is the last trading day prior to the date on which we announced our intention to make the Offer. The equivalent price of $50.23 per share represented a premium of 13.8% to the volume weighted average of the closing prices of Class B Restricted Voting Shares on the Toronto Stock Exchange for the 5 trading days immediately prior to November 10, 2004. For more information regarding the trading range of the Corporation's Class B Restricted Voting Shares, see "PRICE RANGE AND TRADING VOLUME OF RWCI RESTRICTED VOTING SHARES" in the Circular.

     Rogers Communications Inc. has two classes of shares outstanding:

     (a)   Our Class A Voting Shares; and

     (b)   Our Class B Non-Voting Shares.

     Each Class A Voting Share is entitled to 50 votes per share. The holders of Rogers Communications Inc.'s Class B Non-Voting shares are entitled to receive notice of and to attend meetings of shareholders but, except as required by law, are not entitled to vote at such meetings. Rogers Communications Inc.'s Class A Voting Shares may receive a dividend at an annual rate of up to $0.05 per share only after Rogers Communications Inc.'s Class B Non-Voting Shares have been paid a dividend at an annual rate of $0.05 per share. Rogers Communications Inc.'s Class A Voting Shares are convertible on a one-for-one basis into Class B Non-Voting Shares. For more information regarding our Class B Non-Voting Shares, see "SCHEDULE A -- Information Concerning RCI -- Share Capital of RCI and Dividend Policy -- Equity Shares" in the Circular.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you are the owner of record of your shares and you tender your shares to the depositary or by utilizing the services of the dealer manager, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "FINANCIAL ADVISOR, INFORMATION AGENT, DEALER MANAGER AND DEPOSITARY" in the Circular.

WHY ARE THERE TWO OFFERORS?

     We are offering to purchase your shares both through Rogers Communications Inc. and through RWCI Acquisition Inc. We are offering to purchase your shares on this joint basis in order to obtain favourable Canadian tax treatment, both for us and you. If you tender your shares to RWCI Acquisition Inc., our cost to acquire your shares, from a Canadian tax perspective, will be equal to the fair market value of the Class B Non-Voting Shares you receive in connection with the exchange. On the other hand, our cost to acquire the shares, from a Canadian tax perspective, that you tender to Rogers Communications Inc. generally will be equal to tax paid-up capital, which we expect will be significantly less than the fair market value of the Class B Non-Voting Shares you receive in connection with the exchange. As a result, we would prefer that all of the shares tendered in the Offer be tendered to RWCI Acquisition Inc.

     Some of the holders of the Class B Restricted Voting Shares, whom we refer to as Eligible Holders, will be subject to Canadian tax in respect of any capital gain realized on the disposition of Class B Restricted Voting Shares under the Offer. An Eligible Holder may achieve a tax-deferred rollover for Canadian tax purposes, however, if the Eligible Holder tenders Class B Restricted Voting Shares directly to Rogers Communications Inc. Accordingly, we will permit Eligible Holders who want to obtain a tax-deferred rollover for Canadian tax purposes to tender Class B Restricted Voting Shares to Rogers Communications Inc. An Eligible Holder choosing to tender Class B Restricted Voting Shares to Rogers Communications Inc. will be required to certify, in the Letter of Acceptance and Transmittal, that the holder is an Eligible Holder. Holders of Class B Restricted Voting Shares who are not Eligible Holders and who elect to participate in the Offer will be required to tender Class B Restricted Voting Shares to RWCI Acquisition Inc., because these holders will not obtain any additional benefit by tendering directly to Rogers Communications Inc. Please see the definition of "Eligible Holder" in the Offer to Purchase and Circular and also see "MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" and "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in the Offer to Purchase and Circular for additional information.

     We urge you to contact your tax and legal advisors if you have any questions regarding your tax status or if you have any questions concerning the effect of the Offer on your tax situation.

HOW WILL CANADIAN RESIDENTS BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

     Shareholders who are Eligible Holders are eligible to tender their Class B Restricted Voting Shares to RCI for the purpose of achieving a tax-deferred rollover for Canadian federal income tax purposes. Other Shareholders who elect to participate in the Offer will be required to tender to RWCI Acquisition Inc. The sale of Class B Restricted Voting Shares to RWCI Acquisition Inc. will be a taxable disposition for Canadian federal income tax purposes. You are urged to consult your own tax advisor as to the particular tax consequences to you of the Offer. See "MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" in the Circular.

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

     In general, a United States holder who holds Class B Restricted Voting Shares as capital assets will recognize a gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (1) the U.S. dollar equivalent of the fair market value of the Class B Non-Voting Shares received and any Canadian dollar cash payment received on any fractional shares, determined based on the spot rate of exchange on the date we take up and pay for the Class B Restricted Voting Shares and (2) the United States holder's adjusted tax basis in the Class B Restricted Voting Shares. This gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the United States holder has held the Class B Restricted Voting Shares for more than one year at the time of the exchange. You are urged to consult your own tax advisor as to the particular tax consequences to you of the offer. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in the Circular.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

     The Offer is subject to several conditions, including:

     (a) the lack of any material adverse change or any development involving any prospective material adverse change in the business of the Corporation; and

     (b) the receipt of all necessary approvals from government bodies or regulatory agencies on terms satisfactory to us having been obtained.

     See "OFFER TO PURCHASE -- Section 4 -- Conditions of the Offer".

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER TO THE OFFER?

     You will have until midnight, local time, on December 30, 2004 to decide whether to tender your Class B Restricted Voting Shares to the Offer unless the Offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in the Circular. See "OFFER TO PURCHASE -- Section 3 -- Manner of Acceptance."

CAN THE OFFER BE EXTENDED?

     We can elect at any time to extend the Offer. If we extend the Offer, we will inform Computershare Investor Services Inc., the depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., Toronto time, on the next business day after the day on which the Offer was scheduled to expire. See "OFFER TO PURCHASE -- Section 5 -- Extension and Variation of the Offer."

HOW DO I TENDER MY SHARES?

     To tender your Class B Restricted Voting Shares, you must deliver the certificates evidencing your shares, together with a completed Letter of Acceptance and Transmittal, to Computershare Investor Services Inc., the depositary for the Offer, not later than the time the Offer expires. If your shares are held in street name (that is, through a broker, dealer or other nominee), please contact your broker, dealer or other nominee. If you cannot get all required documents to the depositary by the expiry of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the necessary documents will be received by the depositary within three Toronto Stock Exchange trading days. However, the depositary must receive the necessary documents within that three trading day period. See "OFFER TO PURCHASE -- Section 3 -- Manner of Acceptance."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered Class B Restricted Voting Shares:

     (a)   at any time until we take up your shares;

     (b) up until the tenth day following the day we file a notice announcing we have changed or varied our Offer unless, among other things, prior to filing the notice we had taken up your shares or the change in our Offer consists solely of an increase in the consideration we are offering; and

     (c) if after taking up your shares, we do not pay for them within three business days.

     See "OFFER TO PURCHASE -- Section 6 -- Withdrawal of Deposited Shares."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares that have been tendered you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See "OFFER TO PURCHASE -- Section 6 -- Withdrawal of Deposited Shares."

WHAT DOES THE CORPORATION'S BOARD OF DIRECTORS THINK OF THE OFFER?

     The board of directors of the Corporation has concluded that the offer is fair and reasonable to shareholders and recommends that they tender their shares to the offer. The board of directors of the Corporation has received an opinion and valuation from an independent valuator. The opinion states that the consideration offered is fair, from a financial point of view, to shareholders (other than Rogers Communications Inc. and its affiliates). The independent valuator determined, pursuant to the valuation that, subject to the assumptions and qualifications set forth in the valuation, the fair market value of the RWCI Restricted Voting Shares is in the range of $46 to $54 per share.

IS ROGERS COMMUNICATIONS INC. ATTEMPTING TO ACQUIRE ALL OF THE CORPORATION?

     We are making the Offer in order to acquire all of the outstanding Class B Restricted Voting Shares not owned by us. If we complete the Offer but do not then own 100% of the Corporation, we currently intend, depending on the number of Class B Restricted Voting Shares we have acquired, to acquire all remaining Class B Restricted Voting Shares not then owned by us through a second-step transaction as described below.

     If more than 90% of the outstanding Class B Restricted Voting Shares not currently owned by us are purchased by us in the Offer, we intend to execute a compulsory acquisition. A compulsory acquisition would not require a shareholder vote of the Corporation. If a compulsory acquisition is not available but we own 90% or more of the outstanding Class B Restricted Voting Shares, we currently intend to effect a subsequent acquisition transaction, such as an amalgamation, arrangement or share consolidation. Such a subsequent acquisition transaction would require the approval of a simple majority of the votes cast by holders of such Class B Restricted Voting Shares, other than us, except if we own 90% or more of such shares and a dissent and appraisal remedy is available. In the event we do not acquire sufficient Class B Restricted Voting Shares in order to carry out a subsequent acquisition transaction, but we become the holder of 90% or more of the outstanding Class B Restricted Voting Shares, we may at that time decide to initiate a subsequent acquisition transaction.

     Shareholders who do not tender their Class B Restricted Voting Shares in the Offer will receive the same amount of consideration per share in any second-step transaction (if it is carried out immediately following the Offer) that they would have received had they tendered their shares to the Offer, subject to their right to pursue appraisal and dissent rights under the laws of Canada. Therefore, if the second-step transaction occurs and you do not exercise your appraisal and dissent rights, the only differences to you between tendering your Class B Restricted Voting Shares and not tendering your Class B Restricted Voting Shares are that you will be paid earlier if you tender your Class B Restricted Voting Shares and different tax treatments may apply. See "BACKGROUND TO THE OFFER -- Structure of the Transaction", "ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED" and "MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" and "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in the Circular.

FOLLOWING THE OFFER, WILL THE CORPORATION CONTINUE AS A PUBLIC COMPANY?

     If a second-step transaction described above takes place, the Corporation will no longer be publicly owned. Even if a second-step transaction does not take place, if we purchase all the tendered shares, there may be so few remaining shareholders and publicly held Class B Restricted Voting Shares that the Class B Restricted Voting Shares will no longer be eligible to be traded on the Toronto Stock Exchange or the New York Stock Exchange or other securities markets. As a result, there may not be a public trading market for such shares and the Corporation may cease being required to comply with Canadian and SEC rules governing publicly held companies. See "EFFECT OF THE OFFER ON THE MARKET FOR SECURITIES; PUBLIC DISCLOSURE BY THE CORPORATION; EXCHANGE ACT REGISTRATION" in the Circular.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If a second-step transaction described above takes place, shareholders not tendering to the Offer will receive the same consideration as under the Offer or the fair value of the shares as determined by a court. If for some reason no second-step transaction takes place, the number of the Corporation's shareholders and of Class B Restricted Voting Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market for the Class B Restricted Voting Shares. Also, as described above, the Corporation may cease being required to comply with Canadian and SEC rules relating to publicly held companies. See "EFFECT OF THE OFFER ON THE MARKET FOR SECURITIES; PUBLIC DISCLOSURE BY THE CORPORATION; EXCHANGE ACT REGISTRATION" in the Circular.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

     Under a second-step transaction, if one occurs, shareholders will have the right to dissent and demand payment of the fair value of their Class B Restricted Voting Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Class B Restricted Voting Shares. The fair value of the Class B Restricted Voting Shares so determined could be more or less than the consideration paid per Class B Restricted Voting Share pursuant to such second-step transactions or the offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On November 10, 2004, which is the last trading day prior to the date on which we announced our intention to make the Offer, the last sale price of a Class B Restricted Voting Share of the Corporation reported on the Toronto Stock Exchange and the New York Stock Exchange was $43.17 and U.S.$36.28, respectively. We urge you to obtain a recent quotation for Class B Restricted Voting Share of the Corporation before deciding whether to tender your shares. See "PRICE RANGE AND TRADING VOLUME OF RWCI RESTRICTED VOTING SHARES" in the Circular.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call Computershare Investor Services Inc., Georgeson Shareholder Communications Inc., Scotia Capital Inc. in Canada and Scotia Capital (USA) Inc. in the United States at their respective telephone numbers and locations set out on the back page of this document. Computershare Investor Services Inc. is acting as Depository for our Offer. Georgeson Shareholder Communications Inc. is acting as the Information Agent for our offer in Canada and the United States. Scotia Capital Inc. is acting as the Dealer Manager for our Offer in Canada. Scotia Capital (USA) Inc. is acting as the Dealer Manager for our Offer in the United States.

                                    GLOSSARY

     In this document, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

"206 NOTICE" has the meaning ascribed thereto under "ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED -- Compulsory Acquisition" in the Circular;

"1933 ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

"AFFILIATE" unless otherwise indicated, has the meaning ascribed thereto in the Securities Act (Ontario);

"ASSOCIATE" unless otherwise indicated, has the meaning ascribed thereto in the Securities Act (Ontario);

"AT&T WIRELESS" means AT&T Wireless Services, Inc., a corporation incorporated under the laws of the State of Delaware;

"BOARD OF DIRECTORS" means the board of directors of the Corporation;

"BROADCASTING" means Rogers Broadcasting Limited;

"BUSINESS DAY" means any day on which commercial banks in the City of Toronto, Ontario, Canada are open for business;

"BMO NESBITT BURNS" means BMO Nesbitt Burns Inc., a Canadian investment banking firm retained to provide financial advice to the Independent Committee and prepare the Valuation and Fairness Opinion;

"CBCA" means the Canada Business Corporations Act, as amended;

"CIRCULAR" means the take-over bid circular included in this document;

"COMPULSORY ACQUISITION" has the meaning ascribed thereto under "ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED -- Compulsory Acquisition" in the Circular;

"CORPORATION" OR "RWCI" means Rogers Wireless Communications Inc., a corporation continued under the CBCA;

"CRA" means the Canada Revenue Agency;

"CRTC" means the Canadian Radiotelevision and Telecommunications Commission;

"DEALER MANAGER" means Scotia Capital Inc. in Canada and Scotia Capital (USA) Inc. in the United States;

"DEPOSITARY" means Computershare Investor Services Inc.;

"DEPOSITED SHARES" means RWCI Restricted Voting Shares deposited pursuant to the Offer in accordance with the terms and conditions of the Offer to Purchase and the Letter of Acceptance and Transmittal and not withdrawn;

"DIRECTORS' CIRCULAR" means the directors' circular of the Corporation prepared in connection with the Offer and mailed to Minority Shareholders together with the Offer to Purchase and Circular;

"EFFECTIVE DATE" means the first date on which an Offeror has taken up and paid for Deposited Shares;

"ELIGIBLE HOLDER" means a Shareholder who is (a) a resident of Canada for the purposes of the Tax Act, holds RWCI Restricted Voting Shares as capital property and is not exempt from tax on income under the Tax Act, or (b) a non-resident of Canada for the purposes of the Tax Act, whose RWCI Restricted Voting Shares constitute "taxable Canadian property" (as defined by the Tax Act) and who is not exempt from Canadian tax in respect of any capital gain realized on the disposition of RWCI Restricted Voting Shares by reason of an exemption contained in an applicable income tax treaty, or (c) a partnership if one or more members of the partnership are described in (a) or (b);

"ELIGIBLE INSTITUTION" means a Canadian Schedule "A" chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP), a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "Eligible Guarantor Institution", as such term is defined in Rule 17Ad-15 of the Exchange Act;

"ENGAGEMENT LETTER" means the agreement dated October 19, 2004 entered into by the Corporation and BMO Nesbitt Burns under which BMO Nesbitt Burns agreed to provide financial advice to the Independent Committee and prepare the Valuation and Fairness Opinion, as such agreement was amended on November 11, 2004;

"ESPP" means the Employee Share Purchase Plan of the Corporation;

"EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

"EXPIRY DATE" means December 30, 2004, unless the Offer is extended, in which event the Expiry Date shall mean the latest date on which the Offer as so extended expires;

"EXPIRY TIME" means midnight (local time) on the Expiry Date;

"FAIRNESS OPINION" means the opinion of BMO Nesbitt Burns as to the fairness of the Offer Consideration, from a financial point of view, to Minority Shareholders and attached hereto as Schedule "D";

"INDEPENDENT COMMITTEE" means the special committee of the Board of Directors constituted to, among other matters, supervise the preparation of the Valuation and Fairness Opinion; such committee consists of James C. Grant (Chairman), George E. Fierheller and Pierre L. Morrissette, all of whom are independent of RCI, and its associates and affiliates (other than the Corporation) and of management of the Corporation;

"INFORMATION AGENT" means Georgeson Shareholder Communications Inc.;

"IRS" means the Internal Revenue Service;

"JVII" means JVII General Partnership, a partnership formed under Delaware law and wholly-owned by AT&T Wireless;

"JVII SHAREHOLDERS AGREEMENT" has the meaning ascribed thereto in "BACKGROUND TO THE OFFER -- Following 2001 Proposed Transaction";

"LETTER OF ACCEPTANCE AND TRANSMITTAL" means the letter of acceptance and transmittal printed on blue paper accompanying the Offer to Purchase and Circular;

"MICROCELL" means Microcell Telecommunications Inc.;

"MINORITY SHAREHOLDERS" means all holders of RWCI Restricted Voting Shares other than RCI and its affiliates;

"NOTICE OF GUARANTEED DELIVERY" means the notice of guaranteed delivery printed on green paper accompanying the Offer to Purchase and Circular;

"NYSE" means the New York Stock Exchange;

"OFFER" means the offer by RCI and RCI Subco to purchase RWCI Restricted Voting Shares made hereby, the terms and conditions of which are set forth in this document and the Letter of Acceptance and Transmittal;

"OFFER CONSIDERATION" means 1.75 RCI Non-Voting Shares for each RWCI Restricted Voting Share;

"OFFEREE" has the meaning ascribed thereto under "ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED -- Compulsory Acquisition" in the Circular;

"OFFERORS" means RCI and RCI Subco;

"OFFER PERIOD" means the period commencing on November 25, 2004 and ending at the Expiry Time;

"OFFER TO PURCHASE" means the offer to purchase made hereby;

"OFFER TO PURCHASE AND CIRCULAR" means this document, including the Offer to Purchase and the Circular, and the Letter of Acceptance and Transmittal;

"PERSON" includes any individual, government, governmental agency or authority, body corporate, partnership, limited partnership, limited liability company, trust, unlimited liability company, joint venture or any form of unincorporated entity;

"POLICY Q-27" means Policy Q-27 of the Autorite des marches financiers, as amended;

"PUBLISHING" means Rogers Publishing Limited;

"PURCHASED SECURITIES" has the meaning ascribed thereto in Section 3 of the Offer to Purchase, "Manner of Acceptance -- Power of Attorney";

"RCI" means Rogers Communications Inc., a corporation amalgamated under the laws of the Province of British Columbia;

"RCI CLASS A SHARES" means the Class A Multiple Voting Shares of RCI, which have the attributes described under "Share Capital of RCI and Dividend Policy -- Equity Shares" in Schedule "A" hereto;

"RCI OPTIONS" means options granted to acquire RCI Non-Voting Shares pursuant to RCI's stock option plan;

"RCI SHARE CERTIFICATES" means certificates representing RCI Non-Voting Shares;

"RCI SUBCO" means RWCI Acquisition Inc., a corporation incorporated under the laws of the Province of British Columbia, and a wholly-owned subsidiary of RCI;

"RCI NON-VOTING SHARES" means the Class B Non-Voting Shares of RCI, which have the attributes described under "Share Capital of RCI and Dividend Policy -- Equity Shares" in Schedule "A" hereto;

"REGULATIONS" has the meaning ascribed thereto under "ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED -- Subsequent Acquisition Transactions" in the Circular;

"RULE 61-501" means Ontario Securities Commission Rule 61-501;

"RULES" has the meaning ascribed thereto under "VALUATION" in the Circular;

"RWCI CLASS A SHARES" means the Class A Multiple Voting Shares of the Corporation, which have the attributes described under "Share Capital of the Corporation -- RWCI Class A Shares and RWCI Restricted Voting Shares" in Schedule "B" hereto;

"RWCI OPTIONS" means options to acquire RWCI Restricted Voting Shares pursuant to the Corporation's stock option plans;

"RWCI RESTRICTED VOTING SHARES" means the Class B Restricted Voting Shares of the Corporation, which have the attributes described under "Share Capital of the Corporation -- RWCI Class A Shares and RWCI Restricted Voting Shares" in Schedule "B" hereto;

"RWI" means Rogers Wireless Inc., a corporation incorporated under the CBCA, and a wholly-owned subsidiary of the Corporation;

"SCOTIA CAPITAL" means Scotia Capital Inc.;

"SEC" means the United States Securities and Exchange Commission;

"SHAREHOLDER" means a holder of RWCI Restricted Voting Shares;

"SHAREHOLDER PROTECTION AGREEMENT" means the minority shareholder protection agreement dated August 7, 1991 between the Corporation and RCI;

"SOLICITING DEALER GROUP" means the group of soliciting dealers formed by Scotia Capital Inc. to solicit acceptances of the Offer;

"SUBSEQUENT ACQUISITION TRANSACTION" has the meaning ascribed thereto under "ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED -- Subsequent Acquisition Transactions" in the Circular;

"SUBSEQUENT OFFERING PERIOD" has the meaning ascribed thereto in Section 5 of the Offer to Purchase, "Extension and Variation of the Offer";

"TAX ACT" means the Income Tax Act (Canada), as amended;

"TELECOMMUNICATIONS LEGISLATION" has the meaning ascribed thereto under "Restrictions on the Transfer, Voting and Issue of Shares" in Schedule "A" hereto;

"TSX" means the Toronto Stock Exchange;

"TRUST AGREEMENTS" has the meaning ascribed thereto under "Take-Over Bid Protection for RWCI Restricted Voting Shares" in Schedule "B" hereto;

"TRUSTEE" has the meaning ascribed thereto under "Take-Over Bid Protection for RWCI Restricted Voting Shares" in Schedule "B" hereto;

"U.S. BUSINESS DAY" means any day on which commercial banks in the City of New York, New York, are open for business; and

"VALUATION" means the independent valuation of the RWCI Restricted Voting Shares prepared by BMO Nesbitt Burns under the supervision of the Independent Committee and prepared in accordance with the requirements of Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement and attached hereto as Schedule "D".

                               OFFER TO PURCHASE

     The accompanying Circular and Letter of Acceptance and Transmittal, which are incorporated into and form part of the Offer, contain important information and should be read carefully before making a decision with respect to the Offer.

TO: HOLDERS OF CLASS B RESTRICTED VOTING SHARES OF THE CORPORATION

1.   THE OFFER

     Each Offeror hereby offers to purchase, upon the terms and subject to the conditions hereinafter specified, all of the issued and outstanding RWCI Restricted Voting Shares not already owned by RCI and its affiliates on the basis of 1.75 RCI Non-Voting Shares for each RWCI Restricted Voting Share. Subject to the conditions described under Section 4 of the Offer to Purchase, "Conditions of the Offer", the Offerors intend to purchase any and all RWCI Restricted Voting Shares properly tendered to the Offer. There is no condition requiring that a minimum number of RWCI Restricted Voting Shares be tendered to the Offer.

     The Offer is made only for RWCI Restricted Voting Shares and is not made for any of the outstanding RWCI Options or RWCI Class A Shares. A holder of RWCI Options who wishes to accept the Offer must, to the extent permitted by the terms of such securities and applicable law, exercise such RWCI Options in order to obtain RWCI Restricted Voting Shares and then deposit those RWCI Restricted Voting Shares under the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to ensure that RWCI Restricted Voting Shares will be available for deposit no later than the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, "Manner of Acceptance -- Guaranteed Delivery".

     Subject to the receipt of any necessary regulatory approval, RCI intends to offer to holders of RWCI Options the right to exchange such options for RCI Options entitling the holders thereof to acquire RCI Non-Voting Shares on terms equivalent to those attaching to the existing RWCI Options. Holders of currently exercisable RWCI Options are entitled to exercise such options and to tender to the Offer the RWCI Restricted Voting Shares so issued, provided such Persons comply with the terms and conditions of the Offer.

     No fractional RCI Non-Voting Shares shall be issued pursuant to the Offer. In lieu of a fractional RCI Non-Voting Share, a Shareholder accepting the Offer will receive a cash payment determined based on a price of $28.70 per RCI Non-Voting Share. The $28.70 represents the closing price of the RCI Non-Voting Shares on the TSX on November 10, 2004, which is the last trading day prior to the date on which RCI announced its intention to make the Offer.

2.   TIME FOR ACCEPTANCE

     The Offer is open for acceptance until the Expiry Time, being midnight (local time) on December 30, 2004, unless the Offer is withdrawn by the Offerors. The Expiry Time may be extended from time to time at the Offerors' sole discretion pursuant to Section 5 of the Offer to Purchase, "Extension and Variation of the Offer."

3.   MANNER OF ACCEPTANCE

ACCEPTANCE

     The Offer may be accepted by a Shareholder only by depositing all of the following with the Depositary in accordance with the instructions set forth in the Letter of Acceptance and Transmittal on or prior to the Expiry Time:

     (a) the certificate(s) representing RWCI Restricted Voting Shares, in proper form for transfer, in respect of which the Offer is being accepted;

     (b) a Letter of Acceptance and Transmittal, or a facsimile thereof, properly completed and duly executed in accordance with the instructions set forth therein; and

     (c) all other documents required pursuant to the Offer and the instructions set forth in the Letter of Acceptance and Transmittal.

     The Offer will be accepted by a Shareholder only if the Depositary has actually received these documents no later than the Expiry Time. The signature on the applicable Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary (except that no guarantee is required for the signature of a depositing Shareholder that is an Eligible Institution) if:

     - the Letter of Acceptance and Transmittal is signed by a Person other than the registered owner(s) of the RWCI Restricted Voting Shares being deposited,

     - the RWCI Restricted Voting Shares not purchased are to be returned to a Person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the register of the Corporation, or

     - payment is to be issued in the name of a Person other than the registered owner(s) of the RWCI Restricted Voting Shares being deposited.

     If a Letter of Acceptance and Transmittal is executed by a Person other than the registered holder of the RWCI Restricted Voting Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

     SHAREHOLDERS WHO ARE ELIGIBLE HOLDERS ARE ELIGIBLE TO TENDER RWCI RESTRICTED VOTING SHARES TO RCI FOR THE PURPOSE OF ACHIEVING A TAX-DEFERRED ROLLOVER FOR CANADIAN FEDERAL INCOME TAX PURPOSES. SEE "MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" IN THE CIRCULAR. OTHER SHAREHOLDERS THAT ACCEPT THE OFFER WILL BE REQUIRED TO TENDER THEIR RWCI RESTRICTED VOTING SHARES TO RCI SUBCO. SHAREHOLDERS WHO DO NOT EXPRESSLY DESIGNATE RCI FOR THE PURPOSE OF THE PURCHASE OF THEIR RWCI RESTRICTED VOTING SHARES IN THE SPACE PROVIDED IN THE LETTER OF ACCEPTANCE AND TRANSMITTAL AND WHO DO NOT PROPERLY COMPLETE ANY CERTIFICATE THAT MAY BE REQUIRED THEREBY WILL BE DEEMED TO HAVE TENDERED THEIR RWCI RESTRICTED VOTING SHARES TO RCI SUBCO AND WILL NOT OBTAIN A TAX-DEFERRED ROLLOVER INTO RCI NON-VOTING SHARES FOR CANADIAN FEDERAL INCOME TAX PURPOSES.

     The Offer is being made on a joint basis by RCI and RCI Subco in order that, in those circumstances where Shareholders are not subject to Canadian tax in respect of any capital gain realized on the disposition of RWCI Restricted Voting Shares under the Offer, RCI Subco is able to acquire the RWCI Restricted Voting Shares at a cost for Canadian tax purposes equal to the fair market value of the RCI Non-Voting Shares issued in exchange for the RWCI Restricted Voting Shares by requiring that Shareholders other than Eligible Holders tender to RCI Subco. Eligible Holders are able to tender RWCI Restricted Voting Shares to RCI in order to achieve a tax-deferred rollover into RCI Non-Voting Shares. The tax cost of RWCI Restricted Voting Shares tendered to RCI will be an amount significantly less than the fair market value of the RCI Non-Voting Shares issued in exchange.

GUARANTEED DELIVERY

     If a Shareholder wishes to deposit RWCI Restricted Voting Shares pursuant to the Offer and cannot deliver certificates for such RWCI Restricted Voting Shares by the Expiry Time, or time will not permit all required documents to reach the Depositary by the Expiry Time, such RWCI Restricted Voting Shares may nevertheless be deposited if all of the following conditions are met:

     (a)   the deposit is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Offerors (indicating the number of RWCI Restricted Voting Shares being deposited), including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at the applicable address set out in the Notice of Guaranteed Delivery by the Expiry Time; and

     (c) the certificate(s) representing the Deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Acceptance and Transmittal, or facsimile thereof, and any other documents required by the Letter of Acceptance and Transmittal are received by the Depositary at the applicable address set out in the Notice of Guaranteed Delivery before 5:00 p.m., Toronto time, on the third trading day on the TSX after the Expiry Date.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary at the applicable addresses set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. DELIVERY OF THE APPLICABLE NOTICE OF GUARANTEED DELIVERY AND LETTER OF ACCEPTANCE AND TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) REPRESENTING RWCI RESTRICTED VOTING SHARES TO ANY OFFICE OTHER THAN SUCH OFFICES OF THE DEPOSITARY DOES NOT CONSTITUTE DELIVERY FOR THE PURPOSES OF SATISFYING A GUARANTEED DELIVERY.

GENERAL

     Notwithstanding any other provision of the Offer, payment for RWCI Restricted Voting Shares deposited pursuant to the Offer will be made only after timely receipt by the Depositary of: (i) certificate(s) representing such RWCI Restricted Voting Shares, (ii) a properly completed and duly executed Letter of Acceptance and Transmittal, or a facsimile thereof, covering such RWCI Restricted Voting Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, and (iii) any other documents required by the Letter of Acceptance and Transmittal.

     All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any RWCI Restricted Voting Shares deposited pursuant to the Offer will be determined by the Offerors in their sole judgment. Depositing Shareholders agree that such determinations shall be final and binding. The Offerors reserve the absolute right to reject any and all deposits which they determine not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offerors reserve the absolute right to waive any defects or irregularities in the deposit of any RWCI Restricted Voting Shares. There shall be no duty or obligation on the Offerors, the Dealer Manager, any member of the Soliciting Dealer Group, the Depositary or any other Person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offerors' interpretation of the terms and conditions of the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.

     SHAREHOLDERS ARE ADVISED THAT THE METHOD CHOSEN TO TRANSMIT ANY RWCI RESTRICTED VOTING SHARES, THE RELATED LETTER OF ACCEPTANCE AND TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY, IF APPLICABLE, AND OTHER DOCUMENTS IS AT THE RISK OF EACH DEPOSITING SHAREHOLDER. FOR THE SHAREHOLDER'S PROTECTION, THE OFFERORS RECOMMEND THAT DOCUMENTS BE DELIVERED BY HAND TO THE DEPOSITARY AND A RECEIPT BE OBTAINED. OTHERWISE, THE USE OF REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Shareholders whose RWCI Restricted Voting Shares are registered in the name of a dealer, broker, trust company, bank or other nominee and who wish to accept the Offer should contact that nominee for assistance in depositing such RWCI Restricted Voting Shares and should do so promptly in order to be able to deposit their RWCI Restricted Voting Shares prior to the Expiry Time.

     The acceptance of the Offer pursuant to the procedures set forth herein will constitute a binding agreement between the depositing Shareholder and the purchasing Offeror on and subject to the terms and conditions of the Offer.

POWER OF ATTORNEY

     The execution of a Letter of Acceptance and Transmittal irrevocably appoints each officer of the Depositary and each officer of the purchasing Offeror and any other Person designated by such Offeror in writing as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the holder of the RWCI Restricted Voting Shares covered by such Letter of Acceptance and Transmittal, with respect to RWCI Restricted Voting Shares registered in the name of the holder on the share register of the Corporation and deposited pursuant to the Offer and purchased by an Offeror (the "Purchased Securities").

     The power of attorney granted irrevocably under a Letter of Acceptance and Transmittal shall be effective on and after the Effective Date with full power of substitution and resubstitution in the name of and on behalf of such holder of Purchased Securities (such power of attorney, coupled with an interest, being irrevocable) to: (i) register or record the transfer of Purchased Securities on the share registers of the Corporation and (ii) execute and deliver, as and when requested by the purchasing Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to such Offeror in respect of such Purchased Securities, revoke any such instrument, authorization or consent or designate in such instrument, authorization or consent any Person or Persons as the proxy of such holder in respect of the Purchased Securities for all purposes; and (iii) exercise any rights of a holder of Purchased Securities with respect to such Purchased Securities, all as set forth in the Letter of Acceptance and Transmittal.

     A Shareholder who executes a Letter of Acceptance and Transmittal also agrees, effective on and after the Effective Date, not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of Shareholders and not to exercise any or all of the other rights or privileges attached to the Purchased Securities and agrees to execute and deliver to the purchasing Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to such Offeror, in respect of all or any of the Purchased Securities, and to designate in such instruments of proxy the Person or Persons specified by the purchasing Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Securities with respect thereto shall be revoked and no subsequent proxies may be given by such Person with respect thereto.

FURTHER ASSURANCES

     A Shareholder accepting the Offer covenants under the terms of the Letter of Acceptance and Transmittal to execute, upon request by the purchasing Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to such Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

DEPOSITING SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

     The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the purchasing Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that: (i) the person signing the Letter of Acceptance and Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Shares; (ii) the person signing the Letter of Acceptance and Transmittal or the Person on whose behalf the Deposited Shares are being deposited owns (including, without limitation, within the meaning of Rule 14e-4 under the Exchange Act) the Deposited Shares; (iii) the Deposited Shares have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares to any other Person; (iv) the deposit of the Deposited Shares complies with applicable laws (including with Rule 14e-4 under the Exchange Act); and (v) when the Deposited Shares are taken up and paid for by the purchasing Offeror, such Offeror will acquire good title thereof, free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests and rights of others.

4.   CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer and subject to applicable law, the Offerors shall have the right to withdraw the Offer and not take up and pay for, or to extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for, any RWCI Restricted Voting Shares deposited under the Offer if, at any time at or before the take up of Deposited Shares, any of the following events shall have occurred (as determined by the Offerors) which, in the Offerors' sole judgment in any such case, makes it inadvisable to proceed with the Offer or with the take up of Deposited
Shares:

     (a) an act, action, suit or proceeding shall have been threatened, commenced or taken by any Person before or by any domestic or foreign arbitrator, court, tribunal, governmental agency, regulatory authority, administrative agency, commission or stock exchange, in Canada, the United States or elsewhere, or (ii) a law, regulation, rule, policy, directive or order shall have been proposed, enacted, issued, promulgated, amended or applied, in the case of each of (i) or (ii):

        (i) to cease trade, enjoin, prohibit, challenge or impose limitations or conditions on the purchase by an Offeror of the RWCI Restricted Voting Shares or the right of an Offeror to own or exercise full rights of ownership of the RWCI Restricted Voting Shares or the ability of the Offerors to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction; or

        (ii) which, if RWCI Restricted Voting Shares are taken-up and paid for under the Offer, could in the Offerors' sole judgment adversely affect the Corporation or an Offeror or any of their respective subsidiaries or the ability of the Offerors to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction;

     (b) there shall exist any prohibition at law against an Offeror making the Offer, taking up and paying for any Deposited Shares or completing a Compulsory Acquisition or Subsequent Acquisition Transaction;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, or
           (ii) any event, action, state, condition or major financial occurrence of national or international consequence which materially adversely affects or may materially adversely affect financial markets in Canada or the United States generally;

     (d) there shall have occurred any tax change (including any proposal to amend the Tax Act or any announcement, governmental or regulatory initiative, issue of an interpretation bulletin, condition, event or development involving a prospective change) that, in the sole judgment of the Offerors, has or may have an adverse effect on the Corporation, an Offeror or any of their respective subsidiaries, on any Compulsory Acquisition or Subsequent Acquisition Transaction or on a subsequent sale or disposition of assets of the Corporation or any of its subsidiaries;

     (e) there shall have occurred any material adverse change or changes (or any development shall have occurred involving any prospective material adverse change or changes) in the business, assets, capital, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or its subsidiaries taken as a whole; and

     (f) all necessary approvals and consents in respect of the Offer or the take up and payment for Deposited Shares from any government body, regulatory body or agency or any stock exchange on terms satisfactory to the Offerors have not been obtained or any waiting period with respect to such approvals and consents has not expired or been terminated.

     The foregoing conditions are for the exclusive benefit of the Offerors and may be asserted by the Offerors in their sole discretion regardless of the circumstances (including any action or inaction by an Offeror) giving rise to any such conditions, or may be waived by the Offerors, in their sole discretion, in whole or in part at any time and from time to time, prior to the Expiry Time, without prejudice to any other rights which an Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offerors at any time prior to the Expiry Time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted by the Offerors at any time and from time to time prior to the take up of Deposited Shares. Any determination by the Offerors concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

     Any waiver of a condition or the withdrawal of the Offer shall be effective on the date on which notice of such waiver or withdrawal is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto, Ontario, Canada. After giving any such notice, the Offerors will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify Shareholders in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery", and provide or cause to be provided a copy of the aforementioned public announcement to the TSX and the NYSE. If the Offer is withdrawn, the Offerors shall not be obligated to take up or pay for any Deposited Shares, and the Depositary will return all certificates representing Deposited Shares, Letter of Acceptance and Transmittal and related documents to the parties by whom they were deposited at the Offerors' expense. See Section 11 of the Offer to Purchase, "Notices and Delivery".

5.   EXTENSION AND VARIATION OF THE OFFER

     The Offer is open for acceptance until the Expiry Time unless the Offer is withdrawn by the Offerors.

     Subject as hereinafter described, the Offerors expressly reserve the right, in their sole judgement, at any time and from time to time during the Offer Period or at any other time if permitted by applicable law, to extend the Offer Period or to vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all holders of RWCI Restricted Voting Shares that have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery". The Offerors will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, such announcement in the case of an extension to be disseminated no later than 9:00 a.m., Toronto time, on the next business day after the extension or variation, and will provide a copy of the written notice to the TSX and the NYSE. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada. Notwithstanding the foregoing, but subject to applicable law, the Offer may not be extended by the Offerors if all of the terms and conditions of the Offer, except those waived by the Offerors, have been fulfilled or complied with, unless the Offerors first takes up all Deposited Shares.

     Where the terms of the Offer are varied, the Offer Period for the Offer will not expire before ten days after the notice of such variation has been delivered to the applicable Shareholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts or applicable securities regulatory authorities. Notwithstanding the foregoing, if the Offerors make a material change in the terms of the Offer or the information concerning the Offer, or if they waive a material condition of the Offer, the Offerors will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Under the Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC's view, an offer should remain open for a minimum of five U.S. business days from the date the material change is first published, sent or given to securityholders and, if material changes are made with respect to information that approaches the significance of consideration offered, percentage of securities sought or a dealer's soliciting fee, a minimum of ten U.S. business days is required to allow for adequate dissemination of information to securityholders and investor response. Accordingly, if prior to the Expiry Time, the Offerors decrease the number of RWCI Restricted Voting Shares being sought, increase or decrease the consideration offered pursuant to the Offer or increase or decrease a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth U.S. business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth U.S. business day. The requirement to extend the Offer will not apply to the extent that the number of U.S. business days remaining between the occurrence of the change and the then scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment.

     If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offerors or of their affiliates), the Offerors will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, Canada, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, "Notices and Delivery" to all Shareholders whose RWCI Restricted Voting Shares have not been taken up pursuant to the Offer at the date of the change, if required by applicable law. The Offerors will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the TSX and the NYSE, subject to compliance with applicable law. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.

     If, prior to the Expiry Time, the Offerors should increase the Offer Consideration in their sole discretion, such increase will be applicable to all Shareholders whose RWCI Restricted Voting Shares are accepted for payment pursuant to the Offer, whether or not such RWCI Restricted Voting Shares were deposited prior to the amendment or the increase in consideration.

     During any such extension or in the event of any such variation or change in information, all RWCI Restricted Voting Shares deposited to the Offer and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offerors in accordance with the terms of the Offer, subject to Section 6 of the Offer to Purchase, "Withdrawal of Deposited Shares". An extension of the Offer Period, a variation of the Offer or a change to information contained in the Offer to Purchase and Circular does not constitute a waiver by the Offerors of their rights under Section 4 of the Offer to Purchase, "Conditions of the Offer".

SUBSEQUENT OFFERING PERIOD

     Pursuant to Rule 14d-11 under the Exchange Act, the Offerors, subject to the conditions listed below, may elect to make available a subsequent offering period by extending the Offer on one occasion for a period of at least three U.S.

business days and not to exceed 20 U.S. business days (the "Subsequent Offering Period") following the Expiry Time. Pursuant to such rule, the Offerors may include a Subsequent Offering Period with respect to the Offer so long as:

     -  the Offer was open for at least 20 U.S. business days and has expired;

     - the Offer was for all outstanding RWCI Restricted Voting Shares that are the subject of the Offer;

     - the Offerors immediately take up and promptly pay for all RWCI Restricted Voting Shares deposited during the Offer;

     - the Offerors announce the results of the Offer, including the approximate number and percentage of RWCI Restricted Voting Shares deposited, no later than 9:00 a.m., Toronto time, on the next U.S. business day after the Expiry Time and immediately begin the Subsequent Offering Period;

     - the Offerors immediately take up and promptly pay for RWCI Restricted Voting Shares as they are deposited during the Subsequent Offering Period with respect to the Offer; and

     - the Offerors pay the same form and amount of consideration for all RWCI Restricted Voting Shares deposited during the Subsequent Offering Period with respect to the Offer.

     A Subsequent Offering Period, if one is included, does not constitute an extension of the Offer for purposes of the Exchange Act, although it may constitute an extension of the Offer under Canadian securities laws. For purposes of the Exchange Act, a Subsequent Offering Period is an additional period of time beginning on the day after the Expiry Time during which Shareholders may deposit RWCI Restricted Voting Shares not deposited during the Offer. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the Offer is extended, following the satisfaction or waiver of all conditions of the Offer and the take-up of all RWCI Restricted Voting Shares then deposited under the Offer, and during which period Shareholders may deposit RWCI Restricted Voting Shares not deposited prior to the commencement of the Subsequent Offering Period with respect to the Offer. The Offerors do not currently intend to include a Subsequent Offering Period with respect to the Offer, although the Offerors reserve the right to do so in their sole discretion. If the Offerors elect to include a Subsequent Offering Period with respect to the Offer, for purposes of applicable United States federal securities laws, the Offerors will include a statement of their intention to do so in the press release announcing the results of the Offer disseminated no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, the Offerors will provide a written notice of extension of the Offer with respect to the implementation of the Subsequent Offering Period, including the period during which the Offer will be open for acceptance, to the Depositary and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in
Section 11 of the Offer to Purchase, "Notices and Delivery" to all holders of RWCI Restricted Voting Shares that have not been taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Shareholders depositing RWCI Restricted Voting Shares during the Subsequent Offering Period, if one is included, as would have been paid prior to the commencement of such period. To comply with applicable Canadian law, the Offerors will permit withdrawal of RWCI Restricted Voting Shares deposited during any Subsequent Offering Period, if there is one, at any time prior to such RWCI Restricted Voting Shares being purchased by the Offerors under the Offer. Subject to the following sentence, the Expiry Time with respect to a subsequent Offer shall be 9:00 p.m., Toronto time, on the last day of the Subsequent Offering Period, unless determined otherwise pursuant to the provisions of this Section 5. The foregoing sentence will not limit the requirement that the conditions to the Offer set forth in Section 4 of the Offer to Purchase, "Conditions of the Offer", be satisfied or waived prior to the initial Expiry Time, which will be before the commencement of the Subsequent Offering Period. If the consideration being offered for the RWCI Restricted Voting Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose RWCI Restricted Voting Shares are taken up under the Offer without regard to when such RWCI Restricted Voting Shares are taken up under the Offer by the Offerors.

     Under applicable Canadian securities laws, a Subsequent Offering Period must be open for at least ten calendar days from the date of notice of extension referred to above. As a result, to comply with the applicable laws of Canada and the Exchange Act, if the Offerors elect to make a Subsequent Offering Period available with respect to the Offer, the Subsequent Offering Period will be open for at least ten calendar days from the date of notice of extension and will not exceed 20 U.S. business days from the Expiry Time. The Offerors will promptly take up and pay for all RWCI Restricted Voting Shares validly deposited during the Subsequent Offering Period with respect to the Offer.

6.   WITHDRAWAL OF DEPOSITED SHARES

     Except as otherwise stated in this Section 6 and subject to applicable law, all deposits of RWCI Restricted Voting Shares pursuant to the Offer are irrevocable. Any Deposited Shares may be withdrawn by or on behalf of the depositing Shareholder:

     (a) at any time when the Deposited Shares have not been taken up by an Offeror;

     (b) at any time before the expiration of ten days from the date of a notice of change or variation to the Offer; provided, however, that this right of withdrawal will not apply (i) where the RWCI Restricted Voting Shares have been taken up by the purchasing Offeror at the date of such notice or (ii) where a variation of the terms of the Offer consists solely of an increase in the consideration offered for the RWCI Restricted Voting Shares and the period during which RWCI Restricted Voting Shares may be deposited pursuant to the Offer is not extended for more than ten days;

     (c) if the RWCI Restricted Voting Shares have not been paid for by the purchasing Offeror, within three business days after having been taken up; and

     (d) as required by the Exchange Act, at any time after January 23, 2004, provided that the RWCI Restricted Voting Shares have not been accepted for payment by the purchasing Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such RWCI Restricted Voting Shares.

     Withdrawals of Deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder, by whom or on whose behalf such RWCI Restricted Voting Shares were deposited, and such notice must be actually received by the Depositary at the place of deposit of the applicable RWCI Restricted Voting Shares within the time limits indicated above. A notice of withdrawal must: (i) be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy; (ii) be signed by the person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Deposited Shares which are to be withdrawn; and (iii) specify such person's name, the number of RWCI Restricted Voting Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the RWCI Restricted Voting Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited share certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of RWCI Restricted Voting Shares deposited for the account of an Eligible Institution.

     Withdrawals may not be rescinded and any RWCI Restricted Voting Shares withdrawn will thereafter be deemed to be not validly deposited under the Offer. However, withdrawn RWCI Restricted Voting Shares may be redeposited no later than the Expiry Time by again following one of the procedures described in
Section 3 of the Offer to Purchase, "Manner of Acceptance". Once an Offeror takes up the Deposited Shares, Shareholders will no longer be able to withdraw them, except in accordance with applicable law.

     The ability of a purchasing Offeror to delay the payment for RWCI Restricted Voting Shares that such Offeror has taken up is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a subsequent offering period and pays for the securities deposited during the subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. The Depositary, on behalf of the Offerors, is bound by Rule 14e-1(c) under the Exchange Act in retaining Deposited Shares under these circumstances.

     In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See "STATUTORY RIGHTS" in the Circular.

     All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offerors in their sole discretion, and such determination will be final and binding. None of the Offerors, the Corporation, the Depositary, the Dealer Manager, a member of the Soliciting Dealer Group, the Information Agent or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

7.   TAKE UP OF AND PAYMENT FOR DEPOSITED SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offerors will take up RWCI Restricted Voting Shares deposited and not withdrawn in accordance with Section 6 of the Offer to Purchase, "Withdrawal of Deposited Shares", promptly following the Expiry Time, but in any event not later than 10 days from the Expiry Time, and, after such take up, will promptly pay for the RWCI Restricted Voting Shares taken up pursuant to applicable law, but in any event not more than the lesser of three business days after the taking up of the Deposited Shares and 10 days after the Expiry Time, whichever is the shorter period.

     For purposes of the Offer, each Offeror will be deemed to have taken up and accepted for payment Deposited Shares as, if and when such Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect at its principal office in Toronto, Ontario, Canada.

     Subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Offerors pay the consideration offered or return the RWCI Restricted Voting Shares deposited by or on behalf of Shareholders promptly after the termination of the Offer or withdrawal of the RWCI Restricted Voting Shares, the Offerors expressly reserve the right, in their sole discretion, to delay or otherwise refrain from taking up and paying for any RWCI Restricted Voting Shares or to terminate the Offer and not take up or pay for any RWCI Restricted Voting Shares if any condition specified in Section 4 of the Offer to Purchase, "Conditions of the Offer", is not satisfied or waived by the Offerors, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario, Canada. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offerors also expressly reserve the right, in their sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for any RWCI Restricted Voting Shares deposited under the Offer in order to comply, in whole or in part, with any applicable governmental regulatory approvals or consents. See Section 4 of the Offer to Purchase, "Conditions of the Offer". If, for any reason whatsoever, the take-up of any RWCI Restricted Voting Shares deposited pursuant to the Offer is delayed, or the Offerors are unable to take up RWCI Restricted Voting Shares deposited pursuant to the Offer, then, without prejudice to the Offerors' other rights under the Offer, the Depositary may, nevertheless, on behalf of the Offerors, retain the deposited RWCI Restricted Voting Shares, except to the extent that the depositing Shareholders exercise withdrawal rights as described in Section 6 of the Offer to Purchase, "Withdrawal of Deposited Shares". The Offerors will not, however, take up and pay for any RWCI Restricted Voting Shares deposited under the Offer unless they simultaneously take up and pay for all RWCI Restricted Voting Shares then validly deposited under the Offer and not withdrawn.

     The Offerors will pay for Deposited Shares not withdrawn by providing the Depositary with sufficient certificates for RCI Non-Voting Shares for transmittal to depositing Shareholders and sufficient funds for amounts to be paid to depositing Shareholders in lieu of fractional RCI Non-Voting Shares. The Depositary will act as the agent of Persons who have deposited RWCI Restricted Voting Shares in acceptance of the Offer for the purposes of receiving payment from the Offerors and transmitting payment to such Persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by Persons depositing RWCI Restricted Voting Shares. UNDER NO CIRCUMSTANCES WILL INTEREST ACCRUE OR BE PAID BY THE OFFERORS OR THE DEPOSITARY TO PERSONS DEPOSITING RWCI RESTRICTED VOTING SHARES ON THE PURCHASE PRICE OF RWCI RESTRICTED VOTING SHARES PURCHASED BY THE OFFERORS, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. No fractional RCI Non-Voting Shares shall be issued pursuant to the Offer. In lieu of a fractional RCI Non-Voting Share, a Shareholder accepting the Offer will receive a cash payment determined based on a price of $28.70 per RCI Non-Voting Share.

     Settlement with each Shareholder who has validly deposited RWCI Restricted Voting Shares and not withdrawn RWCI Restricted Voting Shares under the Offer will be made by the Depositary forwarding the applicable certificates representing RCI Non-Voting Shares and, if applicable, a cheque payable in Canadian funds in lieu of fractional RCI Non-Voting Shares to each such Shareholder. Unless otherwise directed in the Letter of Acceptance and Transmittal, RCI Share Certificates and, if applicable, the cheque will be issued in the name of the registered holder of the Deposited Shares. Unless the Person depositing RWCI Restricted Voting Shares instructs the Depositary to hold the RCI Share Certificates and, if applicable, the cheque for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, RCI Share Certificates and, if applicable, the cheque will be forwarded by first class mail to such Person at the address specified in the Letter of Acceptance and Transmittal. RCI Share Certificates and, if applicable, cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

8.   RETURN OF DEPOSITED SHARES

     If, for any reason, the Offerors have concluded that any Deposited Shares will not be taken up and paid for pursuant to the terms and conditions of the Offer or if certificates are submitted for more RWCI Restricted Voting Shares than are deposited, certificates for RWCI Restricted Voting Shares that are not purchased will be returned. Unless otherwise directed in the Letter of Acceptance and Transmittal, certificates representing unpurchased RWCI Restricted Voting Shares will be forwarded to the address of the registered owner as shown on the share register maintained by or on behalf of the Corporation.

9.   MAIL SERVICE INTERRUPTION

     Notwithstanding the provisions of the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed to Shareholders if the Offerors determine that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates representing RWCI Restricted Voting Shares were delivered until such time as the Offerors have determined that delivery by mail will no longer be delayed. The Offerors will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer to Purchase, "Notices and Delivery". Notwithstanding Section 7 of the Offer to Purchase, "Take Up of and Payment for Deposited Shares", cheques, share certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10. CHANGES IN CAPITALIZATION

     If, on or after the date of the Offer, the Corporation should divide, combine, reclassify, consolidate, convert or otherwise change any of the RWCI Restricted Voting Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offerors may, in their sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, "Conditions of the Offer", make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor).

11. NOTICES AND DELIVERY

     Except as otherwise provided in the Offer, any notice to be given by the Offerors or the Depositary pursuant to the Offer will be deemed to have been properly given if it is in writing and is mailed by first class mail to Shareholders at their respective addresses as shown on the share register maintained by or on behalf of the Corporation in respect of the RWCI Restricted Voting Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, "business day" means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of, or delay in, mail services in Canada or in the United States following mailing. In the event of any interruption of or delay in mail service in Canada or the United States following mailing, the Offerors intend to make reasonable efforts to disseminate notice by other means, such as publication. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, or if post offices in Canada are not open for the deposit of mail, any notice which the Offerors or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if a summary of the material facts thereof (i) is given to the TSX and the NYSE for dissemination through their respective facilities, (ii) is published once in the National Edition of The Globe and Mail or The National Post, and in La Presse, or (iii) is given to the Dow Jones News Wire Service.

     The Offer to Purchase and Circular (together with the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery) will be mailed to Shareholders or made in such other manner as is permitted by applicable regulatory authorities and the Offerors will use their reasonable efforts to furnish such documents to brokers, banks and similar Persons whose names, or the names of whose nominees, appear on the Shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of RWCI Restricted Voting Shares when such list or listing is received.

     WHENEVER THE OFFER CALLS FOR DOCUMENTS TO BE DELIVERED TO THE DEPOSITARY, SUCH DOCUMENTS WILL NOT BE CONSIDERED DELIVERED UNLESS AND UNTIL THEY HAVE BEEN PHYSICALLY RECEIVED AT ONE OF THE ADDRESSES LISTED FOR THE DEPOSITARY IN THE LETTER OF ACCEPTANCE AND TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY, AS APPLICABLE. WHENEVER THE OFFER CALLS FOR DOCUMENTS TO BE DELIVERED TO A PARTICULAR OFFICE OF THE DEPOSITARY, SUCH DOCUMENTS WILL NOT BE CONSIDERED DELIVERED UNLESS AND UNTIL THEY HAVE BEEN PHYSICALLY RECEIVED AT THAT PARTICULAR OFFICE AT THE ADDRESS LISTED IN THE LETTER OF ACCEPTANCE AND TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY, AS APPLICABLE.

12. OTHER TERMS OF THE OFFER

     Each Offeror reserves the right to transfer or assign from time to time, in whole or in part, to one or more of its affiliates, the right to purchase all or any portion of the Deposited Shares, but any such transfer or assignment will not relieve such Offeror of its obligations under the Offer and will in no way prejudice the rights of Shareholders depositing RWCI Restricted Voting Shares to receive prompt payment for RWCI Restricted Voting Shares validly deposited and taken up pursuant to the Offer.

     The Offer and all contracts resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to the agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario, Canada.

     No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offerors not contained herein, in the accompanying Circular or in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Offerors, in their sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal and any Notice of Guaranteed Delivery, and the validity of any acceptance of the Offer and the validity of any withdrawal of RWCI Restricted Voting Shares.

     The provisions of the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer.

     The Offer to Purchase and Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. The Offer to Purchase and Circular will also constitute a part of the Offerors' Schedule TO and Schedule 13e-3 and Registration Statement on Form F-10 to be filed with the SEC on November 26, 2004 and comprise the prospectus set forth in the Registration Statement on Form F-10. Shareholders are urged to refer to the accompanying Circular and, with respect to U.S. Shareholders, the Offerors' Schedule TO and Schedule 13e-3 and Registration Statement on Form F-10, for additional information relating to the Offer, RCI, RCI Subco and the Corporation.

     RCI will file with the SEC on November 26, 2004 a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, the Corporation will file with the SEC on November 26, 2004 a Tender Offer Solicitation/Recommendation Statement on
Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the position of the Board of Directors with respect to the Offer and the reasons for such position, and may file amendments thereto. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 2 of the Circular. These documents also can be obtained from the Information Agent, the Depositary or the Dealer Manager by calling the telephone numbers set forth on the back page of this Offer to Purchase and Circular.

Dated: November 24, 2004

                                         ROGERS COMMUNICATIONS INC.

                                         (Signed) EDWARD S. ROGERS, O.C.
                                         President and
                                         Chief Executive Officer







                                         RWCI ACQUISITION INC.

                                         (Signed) EDWARD S. ROGERS, O.C.
                                         President and
                                         Chief Executive Officer

                                    CIRCULAR

     This Circular is furnished in connection with the accompanying Offer to Purchase dated November 24, 2004 by the Offerors to purchase all of the issued and outstanding RWCI Restricted Voting Shares not owned by them and their affiliates. The terms and provisions of the Offer to Purchase, the Letter of Acceptance and Transmittal and any Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights.

                                      RCI

     RCI is a diversified Canadian communications and media company engaged in cable television, high-speed Internet access and video retailing through its wholly-owned subsidiary Rogers Cable Inc.; in wireless voice, data and messaging services through its subsidiary Rogers Wireless Communications Inc.; in radio and television broadcasting, televised shopping, consumer magazines, and trade and professional publications through its wholly-owned subsidiary Rogers Media Inc.; and in sports entertainment through its wholly-owned subsidiary the Toronto Blue Jays Baseball Club. RCI also holds other interests including a pay-per-view movie service and investments in several specialty television channels. In addition, RCI holds interests in other companies for investment purposes.

PRINCIPAL SUBSIDIARIES

     The following summary organization chart illustrates, as of November 22, 2004, the structure and equity ownership of the principal subsidiaries of RCI, and indicates the jurisdiction of incorporation of each entity shown.

                              (ORGANIZATION CHART)
---------------

(1) Undiluted. Comprises a 97.8% voting interest. On a fully diluted basis, RCI's equity and voting interests in the Corporation were 87.4% and 97.4%, respectively, at November 22, 2004, of which 33.3% and 6.8% were held by RCI Subco.

(2) RCI owns 100% of the Toronto Blue Jays Baseball Club as at September 30,
    2004.

(3) Rogers Wireless Inc. completed its acquisition of Microcell
    Telecommunications Inc. on November 12, 2004.

(4) Rogers Wireless Alberta Inc. holds certain spectrum licenses.

(5) Microcell Telecommunications Inc. is a holding company and does not directly carry on any operations. Microcell Solutions Inc., the continuing corporation formed from the amalgamation of Inukshuk Internet Inc. and Microcell Solutions Inc., carries on the operations of Microcell.

ROGERS WIRELESS COMMUNICATIONS INC.

     For further information in respect of the Corporation, see "THE CORPORATION" in this Circular and Schedule "B" hereto.

ROGERS CABLE INC.

     Rogers Cable Inc. is Canada's largest cable television company, serving approximately 2.25 million basic cable subscribers at September 30, 2004, representing approximately 29% of basic cable subscribers in Canada. At September 30, 2004, Rogers Cable Inc. provided digital cable services to 627,000 households and Internet service to approximately 879,500 subscribers.

     Rogers Cable Inc. has highly-clustered and technologically advanced broadband networks in Ontario, New Brunswick and Newfoundland and Labrador. Rogers Cable Inc.'s Ontario cable systems, which comprise approximately 90% of its approximately 2.25 million basic cable subscribers, are concentrated in and around three principal clusters: (i) the Greater Toronto Area, Canada's largest metropolitan centre; (ii) Ottawa, the capital city of Canada; and (iii) the Guelph to London corridor in southern Ontario. Rogers Cable Inc.'s New Brunswick and Newfoundland and Labrador cable systems in Atlantic Canada comprise the balance of Rogers Cable Inc.'s subscribers.

     Through its technologically advanced broadband networks, Rogers Cable Inc. offers a diverse range of services, including analog and digital cable television services and residential and commercial Internet services. Rogers Cable Inc. also offers DVD, videocassette and video game sales and rentals through Rogers Video, Canada's second largest chain of video stores. There were 288 Rogers Video stores at September 30, 2004, many of which provide customers with the additional ability to purchase cable and wireless products and services, to pay their cable television, Internet or Rogers Wireless Inc. bills and to pick up or return Rogers digital cable and Internet equipment.

     Rogers Cable Inc.'s cable systems in Ontario and New Brunswick, with few exceptions, are interconnected to regional head-ends by inter-city fibre-optic rings. The fibre interconnections allow its multiple Ontario and New Brunswick cable systems to function as a single cable network. Rogers Cable Inc.'s remaining subscribers in Newfoundland and Labrador and New Brunswick are served by local head-ends. Rogers Cable Inc.'s two regional head-ends in Toronto, Ontario and Moncton, New Brunswick provide the source for most television signals used in the cable systems. At September 30, 2004, 99% of the homes passed in Rogers Cable Inc.'s service areas had digital cable available and 96% of its homes passed were two-way addressable. At September 30, 2004, more than 93% of Rogers Cable Inc.'s cable network has been upgraded to transmit 750 MHz of bandwidth and approximately 85% of its cable network has been upgraded to transmit 860 MHz of bandwidth. 96% of Rogers Cable Inc.'s cable network is capable of transmitting 550 MHz of bandwidth or greater. 99% of Rogers Cable Inc.'s network is digital cable available.

     Rogers Cable Inc.'s analog cable service consists of basic and tiered analog cable television service, typically comprising 31 channels of basic programming services and a choice of three additional tiers comprised of up to 30 additional channels. Rogers Cable Inc.'s digital cable service allows subscribers to augment their analog services with a wide selection of digital programming services, selecting from digital programming services individually, in pre-set theme packages or in customer selected packages. In addition, digital cable service generally provides subscribers with a platform to select Rogers Cable Inc.'s advanced cable services, such as time-shifting, PVR, HDTV, VOD and SVOD. Rogers Cable Inc.'s VOD service was launched in August 2002 and now covers approximately 2.9 million homes in Ontario. Rogers Cable Inc. currently has a library of over 2,000 titles. Rogers Cable Inc.'s digital cable service also provides additional features, including a detailed interactive programming guide, interactive PPV, VOD and SVOD ordering, parental control features and 40 channels of digital CD quality music. At September 30, 2004, Rogers Cable Inc. had 729,300 digital terminals in 627,000 households, representing a penetration rate of 27.9% of its basic cable households.

     Rogers Cable Inc. is marketing multi-product bundles to existing and new customers, enabling it to reduce individual product churn, increase the average revenue received from its customers by selling multiple products to them, lower the cost of customer acquisition and create a single point of customer service contact. These multi-product bundles, known as "Rogers Better Choice Bundles", provide Rogers Cable Inc.'s subscribers with a percentage discount over a two year committed term. The Rogers Better Choice Bundles currently include cable, Internet, Rogers Wireless Inc. and wireline long distance products and service options.

ROGERS MEDIA INC.

     Rogers Media Inc. holds Rogers' radio and television broadcasting operations, its consumer and trade publishing operations, and its televised home shopping service. Within Rogers Media Inc., the Broadcasting group includes 43 radio stations across Canada (33 FM and 10 AM radio stations), two multicultural television stations in Ontario (OMNI.1 and OMNI.2), an 80% interest in Rogers Sportsnet, a sports specialty service licenced to provide regional sports programming across Canada and Canada's only nationally televised shopping service, The Shopping Channel. The Broadcasting group holds minority interests in several Canadian specialty television services, including Viewers Choice Canada, Outdoor Life Network (OLN), Tech TV Canada, The Biography Channel Canada, and certain other minority interest investments. In addition, effective January 2, 2004, Broadcasting entered into a partnership with CTV Specialty Television Inc. in which 50% of CTV's mobile production and distribution business was acquired for $21.3 million, including working capital adjustments and net of cash acquired. The Publishing group publishes approximately 70 consumer, trade, and professional publications. In addition to its traditional broadcast and print media platforms, Rogers Media Inc. also delivers content over the Internet relating to many of the individual broadcasting and publishing properties, and has a Web-commerce distribution channel associated with The Shopping Channel.

PRINCIPAL OFFICES

     RCI's head and registered office is at 333 Bloor Street East, 10th Floor, Toronto, Ontario, M4W 1G9. The telephone number of RCI's principal business office is 416-935-7777. Further information in respect of RCI is set forth in Schedule "A" hereto and see Schedule "C" hereto for information in respect of its directors and officers.

STATEMENT OF PROCEEDINGS

     RCI has not during the past five years been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining RCI from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SUMMARY FINANCIAL INFORMATION OF RCI

     All information contained in the following tables should be read in conjunction with RCI's consolidated financial statements, unaudited interim consolidated financial statements, the notes related to those financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the applicable period, which financial statement, notes and discussion are incorporated by reference in this Circular. The following tables do not give pro forma effect to a number of significant and important transactions of RCI and its subsidiaries, including the Corporation, that have occurred since September 30, 2004. See "Schedule "E" -- Unaudited Pro Forma Consolidated Financial Statements of RCI" for information regarding these transactions and the impact thereof on RCI's financial statements.

                                                       YEAR ENDED              FOR THE NINE MONTHS
                                                      DECEMBER 31             AND AS AT SEPTEMBER 30
                                                ------------------------    --------------------------
                                                   2003          2002           2004           2003
                                                ----------    ----------    ------------    ----------
                                                   (thousands of dollars, except per share amounts)
AMOUNTS UNDER CANADIAN GAAP (1)
STATEMENT OF INCOME DATA:
Revenue (2)
  Cable (2)...................................  $1,788,122    $1,614,554     $1,437,291     $1,313,030
  Wireless (2)................................  $2,207,794    $1,891,514     $1,969,896     $1,618,195
  Media.......................................     854,992       810,805        653,379        611,123
  Blue Jays...................................          --            --         42,062
  Corporate items and eliminations............     (59,052)      (50,088)       (60,696)       (42,132)
                                                ----------    ----------     ----------     ----------
Total revenue.................................  $4,791,856    $4,266,785     $4,041,932     $3,500,216
                                                ==========    ==========     ==========     ==========
Operating expenses
  Cost of sales (2)...........................  $  642,243    $  545,684     $  566,193     $  438,746
  Sales and marketing expenses (2)............     742,781       697,579        591,717        522,375
  Operating, general and administrative
     expense (2)..............................   1,957,936     1,881,908      1,600,401      1,459,509
  Other expense (recovery)....................          --        (6,481)            --             --
  Depreciation and amortization...............   1,040,263       981,458        752,475        766,413
                                                ----------    ----------     ----------     ----------
Total operating expenses......................  $4,383,223    $4,100,148     $3,510,786     $3,187,043
                                                ==========    ==========     ==========     ==========
Operating income
  Cable.......................................  $  181,424    $   73,405     $  169,257     $  123,303
  Wireless....................................     208,973        82,885        378,965        187,226
  Media.......................................      70,413        54,344         25,994         37,260
  Blue Jays...................................          --            --        (10,656)            --
  Corporate...................................     (52,177)      (43,997)       (32,414)       (34,616)
                                                ----------    ----------     ----------     ----------
Total operating income........................  $  408,633    $  166,637     $  531,146     $  313,173
                                                ==========    ==========     ==========     ==========
Net income (loss).............................  $  129,193    $  312,032     $    2,289     $   60,354
                                                ==========    ==========     ==========     ==========
Ratio of earnings available to cover fixed
  charges (3).................................        1.20          1.44           1.03           1.18
Earnings (loss) per share:
  -- basic....................................  $     0.35    $     1.05     $    (0.16)    $     0.11
  -- diluted..................................        0.34          0.83          (0.16)          0.10
Book value per share..........................        7.82          6.57           8.41           7.67

                                                 AS AT           AS AT            AS AT            AS AT
                                              DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                  2003            2002            2004             2003
                                              ------------    ------------    -------------    -------------
                                                                  (thousands of dollars)
BALANCE SHEET:
Assets
  Current assets............................   $  729,823      $  711,290      $1,047,809       $  735,074
Total assets................................   $8,465,495      $8,706,733      $8,779,097       $8,481,103
                                               ==========      ==========      ==========       ==========
Liabilities and Shareholders' Equity
  Current liabilities.......................   $1,140,922      $1,201,156      $1,457,167       $1,172,712
  Long-term debt (excluding current portion)
     (4)....................................    4,958,734       5,857,721       4,472,974        5,131,523
  Other long-term liabilities...............      405,117         111,285         560,606          269,569
  Non-controlling interest..................      193,342         132,536         282,112          192,747
  Shareholders' Equity......................    1,767,380       1,404,035       2,006,238        1,714,462
                                               ----------      ----------      ----------       ----------
Total Liabilities and Shareholders'
  Equity....................................   $8,465,495      $8,706,733      $8,779,097       $8,481,103
                                               ==========      ==========      ==========       ==========

---------------

(1) In certain respects, Canadian GAAP differs from U.S. GAAP. Accordingly, certain line items with respect to Statement of Income Data and Balance Sheet Data differ as a result of the application of U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see Note 22 to the audited consolidated financial statements incorporated by reference in this Circular and Note 15 to the unaudited interim consolidated financial statements incorporated by reference in this Circular.

(2) As a result of retrospectively adopting new Canadian accounting standards on January 1, 2004, including Emerging Issues Committee Abstract 142, "Revenue Arrangements with Multiple Deliverables" and Canadian Institute of Chartered Accountants Handbook Section 1100, "Generally Accepted Accounting Principles", regarding the timing of revenue recognition and the classification of certain items as revenue or expense, RCI made the following changes to its classification of certain revenue and expense items.

     - Wireless activation fees are now classified as equipment revenue. Previously, these amounts were classified as network revenue.

     - Recoveries from new and existing subscribers from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense in the case of a new cable or wireless subscriber, or a reduction to operating, general and administrative expense in the case of an existing wireless subscriber.

     - Equipment subsidies provided to new and existing wireless subscribers are now classified as a reduction to equipment revenue. Previously, these amounts were recorded as sales expense in the case of a new subscriber or as an operating, general and administrative expense in the case of an existing subscriber. Costs for equipment provided under retention programs to existing wireless subscribers are now recorded as cost of equipment sales. Previously these amounts were recorded as operating, general and administrative expense.

     - Certain other recoveries from subscribers related to collections activities are now recorded as network revenue rather than as a recovery of operating, general and administrative expenses.

     As a result of the adoption of these new accounting standards, the following changes to the classification of revenue and expenses have been made.

                                                                        YEAR ENDED          NINE MONTHS ENDED
                                                                       DECEMBER 31            SEPTEMBER 30,
                                                                   --------------------    --------------------
                                                                     2003        2002        2004        2003
                                                                   --------    --------    --------    --------
                                                                             (in millions of dollars)
     Cable revenue
       Prior to adoption.........................................  $1,769.2    $1,596.4    $1,425.3    $1,298.5
       After adoption............................................   1,788.1     1,614.6     1,437.3     1,313.0
     Wireless revenue
       Prior to adoption.........................................   2,282.2     1,966.0     1,991.5     1,657.5
       After adoption............................................   2,207.8     1,891.5     1,969.9     1,618.2
     Total revenue
       Prior to adoption.........................................   4,847.4     4,323.0     4,051.5     3,525.0
       After adoption............................................   4,791.9     4,266.8     4,041.9     3,500.2
     Cost of sales
       Prior to adoption.........................................     506.0       458.8       416.2       347.7
       After adoption............................................     642.2       545.7       566.2       438.8
     Sales and marketing expenses
       Prior to adoption.........................................     905.3       833.0       706.5       623.2
       After adoption............................................     742.8       697.6       591.7       522.4
     Operating, general and administrative expenses
       Prior to adoption.........................................   1,987.2     1,889.6     1,644.5     1,474.7
       After adoption............................................   1,957.9     1,881.9     1,600.4     1,459.5

(3) For the purposes of calculating the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, (i) earnings or deficiencies consist of earnings (loss) before income taxes plus fixed charges during the year and (ii) fixed charges consist of interest expense (before deducting capitalized interest) on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals).

(4) As a result of RCI's adoption of new Canadian GAAP for hedge accounting, effective January 1, 2004, RCI no longer treats the impact of its cross-currency interest rate exchange agreements ("swaps") as a component of long-term debt. For comparison purposes, all prior periods have been reclassified. Accordingly, RCI's total debt and senior debt at each period end under Canadian GAAP and U.S. GAAP are presented at the balance sheet date rate of exchange, and do not include the effect of its swaps.

                                   RCI SUBCO

     RCI Subco is a wholly-owned subsidiary of RCI incorporated under the laws of the Province of British Columbia and has carried on no business other than holding RWCI Restricted Voting Shares and the making of this Offer.

     The authorized capital of RCI Subco consists of 100,000,000 common shares, of which 1,000,002 are issued and outstanding and registered in the name of RCI. RCI Subco's executive office is 333 Bloor Street East, 10th Floor, Toronto, Ontario, M4W 1G9 and its registered office is located at 2100-1075 West Georgia Street, Vancouver, British Columbia.

                                THE CORPORATION

     The Corporation, operating through Rogers Wireless Inc. and Microcell Solutions Inc., is a leading wireless communications service provider.

ROGERS WIRELESS INC.

     Rogers Wireless Inc. served approximately 4.2 million customers across Canada as at September 30, 2004, including over 4.0 million wireless voice and data subscribers and approximately 211,000 one-way messaging (paging) subscribers. Rogers Wireless Inc. operates both a Global System for Mobile Communications/General Packet Radio Service, or GSM/GPRS, network, Enhanced Data Rates for GSM Evolution, or EDGE technology, and a seamless integrated Time Division Multiple Access, or TDMA, and analog network. Rogers Wireless Inc.'s GSM/GPRS network provides coverage to approximately 93% of Canada's population. Rogers Wireless Inc.'s seamless TDMA and analog network covers a geographic area representing approximately 85% of Canada's population in digital mode and approximately 93% of Canada's population in analog mode. Rogers Wireless Inc. estimates that its approximately 4.0 million wireless voice and data subscribers represent approximately 13.6% of the Canadian population residing in its coverage area and approximately 28% of the wireless voice and data subscribers in Canada. Subscribers to Rogers Wireless Inc.'s wireless services have access to these services throughout the United States through agreements with AT&T Wireless and other U.S. wireless operators. Rogers Wireless Inc.'s subscribers also have access internationally in over 140 countries, including parts of Europe, Asia and Latin America through roaming agreements with other wireless communication providers.

     Rogers Wireless Inc.'s GSM/GPRS network provides customers with advanced wireless voice and high-speed packet data services, including mobile access to the Internet, e-mail, digital picture transmission and two-way short messaging service, or SMS. In June 2002, Rogers Wireless Inc. completed the deployment of its digital wireless GSM/ GPRS network overlay in the 1900 megahertz frequency bands. During 2003, Rogers Wireless Inc. also completed the deployment of GSM/GPRS technology operating in the 850 megahertz spectrum across its national footprint, which expanded the network capacity, enhanced the quality of the GSM/GPRS network and enabled Rogers Wireless Inc. to operate seamlessly between the two frequencies. In June 2004, Rogers Wireless Inc. completed deployment of EDGE technology across its national GSM/GPRS network. Accomplished by the installation of a network software upgrade, EDGE more than triples the wireless data transmission speeds previously available on Rogers Wireless Inc.'s network. Rogers Wireless Inc.'s integrated wireless networks are operationally seamless in GSM/GPRS and TDMA digital functionality between the 850 megahertz and 1900 megahertz frequency bands, and between TDMA digital and analog modes at 850 megahertz.

     Rogers Wireless Inc. markets its products and services through an extensive nationwide distribution network of over 6,900 dealer and retail locations across Canada, which include approximately 2,000 locations selling subscriptions to service plans, handsets and prepaid cards and approximately 5,000 additional locations selling prepaid cards. Its nationwide distribution network includes an independent dealer network, Rogers Wireless Inc. stores and kiosks, major retail chains, such as RadioShack Canada Inc., and convenience stores. Rogers Wireless Inc. also offers many of its products and services through a retail agreement with Rogers Video, which is a division of Rogers Cable Inc., that had 288 locations across Canada as of September 30, 2004, and on its e-business website www.rogers.com.

MICROCELL

     The Corporation, through Rogers Wireless Inc., completed its acquisition of Microcell on November 12, 2004. Microcell has been a provider of wireless telecommunications services in Canada since November 1996 and offers a wide range of wireless communications services and products to approximately 1.3 million customers. Microcell's national distribution network includes over 5,500 dealer and retail locations across Canada, which include 64 corporate-owned stores and kiosks. The Corporation intends to maintain Microcell's full line of wireless voice and data products and services through a distribution network composed of more than 5,500 points of sale. These include corporate-owned stores and kiosks, as well as third-party outlets. Microcell's digital network operates on the GSM/ GPRS standard.

     Operating under the Fido brand, Microcell's product offerings target the mass-market retail consumer and individual business user market segments. Through simple packages of affordable and innovative products and services, Microcell offers both postpaid and prepaid plans. The City Fido plan, first launched in Vancouver in October 2003, and subsequently launched in Toronto in May 2004, allows customers to place and receive an unlimited number of local calls within a defined local calling area for a flat monthly rate. Microcell recently launched the City Fido plan in Montreal.

     Microcell operates a nationwide GSM/GPRS network in the 1900 megahertz frequency range utilizing 30 megahertz of contiguous national spectrum. Microcell's network covers approximately 61% of the Canadian population and is concentrated in areas with high population density or high traffic. Rogers Wireless Inc. intends to integrate its GSM/GPRS/EDGE network with that of Microcell, resulting in a single integrated national GSM/GPRS/ EDGE network. Rogers Wireless Inc. expects that the resulting integrated network will enable it to provide its customers with improved network coverage and quality in urban areas. This will enable Rogers Wireless Inc. to decommission certain of the Microcell cell sites and transmission and switching infrastructure.

     Microcell holds licenses for 90 megahertz of spectrum in the 2500 megahertz range to build and operate a Multipoint Communications System ("MCS") network in all Canadian provinces and territories, with the exception of Manitoba and Saskatchewan. Part of Microcell's business is to build a high speed fixed wireless network that will support a broad range of data applications, including wireless high-speed Internet, Voice over Internet Protocol services, as well as home and office networking. In November 2003, Allstream Inc., Microcell and NR Communications, LLC announced the creation of a new venture with the aim of using MCS wireless technology to offer integrated high-speed Internet, IP based voice and local networking services to selected markets in Canada. In March 2004, the new venture launched its first MCS networks in Richmond, a suburb of Vancouver, and in Cumberland, a rural community approximately 30 kilometers east of downtown Ottawa. Concurrently with the deployment of MCS networks, Microcell launched, in Richmond and Cumberland, its iFido(R) service, a residential wireless high speed Internet service. Microcell's commitments to the venture are to transfer its MCS spectrum to the venture, to operate the MCS network deployed by the venture pending Industry Canada's approval of the MCS spectrum transfer and to make a cash contribution of up to $6.0 million in the aggregate. In connection with its acquisition of Microcell, it is expected that Rogers Wireless Inc. will agree to cause Microcell to fulfill its commitments to the venture.

     On November 19, 2004, as provided for in the shareholders agreement in respect of the venture, Microcell gave notice of its intent to purchase the shares currently owned by Allstream Inc. On November 18, 2004 NR Communications, LLC made the same offer to Allstream Inc. As a result, subject to the terms of the shareholders agreement, Microcell would acquire 50% of Allstream Inc.'s shares for which Microcell estimates the cost to be between approximately $4 million to $5 million.

PRINCIPAL OFFICES

     The Corporation's executive office is located at One Mount Pleasant Road, Toronto, Ontario and its registered office is located at 6315 Cote-de-Liesse, St-Laurent, Quebec. The Corporation's phone number is 416-935-1100. Further information in respect of the Corporation, including recent developments, is set forth in Schedule "B" hereto.

SUMMARY FINANCIAL INFORMATION OF THE CORPORATION

     All information contained in the following tables should be read in conjunction with the Corporation's consolidated financial statements, unaudited interim consolidated financial statements, the notes related to those financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the applicable period, which financial statement, notes and discussion are incorporated by reference in this Circular. The following tables do not give pro forma effect to a number of significant and important transactions of the Corporation and its subsidiaries that have occurred since September 30, 2004. See "Schedule "F" -- Unaudited Pro

Forma Consolidated Financial Statements of the Corporation" for information regarding these transactions and the impact thereof on the Corporation's financial statements.

                                                         YEAR ENDED             FOR THE NINE MONTHS
                                                         DECEMBER 31            ENDED SEPTEMBER 30
                                                   -----------------------   -------------------------
                                                      2003         2002          2004          2003
                                                   ----------   ----------   ------------   ----------
                                                     (thousand of dollars, except per share amounts)
AMOUNTS UNDER CANADIAN GAAP (1)
STATEMENT OF INCOME DATA:
Total revenue (2)(3).............................  $2,207,794   $1,891,514    $1,969,897    $1,618,195
Cost of sales (3)................................     380,771      296,794       357,527       252,009
Sales and marketing expenses (3).................     361,998      328,884       266,447       250,086
Operating, general and administrative expenses
  (3)............................................     737,453      738,149       609,632       555,449
Management fees (4)..............................      11,336       11,006         8,756         8,502
Other expense (recovery).........................          --      (12,331)           --            --
Depreciation and amortization....................     518,599      457,133       357,327       373,425
                                                   ----------   ----------    ----------    ----------
Total operating expenses.........................   2,010,157    1,819,635     1,599,689     1,439,471
                                                   ----------   ----------    ----------    ----------
Operating income.................................  $  197,637   $   71,879    $  370,208    $  178,724
                                                   ==========   ==========    ==========    ==========
Net income (loss)................................  $  137,841   $  (90,705)   $  161,202    $  136,490
                                                   ==========   ==========    ==========    ==========
Ratio of earnings available to cover fixed
  charges (5)....................................        1.67                       2.00          1.88
Deficiency or earnings available to cover fixed
  charges (5)....................................                  (85,447)
Average Class A and Class B shares outstanding...     141,773      141,608       142,631       141,752
Earnings (loss) per share -- basic...............  $     0.97   $    (0.64)   $     1.13    $     0.96
                          -- diluted.............        0.97        (0.64)         1.12          0.96
Book value per share.............................        3.13         2.12          4.43          3.10

                                                    AS AT          AS AT           AS AT           AS AT
                                                 DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                     2003           2002           2004            2003
                                                 ------------   ------------   -------------   -------------
                                                                   (thousands of dollars)
BALANCE SHEET:
Assets
  Current assets...............................   $  363,829     $  332,952     $  513,147      $  369,950
Total assets...................................   $3,107,343     $3,302,712     $3,201,230      $3,140,001
                                                  ==========     ==========     ==========      ==========
Liabilities and Shareholders' Equity
  Current liabilities..........................   $  437,813     $  507,789     $  366,765      $  484,319
  Long-term debt (6)...........................    2,070,761      2,472,620      1,946,308       2,111,654
  Other long-term liabilities..................      155,689         21,847        256,798         105,015
  Shareholders' Equity.........................      443,080        300,456        631,359         439,013
                                                  ----------     ----------     ----------      ----------
Total liabilities and Shareholders' Equity        $3,107,343     $3,302,712     $3,201,230      $3,140,001
                                                  ==========     ==========     ==========      ==========

---------------

(1) In certain respects, Canadian GAAP differs from U.S. GAAP. Accordingly, certain line items with respect to Statement of Income Data and Balance Sheet Data differ as a result of the application of U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP, see Note 18 to the consolidated financial statements incorporated by reference in this Circular and Note 11 to the unaudited interim consolidated financial statements incorporated by reference in this Circular.

(2) In the first quarter of 2003, the Corporation introduced enhanced reporting classification for stratifying subscriber and revenue categories, which more clearly reflects the emergence of data products and integrated voice and data devices. Concurrently, the Corporation changed its classification of subscribers of certain resale two-way messaging arrangements for reporting purposes. The previous periods' subscriber and revenue categories have been reclassified to conform to this current presentation. The Corporation now reports revenue in three categories: postpaid, prepaid and one-way messaging. Postpaid includes voice-only and data-only subscribers, as well as subscribers with service plans integrating both voice and data. In addition, as discussed in note 3 below, further changes to the classification of revenues and expenses were made effective January 1, 2004. As a result of these reclassifications, all periods presented have been restated. These enhancements to the classification of revenue categories had no impact on the reported operating profit in the current or previous periods.

(3) As a result of retrospectively adopting new Canadian accounting standards on January 1, 2004, including Emerging Issues Committee Abstract 142, "Revenue Arrangements with Multiple Deliverables" and Canadian Institute of Chartered Accountants Handbook Section 1100,

     "Generally Accepted Accounting Principals", regarding the timing of revenue recognition and the classification of certain items as revenue expense, the Corporation made the following changes to our classification of certain revenue and expense items:

     - Activation fees are now classified as equipment revenue. Previously, these amounts were classified as network revenue.

     - Recoveries from new and existing subscribers from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense in the case of a new subscriber, or a reduction to operating, general and administrative expense in the case of an existing subscriber.

     - Equipment subsidies provided to new and existing subscribers are now classified as a reduction to equipment revenue. Previously, these amounts were recorded as sales expense in the case of a new subscriber or as an operating, general and administrative expense in the case of an existing subscriber. Costs for equipment provided under retention programs to existing subscribers are now recorded as cost of equipment sales. Previously these amounts were recorded as operating, general and administrative expense.

     - Certain other recoveries from subscribers related to collections activities are now recorded as network revenue rather than as a recovery of operating, general and administrative expense.

     As a result of the adoption of these new accounting standards, the following changes to the classification of revenue and expenses have been made.

                                                                        YEAR ENDED            NINE MONTH'S ENDED
                                                                       DECEMBER 31               SEPTEMBER 30
                                                                   --------------------    ------------------------
                                                                     2003        2002          2004          2003
                                                                   --------    --------    ------------    --------
                                                                               (in millions of dollars)
     Postpaid (voice and data) revenue:
       Prior to adoption.........................................  $1,921.0    $1,632.9      $1,683.5      $1,414.0
       After adoption............................................   1,911.1     1,628.1       1,678.5       1,408.3
     Network revenue:
       Prior to adoption.........................................   2,039.8     1,759.3       1,777.2       1,499.1
       After adoption............................................   2,029.9     1,754.5       1,772.4       1,493.4
     Equipment sales:
       Prior to adoption.........................................     242.4       206.7         214.3         158.4
       After adoption............................................     177.9       137.0         197.5         124.8
     Total operating revenue
       Prior to adoption.........................................   2,282.2     1,966.0       1,991.5       1,657.5
       After adoption............................................   2,207.8     1,891.5       1,969.9       1,618.2
     Cost of equipment sales:
       Prior to adoption.........................................     244.5       209.9         207.5         160.9
       After adoption............................................     380.8       296.8         357.5         252.0
     Sales and marketing expenses:
       Prior to adoption.........................................     522.7       462.8         378.8         349.8
       After adoption............................................     362.0       328.9         266.4         250.1
     Operating, general and administrative expenses:
       Prior to adoption.........................................     787.4       765.5         668.9         586.2
       After adoption............................................     737.4       738.1         609.7         555.3

(4) The Corporation is a party to a management services agreement with RCI, under which RCI provides finance, treasury, legal, regulatory, administrative and strategic planning services to the Corporation in exchange for a fee. The fee per year is the greater of $8.0 million (adjusted for changes in the Canadian consumer price index from January 1, 1991) and an amount agreed to by RCI and the independent directors serving on the Audit Committee of the Corporation under guidelines specified in the management services agreement. In addition, for services not specifically covered under the management services agreement, the fee is generally equal to RCI's cost.

(5) For the purposes of calculating the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, (i) earnings or deficiencies consist of earnings (loss) before income taxes plus fixed charges during the year and (ii) fixed charges consist of interest expense (before deducting capitalized interest) on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals).

(6) As a result of the Corporation's adoption of new Canadian GAAP for hedge accounting, effective January 1, 2004, the Corporation no longer treats the impact of its cross-currency interest rate exchange agreements ("swaps") as a component of long-term debt. For comparison purposes, all prior periods have been reclassified. Accordingly, the Corporation's long-term total debt at each period end under Canadian GAAP and U.S. GAAP are presented at the balance sheet date rate of exchange, and do not include the effect of the Corporation's swaps.

                                SPECIAL FACTORS

                            BACKGROUND TO THE OFFER

BACKGROUND AND REASONS OF RCI FOR THE OFFER

2001 PROPOSED TRANSACTION

     On June 12, 2001, RCI announced its intention to acquire all of the outstanding RWCI Restricted Voting Shares owned by the public in consideration for 1.1 RCI Non-Voting Shares for each RWCI Restricted Voting Share held. This transaction (the "2001 Proposed Transaction") was proposed to be carried out by way of an amalgamation of RWCI and a subsidiary of RCI and required the approval by a majority of the votes cast by Minority Shareholders. The consideration offered of 1.1 RCI Non-Voting Shares was equivalent to a price of approximately $27.14 per RWCI Restricted Voting Share based upon the average of the closing prices of RCI Non-Voting Shares on the TSX for the five trading days immediately prior to the June 12, 2001 public announcement of the 2001 Proposed Transaction. An independent committee of the Corporation was established for the purpose of reviewing the 2001 Proposed Transaction. The independent committee retained an independent financial advisor to prepare a formal valuation of the RWCI Restricted Voting Shares. The independent financial advisor determined that the 2001 Proposed Transaction was inadequate, from a financial point of view, to Minority Shareholders. Based on the report of the independent committee, the Board of Directors determined that the 2001 Proposed Transaction was not fair, from a financial point of view, to Minority Shareholders and recommended that Minority Shareholders vote against the 2001 Proposed Transaction. On September 11, 2001, Minority Shareholders voted not to approve the 2001 Proposed Transaction.

FOLLOWING THE 2001 PROPOSED TRANSACTION

     Subsequent to the 2001 Proposed Transaction, RCI, as the controlling shareholder of the Corporation, was prepared to consider the acquisition from time to time of additional RWCI Restricted Voting Shares if such shares became available. However, RCI had no plans to commence any offer to the public or to take the Corporation private.

     On March 20, 2002, RCI entered into agreements with five institutional investors to purchase 4.925 million RWCI Restricted Voting Shares, representing approximately 9.7% of the issued and outstanding RWCI Restricted Voting Shares. In consideration for the RWCI Restricted Voting Shares, RCI issued 0.874 RCI Non-Voting Shares for each RWCI Restricted Voting Share (based on the closing market price on March 19, 2002 of $24.28 per RCI Non-Voting Share).

     In early 2004, RCI became aware that AT&T Wireless was interested in selling its entire 34.2% equity position in the Corporation as a result of a strategic refocus by AT&T Wireless.

     On April 28, 2004, RCI announced that it had received notice from AT&T Wireless of its intent to explore options to monetize its holding of 48,594,172 RWCI Class A Shares and RWCI Restricted Voting Shares that were held by JVII, a partnership wholly-owned by AT&T Wireless. The letter received by RCI also stated AT&T Wireless' interest in negotiating with RCI for a period of 21 days to attempt to reach an agreement on a private sale to RCI. Under a shareholders' agreement dated August 16, 1999 between RCI, the Corporation and AT&T Wireless (through JVII) (the "JVII Shareholders' Agreement"), RCI had a right of first negotiation pursuant to which RCI and AT&T Wireless were required for a period of 21 days from the receipt of the notice from AT&T Wireless to negotiate exclusively and in good faith for the possible purchase by RCI of AT&T Wireless' shares of the Corporation. If no agreement was reached in this timeframe, AT&T Wireless thereafter had a period of 60 days in which to sell its shares of the Corporation to third parties. Under the terms of the JVII Shareholders' Agreement and subject to RCI's right of first negotiation, there were two restrictions on AT&T Wireless' right to sell shares of the Corporation to third parties. The first was a requirement that all of AT&T Wireless' RWCI Class A Shares be converted into RWCI Restricted Voting Shares prior to completion of a sale of such shares. The second restriction was that no one purchaser from AT&T Wireless, following completion of the sale, acquire more than a 5% equity interest in the Corporation (other than equipment, software or service providers to the Rogers group of companies which could acquire up to 10% of the total equity of the Corporation). These two restrictions significantly limited AT&T Wireless' flexibility in disposing of its shares of the Corporation to third parties.

     At the time of the notice from AT&T Wireless, RCI was prepared to offer to acquire the shares of the Corporation owned by AT&T Wireless but only if the price was below the market price for such shares. RCI believed that if AT&T Wireless sold its shares in the market, the price it would be able to obtain would be subject to a significant discount, given the number of shares to be sold. On May 20, 2004, RCI announced that it did not reach an agreement during the 21-day exclusive negotiation period to acquire AT&T Wireless' stake. The highest offer made by RCI during the 21-day period was $31 per share. On July 19, 2004, RCI and the Corporation announced the expiration of the 60-day period and the failure of AT&T Wireless to dispose of its equity interest in the Corporation during this period to a third party.

     While RCI was aware that AT&T Wireless continued to be interested in disposing of its shares of the Corporation, there were no further discussions with AT&T Wireless with respect to a possible purchase by RCI until late summer of 2004. In part as a result of the proposed acquisition by Cingular Wireless LLC of AT&T Wireless, RCI became aware that AT&T Wireless wished to again attempt to sell its equity interest in the Corporation. RCI was concerned that the overhang of the shares of the Corporation might negatively affect the market for the RWCI Restricted Voting Shares. Accordingly, RCI agreed to assist AT&T Wireless in connection with a private sale of all of its shares of the Corporation by, among other things, waiving the terms of its right of first negotiation. On September 3, 2004, RCI and AT&T Wireless entered into a letter agreement (to which the Corporation was a party for limited purposes) under which RCI agreed to assist JVII in accordance with the letter agreement in respect of a private sale of its shares of the Corporation. The two restrictions contained in the JVII Shareholders' Agreement referred to above on the ability of AT&T Wireless to sell shares to third parties applied to any sale under the letter agreement. Among other matters, the letter agreement provided a right to RCI to purchase all of the shares of the Corporation from AT&T Wireless at the net proposed sale price by AT&T Wireless to third parties if that sale price (less commissions and expenses) was $36.00 or less.

     As a result of the negotiations with respect to the letter agreement referred to above, RCI considered again whether it was interested in acquiring the shares of the Corporation owned by AT&T Wireless. RCI concluded that there were potential benefits to RCI in doing so, and, as a result, RCI initiated discussions with AT&T Wireless with respect to a possible private agreement acquisition. The decision by RCI to offer to purchase AT&T Wireless' shares of the Corporation represented a shift in its strategy with respect to the AT&T Wireless stake in the Corporation.

     On September 13, 2004, RCI entered into an agreement with AT&T Wireless under which RCI agreed to purchase AT&T Wireless's entire stake in the Corporation. On October 13, 2004, RCI indirectly acquired from AT&T Wireless 48,594,172 RWCI Restricted Voting Shares, representing approximately 60.6% of the issued and outstanding RWCI Restricted Voting Shares. The RWCI Restricted Voting Shares were acquired for a cash purchase price of $36.37 per share, totaling an aggregate of approximately $1,767 million. RCI's offer to purchase those shares was not part of any plan or proposal to acquire additional RWCI Restricted Voting Shares or to take the Corporation private. As a result of that purchase, the pre-bid integration rules contained in applicable Canadian securities laws apply to the Offer. The Offerors have applied to Canadian securities regulators, and anticipate receiving, exemption orders from such rules on the basis that the value of the consideration offered pursuant to the Offer is substantially higher than the consideration paid to AT&T Wireless for the purchase of its RWCI Restricted Voting Shares on October 13, 2004.

     At the request of RCI, on September 27, 2004, the Corporation constituted the Independent Committee with a mandate to, among other things, retain an investment advisor independent of RCI and its affiliates to prepare a formal valuation of the RWCI Restricted Voting Shares in accordance with Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement. In order for the Corporation to be able to make a decision whether to proceed with a possible substantial issuer bid to purchase RWCI Restricted Voting Shares, it was necessary for the Corporation to determine the value of the RWCI Restricted Voting Shares pursuant to a formal valuation prepared by an independent valuator. Such a valuation was required under the terms of the Shareholder Protection Agreement. A substantial issuer bid was being considered as a possibility because it could serve as a mechanism to permit funds to be transferred from the Corporation to RCI in order to permit RCI to repay financing in the amount of approximately $1,750 million to be incurred by RCI to complete the purchase of AT&T Wireless' stake in the Corporation. If such a substantial issuer bid was made, RCI would have had the opportunity to tender the shares of the Corporation acquired from AT&T Wireless to that bid. The substantial issuer bid would also have been made to public shareholders of the Corporation. No decision was ever made as to the possible terms of any such substantial issuer bid.

     On November 7, 2004, Scotia Capital was first contacted by the management of RCI to be available to provide financial advice to RCI on any possible transaction with respect to the Corporation.

     On November 9, 2004, the Independent Committee met and confirmed, following discussions with BMO Nesbitt Burns, that the appropriate valuation approach for determining the fair market value of the RWCI Restricted Voting Shares for purposes of a substantial issuer bid was the fair market value or "en bloc" approach without minority discount, as is required by Rule 61-501 and Policy Q-27. At this meeting, BMO Nesbitt Burns updated the Independent Committee on discussions that it had held with the Corporation's management and reviewed in detail its valuation work. BMO Nesbitt Burns advised the Independent Committee that, subject to completion of due diligence, its preliminary "en bloc" valuation range per share for the RWCI Restricted Voting Shares was $46.00 to $54.00. As part of its presentation to the Independent Committee, BMO Nesbitt Burns provided details regarding the application of each valuation methodology, including key assumptions and limitations. Following the meeting, the Chairman of the Independent Committee communicated this preliminary "en bloc" valuation range to management of RCI.

     On November 9, 2004, upon receipt of the preliminary valuation range, management of RCI concluded that rather than a substantial issuer bid, it could recommend to the RCI board of directors an insider bid by RCI as a first step to potentially taking the Corporation private at a price that was in the best interests of RCI's own shareholders and that could be fair from a financial point of view to Minority Shareholders. As a result, at a meeting held on November 10, 2004, representatives of Scotia Capital presented financial information and advice to the finance committee of the board of directors of RCI. Scotia Capital was not requested to, and did not provide any report or opinion as to the value of the Corporation, RCI, the RWCI Restricted Voting Shares or the RCI Non-Voting Shares. Scotia Capital was not requested to, and did not, evaluate or render an opinion as to the fairness, from a financial point of view, of the consideration proposed to be paid under the Offer to Minority Shareholders. Following Scotia Capital's presentation, management of RCI recommended to the finance committee of the board of directors of RCI that RCI make the Offer.

     Thereafter, RCI requested that the Independent Committee:

     - confirm with BMO Nesbitt Burns that the formal valuation being prepared by it was relevant to an insider bid by RCI and not just a substantial issuer bid by the Corporation;

     - request that any necessary bid valuation work be completed by BMO Nesbitt Burns with respect to the RCI Non-Voting Shares being offered as consideration under the Offer, in part because the Shareholder Protection Agreement required a formal valuation of that consideration;

     - request that BMO Nesbitt Burns do the necessary valuation work in order to determine whether it would be able to deliver an opinion with respect to the Offer Consideration that it was fair, from a financial point of view, to Minority Shareholders; and

     - confirm whether BMO Nesbitt Burns would be able to render an opinion that no formal valuation of the RCI Non-Voting Shares would be necessary under Rule 61-501 and Policy Q-27.

     Based on the recommendation of the finance committee and following presentations from Scotia Capital and management of RCI, the board of directors of RCI, at a meeting held on November 11, 2004, approved the making of the Offer with no directors dissenting or abstaining. RCI recognized that while the BMO Nesbitt Burns' valuation range was preliminary and was prepared in connection with the possibility of a substantial issuer bid by the Corporation, it was desirable to immediately disclose to the market its change in investment intention, and, accordingly, RCI publicly announced its intention to make the Offer immediately following the November 11, 2004 board meeting.

     On November 22, 2004, following a meeting of the Independent Committee and the Board of Directors, the Corporation announced that the Independent Committee had completed its review of the Offer and had received the Valuation and Fairness Opinion. BMO Nesbitt Burns determined, pursuant to the Valuation that, subject to the assumptions and qualifications set forth in the Valuation, the fair market value of the RWCI Restricted Voting Shares is in the range of $46 to $54 per share. This valuation range is the same as the preliminary valuation range publicly disclosed on November 11, 2004. The Fairness Opinion indicated that, as of November 22, 2004, the Offer Consideration is fair, from a financial point of view, to the Minority Shareholders. At an executive committee meeting of the RCI board of directors held immediately following the meeting of the RWCI Board of Directors, RCI approved the making of the Offer on the terms and conditions set forth in the Offer to Purchase and Circular.

REASONS OF RCI FOR THE OFFER

     The Offer represents an opportunity for Minority Shareholders to exchange their RWCI Restricted Voting Shares at an exchange ratio which offers a substantial premium to Minority Shareholders and on terms that the Independent Committee has concluded is fair and reasonable to Minority Shareholders. The consideration offered is slightly above the mid point of the fair market value range for the RWCI Restricted Voting Shares determined pursuant to the Valuation (based on the average trading prices on the TSX for the RCI Non-Voting Shares for the five trading days ending November 10, 2004, which is the last trading day prior to the date on which RCI announced its intention to make the Offer). The consideration offered of 1.75 RCI Non-Voting Shares for each RWCI Restricted Voting Share was equivalent to a price of approximately $50.23 per RWCI Restricted Voting Share (based upon the closing price of the RCI Non-Voting Shares on the TSX on November 10, 2004). The equivalent price of $50.23 per share represented a premium of 13.8% to the volume weighted average of the closing prices of RWCI Restricted Voting Shares on the TSX for the five trading days ending November 10, 2004) and represents a 38% premium to the price paid to AT&T Wireless on October 13, 2004 for its 34.2% equity interest in the Corporation. Furthermore, this price represents a premium of 14.1%, 19.0% and 28.2% to the weighted average closing prices of the RWCI Restricted Voting Shares on the TSX for the 20, 40 and 100 trading day periods, respectively, immediately prior to the public announcement of the Offer. In addition, the RCI Non-Voting Shares are significantly more liquid than the RWCI Restricted Voting Shares and the nature of the share exchange offer permits a tax deferred roll-over into RCI Non-Voting Shares for Canadian federal income tax purposes for an Eligible Holder that makes the required designation in the Letter of Acceptance and Transmittal.

     The value range for the RWCI Restricted Voting Shares established in the Valuation and Fairness Opinion represents fair market value for an "en bloc" sale of 100% of the Corporation. For this purpose, an "en bloc" valuation means a valuation prepared on the basis of the sale of the entire company. Accordingly, in valuing the RWCI Restricted Voting Shares, the Valuation does not include any downward adjustment to reflect the liquidity of the RWCI Restricted Voting Shares, the effect of the Offer or the fact that the RWCI Restricted Voting Shares do not form part of a controlling interest.

     By receiving RCI Non-Voting Shares for RWCI Restricted Voting Shares tendered to the Offer, Minority Shareholders will have the opportunity to continue to participate, through RCI, in the wireless business of the Corporation. In addition, by receiving RCI Non-Voting Shares, Minority Shareholders will have the opportunity to participate in the opportunities associated with other communications-related businesses within the Rogers group of companies, which includes Rogers Media Inc. and Rogers Cable Inc. Many of the Corporation's largest shareholders are also significant shareholders of RCI.

     RCI is making the Offer at this time based on a number of factors, the most important of which are the following:

     - RCI believes that the simplification of the capital and corporate structures and additional operational flexibility that will be available if RCI ultimately acquires all of the RWCI Restricted Voting Shares will benefit the entire Rogers group of companies, including by enhancing the common branding and product bundling initiatives;

     - the Offer provides Minority Shareholders with the opportunity to continue to participate in the wireless business of the Corporation through receiving shares of RCI, a public company with a more diverse asset base and significantly larger capital base than the Corporation;

     - the Offer Consideration is within the range of fair market values determined pursuant to the Valuation, and the Board of Directors has concluded that the Offer is fair and reasonable to Minority Shareholders;

     - BMO Nesbitt Burns has concluded in the Fairness Opinion that the Offer Consideration is fair, from a financial point of view, to Minority Shareholders; and

     - RCI believes that the price at which RCI acquired AT&T Wireless' interest in the Corporation on October 13, 2004 provides Minority Shareholders a relevant comparison to the terms of the Offer.

     For the foregoing reasons, RCI's board of directors also believes that the Offer is fair from a financial point of view to Minority Shareholders.

     If the Offer is completed and RCI thereafter acquires all of the RWCI Restricted Voting Shares held by Minority Shareholders, the Corporation expects to continue to carry on its current business activities as a subsidiary of RCI. As noted above, RCI believes that if the Corporation becomes a wholly-owned subsidiary of RCI, RCI will have additional operational flexibility with regard to how it manages its activities. The simplification of the corporate structure that would result from the elimination of public equity investors in the Corporation may also improve investor understanding of the RCI group of companies.

     If the Offer is completed and RCI subsequently acquires all of the RWCI Restricted Voting Shares from Minority Shareholders, the Corporation intends to apply to cease to be subject to applicable continuous disclosure obligations under Canadian and United States securities laws. The Offer will not affect the continuous disclosure obligations of the Corporation's wholly-owned subsidiary, Rogers Wireless Inc., or RCI.

     The intention of RCI to retain its interest in the Corporation and not to divest its majority interest in the Corporation has precluded the Corporation from considering an alternative transaction to the Offer with an unaffiliated third party purchaser, which could have resulted in a higher price for all Shareholders.

     The Offer Consideration to be received pursuant to the Offer was determined by RCI. See "RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE CORPORATION" in this Circular. The consideration may be below the price that Minority Shareholders would receive if the Corporation were sold to an unaffiliated third party.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

     The Offerors have not made any provision to grant unaffiliated shareholders of the Offerors access to the corporate files of the Offerors, except as required under applicable law, or to obtain counsel or appraisal services at their expense.

STRUCTURE OF TRANSACTION

     The proposed transaction has been structured as an offer because the Offer will permit RCI to acquire any and all RWCI Restricted Voting Shares tendered to the Offer regardless of the number of shares actually tendered.

     If the Offerors acquire, pursuant to the Offer, at least 90% of the RWCI Restricted Voting Shares owned by Minority Shareholders, the Offerors intend to acquire the balance of the RWCI Restricted Voting Shares pursuant to a Compulsory Acquisition pursuant to the statutory right contained in the CBCA.

     If the Offerors do not acquire a sufficient number of RWCI Restricted Voting Shares under the Offer in order to be entitled to effect a Compulsory Acquisition, but RCI acquires at least 2,334,526 RWCI Restricted Voting Shares (as at November 22, 2004), RCI and its affiliates will own at least 90% of the RWCI Restricted Voting Shares if RCI converts at least 62,819,371 of its RWCI Class A Shares into RWCI Restricted Voting Shares (assuming all exercisable RWCI Options are exercised). Accordingly, if the Offerors acquire at least 2,334,526 RWCI Restricted Voting Shares under the Offer, RCI currently intends to convert that number of RWCI Class A Shares and to initiate a Subsequent Acquisition Transaction under which the Offerors would acquire all of the remaining RWCI Restricted Voting Shares held by Minority Shareholders for the same consideration as provided in the Offer. While it is RCI's current intention in connection with a Subsequent Acquisition Transaction to convert approximately 62,819,371 RWCI Class A Shares into RWCI Restricted Voting Shares if RCI acquires at least 2,334,526 RWCI Restricted Voting Shares under the Offer, RCI reserves the absolute discretion to decide whether or not to do so. Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement provide in effect that, in addition to any other required security holder approval, in order to complete a Subsequent Acquisition Transaction, the approval of a simple majority of the votes cast by Minority Shareholders of the RWCI Restricted Voting Shares must be obtained. In certain circumstances, the Shareholder Protection Agreement requires approval by 66 2/3 of the votes cast by Minority Shareholders. However, if the Offerors and their affiliates are the owners of 90% or more of the RWCI Restricted Voting Shares, the requirement under Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement for minority approval would not apply to the transaction if a statutory dissent and appraisal remedy is available or a substantially equivalent enforceable right is made available to the Minority Shareholders. It is the Offerors' intention that such a dissent and appraisal remedy would be available to Minority Shareholders in connection with a Subsequent Acquisition Transaction.

PLANS FOR THE CORPORATION AFTER THE OFFER

     RCI will increase its equity ownership of the Corporation as a result of the Offer, and, depending on the number of RWCI Restricted Voting Shares tendered to the Offer, RWCI may become a wholly-owned subsidiary of RCI pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. RCI will continue to operate as a holding company for its operating subsidiaries.

     Except as otherwise described in this Circular, neither RCI nor the Corporation has any current plans or proposals or is participating in any negotiations, except in connection with the integration of Microcell with Rogers Wireless Inc., which relate to or would result in:

     (a) any extraordinary transaction, such as a merger, reorganization or liquidation involving the Corporation or any of its subsidiaries;

     (b) any purchase, sale or transfer of shares or a material portion of the assets of the Corporation or its subsidiaries;

     (c) any change in the management of the Corporation or any change in any material term of the employment contract of any executive officer; or

     (d) any other material change in the corporate structure or business of the Corporation.

     Nevertheless, RCI or the Corporation may initiate, from time to time, reviews of the Corporation's assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the completion of the Offer. RCI and the Corporation expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments.

IF THE CORPORATION DOES NOT BECOME A WHOLLY-OWNED SUBSIDIARY

     If the Corporation does not become a wholly-owned subsidiary of RCI as a result of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Corporation will continue to operate its businesses as a publicly traded subsidiary of RCI, provided there are sufficient remaining shareholders and publicly held RWCI Restricted Voting Shares to enable such shares to continue to be eligible to be traded on the TSX and NYSE. If the Offer is not completed for any reason, any Letter of Acceptance and Transmittal completed by a Shareholder will be of no effect and the Depositary will return all share certificates deposited under the Offer to the holders thereof as soon as practicable.

EXPENSES OF THE OFFER

     RCI will fund the costs of the Offer including legal, accounting, filing and printing costs, the cost of preparation and mailing of this Offer to Purchase and Circular and BMO Nesbitt Burns' fees in respect of preparing the Valuation and Fairness Opinion, plus out-of-pocket expenses. Such costs are expected to be approximately as set forth below. The Corporation will pay the fees paid to the members of the Independent Committee, the fees of the Independent Committee's legal counsel and the legal, accounting, filing and printing costs related to the preparation of the Directors' Circular. Such costs are expected to be approximately as set forth below:

                                                                PAID BY           PAID BY
                                                                  RCI         THE CORPORATION
                                                              ------------    ---------------
Filing Fees.................................................  $    153,000       $     --
Financial Advisors' Fees and Expenses.......................   2.4 million             --
Legal Fees and Expenses.....................................       950,000         75,000
Accounting Fees and Expenses................................       150,000        150,000
Depository and Solicitation Fees............................       500,000             --
Printing and Mailing Costs..................................        75,000         30,000
Miscellaneous...............................................        50,000         50,000
                                                              ------------       --------
     TOTAL..................................................     4,278,000        305,000
                                                              ============       ========

                    INDEPENDENT COMMITTEE OF THE CORPORATION

     On September 27, 2004, at the request of RCI, the Board of Directors established a committee of directors of the Corporation independent of RCI, its associates and affiliates and management of the Corporation, to, among other matters, retain a financial adviser to prepare a formal valuation of the RWCI Restricted Voting Shares in accordance with Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement, in connection with a possible substantial issuer. Such a bid was being considered as a mechanism to transfer funds to RCI to repay the bridge loan incurred by RCI in acquiring the RWCI Restricted Voting Shares of AT&T Wireless. Any such offer would have been made to all shareholders of the Corporation. The Corporation was of the view that until it had an indication of the likely range of fair market values for the RWCI Restricted Voting Shares pursuant to a formal valuation, it could not assess or come to a view whether it would be prepared to initiate a substantial issuer bid.

     The Independent Committee is composed of James C. Grant (as Chairman), George A. Fierheller and Pierre L. Morrissette, the three directors of the Corporation elected by Minority Shareholders, all of whom are independent of RCI, its associates and affiliates, and of management of the Corporation. The Independent Committee retained Ogilvy Renault as its legal adviser and BMO Nesbitt Burns as its financial advisor. BMO Nesbitt Burns was asked by the Independent Committee to prepare a formal valuation of the RWCI Restricted Voting Shares on the assumption that the Corporation would make a substantial issuer bid for RWCI Restricted Voting Shares on terms as yet undetermined.

MANDATE

     The Independent Committee's mandate was to: (a) retain independent legal counsel to advise the Independent Committee; (b) retain a financial advisor independent of RCI its associates and affiliates and management of the Corporation, to prepare a formal valuation (in accordance with Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement) of the RWCI Restricted Voting Shares and to supervise the preparation of that valuation; (c) carry out any negotiations that may be necessary between the Corporation and RCI in connection with a substantial issuer bid; and (e) take such other actions as the Independent Committee considered necessary or desirable in order to carry out its mandate. On November 10, 2004, RCI requested that the Independent Committee (which request was subsequently ratified by the Board of Directors):

     - confirm with BMO Nesbitt Burns that the formal valuation being prepared by it was relevant to an insider bid by RCI and not just a substantial issuer bid by the Corporation;

     - request that any necessary bid valuation work be completed by BMO Nesbitt Burns with respect to the RCI Non-Voting Shares being offered as consideration under the Offer, in part because the Shareholder Protection Agreement required a formal valuation of that consideration;

     - request that BMO Nesbitt Burns do the necessary valuation work in order to determine whether it would be able to deliver an opinion that the Offer Consideration is fair, from a financial point of view, to Minority Shareholders; and

     - confirm whether BMO Nesbitt Burns would be able to render an opinion that no formal valuation of the RCI Non-Voting Shares would be necessary under Rule 61-501 and Policy Q-27.

DELIBERATIONS AND RECOMMENDATION OF THE INDEPENDENT COMMITTEE

     Between October 7, 2004 and November 22, 2004, the Independent Committee met formally nine times.

     On November 9, 2004, the Independent Committee confirmed, following discussions with BMO Nesbitt Burns, that the appropriate valuation approach for determining the fair market value of the RWCI Restricted Voting Shares for the purposes of a substantial issuer bid was the fair market value or "en bloc" approach without minority discount, as is required by Rule 61-501 and Policy Q-27. At this meeting, BMO Nesbitt Burns updated the Independent Committee on discussions that it had held with the Corporation's management and reviewed in detail its valuation work. BMO Nesbitt Burns advised the Independent Committee that, subject to completion of due diligence, its preliminary "en bloc" valuation range per share for the RWCI Restricted Voting Shares was $46.00 to $54.00. As part of its presentation to the Independent Committee, BMO Nesbitt Burns provided details regarding the application of each valuation methodology, including key assumptions and limitations. After RCI decided to make the Offer, subsequently BMO Nesbitt Burns confirmed that the same "en bloc" valuation approach would be applicable to determining the fair market value of the RWCI Restricted Voting Shares in connection with the Offer.

     On November 22, 2004, BMO Nesbitt Burns provided its final written Valuation and its Fairness Opinion in which it concluded that the Offer Consideration is fair, from a financial point of view, to Minority Shareholders.

     In considering whether the Offer is in the best interests of the Minority Shareholders, the Independent Committee considered relevant factors including the following:

     (a)   the Valuation and Fairness Opinion;

     (b) the fact that the consideration under the Offer had a value (determined based on average closing prices for the RWCI Restricted Voting Shares and the RCI Non-Voting Shares for the five day period ending November 10, 2004, which is the last trading day prior to the date on which RCI announced its intention to make the Offer) slightly above the mid-point of the BMO Nesbitt Burns valuation range for the RWCI Restricted Voting Shares;

     (c) the liquidity of the market for the RWCI Restricted Voting Shares and the relatively greater liquidity of the RCI Non-Voting Shares;

     (d) the opportunity for Minority Shareholders to continue to participate in the wireless business of the Corporation through receiving shares of RCI, a public company with a more diverse asset base and significantly larger capital base than the Corporation;

     (e) the fact that RCI controls the Corporation, with the result that there is no prospect of an offer for the RWCI Restricted Voting Shares from a third party;

     (f) based on the average closing prices on the TSX for the RWCI Restricted Voting Shares for the five day period ending November 10, 2004, the Offer represents a premium of 14.1%, 19.0% and 28.2% to the weighted average closing prices of the RWCI Restricted Voting Shares for the 20, 40 and 100 trading day periods ending on that date, and a 38% premium to the price paid to AT&T Wireless for their shares of the Corporation;

     (g) the consideration under the Offer can be received on a tax deferred "rollover" basis for Canadian federal income tax purposes for an Eligible Holder that makes the required designation in the Letter of Acceptance and Transmittal;

     (h) the simplified corporate structure that will result if the Corporation is taken private will enhance the common branding and product bundling initiatives in the Rogers group of companies;

     (i) the recent $2,800 million high yield debt offering by Rogers Wireless and the additional leverage to which the Corporation will be exposed; and

     (j) the expected distribution of $1,750 million from Rogers Wireless Inc. as a return of capital to the Corporation (following the closing of the $2,800 million high yield debt offering) and the Corporation's review of the various methods of transferring such distribution to its Shareholders so RCI will have adequate funds to repay its $1,750 million bridge facility incurred in connection with RCI's acquisition of RWCI shares from AT&T Wireless.

     In reaching its determination, the Independent Committee also considered and evaluated, among other things: (a) information concerning the business, operations, property, assets, financial condition, operating results and prospects of the Corporation and RCI; (b) current industry, economic and market conditions and trends and its informed expectations as to the prospects for the wireless voice communications industry; and (c) historical market prices and trading information with respect to the RWCI Restricted Voting Shares and the RCI Non-Voting Shares.

     After considering all of these factors, the Independent Committee concluded that the price and terms of the Offer are fair and reasonable to Minority Shareholders and recommended that the Board of Directors recommend that Minority Shareholders accept the Offer. On November 22, 2004, the Independent Committee reported its conclusions and recommendations and presented the Valuation and Fairness Opinion to the Board of Directors.

          RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE CORPORATION

     After due consideration of the report and recommendation of the Independent Committee and the Valuation and Fairness Opinion, the Board of Directors determined that the Offer is fair and reasonable to Minority Shareholders and resolved to recommend that holders of RWCI Restricted Voting Shares tender such shares to the Offer. The resolution to recommend acceptance of the Offer was passed unanimously with all directors or officers of the Offerors or their associates abstaining from voting.

REASONS FOR RECOMMENDATION

     In reaching its decision to recommend acceptance of the Offer, the Board of Directors considered a number of factors, including the following:

     (a) the report of the Independent Committee which advised the Board of Directors that the Independent Committee was of the opinion that the Offer is fair and reasonable to Minority Shareholders and recommended that the Board of Directors recommend that Minority Shareholders accept the Offer;

     (b)   the Valuation and Fairness Opinion; and

     (c) the factors considered by the Independent Committee as described above.

     The foregoing discussion of the information and factors considered by the Independent Committee and the Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Independent Committee and the Board of Directors. In reaching the determination to recommend acceptance of the Offer, the Independent Committee and the Board of Directors did not assign any relative or specific weights to the foregoing factors that were considered, and individual directors may have given different weights to different factors.

     Notwithstanding the Board of Directors' recommendation, Shareholders are urged to evaluate carefully all information in the Offer to Purchase and Circular, consult their own investment and tax advisors and make their own decisions whether to deposit RWCI Restricted Voting Shares under the Offer.

                                   VALUATION

     Under the provisions of the securities laws of Ontario and Quebec, and the Shareholder Protection Agreement, respecting insider bids, RCI is required, unless otherwise exempted, to have a formal valuation of the RWCI Restricted Voting Shares and the RCI Non-Voting Shares offered as consideration for such shares prepared by a qualified and independent valuator based on techniques that are appropriate in the circumstances, after considering all relevant assumptions, that determines the value or range of values for the RWCI Restricted Voting Shares and the RCI Non-Voting Shares.

     Accordingly, pursuant to the Engagement Letter between the Corporation and BMO Nesbitt Burns, BMO Nesbitt Burns was engaged to provide financial advice to the Independent Committee and to prepare the Valuation and Fairness Opinion under the supervision of the Independent Committee, to consider whether a formal valuation of the RCI Non-Voting Shares was required under Rule 61-501 and Policy Q-27 and to prepare a formal valuation of such shares in accordance with the Shareholder Protection Agreement, and to consider whether the Offer Consideration is fair, from a financial point of view, to Minority Shareholders.

BMO NESBITT BURNS ENGAGEMENT

     As noted above, the Independent Committee retained BMO Nesbitt Burns to provide advice and assistance to the Independent Committee and to prepare and deliver to the Independent Committee the Valuation and Fairness Opinion. BMO Nesbitt Burns was formally engaged by the Independent Committee under the Engagement Letter. The terms of the Engagement Letter provide that BMO Nesbitt Burns is to be paid (i) $700,000 when it communicates the valuation range and its commitment to deliver the Valuation to the Independent Committee, and (ii) an additional $600,000 for its advisory services related to the Offer and delivery of the Fairness Opinion plus, in any event, its out of pocket expenses.

     BMO Nesbitt Burns is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Valuation and Fairness Opinion represent the opinions of BMO Nesbitt Burns and the form and content thereof have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

     BMO Nesbitt Burns has been determined by the Independent Committee to be qualified and independent for purposes of preparing the Valuation and Fairness Opinion. See the Valuation and Fairness Opinion attached hereto as Schedule "D".

SUMMARY

     The following constitutes a summary only of the Valuation and Fairness Opinion. The Valuation and the Fairness Opinion have been prepared and provided solely for the use of the Independent Committee and the Board of Directors and for inclusion in this Circular and the Directors' Circular, and may not be used or relied upon by any other person without the express prior written consent of BMO Nesbitt Burns. BMO Nesbitt Burns believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by BMO Nesbitt Burns, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation and the Fairness Opinion. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The following summary is qualified in its entirety by the full text of the Valuation and Fairness Opinion which is appended hereto as Schedule "D".

     BMO Nesbitt Burns was retained by the Independent Committee to prepare and deliver a formal valuation of the RWCI Restricted Voting Shares in accordance with the requirements of Rule 61-501, Policy Q-27 (collectively, the "Rules"), and the Shareholder Protection Agreement, to prepare a valuation of the RCI Non-Voting Shares in accordance with the Shareholder Protection Agreement and to provide its opinion as to the fairness, from a financial point of view, of the consideration offered under the Offer to Minority Shareholders.

     On November 9, 2004, BMO Nesbitt Burns delivered to the Independent Committee a preliminary "en bloc" value range of $46.00 to $54.00 per share for the RWCI Restricted Voting Shares. On November 22, 2004, having completed its updating diligence and internal review and approval processes, BMO Nesbitt Burns met with the Independent Committee and reconfirmed, and delivered its final Valuation and Fairness Opinion setting forth, its formal valuation range of $46.00 to $54.00 per share for the RWCI Restricted Voting Shares and opined that the consideration offered under the Offer is fair, from a financial point of view, to the Minority Shareholders.

     In the preparation of its formal valuation, BMO Nesbitt Burns performed due diligence on the Corporation and RCI, conducted discussions with senior financial management of the Corporation, and relied upon information and forecasts supplied by the Corporation as well as publicly available financial information, all as detailed in the Valuation.

     The fair market value of the RWCI Restricted Voting Shares was analyzed on a going concern basis, which included the acquisition of Microcell, and on an "en bloc" basis in accordance with the Rules.

     For the purposes of determining the value of the RWCI Restricted Voting Shares, BMO Nesbitt Burns relied on three methodologies:

     -  the discounted cash flow ("DCF") approach;

     -  the comparable trading approach; and

     -  the precedent transaction approach.

     The following is a summary of the range of fair market values of the RWCI Restricted Voting Shares resulting from the DCF approach, the comparable trading approach, and the precedent transaction approach:

                                                              EQUITY VALUE PER
                                                                 RWCI SHARE
                                                              ----------------
                                                               LOW       HIGH
                                                              ------    ------
Discounted cash flow approach...............................  $47.18    $56.46
Comparable trading approach (2005E & 2006E average).........  $41.63    $52.58
Precedent transaction approach..............................  $39.08    $48.90

     In arriving at its opinion as to the fair market value of the RWCI Restricted Voting Shares, BMO Nesbitt Burns, for the reasons set forth in the Valuation and Fairness Opinion, attributed the greatest weight to the DCF approach and the least weight to the precedent transaction approach. BMO Nesbitt Burns concluded that no material additional synergy value should be assigned to the RWCI Restricted Voting Shares.

     In considering the value of the RCI Non-Voting Shares being offered as consideration under the Offer for the purposes of the Fairness Opinion and the Valuation of the RCI Non-Voting Shares in accordance with the Shareholders' Protection Agreement, BMO Nesbitt Burns relied upon the market trading approach. The market trading approach was deemed by BMO Nesbitt Burns to be an appropriate basis for valuing the consideration offered to Minority Shareholders under the Offer after considering several factors, all as detailed in the Valuation. BMO Nesbitt Burns considered the following range of recent trading levels for the RCI Non-Voting Shares:

                                                        RCI NON-VOTING SHARES         IMPLIED
                                                           TRADE WEIGHTED            VALUE OF
PERIOD ENDING NOVEMBER 19, 2004                            SHARE PRICE (1)       CONSIDERATION (2)
-------------------------------                         ---------------------    -----------------
1 Day.................................................         $29.11                 $50.94
10 Days...............................................         $29.01                 $50.76
20 Days...............................................         $28.68                 $50.19
30 Days...............................................         $28.33                 $49.58

---------------

(1) Highest price traded in last 10 trading days was $30.37.

(2) Based on 1.75 RCI Non-Voting Shares per RWCI Restricted Voting Share.

     Based on its market trading analysis, BMO Nesbitt Burns determined a value range for the RCI Non-Voting Shares of $28.00 to $30.00 per share.

     Minority Shareholders accepting the Offer will receive 1.75 RCI Non-Voting shares for each RWCI Restricted Voting Share, representing $49.00 to $52.50 based on the foregoing valuation range for the RCI Non-Voting Shares, which is within the value range in the Valuation.

     Based upon and subject to the matters described in the Fairness Opinion, BMO Nesbitt Burns concluded that, as of November 22, 2004, the consideration offered under the Offer is fair, from a financial point of view, to the Minority Shareholders.

SCOTIA CAPITAL PRESENTATION

     In the course of providing advice to RCI, Scotia Capital provided to the board of directors of RCI on November 11, 2004 a presentation of financial information and analysis. Scotia Capital did not have the opportunity to conduct due diligence in respect of the Corporation or have discussions with RWCI management. Scotia Capital has, on occasion, acted as financial advisor to RCI with respect to strategic initiatives and acts as a member of RCI's banking group. Scotia Capital also has participated in some of RCI's equity financings. In preparing its analysis, Scotia Capital reviewed and relied upon (without independently verifying the completeness or the accuracy thereof), among other things, publicly available information regarding RCI, the Corporation and Microcell and such other corporate, industry and financial market information, investigations and analyses as Scotia Capital considered necessary or appropriate in the circumstances. The analysis presented by Scotia Capital was indicative in nature and was prepared solely to provide RCI with a preliminary illustration of the pricing of RWCI Restricted Voting Shares to assist RCI in formulating its offer. Such analysis was not intended as an opinion, report or valuation of the RWCI Restricted Voting Shares. The summary set forth below does not purport to be a complete description of the analysis presented to management and the board of directors of RCI. The description of the analysis set forth below is qualified in its entirety by reference to the text of such analysis.

SHAREHOLDER BASE

     Scotia Capital provided to the board of directors of RCI an analysis of the RWCI shareholder base. The analysis was based on publicly available information. Due to the time lag between trading activity and public filing, the analysis did not offer a definitive current view of RWCI's shareholder base. Scotia Capital estimated that the top 20 institutional shareholders in RWCI owned approximately 20% of the RWCI Restricted Voting Shares not held by RCI and RCI Subco. Scotia Capital performed a cross-shareholder analysis of the top 20 institutional shareholders in RWCI and their respective holdings in RCI Non-Voting Shares and determined that 15 of the top 20 RWCI institutional shareholders were holders of RCI Non-Voting Shares. Scotia Capital described the share price performance and trading patterns for both the RWCI Restricted Voting Shares and the RCI Non-Voting Shares since January 2001, including reviewing the two year historical exchange ratio of RCI and RWCI relative to the 20-day moving average, the implied exchange ratio paid for the AT&T Wireless stake and the exchange ratio offered by RCI in its unsuccessful attempt to acquire the outstanding RWCI Restricted Voting Shares not held by RCI and RCI Subco in 2001.

     Scotia Capital also estimated that a number of RWCI Restricted Voting Shares, equivalent to approximately 90% of the RWCI Restricted Voting Shares not held by RCI and RCI Subco, had traded on the TSX since November 2003 at a price less than $40.00 per share.

PRELIMINARY FINANCIAL ANALYSIS

     Scotia Capital reviewed the preliminary BMO Nesbitt Burns valuation range in the context of the Corporation's 52-week trading range on the TSX, consensus research estimates and selected precedent transactions. Scotia Capital reviewed the trading of the RWCI Restricted Voting Shares on the TSX over the last 52 weeks and noted that it was in the range of $25.75 to $46.71 per RWCI Restricted Voting Share. Scotia Capital also informed the board of directors of RCI that, at the time of its analysis, equity research analysts had established price targets for RWCI Restricted Voting Share ranging from $47.00 to $65.00. In its review of selected precedent transactions, Scotia Capital applied an illustrative EBITDA multiple range of 8.0x to 10.0x to RWCI yielding an illustrative pricing range of approximately $48.53 to $66.89 per RWCI Restricted Voting Share. EBITDA was defined as the earnings before interest, taxes, depreciation and amortization. Enterprise value was defined as the equity market value of the subject company plus its net indebtedness, the value of its preferred stock and the value of any minority interest in the applicable company.

     In preparing its selected precedent transactions analysis, Scotia Capital reviewed publicly available information with respect to recent transactions in the wireless telecommunications industry in North America. For the purposes of its analysis, Scotia Capital considered transactions where the target company had significant cellular operations to be the most relevant and comparable. Such transactions include those referred to in the table below.

                                                                                                            ENTERPRISE VALUE
                                                                                                            ----------------
ANNOUNCE DATE            ACQUIROR                                     TARGET                                REVENUE   EBITDA
-------------            --------                                     ------                                -------   ------
                                                                                                            (Last 12 Months)
CANADIAN TRANSACTIONS
  20-Sep-04............  Rogers Wireless Communications Inc.          Microcell Telecommunications Inc.       2.4x    19.0x
  13-Sep-04............  Rogers Communications Inc.                   Rogers Wireless Communications Inc.     2.2x     7.3x
  21-Aug-00............  Telus Corp.                                  Clearnet Communications Inc.           14.4x     n.m.
  30-Jul-99............  BCE Inc.                                     BCE Mobile Communications               3.9x    16.0x
U.S. TRANSACTIONS
  17-Feb-04............  Cingular Wireless                            AT&T Wireless                           3.0x    10.5x
  15-Nov-00............  Verizon Wireless                             Price Communications Wireless           7.4x    13.7x
  27-Aug-00............  Deutsche Telekom                             Powertel Inc.                          18.7x     n.m.
  24-Jul-00............  Deutsche Telekom                             VoiceStream Wireless Corporation       12.7x     n.m.

     In addition, Scotia Capital compared, using publicly available information, selected financial information of the Corporation with similar information for selected publicly traded wireless telecommunications companies located in Canada and the United States.

     Scotia Capital also provided the board of directors of RCI with its views as to offer strategy and timing, as well as to the potential reaction to the Offer by holders of RCI Non-Voting Shares and RWCI Restricted Voting Shares.

AVAILABILITY OF VALUATION AND PRESENTATION

     A copy of the Valuation and Fairness Opinion is attached hereto as Schedule "D". Copies of both the Valuation and Fairness Opinion and the Scotia Capital presentation will be made available for inspection and copying by a Shareholder or their representative designated in writing at the principal offices of RCI during regular business hours.

PRIOR VALUATIONS

     RCI, after making reasonable enquiries of its directors and senior officers, is unaware of any prior valuations, as defined in the Rules, of (i) the RWCI Restricted Voting Shares, the Corporation or its material assets or
(ii) the RCI Non-Voting Shares, RCI or its material assets, that have been made within 24 months preceding the date of the Offer. For this purpose, a prior valuation means a valuation or appraisal that, if disclosed, would reasonably be expected to affect the decision of a Shareholder to retain or dispose of RWCI Restricted Voting Shares.

VALUATION OF RCI NON-VOTING SHARES

     RCI is required in connection with the Offer to include in this Circular a formal valuation of the RWCI Restricted Voting Shares prepared by an independent valuator under the supervision of a committee of independent directors of the Corporation. That is a requirement of the Rules and the Shareholder Protection Agreement. The inclusion of the Valuation in this Circular satisfies those requirements. In addition, under the Rules, RCI is required, unless an exemption is available, to include in this Circular a formal valuation of the RCI Non-Voting Shares being issued as consideration under the Offer. In connection with the Offer, RCI is relying upon an exemption from that requirement contained in Rule 61-501 that is available because (i) there is a liquid market (as defined in Rule 61-501) in the RCI Non-Voting Shares, (ii) the RCI Non-Voting Shares being issued as consideration under the Offer constitute less than 25% of the number of RCI Non-Voting Shares outstanding immediately before the Offer,
(iii) the RCI Non-Voting Shares being issued as consideration under the Offer will be freely tradeable upon the completion of the Offer, (iv) as expressed, and for the reasons stated in its Valuation, BMO Nesbitt Burns is of the opinion that a formal valuation of the RCI Non-Voting Shares is not required, and (v) RCI has indicated that it has no knowledge of any material information concerning RCI or its securities that has not been generally disclosed. Policy Q-27 provides an exemption from the obligation to prepare a formal valuation of the RCI Non-Voting Shares on the same basis as is contained in Rule 61-501 (and described above) except that Policy Q-27 limits the number of RCI Non-Voting Shares which may be issued under that exemption to not more than 10% of the number of RCI Non-Voting Shares outstanding immediately before the distribution of RCI Non-Voting Shares under the Offer. RCI has applied for and obtained an exemption from the obligation to prepare a formal valuation of the RCI Non-Voting Shares under Policy Q-27 on the basis that the Offerors otherwise comply with the Policy Q-27 exemption described above provided that the number of RCI Non-Voting Shares to be distributed under the Offer is less than 25% of the number of RCI Non-Voting Shares outstanding immediately before the Offer. The number of RCI Non-Voting Shares to be issued in connection with the Offer is approximately 15.48% of the number of RCI Non-Voting Shares outstanding immediately prior to the Offer.

     RCI is required under the Shareholder Protection Agreement to have a formal valuation of the RCI Non-Voting Shares being issued as consideration under the Offer prepared by an independent valuator under the supervision of a committee of independent directors of the Corporation. The valuation of the RCI Non-Voting Shares contained in the Valuation satisfies that requirement.

     CERTAIN TRANSACTIONS AND RELATIONSHIPS BETWEEN RCI AND THE CORPORATION

     The Corporation and Rogers Wireless Inc. have entered into a number of intercompany agreements with RCI and its other subsidiaries. These agreements govern the management, commercial and cost-sharing arrangements that the Corporation has with RCI and its other subsidiaries, including Rogers Cable Inc. The Corporation has also entered into a number of agreements with AT&T Wireless, which until October 13, 2004, held a 34.2% equity interest in the Corporation, and other companies previously affiliated with AT&T Wireless. The AT&T Wireless agreements principally relate to commercial matters. The RCI agreements and arrangements are summarized below. Copies of agreements relating to certain of the agreements described below, which RCI and the Corporation have determined may be material, are included as Exhibits to the Offerors' tender offer materials on Schedule TO.

     The Corporation monitors its intercompany and related party agreements to ensure the agreements remain beneficial to it. The Corporation is continually evaluating the expansion of existing arrangements and the entry into new agreements. The Corporation's agreements with the Rogers group of companies have historically focused on areas of operations in which joint or combined services provide efficiencies of scale or other synergies. For example, beginning in late 2001, RCI began managing the customer call center operations of both the Corporation and Rogers Cable Inc., with a goal of improving productivity, increasing service levels and reducing cost.

     More recently, the Corporation's arrangements with RCI and its other subsidiaries are increasingly focusing on sales and marketing activities. In February 2004, the Board of Directors approved two additional arrangements between Rogers Cable Inc. and the Corporation:

     - DISTRIBUTION. The Corporation will provide management services to Rogers Cable Inc. in connection with the distribution of Rogers Cable Inc.'s products and services through retail outlets and dealer channels and will also manage Rogers Cable Inc.'s e-commerce relationships. The Corporation also may manage other distribution relationships for Rogers Cable Inc. if mutually agreed by Rogers Cable Inc. and the Corporation.

     - ROGERS BUSINESS SERVICES. The Corporation will establish a division, Rogers Business Solutions, that will provide a single point of contact to offer the full range of the Corporation's products and services and Rogers Cable Inc.'s products and services to small and medium businesses and, in the case of telecommunication virtual private network services, to corporate business accounts and employees.

     The definitive terms and conditions of the agreements between Rogers Cable Inc. and the Corporation relating to these arrangements will be subject to the approval of the audit committee of the Board of Directors.

     In addition, the Corporation continues to look for other operations and activities that the Corporation can share or jointly operate with other companies within the Rogers group of companies. Specifically, the Corporation is considering the expansion of intercompany arrangements relating to sales and marketing activities as well as other arrangements that may result in greater integration with other companies within the Rogers group of companies. The Corporation is also presently considering with RCI the terms upon which the Corporation and Rogers Cable Inc. may further outsource information technology operations to RCI. The Corporation is also considering the terms upon which it may provide billing and other services to Rogers Cable Inc. in connection with its launch of local telephony services. The Corporation is presently carrying out development work to support the launch of local telephony services by Rogers Cable Inc. The Corporation is reimbursed for this work by Rogers Cable Inc. The Corporation also provides billing services to Rogers Cable Inc. in connection with the resale of long distance telephone service as part of Rogers Cable Inc.'s bundles. In the future, market conditions may require the Corporation to further strengthen its arrangements to better coordinate and integrate its sales and marketing and operational activities with its affiliated companies. Any new arrangements, including the new proposed arrangements described above, will be entered into only if the Corporation believes such arrangements are in its best interests.

                                RCI ARRANGEMENTS

     MANAGEMENT SERVICES AGREEMENT. The Corporation has entered into a management services agreement with RCI under which RCI provides executive, administrative, financial, strategic planning, information technology and various additional services to the Corporation. Those services relate to, among other things, assistance with tax advice, Canadian regulatory matters, financial advice (including the preparation of business plans and financial projections and the evaluation of PP&E expenditure proposals), treasury services, service to the Board of Directors and committees of such Board of Directors, and advice and assistance on relationships with employee groups, internal audits, investor relations, purchasing and legal services. In return for these services, the Corporation has agreed to pay RCI fees equal to the greater of $8.0 million per year (adjusted for changes in the Canadian Consumer Price Index from January 1,
1991) and an amount determined by both RCI and the independent directors serving on the Corporation's Audit Committee. The Corporation also has agreed to reimburse RCI for all out-of-pocket expenses incurred with respect to services provided to it by RCI under the management services agreement.

     CALL CENTERS. The Corporation is party to an agreement with RCI pursuant to which RCI provides customer service functions through its call centers. The Corporation pays RCI commissions for new subscriptions, products and service options purchased by subscribers through the call centers. The Corporation reimburses RCI for the cost of providing these services based on the actual costs incurred. The Corporation is not obligated to pay additional amounts and may receive a refund if costs, based on actual call volume multiplied by an agreed upon cost per call rate, are higher than actual costs. In addition, the Corporation owns the assets used in the provision of services. This agreement is for an indefinite term and is terminable by either party upon 90 days' notice.

     INVOICING OF COMMON CUSTOMERS. Pursuant to an agreement with Rogers Cable Inc., the Corporation purchases the accounts receivable of Rogers Cable Inc. for common subscribers who elect to receive a consolidated invoice. The Corporation is compensated for costs of bad debts, billing costs and services and other determinable costs by purchasing these receivables at a discount. The discount is based on actual costs incurred for the services provided and is reviewed periodically. This agreement is for a term of one year.

     ACCOUNTS RECEIVABLE. RCI manages the Corporation's subscriber account collection activities. The Corporation is responsible, however, for the costs incurred in the collection and handling of its accounts.

     REAL ESTATE. The Corporation leases, at market rates, office space to RCI and RCI's subsidiaries. RCI also manages the real estate that the Corporation leases or owns. The Corporation reimburses RCI for the costs it incurred based on various factors, including the number of sites managed and employees utilized.

     WIRELESS SERVICES. The Corporation provides wireless services to RCI and its subsidiaries. The fees the Corporation receives are based on actual usage at market rates.

     DISTRIBUTION OF COMPANY'S PRODUCTS AND SERVICES. The Corporation and Rogers Cable Inc. have entered into an agreement for the sale of its products and services through the Rogers Video retail outlets owned by Rogers Cable Inc. The Corporation pays Rogers Cable Inc. commissions for new subscriptions equivalent to amounts paid to third-party distributors.

     DISTRIBUTION OF ROGERS CABLE INC.'S PRODUCTS AND SERVICES. The Corporation has agreed to provide retail field support to Rogers Cable Inc. and to represent Rogers Cable Inc. in the promotion and sales of their business products and services. Under the retail field support agreement, its retail sales representatives receive sales commissions for achieving sales targets with respect to Rogers Cable Inc. products and services, the cost of which to it is reimbursed by Rogers Cable Inc.

     TRANSMISSION FACILITIES. The Corporation has entered into agreements with Rogers Cable Inc. to share the construction and operating costs of certain co-located fiber-optic transmission and microwave facilities. The costs of these facilities are allocated based on usage or ownership as applicable. Since there are significant fixed costs associated with these transmission links, the Corporation has achieved economies of scale by sharing these facilities with Rogers Cable Inc., resulting in reduced capital costs. In addition, the Corporation receives payments from Rogers Cable Inc. for the use of its data, circuits, data transmission and links. The price of these services is based on usage.

     ADVERTISING. The Corporation advertises its products and services through radio stations and other media outlets owned by Rogers Media Inc. The Corporation receives a discount from the customary rates of Rogers Media Inc.

     OTHER COST SHARING AND SERVICES AGREEMENTS. The Corporation has entered into other cost sharing and services agreements with RCI and its subsidiaries in the areas of accounting, purchasing, human resources, accounts payable processing, remittance processing, payroll processing, e-commerce, the RCI data center and other common services and activities. Generally, these services are provided to it and other RCI subsidiaries by RCI and have renewable terms of one year and may be terminated by either party on 30 to 90 days notice. To the extent that RCI incurs expenses and makes PP&E expenditures, these costs are typically reimbursed by the Corporation, on a cost recovery basis, in accordance with the services provided on its behalf by RCI.

     CORPORATE OPPORTUNITY. The Corporation has agreed with RCI under a business areas and transfer agreement that RCI will, subject to any required regulatory, lender or other approvals, continue to conduct all of its wireless telephone operations and related mobile communications businesses through the Corporation. In July 1999, the business areas and transfer agreement was amended to permit RCI and its subsidiaries, other than the Corporation, to resell the wireless communications services and products that the Corporation may agree to supply to RCI and its subsidiaries.

     RCI has also agreed with the Corporation that if RCI acquires, through one or more transactions, a controlling interest in assets or operations that are within the Corporation's permitted businesses, as described below, RCI will, subject to any required regulatory, lender or other approvals, promptly offer to transfer RCI's interest in those assets and operations to the Corporation for a purchase price equal to RCI's cost, if readily determinable, or otherwise RCI's determination of fair value of the assets, plus, in either case, costs and expenses incurred by RCI in transferring the assets and operations to the Corporation. If RCI's determination of fair value with respect to any such offer is in excess of $10.0 million and if the Corporation's independent directors disagree with such determination, then the fair value shall be determined by an independent appraiser chosen by the independent directors of the Corporation.

     In order to reduce difficulties that may arise in allocating business opportunities, the Corporation's Articles of Incorporation, as amended, provide that, unless the holders of a majority of the RWCI Class A Shares otherwise consent, it is prohibited from engaging, directly or indirectly through its subsidiaries, in businesses other than (i) the business that it engaged in on June 17, 1991 and (ii) mobile communications services. At present, RCI holds the majority of the RWCI Class A Shares. Mobile communications services are defined as communications services where either the terminal from which the communications originated or on which the communications are alternately received or both, are mobile radio communications devices (including, in each case, mobile communications devices that are being used in a fixed mode). These include, but are not limited to, wireless telephone equipment sales and related services, paging and mobile voice/data equipment sales and related services, local area personal communications networks and all activities reasonably necessary or incidental thereto.

     In August 1999, as part of the JVII Shareholders Agreement, RCI irrevocably consented to the Corporation and its subsidiaries carrying on wireline telecommunications businesses outside of the cable territories operated by affiliates of RCI, subject to the Corporation complying with its contractual and other legal obligations to JVII. The foregoing limitations automatically terminate and the Corporation may thereafter engage in any lawful business at such time as RCI no longer holds, directly or indirectly, capital stock of the Corporation representing 20% or more of the combined voting power of all of its outstanding capital stock.

     The Corporation's Articles of Incorporation provide that neither it nor any shareholder of the Corporation will have a claim against RCI or any director or officer thereof, or of an affiliate, for a breach of a fiduciary duty on account of a diversion of a corporate opportunity unless:

     - the opportunity related solely to a business in which the Corporation is authorized to engage, and

     - the Corporation's directors who are not affiliated with RCI have not disclaimed the opportunity by majority vote thereof.

     For purposes of the Corporation's Articles of Incorporation, "solely" means, with respect to any entity, that 80% or more of its revenues or assets is derived from or dedicated to businesses in which the Corporation is permitted to engage. Notwithstanding such limitations on liability in the Corporation's Articles of Incorporation, the Corporation's directors and officers are subject to a statutory duty of good faith under the CBCA and this duty is not waived by the provisions of the Corporation's Articles of Incorporation.

     SHAREHOLDER PROTECTION AGREEMENT. The Corporation has entered into a shareholder protection agreement with RCI that extends certain protections to holders of RWCI Restricted Voting Shares. The Corporation has agreed with RCI that:

     - in respect of a "going-private transaction" involving the Corporation proposed by RCI or insiders, associates or affiliates thereof:

       - a formal valuation of the RWCI Restricted Voting Shares will be prepared by an independent valuer,

       - the consideration offered per share will not be less than the value or will be within or exceed the range of values per share arrived at in the formal valuation, and

       - such transaction will be subject to approval by a majority of the votes cast by Minority Shareholders, and

     - in respect of an issuer bid or insider bid made by RCI or any of its subsidiaries relating to the Corporation:

       -  a formal valuation will be prepared by an independent valuer, and

       - the consideration offered per share to holders of the RWCI Restricted Voting Shares will not be less than 66 2/3% of the value (or of the midpoint of the range of values) arrived at in the formal valuation.

     The Corporation and RCI have also agreed under the terms of the Shareholder Protection Agreement that a committee of independent directors of the Corporation will be responsible for the selection of the independent valuer and will review and report to the Board of Directors on any transaction. The Board of Directors will be required to disclose its reasonable belief as to the desirability or fairness of the transaction to holders of the RWCI Restricted Voting Shares.

     The Shareholder Protection Agreement provides certain instances in which a transaction is not subject to the valuation and minority approval requirements, including if the price to be offered to all shareholders is arrived at through arm's length negotiations with a selling holder of a sizeable block of the RWCI Restricted Voting Shares, provided such holder had full knowledge and access to information concerning the Corporation. Further, a going-private transaction will not be subject to Minority Shareholder approval where 90% or more of the outstanding RWCI Restricted Voting Shares are held by RCI or its affiliates. RCI has agreed that, so long as RCI owns or controls shares representing 50% or more of the voting interest of the shares of the Corporation, RCI will not vote any of the RWCI Restricted Voting Shares which it may own or control with respect to the election of the three directors to be elected by the holders of the RWCI Restricted Voting Shares as a class.

     The provisions of the Shareholder Protection Agreement may not be waived or amended by the Corporation or RCI without the approval of the Minority Shareholders. The rights and obligations under the Shareholder Protection Agreement are in addition to any applicable requirements of law and regulatory authorities.

     RCI is complying fully with the terms of the Shareholder Protection Agreement in connection with the Offer.

         SUMMARY OF THE CORPORATION'S CHARGES FROM (TO) RELATED PARTIES

     The following table provides a summary of the Corporation's all significant charges from (to) related parties, which have been accounted for at exchange amounts:

                                                      FOR THE YEAR ENDED     FOR THE NINE MONTHS ENDED
                                                         DECEMBER 31,              SEPTEMBER 30,
                                                     --------------------    -------------------------
                                                       2003        2002         2004           2003
                                                     --------    --------    ----------     ----------
                                                                 (IN THOUSANDS OF DOLLARS)
RCI:
Management fees....................................  $ 11,336    $ 11,006     $  8,757       $  8,502
Rent income........................................    (7,980)     (8,144)      (5,529)        (6,237)
Wireless services..................................      (978)        (79)        (886)          (539)
Cost of shared operating expenses..................   192,292     208,257      151,265        139,349
Additions to PP&E (1)..............................    24,656      37,418       17,780         14,489
                                                     --------    --------     --------       --------
                                                      219,326     248,458      171,387        155,564
CABLE:
Wireless equipment for resale......................   (14,926)    (10,116)     (12,182)        (9,343)
Subscriber activation commissions..................     9,511       8,817       14,643          6,941
Rent income........................................    (3,516)     (3,587)      (3,034)        (2,779)
Wireless services..................................    (2,355)     (2,214)      (2,398)        (1,782)
Consolidated billing services (2)..................    (1,499)       (655)      (2,886)        (1,015)
Transmission facilities usage......................       440         440        1,042            330
Charges for PP&E (1)...............................        --          --       (1,011)            --
                                                     --------    --------     --------       --------
                                                      (12,345)     (7,315)      (5,826)        (7,648)
MEDIA:
Advertising........................................     3,000       2,940        2,173          2,749
Rent income........................................    (8,493)     (1,881)      (8,425)        (5,985)
Wireless services..................................      (516)       (181)        (555)          (381)
                                                     --------    --------     --------       --------
                                                       (6,009)        878       (6,807)        (3,617)
                                                     --------    --------     --------       --------
AT&T WIRELESS: (3)
Roaming revenue....................................   (13,030)    (13,910)     (12,146)       (10,098)
Roaming expense....................................    13,628      18,028        8,977         10,868
Over-the-air activation services...................       292         680           31            234
                                                     --------    --------     --------       --------
                                                          890       4,798       (3,138)         1,004
                                                     --------    --------     --------       --------
                                                     $201,862    $246,819     $155,616       $145,303
                                                     ========    ========     ========       ========

---------------

(1) Additions to (charges for) PP&E related primarily to expenditures on information technology infrastructure and call center technologies.

(2) Included in accounts receivable at September 30, 2004, is approximately $14.7 million related to amounts outstanding for Rogers Cable Inc. services included on consolidated bills to customers of the Corporation.

(3) AT&T Wireless was a related party until October 13, 2004, on which date RCI closed its indirect purchase of AT&T Wireless' shares in the Corporation. See the "Recent Developments" in Schedule "B" hereto for a description of this transaction.

     The Corporation has entered into certain transactions with companies, the partners or senior officers of which are directors of the Corporation or RCI. During the years ended December 31, 2003 and 2002, total amounts paid by the Corporation to these related parties for legal services and commissions paid on premiums for insurance coverages aggregated $1.5 million and $1.7 million, respectively, and for interest charges aggregated $12.0 million and $8.3 million, respectively. During the nine months ended September 30, 2004 and 2003, total amounts paid by the Corporation to these related parties for legal services and commissions paid on premiums for insurance coverages aggregated $1.4 million and $1.2 million, respectively, and for interest charges aggregated $5.6 million and $12.1 million, respectively.

   EFFECT OF THE OFFER ON THE MARKET FOR SECURITIES; PUBLIC DISCLOSURE BY THE
                     CORPORATION; EXCHANGE ACT REGISTRATION

EFFECT OF THE OFFER ON THE MARKET FOR RWCI RESTRICTED VOTING SHARES

     If the Offer is successful, the Offerors' current intention is to acquire the RWCI Restricted Voting Shares of any holders who have not accepted the Offer pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction. See "ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED" and "BACKGROUND TO THE OFFER -- STRUCTURE OF THE TRANSACTION" in this Circular. If the Offerors proceed with the acquisition of the RWCI Restricted Voting Shares not deposited under the Offer, RCI intends that the RWCI Restricted Voting Shares will be delisted from the TSX and the NYSE.

     From the time that the Offerors begin to take up RWCI Restricted Voting Shares pursuant to the Offer, the liquidity and market value of the remaining RWCI Restricted Voting Shares held by the public could be affected adversely. The TSX or the NYSE could delist the RWCI Restricted Voting Shares if the minimum listing requirements (including minimum requirements as to the number of public security holders and the aggregate market value of the publicly held securities) are not met.

PUBLIC DISCLOSURE BY THE CORPORATION

     After the purchase by the Offerors of the RWCI Restricted Voting Shares under the Offer, the Corporation may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws of certain provinces of Canada. Furthermore, it may be possible for the Corporation to request the elimination of the public reporting requirements of any province where a small number of securityholders reside. If permitted by applicable law, subsequent to the completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction, RCI intends to cause the Corporation to cease to be a reporting issuer under the securities laws of each province.

EXCHANGE ACT REGISTRATION

     The RWCI Restricted Voting Shares are currently registered under the Exchange Act. A registration in respect of the RWCI Restricted Voting Shares may be terminated upon application of the Corporation to the SEC if the RWCI Restricted Voting Shares are not listed on a U.S. national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 holders of record of the RWCI Restricted Voting Shares resident in the United States. The termination of registration of the RWCI Restricted Voting Shares under the Exchange Act would substantially reduce the information required to be furnished by the Corporation to holders of its RWCI Restricted Voting Shares under United States federal securities laws and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Corporation. Furthermore, the ability of "affiliates" (as defined under Rule 144 of the 1933 Act) of the Corporation and Persons holding "restricted securities" of the Corporation to dispose of such securities pursuant to Rule 144 of the 1933 Act may be impaired or eliminated. RCI intends to seek to cause the Corporation to apply for termination of registration of the RWCI Restricted Voting Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the RWCI Restricted Voting Shares under the Exchange Act is terminated, the RWCI Restricted Voting Shares will no longer be "margin securities" or be eligible for listing on a U.S. national securities exchange or eligible for trading on the Nasdaq Stock Market. The RWCI Restricted Voting Shares are currently listed on the NYSE.

           ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED

COMPULSORY ACQUISITION

     If within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the RWCI Restricted Voting Shares, other than RWCI Restricted Voting Shares held at the date of the Offer by or on behalf of the Offerors and their affiliates and associates (as such terms are defined in the CBCA), and the Offerors acquire such Deposited Shares, the Offerors intend to acquire the RWCI Restricted Voting Shares held by each Shareholder who did not accept the Offer, and any Person who subsequently acquires any RWCI Restricted Voting Shares from such a holder (each such holder and each such Person being hereinafter referred to as an "Offeree") on the same terms and at the same price for which the RWCI Restricted Voting Shares were acquired under the Offer, pursuant to the provisions of Section 206 of the CBCA (a "Compulsory Acquisition").

     To exercise such statutory right, the Offerors must give notice (the "206 Notice") to each Offeree and to the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the Offer. Within 20 days of giving the 206 Notice, the Offerors must reserve the consideration they would have to pay or transfer to the Offerees if they had elected to accept the Offer, to be held in trust for the Offerees. In accordance with Section 206 of the CBCA, within 20 days after receipt of the 206 Notice, each Offeree must send the certificates representing RWCI Restricted Voting Shares held by such Offeree to the Corporation and must elect either to transfer such RWCI Restricted Voting Shares to the Offerors on the terms of the Offer or to demand payment of the fair value of such shares held by such holder by so notifying the Offerors within 20 days after the Offeree receives the 206 Notice. An Offeree who does not, within 20 days after the Offeree receives the 206 Notice, notify the Offerors that the Offeree is electing to demand payment of the fair value of the Offeree's RWCI Restricted Voting Shares is deemed to have elected to transfer such RWCI Restricted Voting Shares to the Offerors on the same terms that the Offerors acquired RWCI Restricted Voting Shares from holders of RWCI Restricted Voting Shares who accepted the Offer. If an Offeree has elected to demand payment of the fair value of such RWCI Restricted Voting Shares, the Offerors may apply to a court having jurisdiction to hear an application to fix the fair value of such RWCI Restricted Voting Shares of such Offeree. If the Offerors fail to apply to such court within 20 days after it made the payment or transferred the consideration referred to above to the Corporation, the Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Offeree within such period, the Offeree will be deemed to have elected to transfer such RWCI Restricted Voting Shares to the Offerors on the terms that the Offerors acquired RWCI Restricted Voting Shares from holders of RWCI Restricted Voting Shares who accepted the Offer. Any judicial determination of the fair value of RWCI Restricted Voting Shares could be more or less than the consideration paid pursuant to the Offer.

     If an Offeree did not receive the 206 Notice, such Offeree may, within 90 days from the Expiry Time, require the Offerors to acquire its RWCI Restricted Voting Shares, provided that the Offerors shall acquire such RWCI Restricted Voting Shares on the same terms under which the Offerors acquired RWCI Restricted Voting Shares under the Offer. If a Shareholder did not receive the Offer, such Shareholder may, within 90 days after the later of (i) the Expiry Time and (ii) the date on which such Shareholder learned of the Offer, require the Offerors to acquire its RWCI Restricted Voting Shares, provided that the Offerors shall acquire such RWCI Restricted Voting Shares on the same terms under which the Offerors acquired RWCI Restricted Voting Shares under the Offer.

     The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offerors and each Offeree and is qualified in its entirety by the provisions of Sections 206 and 206.1 of the CBCA. Holders of RWCI Restricted Voting Shares who wish to be better informed about the provisions of Sections 206 and 206.1 of the CBCA should consult their legal advisors. See "MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" and "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in this Circular, respectively, for a discussion of the tax consequences to holders of RWCI Restricted Voting Shares in the event of a Compulsory Acquisition.

SUBSEQUENT ACQUISITION TRANSACTIONS

     If after completion of the Offer, the right of Compulsory Acquisition is not available for any reason, but the Offerors and their affiliates are the holders of 90% or more of the RWCI Restricted Voting Shares, the Offerors currently intend to acquire, directly or indirectly, at the same price per RWCI Restricted Voting Share as under the Offer, all of the RWCI Restricted Voting Shares not purchased by the Offerors under the Offer in accordance with applicable law by way of a Subsequent Acquisition Transaction. In order to effect a Subsequent Acquisition Transaction, the Offerors would seek to cause a special meeting of the holders of shares of the relevant class(es) to be called to consider an amalgamation, statutory arrangement, capital reorganization, consolidation or other transaction involving the Offerors and/or the holders of shares of the relevant class(es) for the purpose of the Corporation becoming, directly or indirectly, a wholly-owned subsidiary of RCI or an affiliate (a "Subsequent Acquisition Transaction"). In the event that the Offerors do not acquire sufficient RWCI Restricted Voting Shares in order to carry out a Subsequent Acquisition Transaction in accordance with the foregoing but RCI subsequently becomes the holder of 90% or more of the outstanding RWCI Restricted Voting Shares, RCI may at that time decide to initiate a Subsequent Acquisition Transaction. Based on RWCI Restricted Voting Shares outstanding on November 22, 2004, if the Offerors acquire at least 2,334,526 RWCI Restricted Voting Shares and RCI converts at least 62,819,371 of its RWCI Class A Shares into RWCI Restricted Voting Shares (and assuming all exercisable RWCI Options are exercised), RCI would become the holder of 90% of the outstanding RWCI Restricted Voting Shares. RCI currently intends to make that conversion and to initiate a Subsequent Acquisition Transaction under which the Offerors would acquire all of the remaining RWCI Restricted Voting Shares held by Minority Shareholders for the same consideration as provided in the Offer. While it is RCI's current intention in connection with a Subsequent Acquisition Transaction to convert approximately 62,819,371 RWCI Class A Shares into RWCI Restricted Voting Shares if RCI acquires at least 2,334,526 RWCI Restricted Voting Shares under the Offer, RCI reserves the absolute discretion to decide whether or not to do so.

     Each type of Subsequent Acquisition Transaction described above would be a "business combination" or "going private transaction" within the meaning of applicable Canadian securities legislation and regulations (collectively the "Regulations"), Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement. In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions." However, if the Subsequent Acquisition Transaction is a "business combination" carried out in accordance with Rule 61-501 or an exemption therefrom and a "going private transaction" carried out in accordance with Policy Q-27 or an exemption therefrom, the "related party transaction" provisions of Rule 61-501 and Policy Q-27 do not apply to such transaction. RCI intends to carry out any Subsequent Acquisition Transaction in accordance with Rule 61-501 and Policy Q-27, or any successor provisions, or exemptions therefrom, such that the related party transaction provisions of Rule 61-501 and Policy Q-27 will not apply thereto.

     The Regulations, Rule 61-501 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or going private transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor, subject to certain exceptions) and provide to the holders thereof a summary of such valuation or the entire valuation. The Shareholder Protection Agreement imposes similar requirements on the Offerors . If the Offerors initiate a Subsequent Acquisition Transaction, the Offerors intend to use the Valuation for this purpose.

     Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement provide in effect that, in addition to any other required security holder approval, in order to complete a business combination or going private transaction, the approval of a simple majority of the votes cast by Minority Shareholders of the RWCI Restricted Voting Shares must be obtained. In certain circumstances, the Shareholder Protection Agreement requires approval by 66 2/3 of the votes cast by Minority Shareholders. However, if the Offerors and their affiliates are the owners of 90% or more of the RWCI Restricted Voting Shares, the requirement under Rule 61-501, Policy Q-27 and the Shareholder Protection Agreement for minority approval would not apply to the transaction if a statutory dissent and appraisal remedy is available or a substantially equivalent enforceable right is made available to the Minority Shareholders. It is the Offerors' intention that such a dissent and appraisal remedy would be available to Minority Shareholders in connection with a Subsequent Acquisition Transaction.

     If the Offerors decide not to propose a Subsequent Acquisition Transaction, RCI will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional RWCI Restricted Voting Shares in the open market, in privately negotiated transactions, converting RWCI Class A Shares into RWCI Restricted Voting Shares or taking no further action to acquire additional RWCI Restricted Voting Shares. Any additional purchases of RWCI Restricted Voting Shares could be at a price greater than, equal to or less than the price to be paid for RWCI Restricted Voting Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, RCI may sell or otherwise dispose of any of its RWCI Class A Shares and RWCI Restricted Voting Shares. Such transactions may be effected on terms and at prices then determined by RCI, which may vary from the terms and the price paid for RWCI Restricted Voting Shares under the Offer.

     Any Subsequent Acquisition Transaction may also result in registered holders of RWCI Restricted Voting Shares under Section 190 of the CBCA, having the right to dissent and demand payment of the fair value of their RWCI Restricted Voting Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their RWCI Restricted Voting Shares. The fair value of the RWCI Restricted Voting Shares so determined could be more or less than the consideration paid per RWCI Restricted Voting Share pursuant to the Subsequent Acquisition Transaction or the Offer. Any such judicial determination of the fair value of the RWCI Restricted Voting Shares could be based upon considerations other than, or in addition to, the market price of the RWCI Restricted Voting Shares.

     The tax consequences to a holder of RWCI Restricted Voting Shares of a Subsequent Acquisition Transaction may differ from the tax consequences to such holder of accepting the Offer. See "MATERIAL CANADIAN FEDERAL

INCOME TAX CONSIDERATIONS" and "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS", in this Circular, respectively.

     Shareholders should consult their legal advisors for a determination of their legal rights (including any rights of dissent) with respect to a Subsequent Acquisition Transaction if and when such a transaction is proposed.

JUDICIAL DEVELOPMENTS

     Certain judicial decisions may be considered relevant to any going private transaction that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances prior to the adoption of Rule 61-501 and Policy Q-27 (or similar policies of Canadian securities regulators), granted preliminary injunctions to prohibit transactions involving certain going private transactions. The current trend in both legislation and Canadian jurisprudence is toward permitting going private transactions to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders. Compliance with the provisions of Rule 61-501 and Policy Q-27 is generally viewed as providing procedural and substantive fairness to minority shareholders.

                            OWNERSHIP OF SECURITIES

     To the knowledge of the Offerors, no Person beneficially owns, or exercises control or direction over any class of equity securities of the Corporation other than RCI, a corporation controlled by Edward S. Rogers, O.C., and certain corporations owned or controlled directly or indirectly by him and trusts for the benefit of Mr. Rogers and his family. RCI, directly and indirectly, beneficially owns or controls 62,820,371 RWCI Class A Shares, representing 100% of the issued and outstanding RWCI Class A Shares, and 64,911,816 RWCI Restricted Voting Shares, representing 80.6% of the issued and outstanding RWCI Restricted Voting Shares, which together represent 97.8% of the total votes attaching to all voting shares of the Corporation currently issued and outstanding.

     Apart from as disclosed in this section, no director or senior officer of an Offeror nor, to the knowledge of the Offerors after reasonable enquiry, any associate of the directors or senior officers of an Offeror or any Person holding more than 10% of any class of equity securities of RCI or any Person acting jointly or in concert with the Offerors, beneficially owns or exercises control or direction over any of the securities of the Corporation at the date of this Circular.

     The following table sets out the approximate number of securities of the Corporation that each director and senior officer of the Offerors has advised are beneficially owned, directly or indirectly, or subject to control or direction by that person at the date of this Circular.

                                                                         PERCENTAGE OF
                                                      NUMBER OF           OUTSTANDING
                                                   RWCI RESTRICTED      RWCI RESTRICTED         NUMBER OF
                                                    VOTING SHARES        VOTING SHARES          DIRECTORS'
                                                   (INCLUDING RWCI     (ASSUMING EXERCISE     DEFERRED SHARE
NAME OF DIRECTOR OR SENIOR OFFICER                  OPTIONS) (2)      OF ALL RWCI OPTIONS)      UNITS (3)
----------------------------------                 ---------------    --------------------    --------------
Alexander R. Brock...............................         9,725         less than 1%              Nil
H. Garfield Emerson Q.C. ........................        23,400         less than 1%              Nil
Thomas I. Hull...................................        20,200         less than 1%           1,930.73
Robert W. Korthals...............................        12,500         less than 1%              Nil
Nadir H. Mohamed.................................       434,525         less than 1%              Nil
The Hon David R. Peterson P.C., Q.C. ............        22,600         less than 1%           2,851.86
Edward S. Rogers O.C. (1)........................    64,911,816             80.9                  Nil
Edward Rogers....................................         5,500         less than 1%              Nil
Loretta A. Rogers................................        24,600         less than 1%            583.42
Melinda M. Rogers................................         1,000         less than 1%              Nil
Thomas A. Turner, Jr.............................         6,850         less than 1%              Nil
John Christopher Counsel Wansbrough..............         3,600         less than 1%              Nil

---------------

(1) Through RCI, Edward S. Rogers, O.C., owns or exercises control or direction over 62,820,371 RWCI Class A Shares, representing 100% of the outstanding RWCI Class A Shares.

(2) Includes RWCI Options where the exercise price is greater than the current market price of the RWCI Restricted Voting Shares.

(3) The Corporation implemented a Directors' Deferred Share Unit Plan under which non-employee directors may receive all or a percentage of their total directors' fees in the form of Directors' Deferred Share Units ("DDSUs"), each of which has a value equal to the market value of a RWCI Restricted Voting Share at the commencement of the relevant fiscal quarter. A DDSU is a bookkeeping entry credited to the account of an individual director, which cannot be converted to cash until the director ceases to be a member of the Board of Directors and its subsidiaries. The value of a DDSU, when converted to cash, will be equivalent to the market value of a RWCI Restricted Voting Share at the time the conversion takes place. DDSUs will attract dividends in the form of additional DDSUs at the same rate as dividends on RWCI Restricted Voting Shares.

                    TRADING IN SECURITIES OF THE CORPORATION

     No securities of the Corporation have been traded during the six-month period preceding the date of the Offer by the Offerors or by directors or senior officers of the Offerors or, to the knowledge of the directors and senior officers of the Offerors, by associates or affiliates of the Offerors or by associates of the directors or senior officers of the Offerors or any Person acting jointly or in concert with the Offerors or by any Person who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of RCI or any pension, profit-sharing or similar plan of an Offeror or the Corporation except the following:

                                                             NO. OF RWCI
                                                          RESTRICTED VOTING       NO. OF RWCI
                                                               SHARES          RESTRICTED VOTING      PRICE
PARTY                                    TRADE DATE           PURCHASED           SHARES SOLD       PER SHARE
-----                                 ----------------    -----------------    -----------------    ---------
Alexander Richard Ian Brock.........  June 24, 2004              29,175(1)                          $20.7400
Alexander Richard Ian Brock.........  June 24, 2004                                   29,175        $35.6000
Anna M. Day.........................  May 20, 2004                  650(1)                          $16.8800
Anna M. Day.........................  May 20, 2004                                       650        $34.7500
Harry Garfield Emerson..............  June 17, 2004               4,000(1)                          $32.7500
Harry Garfield Emerson..............  June 17, 2004                                    3,900        $35.0000
Harry Garfield Emerson..............  June 17, 2004                                      100        $35.0500
Thomas Ian Hull.....................  June 22, 2004               6,000(1)                          $32.7500
Thomas Ian Hull.....................  June 22, 2004                                      600        $35.5200
Thomas Ian Hull.....................  June 22, 2004                                    2,500        $35.4700
Thomas Ian Hull.....................  June 22, 2004                                    2,900        $35.3000
JVII General Partnership............  October 13, 2004       27,647,888(3)                               n/a
JVII General Partnership............  October 13, 2004                            48,594,172(2)     $36.3700
Nadir H. Mohamed....................  July 22, 2004              15,275(1)                          $16.8800
Nadir H. Mohamed....................  July 22, 2004                                   15,275        $38.2549
David Robert Peterson...............  June 10, 2004               1,800(1)                          $28.4100
David Robert Peterson...............  June 10, 2004                                    1,800        $35.0000
David Robert Peterson...............  June 18, 2004               6,000(1)                          $32.7500
David Robert Peterson...............  June 18, 2004                                    1,500        $34.9300
David Robert Peterson...............  June 18, 2004                                      400        $34.9400
David Robert Peterson...............  June 18, 2004                                      100        $34.9800
David Robert Peterson...............  June 18, 2004                                    3,500        $35.0000
David Robert Peterson...............  June 18, 2004                                      500        $35.1000
Rogers Communications Inc...........  October 13, 2004       48,594,172(2)                          $36.3700
Edward Rogers.......................  July 22, 2004               7,500(1)                          $15.6100
Edward Rogers.......................  July 22, 2004               5,000(1)                          $11.8200
Edward Rogers.......................  July 22, 2004                                   12,500        $38.2500
Loretta A. Rogers...................  June 25, 2004               6,000(1)                          $32.7500

                                                                                 NO. OF RWCI
                                                         NO. OF RWCI CLASS A    CLASS A SHARES      PRICE
PARTY                                   TRADE DATE        SHARES PURCHASED           SOLD         PER SHARE
-----                                ----------------    -------------------    --------------    ---------
JVII General Partnership...........  October 13, 2004                             27,647,888(3)      n/a

---------------

(1)  RWCI Restricted Voting Shares acquired through exercise of options.

(2) See Schedule "A" hereto, "Recent Developments -- RCI's Purchase of RWCI Restricted Voting Shares".

(3) Pursuant to conversion of RWCI Class A Shares into RWCI Restricted Voting Shares in connection with the sale of 48,594,172 RWCI Restricted Voting Shares from AT&T Wireless to RCI Subco. See Schedule "A" hereto, "Recent Developments -- RCI's Purchase of RWCI Restricted Voting Shares".

     Except as disclosed above, the Offerors have not purchased any securities of the Corporation during the twenty-four months preceding the date of the Offer.

                   ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

     There are no arrangements or agreements made or proposed to be made between the Offerors and any of the directors or senior officers of the Corporation and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office. There are no contracts, arrangements or understandings, formal or informal, between the Offerors and any security holder of the Corporation with respect to the Offer or between the Offerors and any person or company with respect to any securities of the Corporation in relation to the Offer.

                           TREATMENT OF RWCI OPTIONS

     Subject to the receipt of any necessary regulatory approval, RCI intends to offer to holders of RWCI Options the right to exchange such options for RCI Options entitling the holders thereof to acquire RCI Non-Voting Shares on terms equivalent to those attaching to the existing RWCI Options. Holders of currently exercisable RWCI Options are entitled to exercise such options and to tender to the Offer the RWCI Restricted Voting Shares so issued, provided such Persons comply with the terms and conditions of the Offer.

                    ACCEPTANCE AND RECOMMENDATIONS OF OTHERS

     Each of the directors and senior officers of the Offerors and the Corporation, exercising control or direction over any RWCI Restricted Voting Shares, has indicated to the Corporation that he or she intends to tender all of his or her RWCI Restricted Voting Shares to the Offer.

     To the best of RCI's knowledge, none of the directors and senior officers of RCI and the Corporation exercising control or direction over any RWCI Restricted Voting Shares, or any affiliate of RCI or the Corporation, has made any public recommendation with respect to the Offer.

              COMMITMENTS TO ACQUIRE SECURITIES OF THE CORPORATION

     Other than the Offer and as disclosed herein, the Offerors do not have and, to the knowledge of the Offerors, after reasonable enquiry, no director or senior officer of the Offerors, any of their respective associates, any Person holding more than 10% of any class of equity securities of the Corporation or any Person acting jointly or in concert with the Offerors, has any commitment to acquire equity securities of the Corporation.

                            BENEFITS FROM THE OFFER

     Other than as disclosed herein, no Person named under "OWNERSHIP OF SECURITIES" in this Circular, will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who deposits shares to the Offer.

                     MATERIAL CHANGES AND OTHER INFORMATION

     The Offerors are not aware of any information which indicates that a material change has occurred in the affairs of the Corporation or the Offerors since the date of the last published financial statements of the Corporation and RCI other than as has been publicly disclosed by the Corporation or the Offerors or as disclosed in this Circular. The Offerors have no knowledge of any other matter that has not previously been generally disclosed and which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

                      PREVIOUS DISTRIBUTIONS AND PURCHASES

     During the last five years, the Corporation distributed RWCI Restricted Voting Shares (other than RWCI Restricted Voting Shares issued upon the exercise of RWCI Options or through the ESPP) as follows:

     (a) On April 19, 2001, the Corporation completed a rights offering with respect to RWCI Restricted Voting Shares pursuant to which it issued RWCI Restricted Voting Shares for $422.6 million or $22.41 per RWCI Restricted Voting Share; and

     (b) During 1999, the Corporation issued to a partnership owned by AT&T Wireless (through JVII), Convertible Series B Preference Shares, convertible into RWCI Restricted Voting Shares and Convertible Series A Preference Shares, convertible into RWCI Class A Shares, for $963,888,862 or $34.70 per share. Effective March 1, 2001, the Corporation redeemed all outstanding Convertible Series B Preference Shares and Convertible Series A Preference Shares in exchange for the issuance, on a one-for-one basis, of RWCI Restricted Voting Shares and RWCI Class A Shares, respectively. All of such shares were indirectly acquired by RCI from AT&T Wireless on October 13, 2004 as disclosed under "BACKGROUND TO THE OFFER" in this Circular.

     The Corporation has not purchased any of its equity securities during the twenty-four months preceding the date of the Offer.

        PRICE RANGE AND TRADING VOLUME OF RWCI RESTRICTED VOTING SHARES

     The RWCI Restricted Voting Shares are listed for trading on the TSX and the NYSE. The following table sets forth, for the periods indicated, the high and low sales prices and aggregate volume of the RWCI Restricted Voting Shares on the TSX and the NYSE.

                                                        TSX                          NYSE
                                            ---------------------------   ---------------------------
MONTH                                        HIGH     LOW      VOLUME      HIGH     LOW      VOLUME
-----                                       ------   ------   ---------   ------   ------   ---------
                                                                               (in U.S. dollars)
November 2003.............................  $28.50   $25.00   1,302,104   $21.73   $19.12     304,200
December 2003.............................   29.50    26.00     960,158    22.28    19.96     238,800
January 2004..............................   37.20    27.55   1,642,912    29.20    21.35     677,400
February 2004.............................   36.83    33.00   1,267,250    27.51    24.81     327,400
March 2004................................   35.00    32.25     985,277    26.51    24.28     230,100
April 2004................................   37.38    33.30   1,751,565    27.38    24.21     334,200
May 2004..................................   37.39    30.45   2,108,392    27.34    22.10     419,600
June 2004.................................   36.81    34.85   1,232,440    27.37    25.35     165,300
July 2004.................................   39.85    35.53   1,368,043    30.14    27.00     648,500
August 2004...............................   40.70    38.50     694,570    30.61    28.80     439,200
September 2004............................   41.79    35.43   1,734,703    32.17    27.43     405,800
October 2004..............................   46.71    39.51     694,761    38.30    31.34     188,500
November 1 -- November 11, 2004...........   49.75    41.31   1,859,100    44.30    34.15     327,400
2002
4th Quarter...............................   17.00     6.00   5,959,007    10.80     3.90     353,900
2003
1st Quarter...............................   17.45    13.06   2,567,710    11.53     8.81     259,300
2nd Quarter...............................   23.50    15.44   1,940,264    17.45    10.47     268,600
3rd Quarter...............................   24.50    20.60   1,384,357    17.43    14.90     192,100
4th Quarter...............................   29.50    21.21   4,108,629    22.28    15.63     897,000
2004
1st Quarter...............................   37.20    27.55   3,895,439    29.20    21.35   1,234,700
2nd Quarter...............................   37.39    30.45   5,092,397    27.38    22.10     919,100
3rd Quarter...............................   41.79    35.43   3,797,316    32.17    27.00   1,489,100

---------------

Source: The TSX and the NYSE.

     The closing prices of the RWCI Restricted Voting Shares on the TSX and the NYSE on November 10, 2004, the last trading day prior to RCI's announcement of its intention to make the Offer, were C$43.17 and U.S.$36.28, respectively.

            PRICE RANGE AND TRADING VOLUME OF RCI NON-VOTING SHARES

     The RCI Non-Voting Shares are listed for trading on the TSX and the NYSE. The following table sets forth, for the periods indicated, the high and low sales prices and aggregate volume of the RCI Non-Voting Shares on the TSX and the NYSE.

                                                       TSX                           NYSE
                                           ----------------------------   ---------------------------
MONTH                                       HIGH     LOW       VOLUME      HIGH     LOW      VOLUME
-----                                      ------   ------   ----------   ------   ------   ---------
                                                                               (in U.S. dollars)
November 2003............................  $21.95   $19.73   10,915,619   $16.82   $15.23     575,700
December 2003............................   22.03    19.53   11,360,701    17.01    15.07     462,500
January 2004.............................   25.90    21.36   21,745,853    19.66    16.60   1,033,300
February 2004............................   27.60    24.55   14,027,957    20.76    18.39     643,100
March 2004...............................   25.80    22.75   11,029,891    19.46    17.19     582,200
April 2004...............................   26.00    22.50   12,137,909    19.82    16.50     628,400
May 2004.................................   26.51    22.90   11,755,466    19.50    16.49     275,000
June 2004................................   26.50    23.64   12,139,424    19.67    17.59     327,600
July 2004................................   25.25    23.43    8,191,689    19.05    17.74     284,600
August 2004..............................   24.52    22.30    6,020,330    18.62    17.05     244,400
September 2004...........................   25.87    22.82   17,818,495    20.29    17.58     677,300
October 2004.............................   28.20    25.50   16,179,535    23.12    20.05     301,200
November 1 -- November 11, 2004..........   29.05    27.01    8,853,600    25.31    22.76     647,500
2002
4th Quarter..............................   16.83     8.54   55,506,557    10.80     5.36   4,715,600
2003
1st Quarter..............................   16.28    12.70   57,060,687    11.06     8.35   3,823,300
2nd Quarter..............................   22.24    15.52   60,499,575    16.38    10.54     794,700
3rd Quarter..............................   23.00    19.46   51,821,327    16.52    13.98   1,275,400
4th Quarter..............................   22.03    18.46   49,306,361    17.01    13.84   1,749,200
2004
1st Quarter..............................   27.60    21.36   46,803,701    20.76    16.60   2,258,600
2nd Quarter..............................   26.51    22.50   36,032,799    19.82    16.49   1,231,000
3rd Quarter..............................   25.87    22.30   32,030,514    20.29    17.05   1,206,300

---------------

Source: The TSX and the NYSE.

     The closing prices of the RCI Non-Voting Shares on the TSX and the NYSE (i) on November 10, 2004, the last trading day prior to RCI's announcement of its intention to make the Offer, were C$28.70 and U.S.$24.05, respectively and (ii) on November 23, 2004 were C$28.95 and U.S.$24.48, respectively.

              MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Torys LLP, counsel to RCI, the following summary fairly presents the principal consequences under the Tax Act generally applicable to Shareholders who dispose of their RWCI Restricted Voting Shares pursuant to the Offer or pursuant to certain transactions described in "ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED" in this Circular.

     The summary is based upon the current provisions of the Tax Act, the regulations thereunder and counsel's understanding of the current administrative practices of the CRA, and takes into account all specific proposals to amend the Tax Act and the regulations that have been publicly announced by the Minister of Finance prior to the date hereof, but does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative practices of the CRA. This summary does not take into account the tax legislation of any province or territory of Canada or any non-Canadian jurisdiction. Provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

     The Tax Act contains certain provisions relating to securities held by certain financial institutions (the "mark-to-market rules"). This summary does not take into account the mark-to-market rules and Shareholders that are financial institutions for the purpose of those rules should consult their own tax advisers.

     THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

RESIDENTS OF CANADA

     The following summary is applicable to Shareholders who are residents in Canada, who hold their RWCI Restricted Voting Shares as capital property and who deal at arm's length with RCI and the Corporation. RWCI Restricted Voting Shares will generally constitute capital property to a holder thereof unless the holder holds such shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or has acquired such RWCI Restricted Voting Shares in a transaction or transactions considered to be an adventure in the nature of trade. Shareholders who do not hold their RWCI Restricted Voting Shares as capital property should consult their own tax advisors regarding their particular circumstances, as the following summary does not apply to such Shareholders.

SALE OF RWCI RESTRICTED VOTING SHARES UNDER THE OFFER

SALE TO RCI SUBCO

     A Shareholder whose RWCI Restricted Voting Shares are taken up and paid for by RCI Subco will be considered to have disposed of such RWCI Restricted Voting Shares for proceeds of disposition equal to the fair market value as at the time of acquisition of the RCI Non-Voting Shares received by such Shareholder on the exchange (plus any cash received by such Shareholder in lieu of a fraction of a RCI Non-Voting Share). As a result, the Shareholder will in general realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Shareholder of such RWCI Restricted Voting Shares. The cost to a Shareholder of any RCI Non-Voting Shares acquired on the exchange will be equal to the fair market value of those RCI Non-Voting Shares as at the time of acquisition, such cost of the RCI Non-Voting Shares to be averaged with the adjusted cost base to that holder of any other RCI Non-Voting Shares held by the holder at the time as capital property. The general tax treatment of capital gains and losses is discussed below under the heading "Taxation of Capital Gains and Losses".

SALE TO RCI

     Eligible Holders are eligible to tender RWCI Restricted Voting Shares to RCI for the purpose of achieving a tax-deferred exchange for Canadian federal income tax purposes. An Eligible Holder whose RWCI Restricted Voting Shares are taken up and paid for by RCI will be deemed to have disposed of the RWCI Restricted Voting Shares for proceeds equal to the aggregate adjusted cost base thereof to such Eligible Holder and will be deemed to have acquired the RCI Non-Voting Shares received in exchange therefor at an aggregate cost equal to such aggregate adjusted cost base, unless the Eligible Holder chooses to report any portion of the capital gain or capital loss, otherwise determined, from such disposition in his return of income for the year of disposition. Under the current administrative practice of the CRA, an Eligible Holder who receives cash of $200 or less in lieu of a fraction of an RCI Non-Voting Share may either include the gain or loss on the partial disposition of the fractional RCI Non-Voting Share in computing income or reduce the adjusted cost base to the Eligible Holder of his RCI Non-Voting Shares by the amount of the cash.

     A Shareholder who chooses to include in computing the Shareholder's income any portion of the capital gain or capital loss, otherwise determined, from such disposition will be considered to have disposed of RWCI Restricted Voting Shares for proceeds of disposition equal to the fair market value as at the time of acquisition of the RCI Non-Voting Shares acquired by such Shareholder on the exchange (plus any cash received by such Shareholder in lieu of a fraction of a RCI Non-Voting Share). As a result, the Shareholder will in general realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Shareholder of the RWCI Restricted Voting Shares. The cost to a Shareholder of any RCI Non-Voting Shares acquired on the exchange will be equal to the fair market value of those shares as at the time of acquisition. The general tax treatment of capital gains and losses is discussed below under the heading "Taxation of Capital Gains and Losses".

     The cost of the RCI Non-Voting Shares acquired by an Eligible Holder will be averaged with the adjusted cost base of all other RCI Non-Voting Shares held by the Eligible Holder as capital property immediately prior to such acquisition for the purpose of determining thereafter the adjusted cost base of each of the RCI Non-Voting Shares held by such Eligible Holder.

TAXATION OF CAPITAL GAINS AND LOSSES

     A Shareholder who, as described above, realizes a capital gain or a capital loss on the disposition of RWCI Restricted Voting Shares will generally be required to include in income one half of any such capital gain ("taxable capital gain") and may apply one half of any such capital loss ("allowable capital loss") against taxable capital gains in accordance with the detailed rules in the Tax Act. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such year in accordance with the detailed rules of the Tax Act.

     If the Shareholder is a corporation or a partnership or trust of which a corporation is a partner or a beneficiary, any capital loss realized on the disposition of any such shares may be reduced by the amount of certain dividends previously received in accordance with detailed provisions of the Tax Act in that regard. Shareholders should consult their tax advisers for specific information regarding the application of these provisions.

     A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

     The realization of a capital gain or loss by an individual (including most trusts) may affect the individual's liability for alternative minimum tax under the Tax Act.

COMPULSORY ACQUISITION

     As described in "ACQUISITION OF RWCI RESTRICTED VOTING SHARES NOT DEPOSITED" in this Circular, the Offerors may, in certain circumstances, acquire RWCI Restricted Voting Shares pursuant to the provisions of section 206 of the CBCA. The tax consequences to a Shareholder of a disposition of RWCI Restricted Voting Shares in such circumstances generally will be as described above but Shareholders whose RWCI Restricted Voting Shares may be so acquired should consult their own tax advisers in this regard.

SUBSEQUENT ACQUISITION TRANSACTION

     If the compulsory acquisition provisions of section 206 of the CBCA are not utilized, other means of acquiring the remaining issued and outstanding RWCI Restricted Voting Shares may be proposed. In particular, the Offerors may propose an amalgamation of RCI Subco or another wholly-owned subsidiary of RCI and the Corporation pursuant to which Shareholders who do not tender their RWCI Restricted Voting Shares under the Offer would have their RWCI Restricted Voting Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Preference Shares"), such Preference Shares to be forthwith redeemed for RCI Non-Voting Shares. A Shareholder would realize no capital gain or capital loss as a result of such exchange, and the cost of the Preference Shares received would be equal to the aggregate adjusted cost base of the RWCI Restricted Voting Shares to the Shareholder immediately before the amalgamation. Upon the redemption of Preference Shares, the Shareholder thereof would be deemed to have received a taxable dividend equal to the amount by which the redemption price of the Preference Shares exceeds their paid-up capital. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for the purpose of computing any capital gain or capital loss arising on the disposition of such shares. In the case of a Shareholder who is an individual, any such dividend would be included in computing the Shareholder's income and would be subject to the gross-up and dividend tax credit rules normally applicable to dividends from taxable Canadian corporations. In the case of a corporate Shareholder, the amount of any such dividend in certain circumstances would be treated as proceeds of disposition and not as a dividend. Where it is treated as a dividend, it would be included in computing the corporation's income and would generally be deductible in computing the corporation's taxable income. A private corporation and certain other corporations controlled for the benefit of an individual or a related group of individuals would be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act in respect of such dividend.

     A Shareholder who dissents with respect to the amalgamation is entitled to receive the fair value of his RWCI Restricted Voting Shares. Under the current administrative practice of the CRA, such payments (other than interest awarded by a court) would be treated as proceeds of disposition giving rise to a capital gain or capital loss. The tax treatment of any such capital gain or capital loss will be generally the same as described under "Taxation for Capital Gains and Losses" above.

     As an alternative to the amalgamation discussed above, RCI may propose a different form of amalgamation, an arrangement, consolidation, reclassification or other transaction. The tax consequences of any such transaction will depend upon the exact manner in which the transaction is carried out, and may differ from those arising on the sale of RWCI Restricted Voting Shares under the Offer. No opinion is expressed herein as to the tax consequences of any such transaction to a Shareholder.

NON-RESIDENTS OF CANADA

     The following summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, deals at arm's length with RCI and the Corporation, holds RWCI Restricted Voting Shares as capital property and does not use or hold, and is not deemed to use or hold, RWCI Restricted Voting Shares in connection with carrying on business in Canada. Special rules which are not discussed in this summary may apply to a non-resident Shareholder that is an insurer for whom RWCI Restricted Voting Shares are "designated insurance property" under the Tax Act. Non-resident Shareholders should consult their own tax advisers for advice with respect to any foreign tax consequences.

     A non-resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of RWCI Restricted Voting Shares to the Offerors under the Offer, or by virtue of the compulsory acquisition of RWCI Restricted Voting Shares pursuant to the provisions of section 206 of the CBCA, unless the RWCI Restricted Voting Shares constitute "taxable Canadian property" to the non-resident Shareholder. Generally, RWCI Restricted Voting Shares will not be "taxable Canadian property" to a non-resident Shareholder unless, at any time during the five-year period immediately preceding the disposition, 25% or more of the issued shares of any class of the Corporation were held by the non-resident Shareholder, persons with whom the non-resident Shareholder did not deal at arm's length or the non-resident Shareholder together with persons with whom he did not deal at arm's length.

     If RWCI Restricted Voting Shares constitute taxable Canadian property to a particular non-resident Shareholder, such non-resident Shareholder will realize a capital gain (or capital loss) on the sale thereof to the Offerors under the Offer, generally computed in the manner, and subject to the tax treatment, described above under "Residents of Canada". Any such capital gain may be exempt from tax under the Tax Act under the terms of an income tax treaty between Canada and the country in which the non-resident Shareholder resides.

     In the event that RWCI Restricted Voting Shares constitute taxable Canadian property to a particular non-resident Shareholder and the capital gain to be realized upon a disposition of such RWCI Restricted Voting Shares under the Offer is not exempt from Canadian tax by virtue of an applicable income tax treaty, then the non-resident Shareholder will be an Eligible Holder and may seek to tender his RWCI Restricted Voting Shares to RCI in order that the exchange occur on a tax-deferred basis as described above under "Residents of Canada -- Sale of RWCI Restricted Voting Shares under the Offer -- Sale to RCI". However, if such tender is made, the RCI Non-Voting Shares received as consideration for the RWCI Restricted Voting Shares will be deemed to be taxable Canadian property to such non-resident Shareholder. Non-resident Shareholders who are Eligible Holders should consult their own tax advisers.

     In the event the Offerors effect an amalgamation involving the Corporation as described above, non-resident Shareholders who do not tender their RWCI Restricted Voting Shares under the Offer will have their RWCI Restricted Voting Shares exchanged on the amalgamation for preference shares of the amalgamated corporation ("Preference Shares"), such Preference Shares to be forthwith redeemed for RCI Non-Voting Shares. No tax will be payable by a non-resident Shareholder as a result of the amalgamation. However, upon the redemption of a Preference Share, the holder thereof will be deemed to have received a taxable dividend equal to the amount by which the redemption price of the Preference Shares exceeds their paid-up capital and such dividend will be subject to non-resident withholding tax at a rate of 25% or such lower rate as may be provided for under the terms of an applicable income tax treaty.

     Under the current administrative practice of the CRA, the receipt by a non-resident Shareholder who dissents with respect to the amalgamation of a cash payment equal to the fair value of his RWCI Restricted Voting Shares will be treated as proceeds of disposition of such RWCI Restricted Voting Shares (other than interest awarded by a court, which will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty).

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes the material United States federal tax consequences to holders of RWCI Restricted Voting Shares. It represents the views of Cravath, Swaine & Moore LLP, U.S. tax counsel to RCI. However, the discussion is limited in the following ways:

     - The discussion is only applicable to Shareholders who hold their RWCI Restricted Voting Shares as a capital asset (that is, for investment purposes), and who do not have a special tax status.

     - The discussion does not cover tax consequences that depend upon a Shareholder's particular tax situation in addition to its ownership of the RWCI Restricted Voting Shares. We suggest that Shareholders consult their tax advisor about the consequences of disposing of RWCI Restricted Voting Shares pursuant to the Offer in their particular situation.

     - The discussion is based on current law. Changes in the law may change the tax treatment discussed below.

     -  The discussion does not cover state, local or non-United States law.

     - Neither Offeror has requested a ruling from the IRS on the tax consequences of the Offer. As a result, the IRS could disagree with portions of this discussion.

     IF A SHAREHOLDER IS CONSIDERING DISPOSING OF ITS RWCI RESTRICTED VOTING SHARES PURSUANT TO THE OFFER, WE SUGGEST THAT SUCH SHAREHOLDER CONSULT ITS TAX ADVISOR ABOUT THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH SALE IN LIGHT OF ITS PARTICULAR SITUATION, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION.

TAX CONSEQUENCES TO U.S. HOLDERS OF THE OFFER

     This section applies to a Shareholder if such Shareholder is a "U.S. Holder". A "U.S. Holder" is:

     -  an individual U.S. citizen or resident alien;

     - a corporation -- or entity taxable as a corporation for U.S. federal income tax purposes -- that was created under U.S. law (federal or state); or

     - an estate or trust whose world-wide income is subject to U.S. federal income tax.

     If a partnership holds RWCI Restricted Voting Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If a Shareholder is a partner of a partnership holding RWCI Restricted Voting Shares, the Offerors suggest that you consult your tax advisor.

SALE OF RWCI RESTRICTED VOTING SHARES PURSUANT TO THE OFFER

     A U.S. Holder who disposes of RWCI Restricted Voting Shares pursuant to the Offer generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount realized pursuant to the Offer and such holder's adjusted basis in the RWCI Restricted Voting Shares. Such capital gain or loss generally will be a long-term capital gain or loss if such holder has held the RWCI Restricted Voting Shares for more than one year, and will be income from United States sources. Capital losses are subject to certain limitations.

     The amount realized pursuant to the Offer will be equal to the sum of the fair market value of the RCI Non-Voting Shares received in the Offer and any cash received in lieu of fractional shares. The fair market value of the RCI Non-Voting Shares will be equal to the U.S. dollar equivalent of the Canadian dollar closing price of RCI Non-Voting Shares, as determined on the TSX on the Expiry Date. The fair market value of any Canadian dollars received in lieu of fractional shares of RCI Non-Voting Shares will be equal to the U.S. dollar equivalent of the Canadian dollars received. In each case, the U.S. dollar equivalent will be determined by using the spot rate of exchange on the Expiry Date.

     U.S. Holders who dispose of their RWCI Restricted Voting Shares pursuant to the Offer will have a basis in their RCI Non-Voting Shares equal to the fair market value of the RCI Non-Voting Shares, as determined in the preceding paragraph, and their holding period for the RCI Non-Voting Shares will begin on the day following the Expiry Date.

SALE OF RWCI RESTRICTED VOTING SHARES IN A SUBSEQUENT OFFERING PERIOD

     The United States federal income tax consequences to a U.S. Holder of a disposition of RWCI Restricted Voting Shares pursuant to the Offer in a Subsequent Offering Period generally will be as described above under "Sale of

RWCI Restricted Voting Shares Pursuant to the Offer," but based upon the fair market value of the RCI Non-Voting Shares and the spot rate of exchange at the Expiry Time with respect to the subsequent Offer.

COMPULSORY ACQUISITION OF SHARES

     The United States federal income tax consequences to a U.S. Holder of a disposition of Shares pursuant to a Compulsory Acquisition generally will be as described above under "Sale of RWCI Restricted Voting Shares Pursuant to the Offer", but based upon the fair market value of the RCI Non-Voting Shares and the spot rate of exchange at the time of the Compulsory Acquisition.

     Although there is no authority directly on point, a U.S. Holder who dissents in a Compulsory Acquisition probably will recognize gain or loss at the time of the Compulsory Acquisition (even if the fair market value of the RWCI Restricted Voting Shares has not yet been judicially determined at such time). The amount of such gain or loss will be equal to the difference between the "amount realized" and the adjusted tax basis of such shares. For this purpose, although there is no authority directly on point, the amount realized generally should equal the U.S. dollar equivalent amount, determined at the spot rate, of the trading value of the RWCI Restricted Voting Shares on the TSX on the date of the Compulsory Acquisition. In such event, capital gain or loss also would be recognized by the U.S. Holder at the time the actual fair value payment is determined or the actual amount is received, to the extent that such payment exceeds or is less than the amount previously recognized. In addition, if any portion of this actual payment received was characterized as interest income for United States federal tax purposes, such portion generally should be included in ordinary income in accordance with the U.S. Holder's method of accounting.

SUBSEQUENT ACQUISITION TRANSACTION

     If RCI is unable to effect a Compulsory Acquisition, or elects not to proceed with a Compulsory Acquisition, then RCI intends to propose a Subsequent Acquisition Transaction as described in this Circular. The United States federal income tax consequences resulting therefrom will depend upon the manner in which the transaction is carried out and may be substantially similar to or materially different from the consequences described above. However, the United States federal income tax consequences to a U.S. Holder of a disposition of RWCI Restricted Voting Shares for RCI Non-Voting Shares pursuant to a Subsequent Acquisition Transaction should be as described under "Sale of RWCI Restricted Voting Shares Pursuant to the Offer" above, but based upon the fair market value of the RCI Non-Voting Shares and the spot rate of exchange at the time of the Subsequent Acquisition Transaction. U.S. Holders should consult their tax advisors with respect to any United States federal, state or local tax consequences to them of having their RWCI Restricted Voting Shares acquired pursuant to a Subsequent Acquisition Transaction.

     A U.S. Holder who dissents in a Subsequent Acquisition Transaction and elects to receive the fair value for the holder's RWCI Restricted Voting Shares generally will be treated in the same manner as described above under "Compulsory Acquisition of Shares".

AMOUNTS SUBJECT TO CANADIAN WITHHOLDING TAX

     A U.S. Holder who dissents in a Compulsory Acquisition or a Subsequent Acquisition Transaction may receive interest or may be deemed to receive a dividend under Canadian federal income tax law and, as a result, may be subject to Canadian withholding tax (or may otherwise be subject to Canadian withholding tax). See "MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS -- Non-Residents of Canada" in this Circular. Such U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit or a deduction in respect of any Canadian taxes withheld. If a U.S. Holder elects to claim a foreign tax credit, rather than a deduction, for a particular taxable year, such election will apply to all foreign taxes paid by the holder in a particular year. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information returns may be required to be filed with the Internal Revenue Service relating to payments made to particular U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO U.S. HOLDERS OF HOLDING RCI NON-VOTING SHARES

DIVIDENDS

     Dividends paid on RCI Non-Voting Shares will be treated as dividend income for U.S. federal income tax purposes to the extent of the undistributed current or accumulated earnings and profits of RCI as computed for U.S. federal income tax purposes. In the case of an individual U.S. Holder, such dividend income will be eligible for a maximum tax rate of 15% for dividends received before January 1, 2009, provided that (i) such holder complies with certain holding period requirements, (ii) we are a Qualified Foreign Corporation and (iii) we are not a passive foreign investment company (PFIC). Such dividends will generally not be eligible for the dividends received deduction available to certain U.S. corporations.

     The Offerors believe that they are Qualified Foreign Corporations, and they do not believe that they are PFICs. If this latter conclusion is incorrect, certain additional tax consequences could apply to U.S. Holders.

     The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the dividend calculated at the spot rate in effect on the day the dividend is received by the U.S. Holder.

SALE OR EXCHANGE

     Any gain or loss on the sale or exchange of RCI Non-Voting Shares by a U.S. Holder will be a capital gain or loss, equal to the difference between the U.S. dollar value of the amount received and the U.S. Holder's basis in the RCI Non-Voting Shares. If such U.S. Holder has held the RCI Non-Voting Shares for more than one year, such gain or loss will be long-term capital gain or loss. Long-term capital gains are taxable at a maximum rate of 15% for tax years ending before January 1, 2009. Capital losses are subject to certain limitations.

U.S. FOREIGN TAX CREDIT

     A U.S. Holder generally will be entitled, subject to a number of complex rules and limitations, to claim a U.S. foreign tax credit in respect of any Canadian withholding taxes imposed on dividends or the proceeds of a sale or exchange. Holders who do not elect to claim a foreign tax credit may instead claim a deduction in respect of such withholdings. If a U.S. Holder elects to claim a foreign tax credit, rather than a deduction, for a particular taxable year, such election will apply to all foreign taxes paid by the holder in a particular year. Dividends will be treated as foreign-source income and proceeds from a sale or exchange will constitute U.S.-source income. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information returns may be required to be filed with the Internal Revenue Service relating to payments made to particular U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

      FINANCIAL ADVISOR, INFORMATION AGENT, DEALER MANAGER AND DEPOSITARY

     RCI has retained the services of Scotia Capital to act as its financial advisor in connection with the Offer. RCI has also engaged the services of Scotia Capital to act as Dealer Manager in connection with the Offer in Canada and Scotia Capital (USA) Inc. to act as Dealer Manager in connection with the Offer in the United States. RCI will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including reasonable attorneys' fees, and has also agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the provincial securities laws of Canada and the federal securities laws of the United States and expenses in connection with the Offer. Scotia Capital and its affiliates render various investment banking services and other advisory services to RCI and its affiliates and are expected to continue to render such services for which they have received and expect to receive customary compensation from the RCI and its affiliates.

     Scotia Capital will form and manage a soliciting group (the "Soliciting Dealer Group") to solicit acceptances of the Offer by Shareholders. The Soliciting Dealer Group will include members of the Investment Dealers Association of Canada and all stock exchanges in Canada. In general, RCI will pay to any member of the Soliciting Dealer Group whose name appears on the designated place on a duly executed and delivered Letter of Acceptance and Transmittal accompanying a deposit of RWCI Restricted Voting Shares, a solicitation fee of $0.25 per RWCI Restricted Voting Share deposited and taken up and paid for pursuant to the Offer, provided the solicitation fee in respect of any single depositing beneficial owner of RWCI Restricted Voting Shares shall not be less than $125 nor more than $1,500 (provided that in the case of a beneficial owner of less than 300 RWCI Restricted Voting Shares which are deposited to the Offer, no solicitation fee is payable). The Offerors may make other arrangements with soliciting dealers outside Canada.

     RCI has retained Georgeson Shareholder Communications Inc. to act as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation from RCI for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.

     BMO Nesbitt Burns was formally engaged by the Independent Committee under the Engagement Letter. The terms of the Engagement Letter provide that BMO Nesbitt Burns is to be paid (i) $700,000 when it communicates the valuation range and its commitment to deliver the Valuation to the Independent Committee and (ii) an additional $600,000 for its advisory services related to the Offer and delivery of the Fairness Opinion plus, in any event, its out of pocket expenses.

     RCI has also engaged Computershare Investor Services Inc. to act as depositary for the receipt of certificates in respect of RWCI Restricted Voting Shares and related Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited under the Offer. The Depositary will receive reasonable and customary compensation from RCI for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. RCI has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada and the federal securities laws of the United States.

     Depositing Shareholders will not be obligated to pay any brokerage fee or commission with respect to the purchase of RWCI Restricted Voting Shares by the Offerors pursuant to the Offer if they accept the Offer by depositing their RWCI Restricted Voting Shares directly with the Depositary or by utilizing the services of the Dealer Manager or a member of the Soliciting Dealer Group. If a depositing Shareholder owns RWCI Restricted Voting Shares through a broker or other nominee and such broker or nominee deposits RWCI Restricted Voting Shares on the Shareholder's behalf, the broker or nominee may charge a fee for performing this service. Except as set forth above, the Offerors will not pay any fees or commissions to any broker or dealer or any other Person for soliciting deposits of RWCI Restricted Voting Shares pursuant to the Offer (other than to the Dealer Manager, members of the Soliciting Dealer Group and the Depositary).

     Questions and requests for assistance concerning the Offer should be made directly to the Dealer Manager, the Information Agent or the Depositary.

                                 LEGAL MATTERS

     Certain legal matters on behalf of RCI will be passed upon by, and the opinions contained under "MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" in this Circular have been provided by, Torys LLP, Canadian counsel to RCI. The partners and associates of Torys LLP own beneficially, directly or indirectly, less than 1% of the outstanding RCI Non-Voting Shares.

     Certain legal matters on behalf of RCI will be passed upon by, and the opinions contained under "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" in this Circular have been provided by, Cravath Swaine & Moore LLP, U.S. counsel to RCI. The partners and associates of Cravath Swaine & Moore LLP own beneficially, directly or indirectly, less than 1% of the outstanding RCI Non-Voting Shares.

                                STATUTORY RIGHTS

     Securities legislation in certain of the provinces of Canada provides Shareholders with, in addition to any other rights they may have at law, rights to rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their jurisdiction for particulars of those rights or consult with a lawyer.

                              DIRECTORS' APPROVAL

     The contents of the Offer to Purchase and Circular have been approved and the sending thereof to the Shareholders has been authorized by the respective boards of directors of the Offerors.

                                    CONSENTS

                            CONSENT OF LEGAL COUNSEL

To: The Directors of ROGERS COMMUNICATIONS INC. ( "RCI")
     The Directors of RWCI ACQUISITION INC. ("RCI Subco")

     We hereby consent to the reference to our opinion under the heading "Material Canadian Federal Income Tax Considerations" in the circular dated November 24, 2004 forming part of the offer made by RCI and RCI Subco to purchase all of the Class B Restricted Voting Shares of Rogers Wireless Communications Inc. not owned by RCI or its affiliates.

                                                              (Signed) TORYS LLP

Toronto, Ontario
November 24, 2004

To: The Directors of ROGERS COMMUNICATIONS INC. ("RCI")
     The Directors of RWCI ACQUISITION INC. ("RCI Subco")

     We hereby consent to the reference to our opinion under the heading "Material United States Federal Income Tax Considerations" in the circular dated November 24, 2004 forming part of the offer made by RCI and RCI Subco to purchase all of the Class B Restricted Voting Shares of Rogers Wireless Communications Inc. not owned by RCI or its affiliates.

                                             (Signed) CRAVATH SWAINE & MOORE LLP

New York, New York
November 24, 2004

                              CONSENT OF VALUATOR

To: The Directors of ROGERS COMMUNICATIONS INC. ( "RCI")
     The Directors of RWCI ACQUISITION INC. ("RCI Subco")

     We hereby consent to the inclusion of our valuation and fairness opinion addressed to the independent committee of the board of directors of Rogers Wireless Communications Inc. ("RWCI") dated November 22, 2004 in the circular dated November 24, 2004 forming part of the offer of RCI and RCI Subco to purchase all of the Class B Restricted Voting Shares of RWCI not owned by RCI or its affiliates and to the references to such valuation and fairness opinion in such circular. We consent to the filing of the valuation and fairness opinion with the applicable securities regulatory authorities.

                                                 (Signed) BMO NESBITT BURNS INC.

Toronto, Ontario
November 24, 2004

                               AUDITORS' CONSENT

TO: The Board of Directors of ROGERS COMMUNICATIONS INC. ("RCI")
     The Board of Directors of RWCI ACQUISITION INC. ("RCI Subco")

     We have read the circular of RCI and its wholly-owned subsidiary RCI Subco dated November 24, 2004 relating to the offer made by RCI and RCI Subco to purchase all of the Class B Restricted Voting Shares of Rogers Wireless Communications Inc not owned by RCI or its affiliates. We have complied with Canadian generally accepted standards for an auditors' involvement with offering documents.

     We consent to the incorporation by reference in the above-mentioned circular of our report to the shareholders of RCI on the consolidated balance sheets of RCI as at December 31, 2003 and 2002 and the consolidated statements of income, deficit and cash flows for each of the years in the two-year period ended December 31, 2003. Our report is dated January 28, 2004, except as to note 23, which is as of November 19, 2004.

/s/ KPMG LLP
Chartered Accountants

Toronto, Canada
November 24, 2004

                               AUDITORS' CONSENT

TO: The Board of Directors of ROGERS COMMUNICATIONS INC. ("RCI")
     The Board of Directors of RWCI ACQUISITION INC. ("RCI Subco")

     We have read the circular of RCI and its wholly-owned subsidiary RCI Subco dated November 24, 2004 relating to the offer made by RCI and RCI Subco to purchase all of the Class B Restricted Voting Shares of Rogers Wireless Communications Inc. ("RWCI") not owned by RCI or its affiliates. We have complied with Canadian generally accepted standards for an auditors' involvement with offering documents.

     We consent to the incorporation by reference in the above-mentioned circular of our report to the shareholders of RWCI on the consolidated balance sheets of RWCI as at December 31, 2003 and 2002 and the consolidated statements of income, deficit and cash flows for each of the years in the two-year period ended December 31, 2003. Our report is dated January 28, 2004, except as to note 19, which is as of November 19, 2004.

/s/ KPMG LLP
Chartered Accountants

Toronto, Canada
November 24, 2004

                               AUDITORS' CONSENT

     We have read the circular of Rogers Communications Inc. ("RCI") and its wholly-owned subsidiary RWCI Acquisition Inc. dated November 24, 2004 relating to the offer made by RCI and RWCI Acquisition Inc. to purchase all of the Class B Restricted Voting Shares of Rogers Wireless Communications Inc. not owned by RCI or its affiliates. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents as it relates to Microcell Telecommunications Inc. ("Microcell").

     We consent to the incorporation by reference in the above-mentioned circular of our report to the Directors of Microcell on the consolidated balance sheets of Microcell as at December 31, 2003, May 1, 2003 and December 31, 2002 and the consolidated statements of net income(loss) and deficit and cash flows for the eight months ended December 31, 2003, the four months ended April 30, 2003 and the years ended December 31, 2002 and 2001. Our report is dated February 11, 2004 (except for note 20 which is as at November 19, 2004).

                                                      (signed) ERNST & YOUNG LLP
Montreal, Canada
November 24, 2004                                          Chartered Accountants

             APPROVAL AND CERTIFICATE OF ROGERS COMMUNICATIONS INC.

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: November 24, 2004


        (Signed) EDWARD S. ROGERS, O.C.                       (Signed) ALAN D. HORN
                 President and                             Vice-President, Finance and
            Chief Executive Officer                          Chief Financial Officer

                      On behalf of the Board of Directors


   (Signed) H. GARFIELD EMERSON, Q.C., ICD.D                 (Signed) RONALD D. BESSE
                    Director                                         Director

               APPROVAL AND CERTIFICATE OF RWCI ACQUISITION INC.

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: November 24, 2004


        (Signed) EDWARD S. ROGERS, O.C.                       (Signed) ALAN D. HORN
                 President and                             Vice-President, Finance and
            Chief Executive Officer                          Chief Financial Officer

                      On behalf of the Board of Directors


           (Signed) M. LORRAINE DALY                         (Signed) DAVID P. MILLER
                    Director                                         Director

                                  SCHEDULE "A"

                           INFORMATION CONCERNING RCI

DOCUMENTS INCORPORATED BY REFERENCE

CANADIAN DOCUMENTS

     The following documents filed with the securities regulatory authority in each of the provinces of Canada are specifically incorporated by reference in this Circular:

1. annual information form of RCI for the year ended December 31, 2003, dated May 19, 2004;

2. interim unaudited consolidated financial statements of each of RCI and the Corporation as at September 30, 2004 and for the three and nine months ended September 30, 2004 and 2003, and management's discussion and analysis in respect of those statements of RCI and the Corporation;

3. interim unaudited consolidated financial statements of Microcell as at September 30, 2004 and for the four months ended April 30, 2003, the five months ended September 30, 2003 and the nine months ended September 30, 2004;

4. audited consolidated financial statements of each of RCI and the Corporation as at and for each of the years ended December 31, 2003 and December 31, 2002, together with the report of the auditors' thereon and management's discussion and analysis in respect of those statements of RCI and the Corporation;

5. audited consolidated financial statements of Microcell as at December 31, 2002, May 1, 2003 and December 31, 2003 and for the years ended December 31, 2001 and December 31, 2002, the four months ended April 30, 2003 and the eight months ended December 31, 2003;

6. management information circular of RCI dated April 21, 2004 in connection with the annual meeting of shareholders held on May 27, 2004, other than the sections entitled "Report on Executive Compensation", "Performance Graph" and "Statement of Corporate Governance Practices";

7. material change report of RCI, relating to the offering of RCI Non-Voting Shares, dated June 10, 2004;

8. material change report of RCI, relating to the purchase by RCI of RWCI Restricted Voting Shares from AT&T Wireless, dated September 16, 2004;

9. material change report of RCI, relating to the offer by Rogers Wireless Inc. to acquire Microcell, dated September 20, 2004; and

10. material change report of RCI, relating to the Offer, dated November 15, 2004.

     Any documents of the types referred to in paragraphs 1 to 10 above (excluding confidential material change reports) filed by RCI with the securities regulatory authorities in Canada, after the date of the Offer and prior to the Expiry Time, shall be deemed to be incorporated by reference into the Offer to Purchase and Circular.

U.S. DOCUMENTS

     The following documents are incorporated by reference for U.S. holders:

1. annual report of RCI for the year ended December 31, 2003 as filed on November 24, 2004 with the SEC on Form 40-F/A;

2. management's discussion & analysis and audited financial statements of RCI for the years ended December 31, 2003 and December 31, 2002 as furnished on November 24, 2004 to the SEC on Form 6-K/A;

3. interim unaudited consolidated financial statements of RCI for the nine months ended September 30, 2004 as furnished on November 24, 2004 to the SEC on Form 6-K/A;

4. management information circular of RCI dated April 21, 2004 in connection with the annual meeting of shareholders held on May 27, 2004, other than the sections entitled "Report on Executive Compensation", "Performance Graph" and "Statement of Corporate Governance Practices" as filed on May 10, 2004 with the SEC on Form ARS;

5. material change report of RCI, relating to the offering of RCI Non-Voting Shares, dated June 10, 2004, as furnished on June 16, 2004 to the SEC on Form 6-K;

6. material change report of RCI, relating to the purchase by RCI of RWCI Restricted Voting Shares from AT&T Wireless, dated September 16, 2004, as furnished on September 16, 2004 to the SEC on Form 6-K;

7. material change report of RCI, relating to the commencement of the offer by Rogers Wireless Inc. to acquire Microcell, dated September 20, 2004 as furnished on September 21, 2004 to the SEC on Form 6-K;

8. material change report of RCI, relating to the completion of the offer by Rogers Wireless Inc. to acquire Microcell, dated November 8, 2004, as furnished on November 8, 2004 to the SEC on Form 6-K;

9. annual report of the Corporation for the year ended December 31, 2003 as filed on November 24, 2004 with the SEC on Form 40-F/A;

10. management's discussion & analysis and audited financial statements of the Corporation for the years ended December 31, 2003 and December 31, 2002 as furnished on November 24 , 2004 to the SEC on Form 6-K/A;

11. interim unaudited consolidated financial statements of the Corporation for the nine months ended September 30, 2004 as furnished on November 24, 2004 to the SEC on Form 6-K/A; and

12. audited consolidated financial statements of Microcell as at December 31, 2002, May 1, 2003 and December 31, 2003 and for the years ended December 31, 2001 and December 31, 2002, the four months ended April 30, 2003 and the eight months ended December 31, 2003 and interim unaudited consolidated financial statements of Microcell as at September 30, 2004 and for the four months ended April 30, 2003, the five months ended September 30, 2003 and the nine months ended September 30, 2004, which financial statements and report are attached as exhibits to the Tender Offer Statement on Schedule TO and for Registration Statement on Form F-10 of RCI to be filed with the SEC on November 26, 2004.

     ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THE OFFER TO PURCHASE AND CIRCULAR TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES THAT STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THE OFFER TO PURCHASE AND CIRCULAR.

     INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND CIRCULAR FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of RCI at 333 Bloor Street East, 10th Floor, Toronto, Ontario, Canada, M4W 1G9 (telephone:
416-935-7777). For the purpose of the Province of Quebec, this Circular contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Secretary of RCI at the above-mentioned address and telephone number.

     The information provided on the website of RCI is not incorporated herein by reference and accordingly should not be relied upon for the purpose of making an investment decision with respect to the securities offered hereunder.

     RCI is subject to the informational requirements of the 1934 Act and in accordance therewith files reports and other information with the SEC. The reports and other information filed by RCI with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

     In addition, the following documents are being filed with the SEC as part of the Registration Statement of which this Offer to Purchase and Circular forms a part: (i) the consents of KPMG LLP, (ii) consent of Ernst & Young, LLP, (iii) the consent of BMO Nesbitt Burns; (iv) the powers of attorney; (v) the documents listed under "Documents Incorporated by Reference" in this Schedule "A"; and
(vi) the Letter of Acceptance and Transmittal.

RECENT DEVELOPMENTS

RCI'S PURCHASE OF RWCI SHARES

     On September 13, 2004, RCI entered into an agreement with AT&T Wireless (through JVII), whereby RCI agreed to purchase all of AT&T Wireless' 48,594,172 RWCI Restricted Voting Shares for a cash purchase price of $36.37 per share, totalling approximately $1,767 million. RCI indirectly purchased such shares on October 13, 2004. The sale by AT&T Wireless of its 34.2% interest in the Corporation does not impact the extensive North American wireless voice and data roaming capabilities between Rogers Wireless Inc. and AT&T Wireless, and customers of both companies continue to enjoy the benefits of seamless wireless roaming between Canada and the U.S. on North America's largest combined GSM/GPRS/EDGE network. As a result of this transaction, RCI's ownership interest in the Corporation increased from approximately 55.3% to approximately 89.2% at October 31, 2004.

ACQUISITION OF MICROCELL

     On September 20, 2004, Rogers Wireless Inc. announced an agreement with Microcell to make an all cash offer of $35.00 per share to acquire all of Microcell, Canada's fourth largest wireless communications provider. The acquisition was completed on November 12, 2004. Rogers Wireless Inc. has expended approximately $1,600 million in connection with the acquisition of Microcell, including the repayment of Microcell's bank debt and swap obligations, net of Microcell's cash on hand and including prepayment penalties, investment banking advisory fees and other related costs.

FINANCING TRANSACTIONS

RCI'S PURCHASE OF RWCI SHARES

     RCI's purchase of the RWCI Restricted Voting Shares from AT&T Wireless was funded by RCI with a $1,750 million bridge credit facility with a term of up to two years to October 12, 2006. The facility was provided by a group of Canadian financial institutions and is secured by a pledge of all of the shares of the Corporation and Rogers Cable Inc. that are owned by RCI or any of its subsidiaries. The bridge credit facility contains mandatory repayment requirements, on the incurrence of debt by RCI or Rogers Wireless Inc. and/or the issuance of equity by RCI or by the Corporation, subject to certain exceptions, including equity issuances in connection with the purchase of the shares of the Corporation.

ACQUISITION OF MICROCELL

     Rogers Wireless Inc. has expended approximately $1,600 million in connection with the acquisition of Microcell. The funding by Rogers Wireless Inc. for this acquisition is comprised of: utilization of cash on hand, drawdowns under a committed $700 million amended bank credit facility, and proceeds from a bridge loan to Rogers Wireless Inc. from RCI of up to $900 million, of which $850 million has been drawn. The bridge loan has a term of up to two years from November 9, 2004 and was made on a subordinated unsecured basis. The bridge loan bears interest at 6% per annum and is prepayable in whole or in part without penalty. RCI funded the $850 million drawdown on the bridge loan using cash on hand, cash received from Rogers Cable Inc. in the form of a return of capital and cash received from Rogers Media Inc. in the form of a repayment of an intercompany advance made to Rogers Media Inc. by RCI. Each of Rogers Cable Inc. and Rogers Media Inc. made drawdowns under its respective committed bank credit facilities to fund the cash transfers to RCI.

     Rogers Wireless Inc. intends to refinance the bridge loan from RCI of up to $900 million, of which $850 million is drawn down, as well as RCI's $1,750 million bridge credit facility. Rogers Wireless Inc. intends to use the net proceeds of $2,773 million from the debt offering referred to below under "Offers of Senior Notes -- Rogers Wireless Inc." to repay the $850 million bridge loan to RCI, make a $1,750 million distribution as a return of capital to the Corporation and use the remaining net proceeds to repay a portion of the advances outstanding under Rogers Wireless Inc.'s amended bank credit facility. The Corporation is reviewing the various methods of transferring the $1,750 million distribution to its shareholders, so RCI will have adequate funds to repay its $1,750 million bridge credit facility incurred in connection with its acquisition of the RWCI Restricted Voting Shares from AT&T Wireless. A determination of the method of such a distribution, including the timing thereof, will not take place until following completion of the Offer.

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OFFERS OF SENIOR NOTES

     ROGERS WIRELESS INC.

     On November 19, 2004, Rogers Wireless Inc. priced a private placement of notes in an aggregate principal amount of approximately US$2,356 million. The private placement consists of $460 million 7.625% senior (secured) notes due 2011, US$550 million floating rate senior (secured) notes due 2010, US$470 million 7.25% senior (secured) notes due 2012, US$550 million 7.50% senior (secured) notes due 2015 and US$400 million 8.00% senior subordinated notes due 2012.

     Rogers Wireless Inc. expects to use the proceeds form the private placement to make a $1,750 million distribution as a return of capital to the Corporation; to repay $850 million of intercompany subordinated debt owing to RCI in connection with Rogers Wireless Inc.'s acquisition of Microcell; and the remaining net proceeds to partially repay advances outstanding under Rogers Wireless Inc.'s amended bank credit facility. The Corporation is reviewing the various methods of transferring the $1,750 million distribution to its shareholders, so RCI will have adequate funds to repay its $1,750 million bridge credit facility incurred in connection with its acquisition of the Corporation's shares from AT&T Wireless. A determination of the method of such a distribution, including the timing thereof, will not take place until following completion of this Offer and the distribution will be subject to compliance with applicable legal requirements.

ROGERS CABLE INC.

     On November 19, 2004 Rogers Cable Inc. priced a private placement of notes in an aggregate principal amount of approximately US$427 million. The private placement consists of Cdn$175 million 7.25% senior (secured) second priority notes due 2011 and US$280 million 6.75% senior (secured) second priority notes due 2015.

     Rogers Cable Inc. intends to use all of the net proceeds from the private placement to partially repay outstanding advances under its bank credit facility. On November 9, 2004, Rogers Cable Inc. borrowed $650.0 million under its bank credit facility which, together with $10.0 million cash on hand, was distributed to RCI as a return of capital.

AUDITORS, TRANSFER AGENT AND REGISTRAR

     The auditors of RCI and the Corporation are KPMG LLP, Chartered Accountants, Toronto, Ontario. The auditors of Microcell are Ernst & Young, LLP, Chartered Accountants, Montreal, Quebec. The transfer agent and registrar for the RCI Non-Voting Shares is Computershare Trust Company of Canada at its principal office in Toronto, Ontario.

PRESENTATION OF FINANCIAL INFORMATION

     RCI's consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in Canada (Canadian GAAP). For a discussion of the principal differences between Canadian GAAP and the accounting principles generally accepted in the United States (U.S. GAAP), see
Note 22 to our audited consolidated financial statements incorporated by reference in this Circular.

SHARE CAPITAL OF RCI AND DIVIDEND POLICY

PREFERRED SHARES

     As of November 22, 2004, there were 400,000,000 authorized Preferred Shares without par value, issuable in series, with rights and terms of each series to be fixed by the board of directors of RCI prior to the issue of such series. RCI has three authorized series of RCI Preferred shares, and shares of the Series XXVII Preferred shares, Series XXX Preferred shares and Series XXXI Preferred shares are currently outstanding.

     The Series XXVII Preferred shares are non-voting, are redeemable at $1,000 per share at RCI's option and carry the right to cumulative dividends at a rate equal to the bank prime rate plus 1 3/4% per annum.

     The Series XXX Preferred shares are non-voting, are redeemable and retractable under certain conditions and carry the right to non-cumulative dividends at a rate of 9 1/2% per annum.

     The Series XXXI Preferred shares are non-voting, are redeemable at $1,000 per share at RCI's option and carry the right to cumulative dividends at a rate of 9 5/8% per annum.

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EQUITY SHARES

     As of November 22, 2004, there were 56,235,394 authorized RCI Class A Shares, without par value, of which 56,235,394 were issued and outstanding. Each RCI Class A Share is entitled to 50 votes per share as approved at the annual meeting of shareholders held on May 27, 2004. THE HOLDERS OF RCI NON-VOTING SHARES ARE ENTITLED TO RECEIVE NOTICE OF AND TO ATTEND MEETINGS OF SHAREHOLDERS BUT, EXCEPT AS REQUIRED BY LAW, ARE NOT ENTITLED TO VOTE AT SUCH MEETINGS. The RCI Class A Shares may receive a dividend at an annual rate of up to $0.10 per share only after the RCI Non-Voting Shares have been paid a dividend at an annual rate of $0.10 per share. The RCI Class A Shares are convertible on a one-for-one basis into RCI Non-Voting Shares.

     As of November 22, 2004, there were 1,400,000,000 authorized RCI Non-Voting Shares with a par value of $1.62478 per share, of which 189,746,703 were issued and outstanding. The RCI Class A Shares and RCI Non-Voting Shares participate equally, share for share, in dividends after payment of an annual dividend of $0.10 per share for each Class and participate equally, share for share, in any of the remaining assets of RCI in the event of RCI's dissolution or winding up (subject to the preference as to dividends in favour of the RCI Non-Voting Shares).

     In May 2003, RCI adopted a dividend policy that provides for the payment each year of dividends aggregating $0.10 per share to be payable twice yearly on each outstanding RCI Non-Voting Share and RCI Class A Share held as of the record date, as determined by the board of directors of RCI.

     UNDER APPLICABLE CANADIAN SECURITIES LAWS, AN OFFER TO PURCHASE RCI CLASS A SHARES WOULD NOT REQUIRE THAT AN OFFER BE MADE TO PURCHASE RCI NON-VOTING SHARES. UNLIKE THE RWCI RESTRICTED VOTING SHARES, THE RCI NON-VOTING SHARES DO NOT HAVE THE BENEFIT OF A COAT-TAIL AGREEMENT SUCH AS THE TRUST AGREEMENTS OR A MINORITY SHAREHOLDER PROTECTION AGREEMENT SUCH AS THE SHAREHOLDER PROTECTION AGREEMENT.

CONVERTIBLE PREFERRED SECURITIES

     Convertible Preferred securities were issued in 1999 with a face value of $600 million to a subsidiary of Microsoft Corporation (Microsoft). These Convertible Preferred securities are entitled to interest at a rate of 5 1/2% per annum, payable quarterly in cash, RCI Non-Voting Shares or additional Convertible Preferred securities, at RCI's option. The Convertible Preferred securities are convertible, in whole or in part, at any time, at Microsoft's option, into 28.5714 RCI Non-Voting Shares per $1,000 aggregate principal amount of Convertible Preferred securities, representing a conversion price of $35 per RCI Non-Voting Share. In August 2004, RCI and Microsoft Corporation, the holder of the Convertible Preferred Securities, agreed to amend the terms of such securities whereby certain transfer restrictions will terminate on March 28, 2006 unless a qualifying offer to purchase these securities is made by RCI. In the event such transfer restrictions terminate, during a three month period subsequent to March 28, 2006, RCI has the option to extend the maturity of these securities for up to three years from the original August 11, 2009 maturity date. We have the option of repaying the Convertible Preferred securities in cash or RCI Non-Voting Shares.

RESTRICTIONS ON THE TRANSFER, VOTING AND ISSUE OF SHARES

     RCI has a direct or indirect ownership interest in a number of distinct Canadian undertakings which hold licences pursuant to applicable licencing legislation (the "Telecommunications Legislation"). The Telecommunications Legislation includes the Broadcasting Act (Canada), the Telecommunications Act (Canada) and the Radiocommunication Act (Canada).

     The Telecommunications Legislation contains separate requirements relating to the level of foreign ownership that is permitted in respect of a given class of licenced undertaking. RCI believes that it, and each of its subsidiaries, have at all times been in compliance with all of the relevant ownership requirements of the Telecommunications Legislation.

     In April 1996, the Governor in Council (i.e., the federal cabinet) issued a Direction to the CRTC respecting the ineligibility of non-Canadians to hold broadcasting licences, including licences to operate cable television undertakings. That Direction substantially harmonized the foreign ownership requirements under the Broadcasting Act with those under the Telecommunications Act and the Radiocommunication Act. The Direction was amended in 1997 to allow two non-Canadian controlled telephone companies to hold licences to operate cable television undertakings within their respective service areas. It was amended in July 1998 to clarify the restrictions relating to a holding company's ability to control or influence the programming decisions of the licensee operating company.

     The revised Cabinet Direction authorizes non-Canadians to own and control, directly or indirectly, up to 33 1/3% of the voting shares and up to 33 1/3% of the number of votes attached to the voting shares of a holding company which has

                                       A-5
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a subsidiary operating company licenced under the Broadcasting Act. In addition, up to 20% of the voting shares and up to 20% of the votes attached to the voting shares of the operating licencee company may be owned and controlled, directly or indirectly, by non-Canadians. The chief executive officer and 80% of the members of the board of directors of the operating licensee company must be Canadian. In addition, the holding company and its directors are prohibited from exercising control or influence over the programming decisions of the licensee company, unless the holding company satisfies the ownership requirements which are applicable to the licensee company. There are no restrictions on the number of non-voting shares that may be held by non-Canadians at either the holding company or licencee company level. The CRTC retains the discretion under the Direction to determine whether a given licencee is in fact controlled by non-Canadians.

     The cellular, PCS and paging licenses held by RCI's indirect subsidiary, Rogers Wireless Inc., include a condition requiring the licensed carrier company to comply with the ownership restrictions set out in the Telecommunications Act and the Radiocommunication Act. A maximum level of 20% of the issued voting shares of the licensed carrier company may be owned by persons who are not Canadians. In addition, at least 80% of the members of the board of directors of the licensed carrier company must be Canadian. Pursuant to regulations promulgated under the Telecommunications Act and the Radiocommunication Act, a parent corporation may have up to 33 1/3% of its voting shares owned by non-Canadians. Neither the licensed carrier company nor the parent holding corporation (such as the Corporation) can be otherwise controlled by non-Canadians.

     In order to ensure that RCI and any Canadian corporation in which RCI has a direct or indirect interest remains qualified to hold or obtain any cable television, broadcasting or telecommunications licence or authority to operate a similar undertaking pursuant to the Telecommunications Legislation and to ensure that the Corporation and any Canadian corporation in which RCI has an interest is not in breach of the Telecommunications Legislation or any licences issued to it or to any Canadian subsidiary, associate or affiliate of it under the Telecommunications Legislation, the Articles of RCI impose certain restrictions on the issue and transfer of RCI's shares and the exercise of voting rights attached thereto. A copy of the text of such restrictions may be obtained from the Secretary of RCI.

     If in the opinion of the board of directors of RCI circumstances arise in the future that may jeopardize the ability of RCI and its subsidiaries to be qualified to hold and obtain licences in Canada, the restrictions on transfer, voting and issue of shares contained in the Articles of RCI will be invoked.

     On November 19, 2002, the Minister of Industry announced that the Government of Canada will review the restrictions on foreign ownership applicable to the telecommunications sector. In February 2003, Rogers Wireless Inc. appeared before the Parliamentary Standing Committee on Industry, Science and Technology and filed a brief in support of elimination of the restrictions. Rogers Cable Communications Inc., another subsidiary of RCI, also made representations in favour of elimination of the foreign ownership restrictions on cable television companies. A similar submission had been made by RCI in February of 2002 to the Standing Committee on Canadian Heritage urging the removal of restrictions on foreign ownership applicable to cable television companies. On April 28, 2003, the Standing Committee on Industry, Science and Technology released a report to Parliament in which it recommended the removal of all Canadian ownership requirements applicable to telecommunications common carriers, which would include wireless carriers such as Rogers Wireless Inc. and entities such as RCI that have a direct or indirect interest in such carriers. This report also recommended that any changes made to the Canadian ownership requirements for telecommunications common carriers be extended to cable television companies, such as Rogers Cable Communications Inc. However, a second report issued by the Standing Committee on Canadian Heritage in June, 2003, has expressed concerns that changes in ownership restrictions for either telecommunications common carriers or cable television companies could have an adverse impact on the Canadian broadcasting system. Given these conflicting reports, the Government of Canada has indicated that it will try to reconcile the conflicting recommendations prior to taking any legislative action. This reconciliation process is currently underway. It is not yet known whether the Government of Canada will decide to amend the Telecommunications Legislation to relax or eliminate the restrictions on either wireless carriers (such as Rogers Wireless Inc.) or cable television companies (such as Rogers Cable Communications Inc.) that distribute broadcasting services and provide internet and other telecommunications services to the public.

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                                  RISK FACTORS

     Any of the following risks could materially adversely affect RCI's business, financial condition or results of operations. Additional risks and uncertainties not currently known to RCI or that RCI currently deems to be immaterial may also materially and adversely affect RCI's business, financial condition or results of operations.

RISKS RELATING TO RCI

RCI'S HOLDING COMPANY STRUCTURE MAY LIMIT RCI'S ABILITY TO MEET ITS FINANCIAL OBLIGATIONS.

     As a holding company, RCI's ability to meet its financial obligations is dependent primarily upon the receipt of interest and principal payments on intercompany advances, management fees, cash dividends and other payments from its subsidiaries together with proceeds raised by RCI through the issuance of equity and debt and from the sale of assets.

     Substantially all of RCI's business activities are operated by its subsidiaries, other than certain centralized functions such as payables, remittance processing, call centres and certain shared information technology functions. All of RCI's subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to make funds available to RCI whether by dividends, interest payments, loans, advances or other payments, subject to payment arrangements on intercompany advances and management fees. In addition, the payment of dividends and the making of loans, advances and other payments to RCI by these subsidiaries are subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business and other considerations. The subsidiaries are parties to various agreements, including certain loan agreements, that restrict the ability of the respective subsidiaries to pay cash dividends or make advances or other payments to RCI.

RCI IS CONTROLLED BY ONE SHAREHOLDER, WHOSE INTERESTS MAY CONFLICT WITH THOSE OF OTHER SHAREHOLDERS.

     As at November 22, 2004, RCI had outstanding 56,235,394 RCI Class A Shares. To the knowledge of RCI's directors and officers, the only person or corporation beneficially owning, directly or indirectly, or exercising control or direction over more than 10% of RCI's outstanding voting shares is Edward S. Rogers. As of November 22, 2004, Edward S. Rogers beneficially owns or controls 51,116,099 RCI Class A Shares, representing approximately 90.9% of the issued and outstanding RCI Class A Shares, which class is the only class of issued shares carrying the right to vote in all circumstances. Accordingly, Edward S. Rogers is, and will continue to be after this Offer, able to elect a majority of RCI's board of directors and to control the vote on matters submitted to a vote of RCI's shareholders. The interests of Edward S. Rogers may not correspond with those of other shareholders. For purposes of the foregoing, a reference to "Edward S. Rogers" includes Edward S. Rogers, O.C., the President and Chief Executive Officer and a director of RCI, and certain corporations, other than RCI, owned or controlled directly or indirectly by him and trusts for the benefit of Mr. Rogers and his family.

THE OPERATION OF RCI'S BUSINESS REQUIRES SUBSTANTIAL CAPITAL, AND THERE IS NO GUARANTEE THAT FINANCING WILL BE AVAILABLE TO MEET THOSE REQUIREMENTS.

     The operation of RCI's networks, the marketing and distribution of its products and services and future technology upgrades of the networks will require substantial capital resources. RCI had approximately $5,300 million of long-term debt outstanding at December 31, 2003 and, through its subsidiaries, has subsequently incurred substantial additional indebtedness. RCI's PP&E spending on a consolidated basis in 2003 was approximately $964 million. Significant additional PP&E expenditures will also be required during 2004 and in the future.

     The actual amount of PP&E expenditures required to finance RCI's operations and network development may vary materially from RCI's estimates. RCI may incur significant additional capital expenditures in the future as a result of unforeseen delays in the development of its networks, cost overruns, customer demand, unanticipated expenses, regulatory changes or other events that affect RCI's businesses, and may need to obtain additional funds as a result of these unforeseen events. RCI anticipates that additional debt financing may be needed to fund cash requirements in the future. RCI cannot predict whether such financing will be available, what the terms of such additional financing would be or whether existing debt agreements would allow additional financing at that time. If RCI cannot obtain additional financing when needed, RCI will have to delay, modify or abandon some of its plans. This could slow RCI's growth and negatively impact its ability to compete.

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RCI'S SUBSTANTIAL LEVERAGE MAY HAVE ADVERSE CONSEQUENCES.

     RCI's substantial debt may have important consequences. For instance, it could:

     -  make it more difficult for RCI to satisfy its financial obligations;

     - require RCI to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under its debt, which will reduce funds available for other business purposes;

     - increase RCI's vulnerability to general adverse economic and industry conditions;

     - limit RCI's flexibility in planning for, or reacting to, changes in its businesses and the industries in which it operates;

     - place RCI at a competitive disadvantage compared to some of its competitors that have less financial leverage; and

     - limit RCI's ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

     RCI's ability to satisfy its obligations and to reduce its total debt depends on its future operating performance and on economic, financial, competitive and other factors, many of which are beyond RCI's control. RCI's business may not generate sufficient cash flow and future financings may not be available to provide sufficient net proceeds to meet these obligations or to successfully execute its business strategies.

RCI MAY EXPERIENCE ADVERSE EFFECTS DUE TO EXCHANGE RATE AND INTEREST RATE FLUCTUATIONS.

     Nearly all of RCI's business is transacted in Canadian dollars. Accordingly, RCI is exposed to foreign exchange rate risk on its U.S. dollar denominated debt. The exchange rate between Canadian dollars and U.S. dollars, although historically less volatile than those of certain other foreign currencies, has varied significantly over the last three years. Foreign exchange and interest rate fluctuations may materially adversely affect RCI's financial performance or results of operations. For a more complete discussion on the impact of exchange rate and interest rate fluctuations, see the section entitled "Interest Rate and Foreign Exchange Management" in RCI's 2003 management's discussion and analysis, incorporated by reference into this document.

REGULATORY CHANGES COULD ADVERSELY AFFECT RCI'S RESULTS OF OPERATIONS.

     Substantially all of RCI's business activities (except for the non-broadcasting operations of Rogers Media Inc.) are regulated by the Canadian Federal Department of Industry, Science and Technology, on behalf of the Minister of Industry (Canada) (collectively "Industry Canada") and the Canadian Radio-television and Telecommunications Commission (CRTC) under the Telecommunications Act (Canada), the Radiocommunication Act (Canada) and the Broadcasting Act (Canada), and accordingly RCI's results of operations on a consolidated basis are affected by changes in regulations and decisions by these regulators. Such regulation relates to, among other things, licensing, competition, the specific cable television programming services that RCI must distribute, the rates it may charge to provide access to its network by third parties, resale of its networks and roaming on to its networks, RCI's operation and ownership of communications systems and its ability to acquire an interest in other communications systems. In addition, RCI's cable, cellular, PCS, paging and broadcasting licences may not generally be transferred without regulatory approval. Changes in the regulation of RCI's business activities, including decisions by regulators affecting RCI's operations (such as the granting or renewal of licences or decisions as to rates RCI may charge its customers), or changes in interpretations of existing regulations by courts or regulators, could adversely affect RCI's consolidated results of operations.

RESTRICTIONS ON NON-CANADIAN OWNERSHIP AND CONTROL MAY ADVERSELY AFFECT RCI'S COST OF CAPITAL.

     RCI's regulated subsidiaries must be Canadian-owned and controlled under requirements enacted or adopted under the Broadcasting Act (Canada), the Telecommunications Act (Canada) and the Radiocommunication Act (Canada). The requirements generally provide that Canadians must own at least 80% of the voting shares of the regulated entities, at least 80% of the members of the board of directors must be Canadian, and the entities must not be controlled in fact by non-Canadians. In addition, no more than 33 1/3% of the voting shares of a parent company, such as RCI or the Corporation, may be held by non-Canadians and the parent company must not be controlled in fact by non-Canadians in order that such parent corporation may qualify as Canadian. These restrictions on non-Canadian ownership and control may have an adverse effect on RCI, including on its cost of capital. RCI's Articles and the

                                       A-8
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Articles of the Corporation contain provisions which constrain the issue and transfer of certain classes of shares, including RCI Non-Voting shares, for the purpose of ensuring that RCI and RCI's subsidiaries remain eligible to hold licences or to carry on businesses which are subject to non-Canadian ownership and control restrictions. RCI is in compliance with all applicable Canadian ownership and control requirements.

RCI'S RELATIONSHIP WITH THE CORPORATION MAY CREATE CONFLICTS OF INTEREST.

     Because RWCI Restricted Voting Shares representing approximately 10% of the Corporation's total equity are currently publicly traded, RCI's transactions with the Corporation and its subsidiaries are currently subject to the Corporation's obligation to these minority shareholders and the Corporation's other significant shareholder. RCI's directors and officers who are also directors or officers of the Corporation have certain fiduciary duties to those companies and may find themselves in a position where their duties as RCI's director or officer are in conflict with their duties as a director or officer of the Corporation with respect to transactions involving RCI and the Corporation. There can be no assurance that any such conflict will be resolved in favour of RCI.

RCI MAY ENGAGE IN UNSUCCESSFUL ACQUISITIONS AND DIVESTITURES.

     Acquisitions of complementary businesses and technologies, development of strategic alliances and divestitures of portions of RCI's business are an active part of its overall business strategy. Services, technologies, key personnel or businesses of acquired companies may not be effectively assimilated into RCI's business or service offerings and RCI's alliances may not be successful. RCI may not be able to successfully complete any divestitures on satisfactory terms, if at all. Divestitures may result in a reduction in RCI's total revenues and net income.

RCI MAY BE INVOLVED IN LEGAL PROCEEDINGS THAT MAY HAVE AN ADVERSE IMPACT ON IT.

     From time to time, RCI is involved in litigation or other legal proceedings relating to claims arising out of its operations. The results of these matters cannot be predicted with certainty. RCI may determine that it is necessary or desirable to settle one or more of these claims on terms that are adverse to RCI or one or more of these matters may be determined adversely to its interests and a substantial judgment may be awarded against it. If either of the foregoing events were to occur, there could be a material adverse impact on RCI's business, financial condition, liquidity or results of operations.

RISKS RELATING TO RCI'S CABLE BUSINESS

ROGERS CABLE INC. MAY FAIL TO ACHIEVE EXPECTED REVENUE GROWTH FROM NEW AND ADVANCED CABLE PRODUCTS AND SERVICES.

     Rogers Cable Inc. expects that a substantial portion of future growth will be achieved from new and advanced cable, Internet, voice-over-cable telephony and other IP products and services. Accordingly, Rogers Cable Inc. has invested significant capital resources in the development of a technologically advanced cable network in order to support a wide variety of advanced cable products and services and has invested significant resources in the development of new services to be provided over the network. However, consumers may not provide sufficient demand for the enhanced cable products and services that are offered. In addition, any initiatives to increase prices for Rogers Cable Inc.'s services may result in increased churn of its subscribers and a reduction in the total number of subscribers. Alternatively, Rogers Cable Inc. may fail to anticipate demand for certain products and services, or may not be able to offer or market these new products and services successfully to subscribers. Rogers Cable Inc.'s failure to retain existing subscribers while increasing pricing or attract subscribers to new products and services, or failure to keep pace with changing consumer preferences for cable products and services, could slow revenue growth and have a material adverse effect on Rogers Cable Inc.'s business and financial condition. In addition, Rogers Cable Inc.'s discounted bundled product and service offerings may fail to reduce churn and may have an adverse impact on Rogers Cable Inc.'s financial results.

ROGERS CABLE INC. PLANS TO INVEST SUBSTANTIAL RESOURCES IN CONNECTION WITH VOICE-OVER-CABLE TELEPHONY SERVICES AND MAY NOT RECOVER ALL OR ANY OF ITS INVESTMENT.

     In connection with Rogers Cable Inc.'s offering of telephony services, Rogers Cable Inc. anticipates that it will invest approximately $200 million of PP&E expenditures by the end of 2005, with approximately $100 million to $120 million of the investment occurring in 2004. Once this initial platform is deployed, the additional variable PP&E expenditures associated with adding each voice-over-cable telephony service subscriber, which includes uninterruptible

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back-up powering at the home, is expected to be in the range of $300 to $340 per subscriber addition. Rogers Cable Inc. does not expect to generate significant revenue, if any, from this investment during the next few years. Rogers Cable Inc. also cannot predict whether its voice-over-cable telephony services, that will be based on PacketCable technology, will be accepted by its customers or whether its voice-over-cable telephony services will be competitive, from a quality and price perspective, with other telephony services that will be available to Rogers Cable Inc.'s customers. In addition, in deciding to invest in voice-over-cable telephony services at this time, Rogers Cable Inc. has assumed that Incumbent Local Exchange Carriers (ILECs) will continue to be regulated for voice services and that safeguards will be put in place to restrict their ability to offer these services in a bundle with competitive services. Rogers Cable Inc. has also assumed that no material access obligations or other new restrictions will be placed on it. If these assumptions prove to be incorrect, Rogers Cable Inc. may not offer voice-over-cable telephony services as contemplated. As a result of these uncertainties, Rogers Cable Inc. may not recover any or all of its investment in telephony services, which could have a material adverse effect on its business and financial condition.

ROGERS CABLE INC. FACES SUBSTANTIAL COMPETITION.

     Technological, regulatory and public policy trends have resulted in a more competitive environment for cable television service providers, Internet Service Providers (ISPs) and video sales and rental services in Canada. Rogers Cable Inc. faces competition from entities utilizing other communications technologies and may face competition from other technologies being developed or to be developed in the future. The ability to attract and retain customers is also highly dependent on the quality and reliability of service provided, as well as execution of business processes in relation to services provided by competitors. Competitors of cable include direct-to-home, or DTH, satellite providers, and other distributors of multi-channel television signals to homes for a fee, including "grey market" satellite service providers, which are U.S. direct broadcast satellite, or DBS, providers whose signals are not sold but can be acquired in Canada, terrestrially-based video service providers, microwave multi-point distribution system, or MMDS, operators, satellite master antennae television systems, or SMATVs, and over-air television broadcasters. Other competitors of the cable television business are providers of "black market", pirate systems to Canadian customers that enable customers to take, without paying a fee, programming services from U.S. and Canadian satellite providers by defeating the operation of the systems preventing unauthorized access. Competitors of the Internet business include other ISPs offering competing residential and commercial Internet access services. Competitors of the videocassette, DVD and video games sales and rental business include other video rental and retail outlets, as well as alternative entertainment media, such as theatres, sporting events, PPV services and broadcasting services, as well as competition from VOD and SVOD services introduced by cable television providers and on-line-based subscription rental services. Any of these factors could reduce Rogers Cable Inc.'s market share or decrease its revenue.

COMPETITION IN MULTIPLE DWELLING UNIT BUILDINGS COULD LEAD TO SUBSCRIBER LOSSES.

     The Broadcasting Distribution Regulations (Canada) do not allow Rogers Cable Inc. or its competitors to obtain exclusive contracts in buildings where it is technically feasible to install two or more systems. Approximately one-third of Rogers Cable Inc.'s basic cable subscribers are located in multiple dwelling unit buildings (MDUs). These regulations could lead to competitive subscriber losses or pricing pressure in MDUs serviced by Rogers Cable Inc., which could result in a reduction in its revenue.

FORECASTING PROPERTY, PLANT AND EQUIPMENT EXPENDITURES MAY BECOME MORE DIFFICULT, WHICH MAY INCREASE THE VOLATILITY OF CABLE'S OPERATING RESULTS.

     An increasing component of Rogers Cable Inc.'s PP&E expenditures will be to support a series of more advanced services. These services include Rogers Cable Inc.'s Internet, digital television, PVR, HDTV, VOD, SVOD, voice-over-telephony and other enhanced services that require advanced subscriber equipment. A substantial component of the PP&E required to support these services will be demand driven. For example, increasing per-subscriber bandwidth usage may lead to increased network costs. As a result, forecasting PP&E expenditure levels for Rogers Cable Inc. will likely become less precise, which may increase the volatility of Rogers Cable Inc.'s operating results from period to period.

INCREASING PROGRAMMING COSTS COULD ADVERSELY AFFECT ROGERS CABLE INC.'S RESULTS OF OPERATIONS.

     Rogers Cable Inc.'s single most significant purchasing commitment is the total annual cost of acquiring programming. Programming costs have increased significantly in recent years, particularly in connection with the recent growth in subscriptions to digital specialty channels. As Rogers Cable Inc. continues to upgrade its analog and digital cable selections, increasing programming costs within the industry could adversely affect its operating results if Rogers Cable Inc. is unable to pass such programming costs to its subscribers.

FAILURE BY PROGRAMMING SUPPLIERS TO CONTINUE THEIR OPERATIONS MAY REDUCE ROGERS CABLE INC.'S REVENUE.

     There have been a significant number of new digital specialty channels and services that have become available in Canada since the latter portion of 2001. Rogers Cable Inc. believes that subscriber selection of these digital specialty service channels, whether individually, in pre-set theme packs or in customer-designed channel packages, will provide a consistent and growing stream of new revenue. In addition, the ability to attract subscribers to digital cable service is enhanced by the expanded variety of programming choices that are currently available, including a growing amount of HDTV and on-demand programming. If a number of programmers that supply digital specialty channels face financial or operational difficulty sufficient to cause them to cease their operations, and the number of digital specialty channels decreases significantly, it may have a significant negative impact on Rogers Cable Inc.'s revenue.

IF ROGERS CABLE INC. IS UNABLE TO DEVELOP OR ACQUIRE ADVANCED ENCRYPTION TECHNOLOGY TO PREVENT UNAUTHORIZED ACCESS TO CABLE PROGRAMMING, ROGERS CABLE INC. COULD EXPERIENCE A DECLINE IN REVENUES.

     Rogers Cable Inc. utilizes encryption technology to protect its cable signals from unauthorized access and to control programming access based on subscriber levels. There can be no assurance that Rogers Cable Inc. will be able to effectively prevent or eliminate unauthorized decoding of signals in the future. If Rogers Cable Inc. is unable to control cable access with its encryption technology, its subscription levels for digital programming including VOD and SVOD, as well as Rogers Video rentals, may decline, which could result in a decline in Rogers Cable Inc.'s revenues.

ROGERS CABLE INC. IS REQUIRED TO PROVIDE ACCESS TO ITS CABLE SYSTEMS TO THIRD PARTY INTERNET PROVIDERS, WHICH MAY RESULT IN INCREASED COMPETITION.

     Rogers Cable Inc. is required by the CRTC to provide access to its cable systems to third party ISPs at mandated wholesale rates. The CRTC has approved cost-based rates for third party Internet access service and certain of those rates are currently under review by the CRTC. As a result of the requirement that Rogers Cable Inc. provide access to third party ISPs, Rogers Cable Inc. may experience increased competition for high-speed Internet retail subscribers. In addition, these third party providers would utilize network capacity that Rogers Cable Inc. could otherwise use for its own subscribers. A third party ISP has connected to Rogers Cable Inc.'s network on a wholesale basis and is providing competing high-speed internet services at retail. The increased competition and reduced network capacity could result in a reduction of Rogers Cable Inc.'s revenue.

FAILURE TO OBTAIN ACCESS TO SUPPORT STRUCTURES AND MUNICIPAL RIGHTS OF WAY COULD INCREASE ROGERS CABLE INC.'S COSTS AND ADVERSELY AFFECT ITS BUSINESS.

     Rogers Cable Inc. requires access to support structures and municipal rights of way in order to deploy facilities. Where access to municipal rights of way cannot be secured, Rogers Cable Inc. applies to the CRTC to obtain a right of access under the Telecommunications Act (Canada). However, in a recent decision, the Supreme Court of Canada has determined that the CRTC does not have the jurisdiction to establish the terms and conditions of access to the poles of hydroelectric companies. As a result of this decision, the Canadian Cable Telecommunications Association filed an application with the Ontario Energy Board (OEB) asking it to set a pole rate for all hydroelectric distributors in Ontario. The OEB accepted jurisdiction over this matter and held a hearing in Fall 2004. Rogers Cable Inc. expects a decision from the OEB in 2005. In New Brunswick, where there is currently no similar regulatory authority, Rogers Cable Inc. has received notifications from electric distributors that they will be seeking a rate increase for the poles that they own. As a result, the costs of obtaining access to support structures of hydroelectric companies in each of Rogers Cable Inc.'s cable service areas could be substantially increased and could adversely affect Rogers Cable Inc.'s operating results.

ROGERS CABLE INC. IS HIGHLY DEPENDENT UPON ITS INFORMATION TECHNOLOGY SYSTEMS AND THE INABILITY TO ENHANCE ITS SYSTEMS OR A SECURITY BREACH OR DISASTER COULD HAVE AN ADVERSE IMPACT ON ROGERS CABLE INC.'S FINANCIAL RESULTS AND OPERATIONS.

     The day-to-day operation of Rogers Cable Inc.'s business is highly dependent on its information technology systems. An inability to enhance Rogers Cable Inc.'s information technology systems to accommodate additional customer growth and to support new products and services could have an adverse impact on Rogers Cable Inc.'s ability to acquire new subscribers, manage subscriber churn, produce accurate and timely subscriber bills, generate revenue growth and manage operating expenses, all of which could adversely impact Rogers Cable Inc.'s financial results and position.

     In addition, Rogers Cable Inc. uses industry standard network and information technology security, survivability and disaster recovery practices. Approximately 1,500 of Rogers Cable Inc.'s employees and critical elements of its network infrastructure and information technology systems are located at two sites: its corporate offices in Toronto and its Toronto operations facility. In the event that Rogers Cable Inc. cannot access either of these facilities, as a result of a natural or manmade disaster or otherwise, Rogers Cable Inc.'s operations may be significantly affected and may result in a condition that is beyond the scope of Rogers Cable Inc.'s ability to recover without significant service interruption and commensurate revenue and customer loss.

ROGERS CABLE INC. MAY BE REQUIRED TO PAY HIGHER ROYALTY RATES TO COPYRIGHT COLLECTIVES, WHICH COULD ADVERSELY AFFECT ITS FINANCIAL POSITION.

     The Copyright Board of Canada (Copyright Board) is expected to issue a decision in 2006 on the royalty rates for the retransmission of television and radio services for the 2004-2008 period. As a result of this decision, the royalties Rogers Cable Inc. owes to copyright collectives could increase. A rate increase for 2004-2008, if Rogers Cable Inc. is unable to pass the increased rates to its customers, could have a material adverse effect on its operating results.

ROGERS CABLE INC.'S BUSINESS IS SUBJECT TO VARIOUS GOVERNMENTAL REGULATIONS.

     Rogers Cable Inc.'s operations are subject to governmental regulations relating to, among other things, licencing, competition, programming and foreign ownership. A significant percentage of Rogers Cable Inc.'s business activities are regulated by the CRTC under the Telecommunications Act (Canada), the Radiocommunication Act (Canada) and the Broadcasting Act (Canada), and accordingly Rogers Cable Inc.'s results of operations are affected by changes in regulations and decisions by the CRTC. Such regulation relates to, among other things, licensing, competition, the specific cable television programming services that Rogers Cable Inc. must distribute, as well as percentages of foreign ownership and control of cable television licences. In addition, Rogers Cable Inc.'s CRTC licences must be renewed from time to time and cannot be transferred without regulatory approval. Rogers Cable Inc.'s cable television systems are also required to obtain certain authorizations and to meet certain technical standards established by the Canadian Federal Department of Industry Canada (Industry Canada), pursuant to its authority under the Telecommunications Act (Canada) and the Radiocommunication Act (Canada). Changes in regulation by Industry Canada could adversely affect Rogers Cable Inc.'s business and results of operation. In addition, the costs of providing Rogers Cable Inc.'s Internet services may be increased from time to time as a result of compliance with industry or legislative indicatives to address Internet-based issues such as copyright infringement, unsolicited commercial e-mail and cyber-crime.

RISKS RELATING TO RCI'S WIRELESS BUSINESS

ROGERS WIRELESS INC. FACES SUBSTANTIAL COMPETITION.

     The Canadian wireless communications industry is highly competitive. In the wireless voice and data market, Rogers Wireless Inc. competes primarily with two other wireless service providers and may in the future compete with other companies, including resellers, such as Virgin Mobile Canada, Sprint Canada and Primus. Potential users of wireless voice and data systems may find their communications needs satisfied by other current or developing technologies, such as WiFi, "hotspots" or trunk radio systems, which have the technical capability to handle mobile telephone calls. Rogers Wireless Inc. also competes with its rivals for dealers and retail distribution outlets. There can be no assurance that Rogers Wireless Inc.'s current or future competitors will not provide services comparable or superior to those provided by Rogers Wireless Inc., or at lower prices, adapt more quickly to evolving industry trends or changing market requirements, enter the market in which Rogers Wireless Inc. operates, or introduce competing services. Any of these factors could reduce Rogers Wireless Inc.'s market share or decrease its revenue.

PRICE COMPETITION COULD ADVERSELY AFFECT ROGERS WIRELESS INC.'S CHURN RATE AND REVENUE GROWTH.

     Aggressive pricing by industry participants in previous years has caused significant reductions in Canadian wireless communications pricing. Rogers Wireless Inc. believes that competitive pricing is a factor in causing churn. Rogers Wireless Inc. cannot predict the extent of further price competition and customer churn into the future, but Rogers Wireless Inc. anticipates some ongoing re-pricing of its existing subscriber base as lower pricing offered to attract new customers is extended to or requested by existing customers. In addition, as wireless penetration of the population deepens, new wireless customers may generate lower average monthly revenues than those from Rogers Wireless Inc.'s existing customers, which could slow revenue growth.

ROGERS WIRELESS INC. MAY FAIL TO ACHIEVE EXPECTED REVENUE GROWTH FROM NEW AND ADVANCED WIRELESS SERVICES.

     Rogers Wireless Inc. expects that a substantial portion of future revenue growth will be achieved from new and advanced wireless voice and data transmission services. Accordingly, Rogers Wireless Inc. has invested and continues to invest significant capital resources in the development of its GSM/GPRS/EDGE network in order to offer these services. However, there may not be sufficient consumer demand for these advanced wireless services. Alternatively, Rogers Wireless Inc. may fail to anticipate or satisfy demand for certain products and services, or may not be able to offer or market these new products and services successfully to subscribers. Rogers Wireless Inc.'s failure to attract subscribers to new products and services, or failure to keep pace with changing consumer preferences for wireless products and services, would slow revenue growth and have a material adverse effect on its business and financial condition.

ROGERS WIRELESS INC. EXPECTS TO EXPERIENCE SIGNIFICANT CHANGE IN THE WIRELESS COMMUNICATIONS INDUSTRY.

     The wireless communications industry is experiencing significant technological change. This includes the increasing pace of digital upgrades to existing wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user needs and preferences. There is also uncertainty as to the pace and extent that consumer demand for wireless services will continue to increase, as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, Rogers Wireless Inc.'s future prospects and those of its industry remain uncertain.

THERE IS NO GUARANTEE THAT ROGERS WIRELESS INC.'S THIRD GENERATION TECHNOLOGY WILL BE COMPETITIVE OR COMPATIBLE WITH OTHER TECHNOLOGIES.

     The deployment of EDGE technology may not be competitive or compatible with other technologies. Rogers Wireless Inc. also expects to develop a Universal Mobile Telecommunications System, or UMTS, technology based network that will supplement its GSM/GPRS/EDGE networks. While Rogers Wireless Inc. and other U.S. and international operators have selected these technologies as an evolutionary step from current and future networks, there are other competing technologies that are being developed and implemented in both Canada and other parts of the world. None of the competing technologies is directly compatible with each other. If the third generation technology that gains the most widespread acceptance is not compatible with Rogers Wireless Inc.'s networks, competing services based on such alternative technology may be preferable to subscribers and Rogers Wireless Inc.'s business may be materially adversely affected.

ROGERS WIRELESS INC. MAY ENCOUNTER DIFFICULTIES WITH RESPECT TO THE CONTINUED DEVELOPMENT OF THIRD GENERATION NETWORK TECHNOLOGY.

     Rogers Wireless Inc. is currently pursuing its strategy to transition its technology network to third generation technology with enhanced digital voice and data transmission capabilities. In order to implement this transition successfully:

     - network technology developers must complete the refinement of third generation network technologies, specifically UMTS, networking technologies; and

     - Rogers Wireless Inc. must complete the implementation of the fixed network infrastructure to support its third generation technologies, which will include design and installation of upgrades to its existing network equipment.

     These steps may not be completed in the time frame or at the cost Rogers Wireless Inc. anticipates. Rogers Wireless Inc.'s third generation technology network will rely, in many instances, on new and unproven technology. As with any new technology, there is a risk that the new technology Rogers Wireless Inc. has chosen for its network will not perform as expected, that Rogers Wireless Inc. may be unable to integrate the new technology with its current technology and that Rogers Wireless Inc. may be unable to deliver next generation services in a cost-effective manner. The occurrence of any of these difficulties could delay the development of Rogers Wireless Inc.'s network, which could materially adversely affect its business.

ROGERS WIRELESS INC. IS HIGHLY DEPENDENT UPON ITS INFORMATION TECHNOLOGY SYSTEMS AND THE INABILITY TO ENHANCE ITS SYSTEMS OR A SECURITY BREACH OR DISASTER COULD HAVE AN ADVERSE IMPACT ON ITS FINANCIAL RESULTS AND OPERATIONS.

     The day-to-day operation of Rogers Wireless Inc.'s business is highly dependent on its information technology systems. An inability to enhance Rogers Wireless Inc.'s information technology systems to accommodate additional customer growth and support new products and services could have an adverse impact on Rogers Wireless Inc.'s ability to acquire new subscribers, manage subscriber churn, produce accurate and timely subscriber bills, generate revenue growth and manage operating expenses, all of which could adversely impact its financial results and position. In connection with Rogers Wireless Inc.'s acquisition of Microcell, Rogers Wireless Inc. intends to integrate its information technology systems with those of Microcell and this integration could result in unexpected costs and complications that could have an adverse impact on Rogers Wireless Inc.'s ability to retain customers, which could materially adversely affect their financial results and position.

     In addition, Rogers Wireless Inc. uses industry standard network and information technology security, survivability and disaster recovery practices. Approximately 1,500 of Rogers Wireless Inc.'s employees and critical elements of Rogers Wireless Inc.'s network infrastructure and information technology systems are located at its corporate offices in Toronto. In the event that Rogers Wireless Inc. cannot access these facilities, as a result of a natural or manmade disaster or otherwise, Rogers Wireless Inc.'s operations may be significantly affected and may result in a condition that is beyond the scope of its ability to recover without significant service interruption and commensurate revenue and customer loss.

ROGERS WIRELESS INC. IS DEPENDENT ON INFRASTRUCTURE AND HANDSET VENDORS, WHICH COULD IMPACT THE QUALITY OF ITS SERVICES OR IMPEDE NETWORK DEVELOPMENT AND EXPANSION.

     Rogers Wireless Inc. has relationships with a small number of essential network infrastructure and handset vendors, over which it has no operational or financial control and only limited influence in how they conduct their businesses. The failure of one of Rogers Wireless Inc.'s network infrastructure suppliers could delay programs to provide additional network capacity or new capabilities and services across the business. Handsets and network infrastructure suppliers may, among other things, extend delivery times, raise prices and limit supply due to their own shortages and business requirements. If these suppliers fail to deliver products and services on a timely basis, or fail to develop and deliver handsets that satisfy Rogers Wireless Inc.'s customers' demands, this could have a negative impact on Rogers Wireless Inc.'s business, financial condition and results of operations. Similarly, interruptions in the supply of equipment for Rogers Wireless Inc.'s networks could impact the quality of its service or impede network development and expansion.

ROGERS WIRELESS INC. HAS SUBSTANTIAL CAPITAL REQUIREMENTS AND INTENDS TO MAKE SUBSTANTIAL CAPITAL EXPENDITURES, AND ROGERS WIRELESS INC. MAY NOT BE ABLE TO OBTAIN SUFFICIENT FINANCING TO EXECUTE ITS BUSINESS STRATEGY.

     The operation of Rogers Wireless Inc.'s wireless communications network, the marketing and distribution of its products and services, the continued evolution of network technologies and the addition of network capacity will continue to require substantial capital resources. The actual amount of capital required to finance Rogers Wireless Inc.'s operations and network development may vary materially from its estimates. Rogers Wireless Inc. may not generate or have access to sufficient capital to fund these future requirements. If Rogers Wireless Inc. cannot obtain additional financing when needed, it will have to delay, modify or abandon some of its plans to construct its third generation network. This could slow Rogers Wireless Inc.'s growth and negatively impact its ability to compete in the wireless communications industry.

A CHANGE IN FOREIGN OWNERSHIP LEGISLATION COULD INCREASE COMPETITION WHICH COULD REDUCE ROGERS WIRELESS INC.'S MARKET SHARE OR DECREASE ITS REVENUE.

     Rogers Wireless Inc. could face increased competition if there is a removal or relaxation of the limits on foreign ownership and control of wireless licences. Legislative action to remove or relax these limits could result in foreign telecommunication companies entering the Canadian wireless communications market, through the acquisition of either wireless licences or of a holder of wireless licences. The entry into the market of such companies with significantly greater capital resources than Rogers Wireless Inc. has could reduce its market share and cause Wireless' revenues to decrease.

THE IMPLEMENTATION OF WIRELESS LOCAL NUMBER PORTABILITY IN CANADA COULD CREATE SIGNIFICANT COSTS FOR ROGERS WIRELESS INC. AND INCREASE CHURN.

     Over the past several years, certain countries in Europe and Asia have implemented wireless local number portability ("WLNP"). In addition, the U.S. wireless industry has also implemented WLNP. WLNP involves porting wireless phone numbers to other wireless companies, but can also involve porting phone numbers between wireline and wireless companies. The implementation of WLNP systems and capabilities represents significant costs for the carriers in a country. There has been no regulatory mandate for the implementation of WLNP in Canada to date. The CRTC recently stated that it intends to review the matter in its 2005/2006 planning period. If WLNP were to be mandated, this would require the carriers, including Rogers Wireless Inc., to incur implementation costs that could be significant and once implemented could cause an increase in churn among Canadian wireless carriers.

ROGERS WIRELESS INC.'S BUSINESS IS SUBJECT TO VARIOUS GOVERNMENT REGULATIONS THAT COULD ADVERSELY AFFECT ITS BUSINESS OR INCREASE COSTS OR COMPETITION.

     The licensing, construction and operation of wireless communications systems in Canada are subject to the licensing requirements and oversight of Industry Canada. In addition, various aspects of wireless communications operations, including Rogers Wireless Inc.'s ability to enter into interconnection agreements with traditional wireline telephone companies, are subject to regulation by the CRTC. Any of the government agencies having jurisdiction over Rogers Wireless Inc.'s business could adopt regulations or take other actions that could materially adversely affect its business and operations, including actions that could increase competition or that could increase RCI's costs.

     Industry Canada grants radio licences for a specified term. All of Rogers Wireless Inc.'s licences expire in 2011. Industry Canada has placed conditions on the maintenance of Rogers Wireless Inc.'s licences and has the authority at any time to modify these licensing conditions to the extent necessary to ensure the efficient and orderly development of radio communication facilities and services in Canada. Industry Canada may decide not to renew Rogers Wireless Inc.'s licences when they expire and any failure by Rogers Wireless Inc. to comply with the conditions on the maintenance of its licences could result in a revocation or forfeiture of any of its licences or the imposition of fines by Industry Canada.

     Rogers Wireless Inc. intends to interconnect its wireless network with the telecommunications network operated by Microcell, as a competitive local exchange carrier, for the purpose of termination of traffic on the public switched telephone network. This arrangement could be challenged before the CRTC. If the CRTC decided to disallow this arrangement this could adversely affect Rogers Wireless Inc.'s business, including increased tax and operating costs.

CONTRIBUTION RATE INCREASES COULD ADVERSELY AFFECT ROGERS WIRELESS INC.'S RESULTS OF OPERATIONS.

     Rogers Wireless Inc. is required to make payments equal to an annual percentage of adjusted revenues in accordance with the CRTC's revenue-based contribution scheme to a fund established to subsidize the provision of basic local service. The percentage of adjusted revenues payable is revised annually by the CRTC. The CRTC has announced a contribution levy of 1.1% as both the final rate for 2003 and the interim rate for 2004. Rogers Wireless Inc. cannot anticipate the final rate for 2004 or the rates for future years. The fee increase Rogers Wireless Inc. charges its subscribers to recover the cost of the increased contribution levy may result in a significant number of its subscribers deciding to deactivate their service and may make it difficult for Rogers Wireless Inc. to attract new subscribers, particularly if some or all of Rogers Wireless Inc.'s competitors do not increase their fees or do not increase them to the same extent as Rogers Wireless Inc. does, and could materially adversely affect Rogers Wireless Inc.'s business.

THIRD GENERATION SPECTRUM ALLOCATION COULD INCREASE ROGERS WIRELESS INC.'S COSTS AND CREATE A SIGNIFICANT CAPITAL FUNDING REQUIREMENT.

     Industry Canada has released a proposed policy regarding third generation spectrum allocation and has indicated that a third generation spectrum auction may occur in the 2005 to 2006 timeframe. The spectrum frequency range for third generation has not been fully resolved, but Rogers Wireless Inc. believes that it will likely bear a close resemblance to the U.S. allocation. Although Rogers Wireless Inc. has acquired additional spectrum in connection with its acquisition of Microcell, it may choose to participate in the proposed auction to acquire new spectrum. Rogers Wireless Inc. does not know how much the cost of acquiring such spectrum in the proposed auction will be or when it will occur. Rogers Wireless Inc. could face a significant capital funding requirement in connection with this proposed auction.

RESTRICTIONS ON THE USE OF WIRELESS HANDSETS WHILE DRIVING MAY REDUCE SUBSCRIBER USAGE.

     Certain provincial government bodies are considering legislation to restrict or prohibit wireless handset usage while driving. Legislation banning the use of hand-held phones while driving was implemented in Newfoundland in April 2003, which permits the use of hands-free devices. Legislation has been proposed in other jurisdictions to restrict or prohibit the use of wireless handsets while driving motor vehicles. Some studies have indicated that certain aspects of using wireless handsets while driving may impair the attention of drivers in various circumstances, making accidents more likely. Laws prohibiting or restricting the use of wireless handsets while driving could have the effect of reducing subscriber usage, which could cause a material adverse effect on Rogers Wireless Inc.'s business. Additionally, concerns over the use of wireless handsets while driving could lead to litigation relating to accidents, deaths or bodily injuries, which could also have a material adverse effect on Rogers Wireless Inc.'s business.

CONCERNS ABOUT RADIO FREQUENCY EMISSIONS MAY ADVERSELY AFFECT ROGERS WIRELESS INC.'S BUSINESS.

     Occasional media and other reports have highlighted alleged links between radio frequency emissions from wireless handsets and various health concerns, including cancer, and interference with various medical devices, including hearing aids and pacemakers. While there are no definitive reports or studies stating that such health issues are directly attributable to radio frequency emissions, concerns over radio frequency emissions may discourage the use of wireless handsets or expose Rogers Wireless Inc. to potential litigation. It is also possible that future regulatory actions may result in the imposition of more restrictive standards on radio frequency emissions from low powered devices such as wireless handsets. Rogers Wireless Inc. is unable to predict the nature or extent of any such potential restrictions.

ROGERS WIRELESS INC. COULD LOSE ITS WIRELESS LICENCES IF RCI OR ROGERS WIRELESS INC. FAIL TO COMPLY WITH GOVERNMENTAL LIMITS ON NON-CANADIAN OWNERSHIP AND CONTROL.

     Rogers Wireless Inc.'s wireless licences include a condition requiring RCI to comply with the ownership restrictions of the Telecommunications Act (Canada), the legislation that governs the provision of telecommunications services in Canada by telecommunications service providers. This condition provides that:

     - a minimum of 80% of the issued voting shares of a licenced carrier company, such as Rogers Wireless Inc., must be owned and controlled by Canadians;

     - a minimum of 80% of the members of the board of directors of a licenced carrier company must be Canadians;

     - a parent corporation of a licenced carrier company, such as RCI and the Corporation, must have at least 66 2/3% of its voting shares owned and controlled by Canadians; and

     - neither a licenced carrier nor its parent corporation may be otherwise controlled in fact by non-Canadians.

     Under the Radiocommunication Act (Canada), the legislation that governs the licensing and use of radio frequency spectrum in Canada, Rogers Wireless Inc.'s eligibility to hold its wireless licences is subject to the requirement that:

     - no more than 20% of the voting shares of the Corporation's wholly-owned subsidiary, Rogers Wireless Inc., and no more than 33 1/3% of the voting shares of RCI or the Corporation, may be held by non-Canadians; and

     - neither Wireless nor RCI may be otherwise effectively controlled by non-Canadians.

     RCI and Wireless are currently in compliance with all of these Canadian ownership and control requirements. However, to the extent that these requirements are violated, Wireless would be subject to various penalties, possibly including, in the extreme case, the loss of Wireless' wireless licences.

ROGERS WIRELESS INC. IS AND WILL CONTINUE TO BE INVOLVED IN LITIGATION.

     On August 9, 2004, a proceeding under the Class Actions Act (Saskatchewan) was brought against providers of wireless communications in Canada, including Rogers Wireless Inc. and Microcell. The proceeding involves allegations by wireless customers of breach of contract, misrepresentation and false advertising arising out of the charging of system access fees. The plaintiffs seek unquantified damages from the defendant wireless communications service providers. The proceeding has not been certified as a class action and it is too early to determine whether the proceeding will qualify for certification as a class action. Similar proceedings have also been brought against Rogers Wireless Inc. and Microcell and other providers of wireless communications in Canada.

     On April 21, 2004, a proceeding was brought against Microcell and others alleging breach of contract, breach of confidence, misuse of confidential information, breach of a duty of loyalty, good faith and to avoid a conflict of duty and self interest, and conspiracy. The plaintiff is seeking damages in the amount of $160 million. The proceeding is at an early stage.

     Rogers Wireless Inc. is and may from time to time be named as a defendant in other legal actions arising in the ordinary course of Rogers Wireless Inc.'s business, including claims arising out of its dealer arrangements.

ROGERS WIRELESS INC. REMAINS SUBJECT TO RISKS ARISING OUT OF ITS ACQUISITION OF MICROCELL, SUCH AS THE RISKS THAT IT MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE MICROCELL AND MAY NOT BE ABLE TO REALIZE THE ANTICIPATED SYNERGIES.

     Rogers Wireless Inc.'s bid for Microcell was based on the belief that acquiring Microcell would enable it to achieve cost savings from elimination of duplicative operations and redundant infrastructure and to benefit from efficiencies in operating and capital spending. The successful realization of these synergies will depend on a number of factors, many of which are beyond Rogers Wireless Inc.'s control. Rogers Wireless Inc. may not be able to achieve any of the cost savings it anticipates from the acquisition, thereby causing its financial results to be less than it expects.

     Rogers Wireless Inc. may not be able to successfully integrate and manage Microcell's business because of unanticipated difficulties in assimilating Microcell's operations, services and corporate culture into its own. In particular, Rogers Wireless Inc.'s existing GSM/GPRS/EDGE network, information technology systems and billing systems and those of Microcell will require integration that could result in unexpected costs and complications that could have an adverse impact on its ability to retain customers and adversely impact on its financial results and position. If Rogers Wireless Inc. is unable to successfully integrate and manage Microcell's business, or if the integration costs, including severance and other employee related costs, as well as costs to consolidate facilities, systems and operations, are more than anticipated or the integration diverts management attention or other resources from the operation of Rogers Wireless Inc.'s existing business, then Rogers Wireless Inc.'s business and financial results may suffer.

     Rogers Wireless Inc. may also be subject to unexpected claims and liabilities arising from the acquisition of Microcell, including claims and liabilities of Microcell that were not disclosed to Rogers Wireless Inc. or that exceed its estimates. These claims could be costly to defend and result in liabilities to Rogers Wireless Inc. which may be material in amount.

     Rogers Wireless Inc.'s telecommunications network and the telecommunications network operated by Microcell are based on network equipment and infrastructure supplied by different telecommunications equipment vendors. This could materially adversely affect or delay Rogers Wireless Inc.'s network integration plans and increase its capital and operating costs.

RISKS RELATING TO RCI'S MEDIA BUSINESS

A DECLINE IN DEMAND FOR ADVERTISING WOULD ADVERSELY AFFECT ROGERS MEDIA INC.'S RESULTS OF OPERATIONS.

     Rogers Media Inc. depends on advertising as a material source of its revenue and its businesses would be adversely affected by a further material decline in the demand for local or national advertising. Rogers Media Inc. derived approximately 53.4% of its revenues in 2003 from the sale of advertising. Rogers Media Inc. expects advertising will continue to be a material source of Rogers Media Inc.'s revenue in the future. Advertising revenue, which is largely a function of consumer confidence and general economic conditions, remains unpredictable, although the diversity of the businesses Rogers Media Inc. operates, both geographically and in terms of the breadth of media, helps to provide some stability to the advertising revenue base. Most of Rogers Media Inc.'s advertising contracts are short-term contracts that can be terminated by the advertiser with little notice. A reduction in advertising spending or loss of material advertising relationships would adversely affect Rogers Media Inc.'s results of operations and financial position.

ROGERS MEDIA INC.'S ABILITY TO GENERATE ADVERTISING REVENUE IS ADVERSELY AFFECTED BY LOCAL AND REGIONAL ECONOMIC DOWNTURNS.

     Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns outside of Rogers Media Inc.'s control. Moreover, because a substantial portion of Rogers Media Inc.'s advertising revenue is derived from local advertisers, Rogers Media Inc.'s ability to generate advertising revenue in specific markets is adversely affected by local or regional economic downturns. This is particularly true in the concentrated Toronto market, where the combined revenue from Rogers Media Inc.'s four radio stations and two over-the-air television stations represented approximately 14% of Media's revenue in 2003.

ROGERS MEDIA INC.'S BUSINESS IS SENSITIVE TO EXTERNAL EVENTS.

     External events and consumer behavior substantially influence advertising patterns and media usage. A terrorist attack, such as occurred in the United States on September 11, 2001, or a war, may result in a shift in consumer focus and a change in the price or quantity of advertising purchased. If advertising and media spending decline following an unforeseen event, Rogers Media Inc.'s advertising revenues could be adversely affected.

A LOSS IN ROGERS MEDIA INC.'S LEADERSHIP POSITION IN RADIO, TELEVISION OR MAGAZINE READERSHIP COULD ADVERSELY IMPACT ROGERS MEDIA INC.'S SALES VOLUMES AND ADVERTISING RATES.

     It is well established that advertising dollars migrate to media properties that are leaders in their respective markets and categories when advertising budgets are tightened. Although most of Rogers Media Inc.'s radio, television and magazine properties are currently leaders in their respective markets, such leadership may not continue in the future. Advertisers base a substantial part of their purchasing decisions on statistics such as ratings and readership generated by industry associations and agencies. If Rogers Media Inc.'s radio and television ratings or magazine readership levels were to decrease substantially, Rogers Media Inc.'s advertising sales volumes and the rates which it charges advertisers could be adversely affected.

ROGERS MEDIA INC.'S FAILURE TO IDENTIFY, COMPLETE AND INTEGRATE ACQUISITIONS COULD SLOW THE GROWTH OF ITS BUSINESS AND ADVERSELY AFFECT ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Historically, Rogers Media Inc.'s growth has been generated, in part, by strategic acquisitions. Rogers Media Inc. intends to continue to selectively pursue acquisitions of radio and television stations and publishing properties. Rogers Media Inc. is not able to predict whether it will be successful in acquiring properties that enhance its businesses. If Rogers Media Inc. is unable to identify and complete acquisitions, its growth could slow from historical levels. In addition, Rogers Media Inc. could face difficulties associated with integrating the operations of businesses that it does acquire, which could have a material adverse effect on Rogers Media Inc.'s business, financial condition or results of operations.

ROGERS MEDIA INC. FACES INCREASED COMPETITION.

     New programming or content services, as well as alternative media technologies, such as digital radio services, satellite radio, DTH satellite, wireless and wired pay television, Internet radio and video programming, and on-line publications have either begun competing, or may in the future compete, with Rogers Media Inc.'s properties for programming and publishing content, audiences and advertising revenues. These competing technologies may increase audience fragmentation, reduce Rogers Media Inc.'s ratings or have an adverse effect on its local or national advertising revenue. These or other technologies and business models may have a material adverse effect on Rogers Media Inc.'s results of operations.

A REDUCTION IN SUPPORT FROM THE CANADIAN MAGAZINE FUND MAY HAVE AN ADVERSE AFFECT ON ROGERS MEDIA INC.'S FINANCIAL POSITION.

     The Government of Canada created the Canadian Magazine Fund (CMF) to help encourage Canadian publishers to continue to produce high-quality and innovative Canadian editorial content, subject to certain eligibility requirements. Beginning with the fiscal year ended March 31, 2001, the CMF intended to provide $150.0 million in funding to Canadian magazine publishers through 2003, $75.0 million of which is intended to support Canadian editorial content. In the fiscal year ended March 31, 2002, the CMF distributed $25.0 million to over 400 publishers in support of Canadian editorial content, with funding pro-rated among publishers based on their respective share of total eligible Canadian editorial expenses. Rogers Media Inc. qualified for approximately $5.0 million in support from the CMF in 2002. For fiscal years beginning with the fiscal year ended March 31, 2004, the Government of Canada has announced a number of changes to the Canadian editorial content envelope of the CMF. Total funding was reduced in the fiscal year ended March 31, 2004 to $18.0 million and will be reduced to $16.0 million in each of the next two fiscal years. In addition, editorial content funding was re-oriented to enable the Government to address the industry's current needs and current market conditions, with more funding provided to ethno-cultural, aboriginal, and minority official-language publications, small community newspapers, arts and literary magazines, and small-circulation magazines. The reduction in the CMF's support of Rogers Media Inc. may have an adverse affect on its financial position.

AN INCREASE IN PAPER PRICES, PRINTING COSTS OR POSTAGE COULD ADVERSELY AFFECT ROGERS MEDIA INC.'S RESULTS OF OPERATIONS.

     A significant portion of Publishing's operating expenses consist of paper, printing and postage expenses. Paper is Publishing's single largest raw material expense, representing approximately 7.3% of Publishing's operating expenses in 2003. Publishing depends upon outside suppliers for all of its paper supplies, holds relatively small quantities of paper in stock itself, and is unable to control paper prices, which can fluctuate considerably. Moreover, Publishing is generally unable to pass paper cost increases on to customers. Printing costs represented approximately 13.1% of Publishing's operating expenses in 2003. Publishing relies on third parties for all of its printing services. In addition, Publishing relies on the Canadian Postal Service to distribute a large percentage of its publications. A material increase in paper prices, printing costs or postage expenses to Publishing could have a material adverse effect on Rogers Media Inc.'s business, results of operations or financial condition.

CHANGES IN REGULATORY POLICIES MAY ADVERSELY AFFECT ROGERS MEDIA INC.'S
BUSINESS.

     Rogers Media Inc. expects the CRTC to review the Commercial Radio Policy 1998 in 2005 to address issues such as multiple licence ownership and Canadian content. In the interim, the CRTC is reviewing satellite radio issues, including the establishment of a satellite radio policy and licensing framework. The CRTC has released its digital television policy, covering issues such as priority carriage and simultaneous substitution. Rogers Media Inc. believes that the CRTC policy provides an effective framework for the growth and development of digital television broadcasting in Canada. A CRTC consultation has also been established to develop a framework for the transition or migration of analog to digital for specialty services.

     The cable and telecommunications industries in Canada generally promote the easing or elimination of foreign ownership restrictions. If successful, the easing or elimination of such ownership restrictions may cause or require integrated communications companies to establish a separate ownership structure for their broadcasting content entities.

TARIFF INCREASES COULD ADVERSELY AFFECT ROGERS MEDIA INC.'S RESULTS OF
OPERATIONS.

     Copyright liability pressures continue to affect radio services. The Copyright Board is considering proposed changes to both Tariff 2 (Broadcast TV) and Tariff 17 (Non-broadcast TV). While the Society of Composers, Authors and Music Publishers of Canada (SOCAN) has sought tariff increases for each of these tariffs, certain specialty services, including Rogers Sportsnet, also have sought tariff payment adjustments that explicitly recognize the differing value of music for different genres of services. SOCAN and the Neighbouring Rights Collective Society (NRCC) also have proposed increases to each of their respective radio tariffs, with the NRCC also seeking to eliminate important revenue threshold and all-talk station tariff payment exemptions. If fees were to increase, such increases could adversely affect Rogers Media Inc.'s results of operations.

PRESSURES REGARDING CHANNEL PLACEMENT COULD NEGATIVELY IMPACT THE TIER STATUS OF CERTAIN OF ROGERS MEDIA INC.'S CHANNELS.

     Pressures regarding the favourable channel placement of The Shopping Channel below the first cable tier will likely increase. The CRTC is currently considering a policy change which could require cable broadcast distribution undertakings to carry mandatory services below the first cable tier. This decision, along with the licensing of new local TV stations, has the potential to negatively affect The Shopping Channel's placement in some cable systems. Unfavourable channel placement could negatively affect The Shopping Channel's sales and could have a material adverse effect on Rogers Media Inc.'s results of operations.

                                  SCHEDULE "B"

                     INFORMATION CONCERNING THE CORPORATION

RECENT DEVELOPMENTS

     See "Information Concerning RCI -- Recent Developments" in Schedule "A" hereto.

DIVIDEND POLICY

     There were no cash dividends declared by the Corporation for the period from September 1, 1985 to the date of this Circular nor does the Corporation anticipate paying any dividends in the foreseeable future. The Corporation is party to various credit agreements that restrict the Corporation's ability to declare dividends.

SHARE CAPITAL OF THE CORPORATION

     The authorized capital of the Corporation consists of an unlimited number of RWCI Class A Shares, without par value, an unlimited number of RWCI Restricted Voting Shares, without par value, and an unlimited number of First Preferred Shares, issuable in series, without par value. As at November 22, 2004, 62,820,371 RWCI Class A Shares and 80,553,913 RWCI Restricted Voting Shares were issued and outstanding.

RWCI CLASS A SHARES AND RWCI RESTRICTED VOTING SHARES

     Except as otherwise provided below, the RWCI Class A Shares and the RWCI Restricted Voting Shares rank equally in all respects and neither class may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class is changed in the same proportion or the same manner, and no distribution of assets or issuance of options, rights may be made to the holders of either class unless the same distribution or issuance is made, on a share for share basis, to the holders of the other class.

     Subject to the prior rights of holders of any outstanding First Preferred Shares, the holders of outstanding RWCI Class A Shares and RWCI Restricted Voting Shares are entitled to receive dividends on a share for share basis out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine without preference or distinction among or between the RWCI Class A Shares and RWCI Restricted Voting Shares.

     The holders of the RWCI Restricted Voting Shares are generally entitled to one vote per share other than with respect to the election of directors and the appointment of auditors and are entitled, voting separately as a class, to elect three directors of the Corporation. The holders of the RWCI Class A Shares are generally entitled to ten votes per share. There is no cumulative voting. In addition to being entitled to receive notice of, to attend in person or by proxy and to vote at all meetings of holders of RWCI Restricted Voting Shares, each holder of the RWCI Restricted Voting Shares is entitled to receive notice of, to attend in person or by proxy and to speak, but not vote, at all class meetings of holders of RWCI Class A Shares. Under the terms of the Shareholder Protection Agreement described under "Shareholder Protection Agreement" in this Schedule "B", RCI has agreed that, so long as RCI owns or controls shares representing 50% or more of the voting power of the shares of the Corporation, RCI will not vote any RWCI Restricted Voting Shares which it may own or control with respect to the election of such directors.

     Each outstanding RWCI Class A Share may at any time, at the option of the holder, be converted into one RWCI Restricted Voting Share. The RWCI Restricted Voting Shares are not convertible into any other class of shares.

     The RWCI Class A Shares and RWCI Restricted Voting Shares are not redeemable and holders thereof as such have no pre-emptive or subscription rights to purchase any securities of the Corporation. Upon the liquidation, dissolution or winding up of the Corporation, the holders of RWCI Class A Shares and RWCI Restricted Voting Shares shall be entitled, subject to such rights as the holders of the RWCI Preferred Shares may have, to participate equally, share for share. The outstanding RWCI Class A Shares and RWCI Restricted Voting Shares are fully paid and non-assessable.

RESTRICTIONS ON NON-CANADIAN OWNERSHIP AND CONTROL

     In order to ensure that the Corporation and any Canadian corporation in which the Corporation has a direct or indirect interest remains qualified to hold or obtain any license required to carry on a cellular, radio, PCS, paging or similar undertaking and to ensure that the Corporation and any Canadian corporation in which the Corporation has an interest is not in breach of any applicable prescribed law of Canada or a province or any licenses issued to it or to any

Canadian subsidiary, associate or affiliate of it under such law, the Articles of the Corporation impose certain restrictions on the issue and transfer of the Corporation's shares and the exercise of voting rights attached thereto. A copy of the full text of such constraints may be obtained from the Secretary of the Corporation.

     The cellular, PCS and paging licenses held by the Corporation's wholly-owned subsidiary, Rogers Wireless Inc., include a condition requiring the licensed carrier company to comply with the ownership restrictions set out in the Telecommunications Act (Canada) and the Radiocommunication Act (Canada). A maximum level of 20% of the issued voting shares of the licensed carrier company may be owned by persons who are not Canadians. In addition, at least 80% of the members of the board of directors of the licensed carrier company must be Canadian. Pursuant to regulations promulgated under the Telecommunications Act (Canada) and the Radiocommunication Act (Canada), a parent holding corporation (such as the Corporation) may have up to 33 1/3% of its voting shares owned by non-Canadians. Neither the licensed carrier company nor the parent corporation can be otherwise controlled by non-Canadians.

     The Corporation is required to limit the ownership of the Corporation's voting shares, which include only the RWCI Class A Shares, by persons who are not Canadians to a maximum of 33 1/3% of the total issued and outstanding voting shares. The RWCI Restricted Voting Shares are not voting shares for the purposes of the Telecommunications Act (Canada) and the Radiocommunication Act (Canada). Accordingly, the issue and transfer of the RWCI Restricted Voting Shares is not constrained by the Articles of the Corporation. The Corporation will apply the constraints in the Articles of the Corporation to ensure that no more than 33 1/3% of the RWCI Class A Shares are beneficially owned by non-Canadians.

     On November 19, 2002, the Minister of Industry announced that the Government of Canada would review the restrictions on foreign ownership applicable to the telecommunications sector. In February, 2003, Rogers Wireless Inc. appeared before the Parliamentary Standing Committee on Industry, Science and Technology and filed a brief in support of elimination of the restrictions. A similar submission had been made by RCI, in February of 2002 to the Standing Committee on Canadian Heritage urging the removal of restrictions on foreign ownership applicable to cable television companies. On April 28, 2003, the Standing Committee on Industry, Science and Technology released a report to Parliament in which it recommended the removal of all Canadian ownership requirements applicable to telecommunications common carriers, which would include wireless carriers such as Rogers Wireless Inc. and entities such as the Corporation that have a direct or indirect interest in such carriers. This report also recommended that any changes made to the Canadian ownership requirements for telecommunications common carriers be extended to cable television companies, such as Rogers Cable Communications Inc., an affiliate of the Corporation. However, a second report issued by the Standing Committee on Canadian Heritage in June, 2003, has expressed concerns that changes in ownership restrictions for either telecommunications common carriers or cable television companies could have an adverse impact on the Canadian broadcasting system. Given these conflicting reports, the Government of Canada has indicated that it will try to reconcile the conflicting recommendations prior to taking any legislative action. This reconciliation process is currently underway. It is not yet known whether the Government of Canada will decide to amend the telecommunications legislation to relax or eliminate the restrictions on wireless carriers such as Rogers Wireless Inc.

SHAREHOLDER PROTECTION AGREEMENT

     The Corporation and RCI have entered into the Shareholder Protection Agreement which provides that:

     1. in respect of a Going Private Transaction (as defined below) involving the Corporation proposed by RCI or insiders, associates or affiliates of RCI, (a) a formal valuation of the RWCI Restricted Voting Shares and of any non-cash consideration being offered to holders of such shares will be prepared by an independent valuer, (b) the consideration offered per share will not be less than the value, or the low point of the range of values, arrived at in the formal valuation, and (c) such transaction will be subject to approval by at least 66 2/3% of the votes cast by the minority holders of RWCI Restricted Voting Shares (minority shareholders exclude affiliates of the Corporation); and

     2. in respect of an Issuer Bid or Insider Bid (each as defined below) made by RCI or any of its subsidiaries relating to the Corporation,
           (a) a formal valuation of the RWCI Restricted Voting Shares and of any non-cash consideration being offered to holders of such shares will be prepared by an independent valuer, and (b) the consideration offered per share to holders of RWCI Restricted Voting Shares will not be less than 66 2/3% of the value (or of the mid point of the range of values) arrived at in the formal valuation.

     Such Issuer Bids, Insider Bids and Going Private Transactions are referred to collectively as the "Transactions".

     The Corporation and RCI also agreed under the terms of the Shareholder Protection Agreement that a committee of independent directors of the Corporation would be responsible for the selection of the independent valuer and would review and report to the Board of Directors on any Transaction. The Board of Directors is required to disclose their reasonable beliefs as to the desirability or fairness of the Transaction to holders of RWCI Restricted Voting Shares. The Corporation and RCI have agreed that a valuer will not be considered to be independent for the purposes of a formal valuation where such person acts as adviser in respect of the Transaction or where the compensation structure gives such person a financial incentive in respect of the conclusion of the formal valuation.

     Under the terms of the Shareholder Protection Agreement, formal valuations shall be based upon techniques that are appropriate in the circumstances, after considering going-concern assumptions and/or liquidation assumptions, together with other relevant assumptions. Such formal valuations shall not be less than the higher of going-concern value and liquidation value and shall not include any downward adjustment in the value of the RWCI Restricted Voting Shares to reflect the liquidity thereof, the effect of the Transaction or the fact that the RWCI Restricted Voting Shares do not form part of a controlling interest.

     The Corporation has agreed to take all reasonably necessary steps to maintain a listing of the RWCI Restricted Voting Shares on the NASDAQ National Market System or a stock exchange in the United States and on a Canadian stock exchange (except in each case if the Corporation no longer meets the minimum listing requirements as a result of a Transaction completed in accordance with the terms of the Shareholder Protection Agreement).

GOING PRIVATE TRANSACTIONS

     A Going Private Transaction, for the purposes of the Shareholder Protection Agreement, is a transaction involving the Corporation whereby the interest of a holder of RWCI Restricted Voting Shares may be terminated without the consent of that holder and without the substitution therefor of an interest of equivalent fair market value in a participating security of the Corporation or of a successor to the business of the Corporation or a controlling shareholder thereof, including RCI. Where a transaction is not a Going Private Transaction because of the substitution of a participating security of equivalent value, the Corporation is required to obtain and disclose a formal valuation to the holders of RWCI Restricted Voting Shares, other than in cases where the Corporation's net assets exceed 90% of the successor corporation's consolidated net assets upon completion of the transaction, as determined by the Board of Directors. A Going Private Transaction does not include the acquisition of RWCI Restricted Voting Shares pursuant to a statutory right of acquisition. A statutory right of acquisition, under applicable Canadian law, allows an offeror who, pursuant to a take-over bid made for all outstanding RWCI Restricted Voting Shares, acquires 90% or more of the RWCI Restricted Voting Shares subject to the bid, to acquire the RWCI Restricted Voting Shares of holders not accepting such bid, subject to such holder's right to dissent and receive the fair value of his or her RWCI Restricted Voting Shares.

INSIDER BIDS

     For the purposes of the Shareholder Protection Agreement, an Insider Bid is an offer made by RCI or a subsidiary of RCI, while an insider of the Corporation (as defined under Ontario securities legislation in effect as of August 7, 1991 (the "Former Act")), to acquire RWCI Restricted Voting Shares, where the RWCI Restricted Voting Shares subject to such offer together with RCI's RWCI Restricted Voting Shares (including RWCI Restricted Voting Shares into which RCI's RWCI Class A Shares are convertible) constitute in the aggregate 20% or more of the outstanding RWCI Restricted Voting Shares (including RWCI Restricted Voting Shares into which RCI's RWCI Class A Shares are convertible). An Insider Bid which under the Former Act would be exempt from the requirement that it be made to all holders of RWCI Restricted Voting Shares is not subject to the Shareholder Protection Agreement. That would include where (i) it is an offer for not more than 5% of the outstanding RWCI Restricted Voting Shares at a price not in excess of the market price, (ii) the purchase is made from not more than five persons and the value of the consideration does not exceed 115% of the market price, or (iii) the number of holders of RWCI Restricted Voting Shares in Ontario is minimal (i.e., 50 holders or fewer holding 2% or less of the RWCI Restricted Voting Shares).

     The Offer is an Insider Bid for purposes of the Shareholder Protection Agreement and the Offer is being carried out in accordance with the terms of the Shareholder Protection Agreement.

ISSUER BIDS

     An Issuer Bid in respect of the Corporation, for the purposes of the Shareholder Protection Agreement, is an offer by the Corporation to acquire RWCI Restricted Voting Shares, other than an exempt offer under the Former Act, including pursuant to (i) market purchases through the TSX where the aggregate number of RWCI Restricted Voting Shares acquired within any twelve month period does not exceed the greater of 5% of the outstanding RWCI Restricted Voting Shares and 10% of the public float (being the number of RWCI Restricted Voting Shares owned by persons other than directors and senior officers of the Corporation and holders of more than 10% of the RWCI Restricted Voting Shares or RWCI Class A Shares), (ii) purchases from current or former employees of the Corporation or of its affiliates where the value of the consideration does not exceed the market price and the aggregate number of RWCI Restricted Voting Shares acquired by the Corporation within a twelve month period from such current or former employees does not exceed 5% of the outstanding RWCI Restricted Voting Shares or (iii) purchases where the number of holders of RWCI Restricted Voting Shares in Ontario is minimal (i.e. 50 holders or fewer holding 2% or less of the RWCI Restricted Voting Shares).

OTHER

     The Shareholder Protection Agreement provides certain instances where a Transaction is not subject to the valuation and minority approval requirements, including where the price to be offered to all shareholders is arrived at through arm's length negotiations with a selling holder of a sizeable block of RWCI Restricted Voting Shares, provided such holder had full knowledge and access to information concerning the Corporation. Moreover, a Going Private Transaction will not be subject to minority shareholder approval where 90% or more of the outstanding RWCI Restricted Voting Shares are held by RCI or its affiliates.

     Under the terms of the Shareholder Protection Agreement, RCI has agreed that, so long as RCI owns or controls shares representing 50% or more of the voting power of the shares of the Corporation, RCI will not vote any RWCI Restricted Voting Shares which it may own or control with respect to the election of the three directors to be elected by the holders of RWCI Restricted Voting Shares as a class.

     The provisions of the Shareholder Protection Agreement may not be waived or amended by the Corporation or RCI without the approval by a majority of the votes cast by holders of RWCI Restricted Voting Shares, excluding any holder who is an affiliate of the Corporation. The rights and obligations under the Shareholder Protection Agreement are in addition to any applicable requirements of law and regulatory authorities.

TAKE-OVER BID PROTECTION FOR RWCI RESTRICTED VOTING SHARES

     Under applicable Canadian law, an offer to purchase RWCI Class A Shares would not necessarily require that an offer be made to purchase RWCI Restricted Voting Shares. In compliance with the rules of the Canadian stock exchanges, RCI entered into an agreement (the "Trust Agreement") with CIBC Mellon Trust Company (the "Trustee") and the Corporation in order to provide the holders of the RWCI Restricted Voting Shares with certain rights in the event of a take-over bid for RWCI Class A Shares. A take-over bid, generally defined, is an offer to acquire outstanding equity or voting shares where, as a result thereof, the offeror would own more than 20% of the shares of the class.

     The Trust Agreement operates by reference to Ontario securities legislation in effect from time to time and, based upon the application of existing Ontario securities legislation, would prevent the sale of RWCI Class A Shares owned, directly or indirectly, by RCI pursuant to a take-over bid, at a price per share in excess of 115% of the market price of the RWCI Restricted Voting Shares as determined under such legislation (generally, the twenty day average trading price of such shares prior to a bid). This prohibition will not apply if: (a) such sale is made pursuant to an offer to purchase RWCI Class A Shares made to all holders of RWCI Class A Shares and an offer identical in all material respects is made concurrently to purchase RWCI Restricted Voting Shares, which identical offer has no condition attached other than the right not to take-up and pay for the shares tendered if no shares are purchased pursuant to the offer for RWCI Class A Shares; or (b) there is a concurrent unconditional offer to purchase all of the RWCI Restricted Voting Shares at a price per share at least as high as the highest price per share paid pursuant to the take-over bid for the RWCI Class A Shares. The Trust Agreement will not prevent certain indirect sales resulting from the acquisition of shares of a corporation which, directly or indirectly, controls, or is controlled by RCI or the Corporation where the transferor and transferee are members of the Rogers Family and the sale is otherwise made in accordance with applicable law. Indirect sales within the Rogers Family between issue of Mr. Rogers (other than from parent to child) are not excluded from the operation of the Trust Agreement. The phrase "Rogers Family" is defined to mean (i) Edward S. Rogers, (ii) his spouse, (iii) any issue of Mr. Rogers, (iv) his estate, (v) any trust primarily for the issue of Mr. Rogers, spouses of such issue, Mr. Rogers himself or his spouse, and (vi) any and all corporations of which more than 90% of the voting shares and all of the participating shares are directly or indirectly owned by one or more of the foregoing.

     Under the Trust Agreement, if any person acquires 20% or more of RCI Non-Voting Shares by means of a take-over bid, such acquisition will not constitute a take-over bid for RWCI Class A Shares for purposes of the Trust Agreement. In addition, if the net book value of the Corporation multiplied by RCI's percentage interest therein is not greater than 80% of the net book value of RCI on a consolidated basis, then, for the purposes of the Trust Agreement, a take-over bid for RCI will not be deemed to be a take-over bid for the RWCI Class A Shares.

     Under the Trust Agreement, any disposition of RWCI Class A Shares (including a transfer to a pledgee as security) by RCI or any person or company which they control is conditional upon such person or company becoming a party to an agreement on substantially similar terms and conditions as are contained in the Trust Agreement.

     The Trust Agreement provides that if a person or company carries out an indirect sale in respect of any RWCI Class A Shares in contravention of the Trust Agreement and, following such sale, such RWCI Class A Shares are owned by RCI, RCI shall not from the time such sale becomes effective and thereafter: (a) dispose of any such RWCI Class A Shares or convert them into RWCI Restricted Voting Shares, in either case without the prior written consent of the Trustee; or (b) exercise any voting rights attaching to such RWCI Class A Shares except in accordance with the written instructions of the Trustee. The Trustee may attach conditions to any consent the Trustee gives in exercising its rights thereunder and shall exercise such rights in a manner that the Trustee considers to be: (i) in the best interests of the holders of the RWCI Restricted Voting Shares, other than RCI and holders who, in the opinion of the Trustee, participated directly or indirectly in the transaction that triggered the operation of this provision; and (ii) consistent with the intentions of RCI and the Corporation in entering into the Trust Agreement.

     The Trust Agreement contains provisions for the authorization of action by the Trustee to enforce the rights thereunder on behalf of the holders of the RWCI Restricted Voting Shares. The obligation of the Trustee to take such action will be conditional on the Corporation or holders of the RWCI Restricted Voting Shares providing such funds and indemnity as the Trustee may require. No holder of RWCI Restricted Voting Shares will have the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Trust Agreement unless the Trustee fails to act on a request authorized by holders of not less than 10% of the outstanding RWCI Restricted Voting Shares after provision of reasonable funds and indemnity to the Trustee.

     The Trust Agreement provides that it may not be amended, and no provision thereof may be waived, except with the approval of at least two-thirds of the votes cast by the holders of RWCI Restricted Voting Shares present or represented at a meeting duly called for the purpose of considering such amendment or waiver which two-thirds majority shall include a simple majority of the votes cast by holders of RWCI Restricted Voting Shares excluding the shareholders and their affiliates and any persons who have an agreement to purchase RWCI Class A Shares on terms which would constitute a sale for purposes of the Trust Agreement other than as permitted thereby prior to giving effect to such amendment or waiver.

     No provision of the Trust Agreement limits the rights of any holder of RWCI Restricted Voting Shares under applicable securities legislation.

                                  SCHEDULE "C"

         INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF RCI

     The following table sets forth the name, current principal occupation or employment (including the name, principal business and address of the organization in which such occupation is conducted) and material occupations, positions, offices or employments during the past five years for each member of the board of directors and each executive officer of the RCI. Unless indicated otherwise, each person is a citizen of Canada. Unless indicated otherwise, the current principal business and address of each person is One Mount Pleasant Road, Toronto, Ontario and such person's business telephone number at that address is 416-935-1100. None of the persons listed below has been (1) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or (2) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                               CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND PRINCIPAL BUSINESS ADDRESS            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------            --------------------------------------------------
DIRECTORS
Ronald D. Besse..............................  A resident of Toronto, Ontario, Mr. Besse has served as a
BesseCo Holdings Inc.                          director of RCI since June 1984. Mr. Besse was formerly
100 Adelaide Street West                       Chairman, President and Chief Executive Officer of Gage
Suite #1302                                    Learning Corporation (an educational publisher). Mr. Besse
Toronto, Ontario                               is also a director of CML Healthcare Inc., C.I. Fund
M5H 1S3                                        Management, Inc. and Luxembourg Cambridge Holding Group
                                               and Rogers Cable Inc. Mr. Besse is a member of the Chief
                                               Executives' Organization, World Presidents' Organization,
                                               and is a past president of the Canadian Book Publishers'
                                               Council.

H. Garfield Emerson, Q.C., ICD.D.............  A resident of Toronto, Ontario, Mr. Emerson has served as
Fasken Martineau DuMoulin LLP                  non-executive Chairman of the board of directors of RCI
Toronto Dominion Bank Tower                    since 1993 and has been a director of RCI since 1989. Mr.
P.O. Box 20, Suite 4200                        Emerson has also served as a director of the Corporation
66 Wellington Street West                      since 1992 and has served as non-executive Deputy Chairman
Toronto-Dominion Centre                        of the Board of Directors since May, 2002. Mr. Emerson is
Toronto, Ontario M5K 1N6                       the National Chairman and a senior partner in the law firm of Fasken Martineau DuMoulin LLP. Mr. Emerson is also a
                                               director of the Canada Deposit Insurance Corporation, CAE
                                               Inc., Wittington Investments, Limited, Rogers Wireless
                                               Inc., Rogers Telecommunications Limited and Sunnybrook &
                                               Women's College Health Sciences Centre. From 1990 to 2001,
                                               Mr. Emerson served as President and Chief Executive
                                               Officer of N M Rothschild & Sons Canada Limited, an
                                               investment banking firm.

Peter C. Godsoe, O.C. .......................  A resident of Toronto, Ontario, Mr. Godsoe has served as a
Scotia Plaza                                   director of RCI since October, 2003. Mr. Godsoe has served
40 King Street West, Suite 3005                as Chairman (1995), Chief Executive Officer (1993),
Toronto, Ontario                               President and Chief Operating Officer (1992) and Vice
M5H 1H1                                        Chairman (1982), of The Bank of Nova Scotia since 1966.
                                               Mr. Godsoe stepped down as CEO on December 2, 2003. Mr.
                                               Godsoe is Chairman of Fairmont Hotels & Resorts and Sobeys
                                               Inc. His corporate directorships include Barrick Gold
                                               Corporation, Ingersoll-Rand Company, Lonmin PLC, Onex
                                               Corporation and Templeton Emerging Markets Investment
                                               Trust. Mr. Godsoe holds a B.Sc. (Mathematics and Physics)
                                               from the University of Toronto and an M.B.A. from the
                                               Harvard Business School. He is a C.A. and a Fellow of the
                                               Institute of Chartered Accountants of Ontario.


                                               CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND PRINCIPAL BUSINESS ADDRESS            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------            --------------------------------------------------
Thomas I. Hull...............................  A resident of Toronto, Ontario, Mr. Hull has served as a
The Hull Group                                 director of RCI since 1979 and as a director of the
BCE Place                                      Corporation since 1991. Mr. Hull has been Chairman and
181 Bay Street, Suite 4200                     Chief Executive Officer of The Hull Group of Companies, an
Toronto, Ontario M5J 2T3                       insurance firm, since 1954. Mr. Hull is also a director of
                                               Rogers Wireless Inc., Rogers Cable Inc. and Rogers
                                               Telecommunications Limited.

Robert W. Korthals...........................  A resident of Toronto, Ontario, Mr. Korthals has served as
P.O. Box 298, Suite 4545                       a director of RCI since February, 1995. Mr. Korthals is
Royal Trust Tower, TD Centre                   currently Chairman of the Ontario Teachers Pension Plan
77 King Street West                            Board and a director of Cognos Inc., Suncor Energy Inc.,
Toronto, Ontario                               Mulvihill Exchange Traded Closed-End Funds, Easyhome Ltd.,
M5K 1K2                                        and Jannock Properties Ltd. From 1967 to 1995, Mr.
                                               Korthals served as an officer of a Canadian chartered bank most recently as President from 1981 until his retirement
                                               in 1995. Mr. Korthals holds a B.Sc., Chemical Engineering,
                                               University of Toronto, and an M.B.A., Harvard Business
                                               School.

Philip B. Lind...............................  A resident of Toronto, Ontario, Mr. Lind has served as
Rogers Communications Inc.                     Vice Chairman of RCI since 1991, as a director of RCI
333 Bloor Street East, 10th Floor              since 1979 and has been associated with RCI since 1969.
Toronto, Ontario M4W 1G9                       Mr. Lind also serves as a director of a number of other
                                               companies, including Brascan Corporation, Canadian General
                                               Tower Limited, Council for Business and the Arts, The
                                               Outdoor Life Network, and the Power Plant (a contemporary
                                               art gallery).

Alexander Mikalachki.........................  A resident of London, Ontario, Mr. Mikalachki has served
Rogers Communications Inc.                     as a director of RCI since June 1999. Mr. Mikalachki is
333 Bloor Street East, 10th Floor              also a director of The Independent Order of Foresters. Mr.
Toronto, Ontario M4W 1G9                       Mikalachki served as Acting Dean, 1989-90, Associate Dean,
                                               Programs, 1981-1991 and Professor Emeritus, 2000, Richard
                                               Ivey School of Business, University of Western Ontario.
                                               Mr. Mikalachki holds a B.Comm., Sir George Williams
                                               College and an M.B.A., Ph.D., Ivey Business School,
                                               University of Western Ontario.

The Hon. David R. Peterson, P.C., Q.C........  A resident of Toronto, Ontario, Mr. Peterson has served as
Cassels, Brock & Blackwell LLP                 a director of RCI and of the Corporation since 1991. Mr.
Suite 2100, 40 King Street West                Peterson is a senior partner and Chairman of the law firm
Toronto, Ontario M5H 3C2                       Cassels Brock & Blackwell LLP. Mr. Peterson also serves as a director of a number of other companies, including
                                               Rogers Wireless Inc., BNP Paribas, Ivanhoe Cambridge
                                               Shopping Centres Limited, Industrielle Alliance Assurance
                                               Company and National Life Assurance Company of Canada.

Edward "Ted" S. Rogers, O.C..................  A resident of Toronto, Ontario, Mr. Rogers has served as
Rogers Communications Inc.                     President, Chief Executive Officer and a director of RCI
333 Bloor Street East, 10th Floor              since 1979. Mr. Rogers has also served as a director and
Toronto, Ontario M4W 1G9                       Chairman of the Corporation since 1991. He also serves as
                                               a director of Rogers Wireless Inc., Rogers Cable Inc.,
                                               Rogers Media Inc., Rogers Telecommunications Limited,
                                               Cable Television Laboratories, Inc. and the Canadian Cable
                                               Television Association.


                                               CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND PRINCIPAL BUSINESS ADDRESS            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------            --------------------------------------------------
Edward Rogers................................  A resident of Toronto, Ontario, Mr. Rogers has served as a
Rogers Cable Inc.                              director of RCI since May 1997. Mr. Rogers also serves as
333 Bloor Street East, 7th Floor               a director of Futureway Communications Inc. Mr. Rogers was
Toronto, Ontario M4W 1G9                       appointed President and Co- Chief Executive Officer of
                                               Rogers Cable Inc. in February 2003 and became President
                                               and Chief Executive Officer of Rogers Cable Inc. in June
                                               2003. Mr. Rogers served as director of the Corporation
                                               from September 1999 to May 2004. From 1998 to 2000, Mr.
                                               Rogers served as Rogers Cable Inc.'s Vice-President and
                                               General Manager, Greater Toronto Area. From 2000 to
                                               February 2003, Mr. Rogers served as Senior Vice President,
                                               Planning and Strategy for RCI.

Loretta A. Rogers............................  A resident of Toronto, Ontario, Mrs. Rogers has served as
Rogers Communications Inc.                     a director of RCI since 1979 and as a director of the
333 Bloor Street East, 10th Floor              Corporation since May, 2003. Mrs. Rogers also serves as a
Toronto, Ontario M4W 1G9                       director of Rogers Wireless Inc., Rogers
                                               Telecommunications Limited and Sheena's Place.

Melinda Rogers...............................  A resident of Toronto, Ontario, Ms. Rogers has served as a
Rogers Communications Inc.                     director of RCI since May 2002. Ms. Rogers serves as Vice
333 Bloor Street East, 10th Floor              President, Strategic Planning and Venture Investments. She
Toronto, Ontario M4W 1G9                       is a director of The Ontario Media Development
                                               Corporation, STSN Inc. and the Jays Care Foundation. Ms.
                                               Rogers served as a director of Rogers Cable Inc. from
                                               March 2000 to May 2004. Ms. Rogers was appointed Vice
                                               President, Venture Investments of RCI in September 2000.
                                               Prior to joining RCI, Ms. Rogers was a Product Manager for
                                               Excite@Home, Redwood City, California. Ms. Rogers holds a
                                               B.A., University of Western Ontario, and an M.B.A.,
                                               University of Toronto.

William T. Schleyer..........................  An American citizen and a resident of Rye Beach, New
Adelphia Communications Corp.                  Hampshire, Mr. Schleyer has served as a director of RCI
5619 DTC Parkway                               since August, 1998. Mr. Schleyer was appointed Chairman
Greenwood Village, CO 80111                    and Chief Executive Officer of Adelphia Communications
                                               Corp., a cable television and Internet access provider, in
                                               January 2003, prior to which Mr. Schleyer served as
                                               President and Chief Executive Officer of AT&T Broadband, a
                                               cable television and Internet service provider from 2001
                                               to 2003. From February 2000 to October 2001, Mr. Schleyer
                                               was a principal in Pilot House Ventures, an investment
                                               firm, where he served as a liaison between investors and
                                               entrepreneurs. Prior to February 2000, Mr. Schleyer served as President and Chief Operating Officer of MediaOne, the
                                               broadband services arm of U.S. West Media Group, and as
                                               President and Chief Operating Officer of Continental
                                               Cablevision, Inc. before that Company's merger with U.S.
                                               West in 1996.

John A. Tory, Q.C. ..........................  A resident of Toronto, Ontario, Mr. Tory has served as a
Thomson Investments Limited                    director of RCI since December 1979. Mr. Tory is President
65 Queen Street West, 21st Floor               of Thomson Investments Limited. Mr. Tory also serves as a
Toronto, Ontario                               director of The Thomson Corporation, The Woodbridge
M5H 2M8                                        Company Limited and Abitibi- Consolidated Inc. Mr. Tory
                                               was educated at University of Toronto Schools, Toronto,
                                               Phillips Academy, Andover, Massachusetts, and University
                                               of Toronto and holds an LL.B., University of Toronto. Mr.
                                               Tory was called to the Bar of Ontario in 1954 and
                                               appointed Queen's Counsel in 1965.


                                               CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND PRINCIPAL BUSINESS ADDRESS            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------            --------------------------------------------------
J. Christopher C. Wansbrough.................  A resident of Toronto, Ontario, Mr. Wansbrough has served
Rogers Telecommunications Limited              as a director of RCI since 1982 and as a director of the
333 Bloor Street East, 10th Floor              Corporation since May, 2003. Mr. Wansbrough has served as
Toronto, Ontario M4W 1G9                       Chairman of Rogers Telecommunications Limited since
                                               December 1997. Mr. Wansbrough also served as President of
                                               National Trust Company from 1977 to 1986, Vice Chairman
                                               from 1986 to 1991 and Chairman of the Board of OMERS
                                               Realty Corporation from 1989 to 1997. Mr. Wansbrough also
                                               serves as a director of Rogers Wireless Inc. and Rogers
                                               Cable Inc. Other affiliations include Chairman of the
                                               Board of the R.S. McLaughlin Foundation and the
                                               Independent Order of Foresters.

Colin D. Watson..............................  A resident of Toronto, Ontario, Mr. Watson was elected a
Vector Aerospace Corporation                   director of RCI in May 2004. Mr. Watson was appointed
105 Bedford Road                               President and Chief Executive Officer of Vector Aerospace
Toronto, Ontario                               Corporation, an aviation services firm, in November 2003.
M5R 2K4                                        Mr. Watson served as Vice-Chairman of Spar Aerospace
                                               Limited, an aviation services firm, from January 2000
                                               until January 2002. From 1996 to 1999, Mr. Watson served
                                               as President and Chief Executive Officer of Spar Aerospace
                                               Limited and from 1999 to 2000, as its Vice Chairman and
                                               Chief Executive Officer. Prior to 1996, Mr. Watson was
                                               President and Chief Executive Officer of Rogers Cable Inc.
                                               Mr. Watson also serves as a director of a number of other
                                               companies, including Rogers Cable Inc., Vector Aerospace
                                               Corporation, Cygnal Technologies Corp., B Split II
                                               Corporation, Kasten Chase Applied Research Limited,
                                               NorthStar Aerospace, OnX Incorporated, Persona Inc., Great
                                               Lakes Carbon Income Fund and Louisiana-Pacific
                                               Corporation.

W. David Wilson..............................  A resident of Toronto, Ontario, Mr. Wilson has served as a
Scotia Capital Inc.                            director of RCI since February 1979. Mr. Wilson is Vice
7th Floor, Box 4085                            Chairman, Bank of Nova Scotia and Chairman and Chief
40 King Street West                            Executive Officer, Scotia Capital Inc. Mr. Wilson joined
Toronto, Ontario                               McLeod Young Weir Limited in 1971 and became Managing
M5W 2X6                                        Director, Corporate Finance Department in 1984, President
                                               and Deputy Chief Executive Officer, ScotiaMcLeod, in 1993
                                               and Chairman and Chief Executive Officer of Scotia Capital
                                               Markets in 1998 and Vice Chairman, Bank of Nova Scotia in
                                               2002. Mr. Wilson is a trustee of the Art Gallery of
                                               Ontario and a member of the Governing Council for the
                                               University of Toronto, the Dean's Advisory Council for the
                                               Schulich School of Business, York University and the
                                               5-year Review Committee (reviewing the Securities Act
                                               (Ontario). Mr. Wilson holds a B. Comm., University of
                                               Toronto and an M.B.A., York University.


EXECUTIVE OFFICERS

Alexander R. Brock...........................  A resident of Toronto, Ontario, Mr. Brock was appointed as
Rogers Communications Inc.                     Vice President, Business Development of RCI in 2002. Mr.
333 Bloor Street East, 10th Floor              Brock has been associated with the Rogers group of
Toronto, Ontario M4W 1G9                       companies in various executive capacities since 1994.

M. Lorraine Daly.............................  A resident of Mississauga, Ontario, Ms. Daly has served as
Rogers Communications Inc.                     Vice President, Treasurer of RCI since 1989 and has been
333 Bloor Street East, 10th Floor              associated with RCI since 1987. Ms. Daly has also been
Toronto, Ontario M4W 1G9                       Vice President, Treasurer of the Corporation since 1991.


                                               CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND PRINCIPAL BUSINESS ADDRESS            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------            --------------------------------------------------
Bruce D. Day.................................  A resident of Toronto, Ontario, Mr. Day has served as Vice
Rogers Communications Inc.                     President, Corporate Development of RCI since 1991. Mr.
333 Bloor Street East, 10th Floor              Day has been associated with RCI since 1983. Mr. Day is a
Toronto, Ontario M4W 1G9                       director of JDS Uniphase Corporation.

H. Garfield Emerson, Q.C., ICD.D ............  A resident of Toronto, Ontario, Mr. Emerson has served as
Fasken Martineau DuMoulin LLP                  non-executive Chairman of the board of directors of RCI
Toronto Dominion Bank Tower                    since 1993 and has been a director of RCI since 1989. Mr.
P.O. Box 20, Suite 4200                        Emerson has also served as a director of the Corporation
66 Wellington Street West                      since 1992 and has served as non-executive Deputy Chairman
Toronto-Dominion Centre                        of the Board since May, 2002. Mr. Emerson is the National
Toronto, Ontario M5K 1N6                       Chairman and a senior partner in the law firm of Fasken
                                               Martineau DuMoulin LLP. Mr. Emerson is also a director of
                                               the Canada Deposit Insurance Corporation, CAE Inc.,
                                               Wittington Investments, Limited, Rogers Wireless Inc.,
                                               Rogers Telecommunications Limited and Sunnybrook & Women's
                                               College Health Sciences Centre. From 1990 to 2001, Mr.
                                               Emerson served as President and Chief Executive Officer of
                                               N M Rothschild & Sons Canada Limited, an investment
                                               banking firm.

Kenneth G. Engelhart.........................  A resident of Toronto, Ontario, Mr. Engelhart has served
Rogers Communications Inc.                     as Vice President, Regulatory Law of RCI since 1992 and
333 Bloor Street East, 10th Floor              has been associated with RCI since 1990.
Toronto, Ontario M4W 1G9

Alan D. Horn, CA.............................  A resident of Toronto, Ontario, Mr. Horn has served as
Rogers Communications Inc.                     Vice President, Finance and Chief Financial Officer of RCI
333 Bloor Street East, 10th Floor              since 1996, prior to which Mr. Horn served as Vice
Toronto, Ontario M4W 1G9                       President, Administration of RCI. Mr. Horn has also served as a Vice President of the Corporation since 1996.

Jan L. Innes.................................  A resident of Toronto, Ontario, Ms. Innes has served as
Rogers Communications Inc.                     Vice President, Communications of RCI since 1995.
333 Bloor Street East, 10th Floor
Toronto, Ontario M4W 1G9

Philip B. Lind...............................  A resident of Toronto, Ontario, Mr. Lind has served as
Rogers Communications Inc.                     Vice Chairman of RCI since 1991, as a director of RCI
333 Bloor Street East, 10th Floor              since 1979 and has been associated with RCI since 1969.
Toronto, Ontario M4W 1G9                       Mr. Lind also serves as a director of a number of other
                                               companies, including Brascan Corporation, Canadian General
                                               Tower Limited, Council for Business and the Arts, The
                                               Outdoor Life Network, and the Power Plant (a contemporary
                                               art gallery).

Bruce M. Mann, C.P.A.........................  A resident of Toronto, Ontario, Mr. Mann has served as
Rogers Communications Inc.                     Vice President, Investor Relations of RCI since 2001. From
333 Bloor Street East, 10th Floor              1998 to 2001, Mr. Mann served as Vice President, Investor
Toronto, Ontario M4W 1G9                       Relations of Metronet Communications Inc. and, from 1986
                                               to 1998, he was associated with US West, Inc., most
                                               recently as Investor Relations Director. Mr. Mann is a CPA and a CMA and holds an MBA from the University of Denver
                                               where he also taught as an adjunct Professor of
                                               Accounting.

Ronan D. McGrath.............................  A resident of Toronto, Ontario, Mr. McGrath has served as
Rogers Communications Inc.                     President, Rogers Shared Services and Chief Information
One Mount Pleasant Road                        Officer of RCI since 1996, prior to which Mr. McGrath
M4Y 2Y5                                        served as Chief Information Officer of Canadian National
                                               Railways (a national rail Toronto Ontario company).


                                               CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND PRINCIPAL BUSINESS ADDRESS            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------            --------------------------------------------------
Graeme H. McPhail............................  A resident of Toronto, Ontario, Mr. McPhail has served as
Rogers Communications Inc.                     Vice President, Associate General Counsel of RCI since
333 Bloor Street East, 10th Floor              1997 and has been associated with RCI since 1991. Mr.
Toronto, Ontario M4W 1G9                       McPhail was appointed Vice President, Assistant General
                                               Counsel of the Corporation in 1996 and as Vice President,
                                               Associate General Counsel of the Corporation in November,
                                               1997.

David P. Miller..............................  A resident of Toronto, Ontario, Mr. Miller has served as
Rogers Communications Inc.                     Vice President and General Counsel of RCI since 1987 and
333 Bloor Street East, 10th Floor              as Vice President, General Counsel and Secretary to RCI
Toronto, Ontario M4W 1G9                       since May 2002. Mr. Miller has served as Vice President,
                                               General Counsel and Secretary of the Corporation since
                                               1991.

Nadir H. Mohamed, C.A........................  A resident of Toronto, Ontario, Mr. Mohamed has served as
Rogers Wireless Communications Inc.            Senior Vice President, Wireless Communications of RCI and
One Mount Pleasant Road, 16th Floor            as a director and President and Chief Executive Officer of
Toronto, Ontario M4Y 2Y5                       the Corporation since June 2001. From August 2000 to June
                                               2001, Mr. Mohamed served as President and Chief Operating
                                               Officer of the Corporation. From February 1999 to August
                                               2000, he served as Senior Vice President, Marketing and
                                               Sales of Telus Communications Inc. From 1981 to 1999, Mr.
                                               Mohamed held several senior management positions at BC Tel
                                               (predecessor to Telus Communications Inc.) and BC Tel
                                               Mobility, most recently serving as President and Chief
                                               Operating Officer of BC Tel Mobility from August 1997 to
                                               June 1999. Mr. Mohamed is a director of Rogers Wireless
                                               Inc., Sierra Wireless, Inc. and Cinram International Inc.

Edward "Ted" S. Rogers, O.C..................  A resident of Toronto, Ontario, Mr. Rogers has served as
Rogers Communications Inc.                     President, Chief Executive Officer and a director of RCI
333 Bloor Street East, 10th Floor              since 1979. Mr. Rogers has also served as a director and
Toronto, Ontario M4W 1G9                       Chairman of the Corporation since 1991. He also serves as
                                               a director of Rogers Wireless Inc., Rogers Cable Inc.,
                                               Rogers Media Inc., Rogers Telecommunications Limited,
                                               Cable Television Laboratories, Inc. and the Canadian Cable
                                               Television Association.

Thomas A. Turner, Jr.........................  A resident of Toronto, Ontario, Mr. Turner has served as
Rogers Communications Inc.                     Vice President, Convergence of RCI since 2001. Mr. Turner
333 Bloor Street East, 10th Floor              has been associated with RCI since 1992.
Toronto, Ontario M4W 1G9

Anthony P. Viner.............................  A resident of Toronto, Ontario, Mr. Viner served as Senior
Rogers Communications Inc.                     Vice President, Media of RCI since 1995. From 1992 to
333 Bloor Street East, 10th Floor              1995, Mr. Viner served as Senior Vice President,
Toronto, Ontario M4W 1G9                       Broadcasting of RCI. Mr. Viner serves as a Director and as
                                               President and Chief Executive Officer of Rogers Media Inc.
                                               Mr. Viner joined Rogers Broadcasting Limited as Executive
                                               Vice President and General Manager of CFTR/CHFI in
                                               February 1982 and, in September 1989, was appointed
                                               President of Rogers Broadcasting Limited. Since February
                                               2002, Mr. Viner has been Chief Executive Officer of Rogers
                                               Broadcasting Limited.

E. Jennifer Warren...........................  A resident of Toronto, Ontario, Ms. Warren has served as
Rogers Communications Inc.                     Vice President and Assistant General Counsel of RCI since
333 Bloor Street East, 10th Floor              2000. Ms. Warren served as Legal Counsel of RCI from 1996
Toronto, Ontario M4W 1G9                       to 2000.


                                               CURRENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME AND PRINCIPAL BUSINESS ADDRESS            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------            --------------------------------------------------
David J. Watt................................  A resident of Toronto, Ontario, Mr. Watt has served as
Rogers Communications Inc.                     Vice President, Business Economics of RCI since 1999. From
333 Bloor Street East, 10th Floor              1995 to 1999, Mr. Watt served as Vice President, Telecom
Toronto, Ontario M4W 1G9                       Affairs of RCI, during which time Mr. Watt was seconded to the Canadian Cable Television Association as Senior Vice
                                               President, Economics and Telecommunications.

                                  SCHEDULE "D"

                         VALUATION AND FAIRNESS OPINION

                                  SCHEDULE "E"

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                     OF RCI

                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF

                           ROGERS COMMUNICATIONS INC.

                    NINE MONTHS ENDED SEPTEMBER 30, 2004 AND
                          YEAR ENDED DECEMBER 31, 2003
                                  (Unaudited)

       COMPILATION REPORT ON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors of
ROGERS COMMUNICATIONS INC.

     We have read the accompanying unaudited pro forma consolidated balance sheet of Rogers Communications Inc. (the "Company") as at September 30, 2004 and unaudited pro forma consolidated statements of income for the nine months then ended and for the year ended December 31, 2003 and have performed the following procedures:

     1. Compared the figures in the columns captioned "RCI" to the unaudited consolidated financial statements of the Company as at September 30, 2004 and for the nine months then ended and the audited consolidated financial statements of the Company for the year ended December 31, 2003 and found them to be in agreement.

     2. Compared the figures in the columns captioned "Microcell" to the unaudited consolidated financial statements of Microcell Telecommunications Inc. as at September 30, 2004 and for the nine months then ended and the audited consolidated financial statements of Microcell for the four months ended April 30, 2003 (pre-reorganization (note 2(b))) and for the eight months ended December 31, 2003 and found them to be in agreement.

     3. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

        (a)   the basis for determination of the pro forma adjustments; and

        (b) whether the pro forma financial statements comply as to form in all material respects with the published requirements of Canadian securities legislation.

        The officials:

        (a) described to us the basis for determination of the pro forma adjustments; and

        (b) stated that the pro forma statements comply as to form in all material respects with the published requirements of Canadian securities legislation.

     4. Read the notes to the pro forma statements and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

     5. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "RCI" and "Microcell" as at September 30, 2004 and the nine months then ended, and the application of the pro forma adjustments and adjustments to the aggregate of the amounts in the columns captioned "RCI" for the year ended December 31, 2003 and "Microcell" for the four months ended April 30, 2003 (pre-reorganization (note 2(b))) and for the eight months ended December 31, 2003 and found the amounts in the columns captioned "Pro forma total" to be arithmetically correct.

     A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

/s/ KPMG LLP
Chartered Accountants

Toronto, Canada

November 24, 2004

               COMMENTS FOR UNITED STATES READERS ON DIFFERENCES
             BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

     The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.

/s/ KPMG LLP
Chartered Accountants

Toronto, Canada

November 24, 2004

                           ROGERS COMMUNICATIONS INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                           (In thousands of dollars)
                               SEPTEMBER 30, 2004
                                  (Unaudited)

                                                                                  PRO FORMA ADJUSTMENTS
                                                             ----------------------------------------------------------------
                                                             ACQUISITION OF
                                                             NON-CONTROLLING           ACQUISITION
                                                                INTEREST                   OF                     FINANCING
                                      RCI       MICROCELL        IN RWCI       NOTES    MICROCELL      NOTES     TRANSACTIONS
                                   ----------   ----------   ---------------   -----   -----------   ---------   ------------
ASSETS
Current assets:
 Cash and cash equivalents.......  $  216,968   $  110,977     $  (17,000)     4(a)     $ (21,185)     5(a)(i)    $2,921,588
                                                                  (20,000)     4(a)       103,917     5(a)(ii)       522,255
                                                                                         (214,894)     5(a)(v)      (321,588)
                                                                                                                    (522,255)
 Short-term investments..........          --       22,804             --                 (22,804)     5(a)(v)            --
 Accounts receivable.............     599,677       91,430             --                      --                         --
 Deferred charges................          --       21,280             --                 (21,280)    5(a)(iv)            --
 Other current assets............     231,164       87,715             --                      --                         --
                                   ----------   ----------     ----------               ---------                 ----------
                                    1,047,809      334,206        (37,000)               (176,246)                 2,600,000
Property, plant and equipment....   5,007,141      462,161             --                (292,961)    5(a)(iv)            --
Goodwill.........................   1,985,572           --      1,426,302      4(b)       886,367     5(a)(iv)            --
Spectrum licences................     402,880      188,002        381,700      4(b)      (188,002)    5(a)(iv)            --
                                                                                          410,600     5(a)(iv)
Other intangible assets..........      28,758       38,883        499,039      4(b)       292,773     5(a)(iv)            --
                                                                                          (38,883)    5(a)(iv)
Investments......................     128,060           --             --                      --                         --
Deferred charges.................     119,780       33,147         47,883      4(b)       (33,147)    5(a)(iv)        28,295
                                                                                                                       6,637
Other long-term assets...........      59,097        4,146             --                      --                         --
                                   ----------   ----------     ----------               ---------                 ----------
                                   $8,779,097   $1,060,545     $2,317,924               $ 860,501                 $2,634,932
                                   ==========   ==========     ==========               =========                 ==========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable and accrued
   liabilities...................  $  937,119   $  127,982     $       --               $ 193,000    5(a)(iii)    $       --
 Current portion of long-term
   debt..........................     371,668       12,000             --                 (12,000)     5(a)(v)            --
 Current portion of derivative
   instruments...................      41,764        9,677             --                  (9,677)     5(a)(v)            --
 Unearned revenue................     106,616       47,450             --                  (7,227)    5(a)(iv)            --
                                   ----------   ----------     ----------               ---------                 ----------
                                    1,457,167      197,109             --                 164,096                         --
Long-term debt...................   4,472,974      360,616      1,750,000      4(a)       444,860      5(a)(i)     2,949,883
                                                                                          660,000      5(a)(i)       528,892
                                                                                          280,000      5(a)(i)      (522,255)
                                                                                            5,646     5(a)(iv)      (321,588)
                                                                                         (366,262)     5(a)(v)
                                                                                          174,981      5(a)(v)
Derivative instruments...........     401,424           --             --                      --                         --
Deferred transitional
 adjustment......................      76,224           --             --                      --                         --
Other long-term liabilities......      82,958       24,740             --                 (24,740)     5(a)(v)            --
Non-controlling interest.........     282,112           --       (282,112)     4(b)            --                         --
Shareholders' equity.............   2,006,238      478,080        775,409      4(a)       103,917     5(a)(ii)            --
                                                                   74,627      4(a)      (581,997)    5(a)(vi)
                                   ----------   ----------     ----------               ---------                 ----------
                                   $8,779,097   $1,060,545     $2,317,924               $ 860,501                 $2,634,932
                                   ==========   ==========     ==========               =========                 ==========


                                            PRO FORMA
                                   NOTES      TOTAL
                                   -----   -----------
ASSETS
Current assets:
 Cash and cash equivalents.......  7(a)    $ 2,758,783
                                   7(b)
                                   7(a)
                                   7(b)
 Short-term investments..........                   --
 Accounts receivable.............              691,107
 Deferred charges................                   --
 Other current assets............              318,879
                                           -----------
                                             3,768,769
Property, plant and equipment....            5,176,341
Goodwill.........................            4,298,241
Spectrum licences................            1,195,180
Other intangible assets..........              820,570
Investments......................              128,060
Deferred charges.................  7(a)        202,595
                                   7(b)
Other long-term assets...........               63,243
                                           -----------
                                           $15,652,999
                                           ===========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable and accrued
   liabilities...................          $ 1,258,101
 Current portion of long-term
   debt..........................              371,668
 Current portion of derivative
   instruments...................               41,764
 Unearned revenue................              146,839
                                           -----------
                                             1,818,372
Long-term debt...................  7(a)     10,417,747
                                   7(b)
                                   7(b)
                                   7(a)
Derivative instruments...........              401,424
Deferred transitional
 adjustment......................               76,224
Other long-term liabilities......               82,958
Non-controlling interest.........                   --
Shareholders' equity.............            2,856,274
                                           -----------
                                           $15,652,999
                                           ===========

     See accompanying notes to pro forma consolidated financial statements.

                           ROGERS COMMUNICATIONS INC.

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
              (In thousands of dollars, except per share amounts)
                          YEAR ENDED DECEMBER 31, 2003
                                  (Unaudited)

                                                       MICROCELL                      PRO FORMA ADJUSTMENTS
                                            -------------------------------   --------------------------------------
                                            PRE-ORGANIZATION
                                              FOUR-MONTHS      EIGHT-MONTHS   ACQUISITION OF
                                                 ENDED            ENDED       NON-CONTROLLING
                                               APRIL 30,       DECEMBER 31,      INTEREST               ACQUISITION
                                  RCI             2003             2003           IN RWCI       NOTES   OF MICROCELL
                               ----------   ----------------   ------------   ---------------   -----   ------------
Operating revenue............  $4,791,856       $177,694         $393,093        $      --                $(16,868)
Cost of sales................     642,243         23,416           93,552               --                      --
Sales and marketing costs....     742,781         24,585           73,185               --                 (12,908)
Operating, general and
 administrative expenses.....   1,957,936         91,137          178,335           37,709      6(b)            --
Depreciation and
 amortization................   1,040,263         59,388           46,771          108,881      6(a)        58,055
                                                                                                            (7,383)
                                                                                                           (41,852)
                               ----------       --------         --------        ---------                --------
Operating income (loss)......     408,633        (20,832)           1,250         (146,590)                (12,780)
Interest on long-term debt...    (488,865)       (70,608)         (14,817)              --                      --
                               ----------       --------         --------        ---------                --------
                                  (80,232)       (91,440)         (13,567)        (146,590)                (12,780)
Gain on sale of other
 investments.................      17,902             --               --               --                      --
Losses from investments
 accounted for by the equity
 method......................     (54,033)            --               --               --                      --
Foreign exchange gain........     303,707        136,553           13,926               --                      --
Loss on repayment of
 long-term debt..............     (24,839)            --               --               --                      --
Investment and other
 income......................       2,256          2,200            5,187               --                      --
                               ----------       --------         --------        ---------                --------
Income (loss) before income
 taxes and non-controlling
 interest....................     164,761         47,313            5,546         (146,590)                (12,780)
                               ----------       --------         --------        ---------                --------
Income taxes (recovery):
 Current.....................       1,675          1,796              587               --                      --
 Future......................     (24,532)            --               --               --                      --
                               ----------       --------         --------        ---------                --------
                                  (22,857)         1,796              587               --                      --
                               ----------       --------         --------        ---------                --------
Income (loss) before non-
 controlling interest........     187,618         45,517            4,959         (146,590)                (12,780)
Non-controlling interest.....     (58,425)            --               --           58,425      6(c)            --
                               ----------       --------         --------        ---------                --------
Net income (loss) for the
 period......................  $  129,193       $ 45,517         $  4,959        $ (88,165)               $(12,780)
                               ==========       ========         ========        =========                ========
Earnings (loss) per share:
 Basic.......................  $     0.35
 Diluted.....................        0.34

                                    PRO FORMA ADJUSTMENTS
                               -------------------------------

                                           FINANCING             PRO FORMA
                                NOTES     TRANSACTIONS   NOTES     TOTAL
                               --------   ------------   -----   ----------
Operating revenue............   5(b)(i)    $      --             $5,345,775
Cost of sales................                     --                759,211
Sales and marketing costs....   5(b)(i)           --                827,643
Operating, general and
 administrative expenses.....                     --              2,265,117
Depreciation and
 amortization................  5(b)(ii)        4,303     7(c)     1,268,426
                               5(b)(ii)
                               5(b)(ii)
                                           ---------             ----------
Operating income (loss)......                 (4,303)               225,378
Interest on long-term debt...               (364,711)    7(c)      (939,001)
                                           ---------             ----------
                                            (369,014)              (713,623)
Gain on sale of other
 investments.................                     --                 17,902
Losses from investments
 accounted for by the equity
 method......................                     --                (54,033)
Foreign exchange gain........                     --                454,186
Loss on repayment of
 long-term debt..............                     --                (24,839)
Investment and other
 income......................                 (3,891)    7(c)         5,752
                                           ---------             ----------
Income (loss) before income
 taxes and non-controlling
 interest....................               (372,905)              (314,655)
                                           ---------             ----------
Income taxes (recovery):
 Current.....................                     --                  4,058
 Future......................                     --                (24,532)
                                           ---------             ----------
                                                  --                (20,474)
                                           ---------             ----------
Income (loss) before non-
 controlling interest........               (372,905)              (294,181)
Non-controlling interest.....                     --                     --
                                           ---------             ----------
Net income (loss) for the
 period......................               (372,905)            $ (294,181)
                                           =========             ==========
Earnings (loss) per share:
 Basic.......................                                    $    (1.43)
 Diluted.....................                                         (1.43)

     See accompanying notes to pro forma consolidated financial statements.

                           ROGERS COMMUNICATIONS INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
              (In thousands of dollars, except per share amounts)
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                  (Unaudited)

                                                                    PRO FORMA ADJUSTMENTS
                                                            --------------------------------------
                                                            ACQUISITION OF
                                                            NON-CONTROLLING
                                                              INTEREST IN             ACQUISITION
                                      RCI       MICROCELL        RWCI         NOTES   OF MICROCELL
                                   ----------   ---------   ---------------   -----   ------------
Operating revenue................  $4,041,932   $482,103       $     --                 $(22,050)
Cost of sales....................     566,193     83,041             --                       --
Sales and marketing costs........     591,717     87,822             --                   (5,574)
Operating, general and
  administrative expenses........   1,600,401    220,854          7,839       6(b)         7,071
Special charges..................          --      9,668             --                       --
Depreciation and amortization....     752,475     61,072         81,661       6(a)        43,916
                                                                                          (6,617)
                                                                                         (31,389)
                                   ----------   --------       --------                 --------
Operating income (loss)..........     531,146     19,646        (89,500)                 (29,457)
Interest on long-term debt.......    (359,343)   (23,782)            --                       --
                                   ----------   --------       --------                 --------
                                      171,803     (4,136)       (89,500)                 (29,457)
Gain on sale of other
  investments....................       5,479         --             --                       --
Write-down of investments........      (4,080)        --             --                       --
Losses from investments accounted
  for by the equity method.......     (19,633)        --             --                       --
Foreign exchange loss............     (88,566)   (15,757)            --                       --
Change in the fair value of
  derivative instruments.........      28,073         --             --                       --
Loss on repayment of long-term
  debt...........................     (20,327)        --             --                       --
Investment and other income
  (loss).........................      11,572       (147)            --                       --
                                   ----------   --------       --------                 --------
Income (loss) before income taxes
  and non-controlling interest...      84,321    (20,040)       (89,500)                 (29,457)
                                   ----------   --------       --------                 --------
Income taxes:
  Current........................       8,379      2,958             --                       --
  Future.........................          --         --             --                       --
                                   ----------   --------       --------                 --------
                                        8,379      2,958             --                       --
                                   ----------   --------       --------                 --------
Income (loss) before
  non-controlling interest.......      75,942    (22,998)       (89,500)                 (29,457)
Non-controlling interest.........     (73,653)        --         73,653       6(c)            --
                                   ----------   --------       --------                 --------
Net income (loss) for the
  period.........................  $    2,289   $(22,998)      $(15,847)                $(29,457)
                                   ==========   ========       ========                 ========
Loss per share -- basic and
  diluted........................  $    (0.16)

                                        PRO FORMA ADJUSTMENTS
                                   -------------------------------

                                               FINANCING             PRO FORMA
                                    NOTES     TRANSACTIONS   NOTES     TOTAL
                                   --------   ------------   -----   ----------
Operating revenue................   5(b)(i)    $      --             $4,501,985
Cost of sales....................                     --                649,234
Sales and marketing costs........   5(b)(i)           --                673,965
Operating, general and
  administrative expenses........   5(b)(i)           --              1,836,165
Special charges..................                     --                  9,668
Depreciation and amortization....  5(b)(ii)        3,227     7(c)       904,345
                                   5(b)(ii)
                                   5(b)(ii)
                                               ---------             ----------
Operating income (loss)..........                 (3,227)               428,608
Interest on long-term debt.......               (246,348)    7(c)      (629,473)
                                               ---------             ----------
                                                (249,575)              (200,865)
Gain on sale of other
  investments....................                     --                  5,479
Write-down of investments........                     --                 (4,080)
Losses from investments accounted
  for by the equity method.......                     --                (19,633)
Foreign exchange loss............                     --               (104,323)
Change in the fair value of
  derivative instruments.........                     --                 28,073
Loss on repayment of long-term
  debt...........................                     --                (20,327)
Investment and other income
  (loss).........................                 (3,412)    7(c)         8,013
                                               ---------             ----------
Income (loss) before income taxes
  and non-controlling interest...               (252,987)              (307,663)
                                               ---------             ----------
Income taxes:
  Current........................                     --                 11,337
  Future.........................                     --                     --
                                               ---------             ----------
                                                      --                 11,337
                                               ---------             ----------
Income (loss) before
  non-controlling interest.......               (252,987)              (319,000)
Non-controlling interest.........                     --                     --
                                               ---------             ----------
Net income (loss) for the
  period.........................              $(252,987)            $ (319,000)
                                               =========             ==========
Loss per share -- basic and
  diluted........................                                    $    (1.37)

     See accompanying notes to pro forma consolidated financial statements.

                           ROGERS COMMUNICATIONS INC.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (Tabular amounts in thousands of dollars, except per share amounts)
     YEAR ENDED DECEMBER 31, 2003 AND NINE MONTHS ENDED SEPTEMBER 30, 2004
                                  (Unaudited)

1.  DESCRIPTION OF TRANSACTIONS:

   On September 13, 2004, Rogers Communications Inc. ("RCI") entered into an agreement with JVII General Partnership ("JVII"), a general partnership wholly owned by AT&T Wireless Services, Inc., whereby RCI agreed to purchase all of JVII's shares of Rogers Wireless Communications Inc. ("RWCI") for a cash purchase price totalling approximately $1,767 million (the "AWE Acquisition"). RCI closed this transaction on October 13, 2004. RCI funded the AWE Acquisition through a $1.75 billion secured bridge credit facility with a term of up to two years to October 12, 2006 and from cash on hand.

   On September 20, 2004, Rogers Wireless Inc. ("RWI"), a wholly owned subsidiary of RWCI, announced an agreement with Microcell Telecommunications Inc. ("Microcell") to make an all cash tender offer totalling approximately Cdn. $1.4 billion, to acquire all of Microcell, Canada's fourth largest wireless communications provider (the "Microcell Acquisition"). RWI completed the Microcell Acquisition on November 12, 2004.

   On November 11, 2004, the RCI Board of Directors authorized RCI to launch an exchange offer to purchase all of the outstanding RWCI Class B Restricted Voting Shares ("RWCI Class B Shares") not already owned by RCI in exchange for 1.75 RCI Class B Non-Voting shares for each RWCI Class B share (the "Exchange Offer").

   In connection with the AWE Acquisition and the Microcell Acquisition, RWI announced on November 19, 2004 that it had priced a private placement of notes in the aggregate principal amount of U.S. $2,356,000,000 ($2,949,883,000 based on the U.S. dollar exchange rate at September 30, 2004) and Rogers Cable Inc. ("Rogers Cable") announced on November 19, 2004 that it had priced a private placement of notes in the aggregate principal amount of U.S. $427,000,000 ($528,892,000 based on the U.S. dollar exchange rate at September 30, 2004) (the "Financings").

   RWCI is currently reviewing various methods of transferring $1.75 billion to its shareholders, so that RCI will have adequate funds to repay its $1.75 billion bridge credit facility. A determination of the method of such transfer, including the timing thereof, will not take place until following completion of the Exchange Offer (note 7(a)).

2.  BASIS OF PRESENTATION:

    (a)  Pro forma consolidated financial statements:

      The accompanying unaudited pro forma consolidated financial statements (the "Statements") give effect to the AWE Acquisition, the Microcell Acquisition, the Exchange Offer and the Financings as if they had occurred as at:

       - September 30, 2004 for the purposes of the unaudited pro forma consolidated balance sheet; and

       - January 1, 2003 for the purposes of the unaudited pro forma consolidated statements of income for the year ended December 31, 2003 and the nine month period ended September 30, 2004.

      The Statements have been prepared by management in accordance with Canadian generally accepted accounting principles ("GAAP"). In certain respects, GAAP as applied in the United States differs from that applied in Canada (see note 9). The accounting policies used in the preparation of the Statements are consistent with those used by RCI in the preparation of the consolidated financial statements for the year ended December 31, 2003 and the nine months ended September 30, 2004.

      The Statements have been prepared using the following information and should be read in conjunction with the financial statements listed below:

       (i) Audited consolidated financial statements of RCI as at and for the year ended December 31, 2003;

       (ii) Audited consolidated financial statements of Microcell as at December 31, 2003 and for the periods from January 1, 2003 to April 30, 2003 and May 1, 2003 to December 31, 2003 (note 2(b));

       (iii) Unaudited consolidated interim financial statements of RCI as at and for the nine months ended September 30, 2004;

       (iv) Unaudited consolidated interim financial statements of Microcell as at and for the nine months ended September 30, 2004; and

       (v) Such other supplementary information as was considered necessary to reflect the AWE Acquisition, the Microcell Acquisition, the Exchange Offer and the Financings in the Statements.

      The Statements do not include the anticipated financial benefits from such items as cost savings arising from the AWE Acquisition, the Microcell Acquisition and the Exchange Offer. The Statements are not necessarily indicative of the results of operations or the financial position that would have resulted had the AWE Acquisition, Microcell Acquisition or the Financings been effected on the dates indicated, or the results that may be obtained in the future.

      Certain elements of the RCI and Microcell's consolidated financial statements have been reclassified to provide a consistent classification format.

    (b)  Financial reorganization of Microcell:

      On May 1, 2003, the predecessor company of Microcell and certain of its subsidiaries emerged from a restructuring plan under the Companies' Creditors Arrangement Act and Canada Business Corporations Act. Pursuant to the plan, Microcell's long-term debt obligations decreased by approximately $1.6 billion. Microcell's interest expense for the four months ended April 30, 2003 includes the interest expense on the full amount of Microcell's debt prior to the restructuring.

      Effective May 1, 2003, the date of reorganization, Microcell accounted for its financial reorganization by using the principles of fresh start accounting. Accordingly, all assets and liabilities were revalued at estimated fair values and Microcell's deficit was eliminated. Microcell determined that its enterprise value was $689 million of which $350 million has been allocated to long-term debt and $339 million to equity. This enterprise value was determined based on several traditional valuation methodologies utilizing projections developed by Microcell management including discounted cash flow analysis and comparable company trading analysis. A comprehensive revaluation of the assets and liabilities of Microcell was done based on this enterprise value. Microcell's depreciation expense for the four months ended April 30, 2003 is based on the original cost of Microcell's property, plant and equipment. For periods subsequent to the restructuring, depreciation expense is based on the revalued property, plant and equipment amounts.

    (c)  Microcell special charges:

      In connection with events leading up to the Microcell Acquisition, Microcell incurred financial and legal fees in the amount of $6.1 million in the nine months ended September 30, 2004. In addition, as a result of the impact of the Microcell Acquisition on Microcell's share price, the vesting of options under Microcell's stock option plan was accelerated, which resulted in an acceleration of compensation expense of $3.6 million in the nine months ended September 30, 2004.

3.  ACCOUNTING FOR THE MICROCELL ACQUISITION:

   The Microcell Acquisition is accounted for using the purchase method of accounting. The total purchase consideration is composed of the following:

    Cash........................................................    $1,391,045
    Estimated transaction costs.................................        15,000
                                                                    ----------
                                                                    $1,406,045
                                                                    ==========

   The cash consideration includes the acquisition of additional equity securities that RWI expects to acquire in May 2005.

   The purchase price will be allocated to the assets acquired (including identifiable intangible assets arising from the purchase) and liabilities assumed based on their estimated fair value at the date of acquisition.

   Details of the estimated fair value of assets acquired and liabilities assumed of Microcell based on the information available at the date of preparation of these statements are as follows:

    Assets acquired:
      Cash and cash equivalents.................................    $  110,977
      Cash related to the exercising of existing stock options
        and warrants (note 5(a)(ii))............................       103,917
      Short-term investments....................................        22,804
      Accounts receivable.......................................        91,430
      Other current assets......................................        87,715
      Property, plant and equipment.............................       169,200
      Spectrum licences.........................................       410,600
      Other intangible assets...................................       292,773
      Goodwill..................................................       886,367
      Other long-term assets....................................         4,146
                                                                    ----------
                                                                     2,179,929
                                                                    ----------
    Less liabilities assumed:
      Accounts payable and accrued liabilities..................       127,982
      Liabilities set up on close (note 5(a)(iii))..............       193,000
      Unearned revenue..........................................        40,223
      Long-term debt............................................       378,262
      Derivative instruments....................................        34,417
                                                                    ----------
                                                                       773,884
                                                                    ----------
    Fair value of net assets acquired...........................    $1,406,045
                                                                    ==========

   The actual adjustments that RWI will ultimately make in finalizing the allocation of the purchase price of Microcell to the fair value of the net assets acquired will depend on a number of factors including additional information available at such time, changes in market values and changes in Microcell's operating results between the date of these pro forma consolidated financial statements and the effective date of the Microcell Acquisition.

   In the preparation of these pro forma financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired and liabilities assumed based on management's best estimates and taking into account all relevant information available at the time these Statements were prepared. RWI expects that the actual amounts for each of the fair values of the assets and liabilities acquired will vary from the pro forma amounts and that the variation may be material.

4.  ACCOUNTING FOR THE AWE ACQUISITION AND THE EXCHANGE OFFER:

    (a) The AWE Acquisition and the Exchange Offer are accounted for using the purchase method of accounting. The total purchase consideration is comprised of the following:


         AWE Acquisition:
           Bridge credit facility....................................    $1,750,000
           Cash on hand..............................................        17,000
         Exchange offer:
           RCI Class B Non-Voting shares.............................       775,409
           Stock options, at fair value..............................        74,627
         Estimated transaction costs.................................        20,000
                                                                         ----------
                                                                         $2,637,036
                                                                         ==========

      The estimated purchase consideration related to the Exchange Offer was determined using the average price of the RCI Class B Non-Voting shares two days prior to the announcement of the Exchange Offer ($28.90 per share) multiplied by the exchange factor of 1.75 times the number of RWCI Class B shares not already owned by RCI (15,331,872 shares).

      Stock options of RWCI are assumed to be converted into options of RCI. The fair value of the options to be issued upon conversion has been recorded as part of the purchase price. Unvested options are recorded as deferred stock based compensation and amortized over the remaining vesting period.

    (b) The purchase price will be allocated to the assets acquired (including identifiable intangible assets arising from the purchase) and liabilities assumed based on their estimated fair value at the date of the acquisitions.

      The estimated allocation of the purchase price based on the information available at the date of preparation of the Statements is as follows:


         Spectrum licences...........................................    $  381,700
         Other intangible assets.....................................       499,039
         Deferred stock based compensation...........................        47,883
         Goodwill....................................................     1,426,302
         Non-controlling interest....................................       282,112
                                                                         ----------
                                                                         $2,637,036
                                                                         ==========

      The actual adjustments that RCI will ultimately make in finalizing the allocation of the purchase price of the AWE Acquisition and the Exchange Offer to the fair value of the net assets acquired will depend on a number of factors including additional information available at such time, changes in market values and changes in RWCI's operating results between the date of these pro forma consolidated financial statements and the effective date of the acquisitions.

      In the preparation of these pro forma financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired and liabilities assumed based on management's best estimates and taking into account all relevant information available at the time these Statements were prepared. RCI expects that the actual amounts for each of the fair values of the assets and liabilities acquired will vary from the pro forma amounts and that the variation may be material.

5.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS -- MICROCELL ACQUISITION:

    (a) The unaudited pro forma consolidated balance sheet as at September 30, 2004 incorporates the following adjustments:

       (i) The funding for the Microcell Acquisition has been reflected in the pro forma consolidated balance sheet as if it had occurred on September 30, 2004, as follows:


              Sources of funding:
                Cash on hand..............................................    $   21,185
                Bank credit facilities:
                  RWI.....................................................       444,860
                  Rogers Cable............................................       660,000
                  Rogers Media Inc. ("Rogers Media")......................       280,000
                                                                              ----------
                                                                              $1,406,045
                                                                              ==========

       (ii) Each of cash and share capital has been increased by $103,917,000 to reflect the exercise of Microcell stock options and warrants, which are assumed to have occurred immediately prior to the Microcell Acquisition.

       (iii) A plan has been developed to restructure and integrate the operations of Microcell. As a result of the restructuring and integration, it is expected that severance and other employee related costs, as well as costs to consolidate facilities, systems and operations totalling an estimated $193,000,000 will be incurred. These costs are management's preliminary estimates and take into account all relevant information available at the time these Statements were prepared. The actual integration costs may vary materially from such estimates. These costs have been reflected in the pro forma consolidated balance sheet as a liability as part of the purchase consideration allocation.

       (iv) Upon acquisition, all of the Microcell deferred charges and intangible assets have been written off. Intangible assets arising on the Microcell Acquisition have been recorded at their estimated fair values as part of the allocation of the purchase price. Intangible assets acquired include spectrum licences, which have an indefinite life, and Microcell's customer contracts and relationships and brand name. In addition, property, plant and equipment, long-term debt and deferred revenue have been adjusted to estimated fair value. The estimated fair values are based on management's best estimates based on preliminary studies undertaken by management. The estimated value allocated to goodwill was based on the residual of the preliminary fair values of the identifiable tangible and intangible assets less the fair values of the liabilities assumed. The actual allocation may differ significantly from these estimates.

       (v) Immediately after closing the Microcell Acquisition, Microcell's long-term debt was repaid and derivative instruments were unwound utilizing Microcell's cash on hand (including cash received from the exercise of stock options and warrants as described in (ii) above) and short-term investments and from the proceeds of drawdowns under the RWI bank credit facility.

       (vi) Microcell's share capital, retained earnings and contributed surplus have been eliminated to reflect the effect of the Microcell Acquisition.

    (b) The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003 and for the nine months ended September 30, 2004 incorporate the following adjustments:

       (i) RWCI recognizes revenue from the sale of prepaid services at the net wholesale amount charged to distributors. Microcell recognizes revenue from the sale of prepaid services at the gross amount charged to the subscriber. RWCI expenses all costs related to subscriber acquisition and retention as incurred. Microcell defers and amortizes certain costs and revenues related to subscriber acquisition and retention.

         As a result, the following adjustments to revenue and expenses are being made to harmonize Microcell's accounting presentation to that of
         RWCI:

                                                                                             NINE MONTHS
                                                                             YEAR ENDED         ENDED
                                                                            DECEMBER 31,    SEPTEMBER 30,
              INCREASE (DECREASE)                                               2003            2004
              -------------------                                           ------------    -------------
              Operating revenue...........................................    $(16,868)       $(22,050)
              Operating, general and administrative expenses..............          --           7,071
              Sales and marketing costs...................................     (12,908)         (5,574)

       (ii) Pro forma depreciation and amortization has been increased by $58,055,000 and $43,916,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the amortization of other intangible assets arising on the Microcell Acquisition, being the Microcell customer contracts and relationships and brand name, over an estimated average life of five years on a straight-line basis. The five-year estimated average life was determined based on Microcell's historical customer relationship period and a 15-year estimated useful life for the Microcell brand name. A change in the fair value of other intangible assets acquired of $10,000,000 would impact the pro forma depreciation and amortization expense and pro forma net loss by $2,000,000 and $1,500,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. An extension in the estimated average useful life of the Microcell customer contracts and relationships and brand name by one year would reduce the pro forma depreciation and amortization expense and pro forma net loss by $9,760,000 and $7,320,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

         Pro forma amortization expense has been reduced by $7,383,000 and $6,617,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the elimination of historical amortization expense as a result of the fair value adjustments to the existing Microcell intangible assets upon acquisition.

         Pro forma depreciation expense has been reduced by $41,852,000 and $31,389,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the elimination of historical depreciation expense as a result of the write-down of Microcell's property, plant and equipment to estimated fair value assuming an estimated average life of seven years on a straight-line basis.

       (iii) A full valuation allowance has been recorded against the income tax loss carryforwards of Microcell totalling approximately $1.6 billion as it is not more likely than not that these losses will be utilized. Any future reduction in the valuation allowance will reduce goodwill and other intangible assets.

6.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS -- AWE ACQUISITION AND EXCHANGE OFFER:

    (a) Pro forma depreciation and amortization has been increased by $108,881,000 and $81,661,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the amortization of other intangible assets arising on the AWE Acquisition and the Exchange Offer, being the RWCI customer contracts and relationships, over an estimated useful life of 55 months on a straight-line basis. The fifty-five month estimated average life was determined based on RWCI's historical customer relationship period. A change in the fair value of other intangible assets acquired of $10,000,000 would impact the pro forma amortization expense and pro forma net loss by $2,182,000 and $1,636,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. An extension in the estimated average useful life of the Microcell customer contracts and relationships and brand name by twelve months would reduce the pro forma amortization expense and pro forma net loss by $19,500,000 and $14,625,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. A change in the fair value of property, plant and equipment of $10,000,000 would impact the pro forma depreciation and amortization and pro forma net loss by $1,000,000 and $750,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. Spectrum licences acquired have an indefinite life for accounting purposes and accordingly no adjustment to amortization for this intangible asset has been recorded.

    (b) Pro forma operating, general and administrative expenses for the year ended December 31, 2003 and the nine months ended September 30, 2004 have been increased by $37,709,000 and $7,839,000, respectively, representing the compensation cost of the stock options issued on the Exchange Offer.

    (c) Non-controlling interest of $58,425,000 and $73,653,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, has been eliminated.

7.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS -- FINANCINGS:

    (a) RWI announced on November 19, 2004 that it had priced a private placement of senior and subordinated debt in the aggregate principal amount of approximately $2,949,883,000 (based on the U.S. dollar exchange rate at September 30, 2004). The net proceeds of this issue are estimated to be $2,921,588,000 (based on the U.S. dollar exchange rate at September 30, 2004). It is expected that the net proceeds will be used as follows:

         Cash on hand................................................  $2,600,000
         Repayment of Rogers Wireless bank credit facility...........     321,588
                                                                       ----------
                                                                       $2,921,588
                                                                       ==========

      As indicated in note 1, RWCI is reviewing various methods of transferring $1.75 billion to its shareholders, so that RCI will have adequate funds to repay its $1.75 billion bridge credit facility incurred in connection with the AWE Acquisition. The method of such transfer, including the timing thereof, will not take place until following completion of the Exchange Offer. If such transfer were to occur by a distribution of capital to RCI, RCI would use those proceeds to repay its bridge credit facility, which would have the following effect on the pro forma financial statements:

                                                                               AS AT
         INCREASE (DECREASE)                                             SEPTEMBER 30, 2004
         -------------------                                             ------------------
         Cash and cash equivalents...................................       $(1,750,000)
                                                                            -----------
         Long-term debt..............................................       $(1,750,000)
                                                                            -----------

                                                                                        NINE MONTHS
                                                                        YEAR ENDED         ENDED
                                                                       DECEMBER 31,    SEPTEMBER 30,
         INCREASE (DECREASE)                                               2003            2004
         -------------------                                           ------------    -------------
         Interest expense............................................    $(91,000)       $(58,406)
                                                                         ========        ========
         Loss for the period.........................................    $(91,000)       $(58,406)
                                                                         ========        ========
         Loss per share..............................................    $  (0.36)       $  (0.22)
                                                                         ========        ========

    (b) Rogers Cable intends to issue the Cdn. equivalent of $528,892,000 of senior debt. The net proceeds of this issue are estimated to be $522,255,000. It is expected that the net proceeds will be used to reduce amounts outstanding under Rogers Cable's bank credit facility.

    (c) Interest expense and investment and other income have been adjusted to reflect the financing of the AWE Acquisition, the Microcell Acquisition and the Financings and to eliminate the historical interest expense of Microcell as a result of the repayment of Microcell's long-term debt, as follows:

                                                                                        NINE MONTHS
                                                                        YEAR ENDED         ENDED
                                                                       DECEMBER 31,    SEPTEMBER 30,
         INCREASE (DECREASE)                                               2003            2004
         -------------------                                           ------------    -------------
         Bridge credit facility......................................    $ 91,000        $ 58,406
         Interest expense:
           Bank credit facility:
             RWI.....................................................      14,913          11,184
             Rogers Cable............................................       6,601           4,778
             Rogers Media............................................      15,610           9,786
           Senior and subordinated debt:
             RWI.....................................................     219,553         157,672
             Rogers Cable............................................      39,260          28,304
           Long-term debt -- Microcell...............................     (22,226)        (23,782)
                                                                         --------        --------
                                                                         $364,711        $246,348
                                                                         ========        ========
           Investment and other income...............................    $ (3,891)       $ (3,412)
                                                                         ========        ========

      Pro forma interest expense has been determined using the historical interest rates ranging from 4.625% to 5.575% for the bank credit facilities and the weighted average interest rates for the senior and subordinated debt of 6.83% for the year ended December 31, 2003 and 6.86% for the nine months ended September 30, 2004.

      A change of 1/8% in the interest rate on the bank credit facilities and the floating rate senior debt would impact the pro forma interest expense and pro forma net loss by $4,049,000 and $2,995,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

      Pro forma depreciation and amortization has been increased by $4,303,000 and $3,227,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004 to reflect the amortization of financing costs incurred on the issue of senior and subordinated debt over the average term to maturity.

8.  PRO FORMA EARNINGS (LOSS) PER SHARE:

   The following table sets forth the calculation of pro forma basic and diluted earnings per share:

                                                                                   NINE MONTHS
                                                                   YEAR ENDED         ENDED
                                                                  DECEMBER 31,    SEPTEMBER 30,
                                                                      2003            2004
                                                                  ------------    -------------
    Numerator:
      Pro forma loss for the period.............................   $(294,181)       $(319,000)
      Distribution on Convertible Preferred Securities, net of
        income taxes............................................     (29,791)         (24,750)
      Dividends accreted on Convertible Preferred Securities,
        net of income taxes.....................................     (20,033)         (15,607)
      Dividends on Series E Preferred shares....................         (11)              --
      Accretion on redemption price of Microcell preferred
        shares..................................................     (17,105)          (5,184)
                                                                   ---------        ---------
    Basic and diluted loss for the year.........................   $(361,121)       $(364,541)
                                                                   =========        =========
    Denominator:
      Weighted average number of shares outstanding -- basic and
        diluted.................................................     252,749          265,333
                                                                   =========        =========
    Loss per share:
      Basic.....................................................   $   (1.43)       $   (1.37)
      Diluted...................................................       (1.43)           (1.37)
                                                                   =========        =========

   For the year ended December 31, 2003 and the nine months ended September 30, 2004, the effect of potentially dilutive securities, including employee stock options, the Convertible Debentures, the Series E preferred shares and the Convertible Preferred Securities, was excluded from the computation of diluted earnings per share as their effect is anti-dilutive.

   The Microcell preferred shares were redeemed and converted in 2004.

9.  RECONCILIATION TO UNITED STATES GAAP:

   If United States GAAP were employed, the pro forma consolidated net income
   (loss) for the year ended December 31, 2003 and nine months ended September 30, 2004 would be adjusted as follows:

                                                                                   NINE MONTHS
                                                                   YEAR ENDED         ENDED
                                                                  DECEMBER 31,    SEPTEMBER 30,
                                                                      2003            2004
                                                                  ------------    -------------
    Pro forma loss for the period based on Canadian GAAP........   $ (294,181)      $(319,000)
    Gain on sale of cable systems (b)...........................       (4,028)         (3,021)
    Pre-operating costs (c).....................................       11,150           5,374
    Interest on equity instruments (d)..........................      (35,388)        (26,548)
    Capitalized interest (e)....................................        5,405           6,034
    Financial instruments (h)...................................     (217,514)         26,485
    Stock-based compensation (i)................................       (1,150)         11,459
    Other.......................................................          516          (2,636)
    Loss on repayment of long term debt (k).....................           --         (28,759)
    Non-controlling interest....................................       43,173           8,195
    Income taxes (l)............................................       11,493            (517)
    Installation revenues (m)...................................           --           6,211
    Installation costs (m)......................................           --          (4,118)
    Microcell adjustments (n)...................................    1,253,160           5,700
                                                                   ----------       ---------
    Pro forma net income (loss) based on United States GAAP.....   $  772,636       $(315,141)
                                                                   ==========       =========
    Pro forma earnings (loss) per share under United States
      GAAP:
      Basic.....................................................   $     3.06       $   (1.21)
      Diluted...................................................         2.90           (1.21)
                                                                   ==========       =========

   The cumulative effect of these adjustments on the pro forma consolidated shareholder's equity of RCI is as follows:

                                                                   NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                                      2004
                                                                  -------------
    Shareholders' equity based on Canadian GAAP.................   $2,586,274
    Gain on sale and issuance of subsidiary shares to
      non-controlling interest (a)..............................       46,245
    Gain on sale of cable systems (b)...........................      121,944
    Pre-operating costs (c).....................................       (3,480)
    Equity instruments (d)......................................     (588,208)
    Capitalized interest (e)....................................       44,020
    Unrealized holding gain on investments (f)..................      118,617
    Acquisition of Cable Atlantic (g)...........................       34,673
    Financial instruments (h)...................................      (33,108)
    Minimum pension liability (j)...............................      (29,058)
    Other.......................................................      (19,676)
    Income taxes (l)............................................     (253,567)
    Installation revenues (m)...................................        6,211
    Installation costs (m)......................................       (4,118)
    Loss on repayment of long term debt (k).....................      (28,759)
    Non-controlling interest effect of adjustments..............      (50,206)
                                                                   ----------
    Shareholders' equity based on United States GAAP............   $1,947,804
                                                                   ==========

   The areas of material differences between Canadian and United States GAAP and their impact on the pro forma consolidated financial statements of RCI are described below:

    (a) Gain on sale and issuance of subsidiary shares to non-controlling interest:

      Under United States GAAP, the carrying value of the Company's investment in Wireless would be lower than the carrying value under Canadian GAAP as a result of certain differences between Canadian and United States GAAP, as described herein. This results in an increase to the gain on sale and dilution under United States GAAP.

    (b)  Gain on sale of cable systems:

      Under Canadian GAAP, the cash proceeds on the non-monetary exchange of the cable assets in 2000 were recorded as a reduction in the carrying value of PP&E. Under United States GAAP, a portion of the cash proceeds received must be recognized as a gain in the consolidated statements of income on an after-tax basis. The gain amounted to $40.3 million before income taxes.

      Under Canadian GAAP, the after-tax gain arising on the sale of certain of the Company's cable television systems in prior years was recorded as a reduction of the carrying value of goodwill acquired in a contemporaneous acquisition of certain cable television systems. Under United States GAAP, the Company included the gain on sale of the cable television systems in income, net of related future income taxes.

      As a result of these transactions, amortization expense under United States GAAP was increased in subsequent years.

    (c)  Pre-operating costs:

      Under Canadian GAAP, the Company defers the incremental costs relating to the development and pre-operating phases of new businesses and amortizes these costs on a straight-line basis over periods up to five years. Under United States GAAP, these costs are expensed as incurred.

    (d)  Equity instruments:

      Under Canadian GAAP, the Convertible Preferred Securities are classified as shareholders' equity and the related interest expense is recorded as a distribution from retained earnings. Under United States GAAP, these securities are classified as long-term debt and the related interest expense is recorded in the consolidated statements of income.

      Under Canadian GAAP, the Preferred Securities were classified as shareholders' equity and until September 2002, the related interest expense was recorded as a distribution from retained earnings. Under U.S. GAAP, the Preferred Securities were classified as long-term debt and the related interest expense was recorded in the consolidated statements of income.

      Under Canadian GAAP, the proceeds from the Collateralized Equity Securities were classified as shareholders' equity. Under United States GAAP, these securities were recorded as long-term debt and recorded at their fair value at December 31, 2001. Adjustments to the fair value at each reporting date are recorded in the consolidated statements of income.

    (e)  Interest capitalization:

      United States GAAP requires capitalization of interest costs as part of the historical cost of acquiring certain qualifying assets that require a period of time to prepare for their intended use. This is not required under Canadian GAAP.

    (f)   Unrealized holding gains and losses on investments:

      United States GAAP requires that certain investments in equity securities that have readily determinable fair values be stated in the consolidated balance sheets at their fair values. The unrealized holding gains and losses from these investments, which are considered to be "available-for-sale securities" under United States GAAP, are included as a separate component of shareholders' equity and comprehensive income, net of related future income taxes.

      As at December 31, 2003 and 2002, this amount represents a component of the Company's accumulated other comprehensive income.

    (g)  Acquisition of Cable Atlantic:

      United States GAAP requires that shares issued in connection with a purchase business combination be valued based on the market price at the announcement date of the acquisition, whereas Canadian GAAP had required such shares be valued based on the market price at the consummation date of the acquisition. Accordingly, the Class B Non-Voting shares issued in respect of the acquisition of Cable Atlantic in 2001 were recorded at $35.4 million more under United States GAAP than under Canadian GAAP. This resulted in an increase to goodwill in this amount, with a corresponding increase to contributed surplus in the amount of $35.4 million.

    (h)  Financial instruments:

      Under Canadian GAAP, the Company accounts for certain of its cross-currency interest rate exchange agreements and interest exchange agreements as hedges of specific debt instruments. Under United States GAAP, these instruments are not accounted for as hedges as a result of adopting the pronouncement entitled "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), effective January 1, 2001. As a result, the Company recorded the net excess of the fair values of the cross-currency interest rate exchange agreements over the carrying values of these instruments as at December 31, 2000, being $18.4 million, as a cumulative transition adjustment to net income under United States GAAP. The Company also recorded a cumulative transition adjustment to write off the net balance of the deferred foreign exchange as at December 31, 2000, being $20.7 million, that arose upon redesignation of certain of the Company's cross-currency interest rate exchange agreements. Further, the Company recorded $29.7 million as a cumulative transition adjustment to net income, which represents the excess of the fair value of the long-term debt to which the derivative instruments relate (the "hedged debt") over its carrying value. Therefore, the net cumulative transition adjustment under SFAS 133 to the loss for the year ended December 31, 2001 under United States GAAP was a charge to the net loss of $32.1 million. The adjustment to long-term debt is being amortized to net income under United States GAAP over the remaining effective life of the related long-term debt.

      Therefore, for the nine months ended September 30, 2004 and year ended December 31, 2003, under United States GAAP, the Company has recorded the change in the fair values of the cross-currency interest rate exchange agreements and the amortization of the adjustment to its long-term debt, as discussed above.

    (i)   Stock-based compensation:

      Under United States GAAP, options issued to non-employees must be measured at the fair value at grant dates and recorded as deferred compensation expense and shareholders' equity. The fair value must be remeasured at each reporting date until vesting is complete, with corresponding adjustments to the deferred compensation expense. The deferred compensation is recognized as compensation expense over the vesting period of the options.

      The Company measures compensation expense relating to employee stock option plans for United States GAAP purposes using the intrinsic value method specified by APB Opinion No. 25. Under Canadian GAAP, effective January 1, 2004, the Company adopted the fair value method of recognizing stock-based compensation expense. Compensation expense of $11.5 million under Canadian GAAP for the nine months ended September 30, 2004 would not be recognized under United States GAAP. The exercise price of stock options is equal to the market value of the underlying shares at the date of grant, therefore there is no expense under the intrinsic value method for United States GAAP purposes for the nine months ended September 30, 2004 and year ended December 31, 2003.

    (j)   Minimum pension liability:

      Under United States GAAP, the Company is required to record an additional minimum pension liability for one of its plans to reflect the excess of the accumulated benefit obligation over the fair value of the plan assets. Other comprehensive income has been charged with $13.5 million, net of income taxes of $7.7 million, for the nine months ended September 30, 2004 and $5.0 million, net of income taxes of $2.9 million for the year ended December 31, 2003. No such adjustments are required under Canadian GAAP.

    (k)  Loss on repayment of long-term debt:

      On March 26, 2004, Rogers Wireless repaid long-term debt resulting in a loss on early repayment of long-term debt of $2.3 million. This loss included, among other items, a $40.2 million gain on the realization of the deferred transitional gain related to cross-currency interest rate exchange agreements which were unwound in connection with the repayment of long-term debt. Under United States GAAP, the Company records cross-currency interest rate exchange agreements at fair value. Therefore, under United States GAAP the deferred transitional gain realized under Canadian GAAP would be reduced by $28.8 million, representing the $40.2 million gain net of the realization of a gain of $11.4 million related to the cumulative transition adjustment recorded upon the adoption of SFAS 133 "Accounting for Derivative Instruments and Hedging Activities".

    (l)   Income taxes:

      Included in the caption "income taxes" is the tax effect of various adjustments where appropriate and the impact of substantively enacted rate changes that would not have been recorded under United States GAAP until enacted. Under Canadian GAAP, future income taxes assets and liabilities are remeasured for substantively enacted rate changes, whereas under United States GAAP, future income tax assets and liabilities are only remeasured for enacted tax rates.

    (m)  Installation revenues and costs:

      Effective January 1, 2004, for Canadian GAAP purposes, installation revenues for both new connects and reconnects are deferred and amortized over the customer relationship period. New connect installation costs are capitalized to property, plant and equipment and depreciated over the related useful lives consistent with historical practice. Reconnect installation costs are deferred only to the extent of reconnect installation revenues with any excess charged to expense. For United States GAAP purposes, installation fees are immediately recognized in income only to the extent of direct selling costs with any excess deferred and amortized over the customer relationship period. Installation costs for reconnects are expensed as incurred while installation costs related to new connects are capitalized to property, plant and equipment and depreciated over the related useful lives consistent with our historical practice.

    (n)  Microcell adjustments:

      Effective January 1, 2004, Microcell adopted the fair value method of recognizing stock-based compensation expense under Canadian GAAP. For United States GAAP purposes, the intrinsic value method is used by RCI to account for stock-based compensation. Compensation expense of $5.7 million for the nine months ended September 30, 2004 would not be recognized under United States GAAP.

      On May 1, 2003, Microcell emerged from a restructuring plan under the Companies' Creditors Arrangement Act and Canada Business Corporations Act. Under United States GAAP, the forgiveness of debt and the effect of the adjustments on the reported amounts of individual assets and liabilities resulting from the adoption of fresh start accounting in the amount of $1,253,660,000 are reflected in the statement of income for the year ended December 31, 2003. Under Canadian GAAP, such adjustments are recorded as capital transactions.

      In addition, certain differences between Canadian GAAP and United States GAAP exist related to the accounting for Microcell's investments under the equity method which resulted in a reduction in net income under United States GAAP of $500,000 for the year ended December 31, 2003.

    (o)  Statement of comprehensive income:

      United States GAAP requires the disclosure of a statement of comprehensive income. Comprehensive income generally encompasses all changes in shareholders' equity, except those arising from transactions with shareholders.

                                                                                        NINE MONTHS
                                                                        YEAR ENDED         ENDED
                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                           2003            2004
                                                                       ------------    -------------
         Pro forma net income (loss) based on United States GAAP.....    $772,636        $(315,141)
         Other comprehensive income, net of income taxes:
           Unrealized holding gains arising during the period, net of
             income taxes............................................      67,727           32,881
           Realized gains included in income.........................     (17,902)              --
           Minimum pension liability, net of income taxes............      (4,982)         (13,543)
                                                                         --------        ---------
         Comprehensive loss based on United States GAAP..............    $817,479        $(295,803)
                                                                         ========        =========

                                  SCHEDULE "F"

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                               OF THE CORPORATION

                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF

                      ROGERS WIRELESS COMMUNICATIONS INC.

                    NINE MONTHS ENDED SEPTEMBER 30, 2004 AND
                          YEAR ENDED DECEMBER 31, 2003
                                  (Unaudited)

       COMPILATION REPORT ON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors of Rogers Communications Inc.

     We have read the accompanying unaudited pro forma consolidated balance sheet of Rogers Wireless Communications Inc. (the "Company") as at September 30, 2004 and the unaudited pro forma consolidated statements of income for the nine months then ended and for the year ended December 31, 2003 and have performed the following procedures:

     1. Compared the figures in the columns captioned "RWCI" to the unaudited consolidated financial statements of the Company as at September 30, 2004 and for the nine months then ended and the audited consolidated financial statements of the Company for the year ended December 31, 2003 and found them to be in agreement.

     2. Compared the figures in the columns captioned "Microcell" to the unaudited consolidated financial statements of Microcell Telecommunications Inc. as at September 30, 2004 and for the nine months then ended and the audited consolidated financial statements of Microcell for the four months ended April 30, 2003 (pre-reorganization (note 2(b))) and for the eight months ended December 31, 2003 and found them to be in agreement.

     3. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

        (a)   the basis for determination of the pro forma adjustments; and

        (b) whether the pro forma financial statements comply as to form in all material respects with the published requirements of Canadian securities legislation.

        The officials:

        (a) described to us the basis for determination of the pro forma adjustments; and

        (b) stated that the pro forma statements comply as to form in all material respects with the published requirements of Canadian securities legislation.

     4. Read the notes to the pro forma statements and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

     5. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "RWCI" and "Microcell" as at September 30, 2004 and the nine months then ended, and the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "RWCI" for the year ended December 31, 2003 and "Microcell" for the four months ended April 30, 2003 (pre-reorganization (note 2(b))) and for the eight months ended December 31, 2003 and found the amounts in the columns captioned "Pro forma total" to be arithmetically correct.

     A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

/S/ KPMG LLP
Chartered Accountants

Toronto, Canada

November 24, 2004

                COMMENTS FOR UNITED STATES READERS ON DIFFERENCE
             BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

     The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.

/S/ KPMG LLP
Chartered Accountants

Toronto, Canada

November 24, 2004

                      ROGERS WIRELESS COMMUNICATIONS INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                           (In thousands of dollars)
                               SEPTEMBER 30, 2004
                                  (Unaudited)

                                                                    PRO FORMA                 PRO FORMA
                                            RWCI      MICROCELL    ADJUSTMENTS     NOTES        TOTAL
                                         ----------   ----------   -----------   ----------   ----------
ASSETS
Current assets:
  Cash and cash equivalents............  $  111,291   $  110,977   $  (111,185)     4(a)(i)   $1,750,106
                                                                       103,917     4(a)(ii)
                                                                     2,921,588    4(a)(iii)
                                                                    (1,171,588)   4(a)(iii)
                                                                      (214,894)   4(a)(vii)
  Short-term investments...............          --       22,804       (22,804)   4(a)(vii)           --
  Accounts receivable..................     348,961       91,430            --                   440,391
  Deferred charges.....................          --       21,280       (21,280)    4(a)(vi)           --
  Other assets.........................      51,128       87,715            --                   138,843
  Due from parent and affiliated
     companies.........................       1,767           --            --                     1,767
                                         ----------   ----------   -----------                ----------
                                            513,147      334,206     1,483,754                 2,331,107
Property, plant and equipment..........   2,249,063      462,161      (292,961)    4(a)(vi)    2,418,263
Spectrum licences......................     402,880      188,002      (188,002)    4(a)(vi)      813,480
                                                                       410,600     4(a)(vi)
Goodwill...............................       7,058           --       886,367     4(a)(vi)      893,425
Other intangible assets................          --       38,883       292,773     4(a)(vi)      292,773
                                                                       (38,883)    4(a)(vi)
Deferred charges.......................      27,904       33,147        28,295    4(a)(iii)       56,199
                                                                       (33,147)    4(a)(vi)
Other long-term assets.................       1,178        4,146            --                     5,324
                                         ----------   ----------   -----------                ----------
                                         $3,201,230   $1,060,545   $ 2,548,796                $6,810,571
                                         ==========   ==========   ===========                ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  (DEFICIENCY)
Current liabilities:
  Accounts payable and accrued
     liabilities.......................  $  328,485   $  127,982   $   193,000      4(a)(v)   $  649,467
     Current portion of long-term
       debt............................         918       12,000       (12,000)   4(a)(vii)          918
  Fair value of derivative
     instruments.......................          --        9,677        (9,677)   4(a)(vii)           --
  Unearned revenue.....................      37,362       47,450        (7,227)    4(a)(vi)       77,585
                                         ----------   ----------   -----------                ----------
                                            366,765      197,109       164,096                   727,970
Long-term debt.........................   1,946,308      360,616       444,860      4(a)(i)    5,194,444
                                                                     2,949,883    4(a)(iii)
                                                                      (321,588)   4(a)(iii)
                                                                         5,646     4(a)(vi)
                                                                      (366,262)   4(a)(vii)
                                                                       174,981    4(a)(vii)
Subordinated loan payable to parent
  company..............................          --           --       850,000      4(a)(i)           --
                                                                      (850,000)   4(a)(iii)
Derivative instruments.................     198,307           --            --                   198,307
Deferred transitional gain.............      57,474           --            --                    57,474
Fair value of derivative instruments...       1,017       24,740       (24,740)   4(a)(vii)        1,017
Shareholders' equity (deficiency)......     631,359      478,080       103,917     4(a)(ii)      631,359
                                                                      (581,997)  4(a)(viii)
                                         ----------   ----------   -----------                ----------
                                         $3,201,230   $1,060,545   $ 2,548,796                $6,810,571
                                         ==========   ==========   ===========                ==========

     See accompanying notes to pro forma consolidated financial statements.

                      ROGERS WIRELESS COMMUNICATIONS INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
          (In thousands of dollars, except earnings (loss) per share)
                          YEAR ENDED DECEMBER 31, 2003
                                  (Unaudited)

                                                   MICROCELL
                                       ---------------------------------
                                       PRE-REORGANIZATION
                                          FOUR MONTHS
                            RWCI             ENDED          EIGHT MONTHS
                         YEAR ENDED        APRIL 30,           ENDED
                        DECEMBER 31,          2003          DECEMBER 31,    PRO FORMA                  PRO FORMA
                            2003          (NOTE 2(B))           2003       ADJUSTMENTS     NOTES         TOTAL
                        ------------   ------------------   ------------   -----------   ---------     ----------
Revenue:
  Postpaid............   $1,911,073         $124,303          $261,907      $      --                  $2,297,283
  Prepaid.............       91,255           45,893            95,576        (12,908)     4(b)(i)        219,816
  One-way messaging...       27,565               --                --             --                      27,565
  Equipment...........      177,901            7,498            35,610          2,359     4(b)(ii)        217,049
                                                                               (6,319)    4(b)(ii)
                         ----------         --------          --------      ---------                  ----------
                          2,207,794          177,694           393,093        (16,868)                  2,761,713
                         ----------         --------          --------      ---------                  ----------
Operating expenses:
  Cost of equipment
     sales............      380,771           23,416            93,552             --                     497,739
  Sales and
     marketing........      361,998           24,585            73,185        (12,908)     4(b)(i)        446,860
  Operating, general
     and
     administrative...      737,453           91,137           178,335             --                   1,006,925
  Management fees.....       11,336               --                --             --                      11,336
  Depreciation and
     amortization.....      518,599           59,388            46,771         58,555    4(b)(iii)        637,660
                                                                               (7,383)   4(b)(iii)
                                                                              (41,852)   4(b)(iii)
                                                                                3,582     4(b)(iv)
                         ----------         --------          --------      ---------                  ----------
                          2,010,157          198,526           391,843             (6)                  2,600,520
                         ----------         --------          --------      ---------                  ----------
Operating income
  (loss)..............      197,637          (20,832)            1,250        (16,862)                    161,193
Interest expense......      193,506           70,608            14,817        212,240     4(b)(iv)        491,171
                         ----------         --------          --------      ---------                  ----------
                              4,131          (91,440)          (13,567)      (229,102)                   (329,978)
Foreign exchange
  gain................      135,242          136,553            13,926             --                     285,721
Investment and other
  income..............          861            2,200             5,187         (3,891)    4(b)(iv)          4,357
                         ----------         --------          --------      ---------                  ----------
Income (loss) before
  income taxes........      140,234           47,313             5,546       (232,993)                    (39,900)
Income taxes..........        2,393            1,796               587             --                       4,776
                         ----------         --------          --------      ---------                  ----------
Net income (loss) for
  the period..........   $  137,841         $ 45,517          $  4,959      $(232,993)                 $  (44,676)
                         ==========         ========          ========      =========                  ==========
Earnings (loss) per
  share --
  basic and diluted...   $     0.97                                                                    $    (0.44)
                         ==========                                                                    ==========

     See accompanying notes to pro forma consolidated financial statements.

                      ROGERS WIRELESS COMMUNICATIONS INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
          (In thousands of dollars, except earnings (loss) per share)
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                  (Unaudited)

                                                                      PRO FORMA                PRO FORMA
                                               RWCI      MICROCELL   ADJUSTMENTS     NOTES       TOTAL
                                            ----------   ---------   -----------   ---------   ----------
Revenue:
  Postpaid................................  $1,678,470   $354,290     $      --                $2,032,760
  Prepaid.................................      75,211     91,645        (5,574)     4(b)(i)      161,282
  One-way messaging.......................      18,652         --            --                    18,652
  Equipment...............................     197,564     36,168         4,868     4(b)(ii)      217,256
                                                                        (21,344)    4(b)(ii)
                                            ----------   --------     ---------                ----------
                                             1,969,897    482,103       (22,050)                2,429,950
                                            ----------   --------     ---------                ----------
Operating expenses:
  Cost of equipment sales.................     357,527     83,041            --                   440,568
  Sales and marketing.....................     266,447     87,822        (5,574)     4(b)(i)      348,695
  Operating, general and administrative...     609,632    220,854         7,071     4(b)(ii)      837,557
  Management fees.........................       8,756         --            --                     8,756
  Special charges (note 2(c)).............          --      9,668            --                     9,668
  Depreciation and amortization...........     357,327     61,072        43,916    4(b)(iii)      426,995
                                                                         (6,617)   4(b)(iii)
                                                                        (31,389)   4(b)(iii)
                                                                          2,686     4(b)(iv)
                                            ----------   --------     ---------                ----------
                                             1,599,689    462,457        10,093                 2,072,239
                                            ----------   --------     ---------                ----------
Operating income..........................     370,208     19,646       (32,143)                  357,711
Interest expense..........................     152,422     23,782       145,074     4(b)(iv)      321,278
                                            ----------   --------     ---------                ----------
                                               217,786     (4,136)     (177,217)                   36,433
Foreign exchange loss.....................     (46,369)   (15,757)           --                   (62,126)
Change in the fair value of derivative
  instruments.............................      (9,046)        --            --                    (9,046)
Loss on repayment on long-term debt.......      (2,313)        --            --                    (2,313)
Investment and other income (loss)........       5,091       (147)       (3,412)    4(b)(iv)        1,532
                                            ----------   --------     ---------                ----------
Income (loss) before income taxes.........     165,149    (20,040)     (180,629)                  (35,520)
Income taxes..............................       3,947      2,958            --                     6,905
                                            ----------   --------     ---------                ----------
Net income (loss) for the period..........  $  161,202   $(22,998)    $(180,629)               $  (42,425)
                                            ==========   ========     =========                ==========
Earnings (loss) per share:
  Basic...................................  $     1.13                                         $    (0.33)
  Diluted.................................        1.12                                              (0.33)
                                            ==========                                         ==========

     See accompanying notes to pro forma consolidated financial statements.

                      ROGERS WIRELESS COMMUNICATIONS INC.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
            (Tabular amounts in thousands, except per share amounts)
     YEAR ENDED DECEMBER 31, 2003 AND NINE MONTHS ENDED SEPTEMBER 30, 2004
                                  (Unaudited)

1.  DESCRIPTION OF TRANSACTIONS:

   On September 20, 2004, Rogers Wireless Inc. ("RWI"), a wholly owned subsidiary of Rogers Wireless Communications Inc. ("RWCI"), announced an agreement with Microcell Telecommunications Inc. ("Microcell") to make an all cash tender offer totalling approximately Cdn. $1.4 billion, to acquire all of Microcell, Canada's fourth largest wireless communications provider (the "Acquisition"). RWI completed the Acquisition on November 12, 2004.

   On September 13, 2004, Rogers Communications Inc. ("RCI") entered into an agreement with JVII General Partnership ("JVII"), a general partnership wholly owned by AT&T Wireless Services, Inc., whereby RCI agreed to purchase all of JVII's shares of RWCI for a cash purchase price totalling approximately $1,767 million. RCI closed this transaction on October 13, 2004. RCI funded the cash purchase price for the RWCI shares through a $1.75 billion secured bridge credit facility with a term of up to two years to October 12, 2006 and from cash on hand. It is RCI's intention that RWCI will refinance the bridge financing facility. RWCI is currently reviewing various methods of transferring the $1.75 billion to its shareholders, so RCI will have adequate funds to repay its $1.75 billion bridge credit facility. A method of such transfer, including the timing thereof, has not been determined at this time (note 4(a)(iv)).

   In connection with these transactions, RWI announced on November 19, 2004 that it had priced a private placement of notes in the aggregate principal amount of U.S. $2,356,000,000 (approximately $2,949,883,000 based on the U.S. dollar exchange rate at September 30, 2004) (the "Financing").

2.  BASIS OF PRESENTATION:

    (a) Pro forma consolidated financial statements:

      The accompanying unaudited pro forma consolidated financial statements (the "Statements") give effect to the Acquisition and the Financing as if they had occurred as at:

       - September 30, 2004 for the purposes of the unaudited pro forma consolidated balance sheet; and

       - January 1, 2003 for the purposes of the unaudited pro forma consolidated statements of income for the year ended December 31, 2003 and the nine months ended September 30, 2004.

      The Statements have been prepared by management in accordance with Canadian generally accepted accounting principles ("GAAP"). In certain respects, GAAP as applied in the United States differs from that applied in Canada (note 6). The accounting policies used in the preparation of the Statements are consistent with those used by RWCI in the preparation of the consolidated financial statements for the year ended December 31, 2003 and the nine months ended September 30, 2004.

      The Statements have been prepared using the following information and should be read in conjunction with the financial statements listed below:

       (i) Audited consolidated financial statements of RWCI as at and for the year ended December 31, 2003;

       (ii) Audited consolidated financial statements of Microcell as at December 31, 2003 and for the periods from January 1, 2003 to April 30, 2003 and May 1, 2003 to December 31, 2003 (note 2(b));

       (iii) Unaudited consolidated interim financial statements of RWCI as at and for the nine months ended September 30, 2004;

       (iv) Unaudited consolidated interim financial statements of Microcell as at and for the nine months ended September 30, 2004; and

       (v) Such other supplementary information as was considered necessary to reflect the Acquisition in the statements.

      The Statements do not include the anticipated financial benefits from such items as cost savings arising from the Acquisition. The Statements are not necessarily indicative of the results of operations or the financial position that would have resulted had the Acquisition or the Financing been effected on the dates indicated, or the results that may be obtained in the future.

      Certain elements of the RWCI and Microcell consolidated financial statements have been reclassified to provide a consistent classification format.

    (b)  Financial reorganization of Microcell:

      On May 1, 2003, the predecessor company of Microcell and certain of its subsidiaries emerged from a restructuring plan under the Companies' Creditors Arrangement Act and Canada Business Corporations Act. Pursuant to the plan, Microcell's long-term debt obligations decreased by approximately $1.6 billion. Microcell's interest expense for the four months ended April 30, 2003 includes the interest expense on the full amount of Microcell's debt prior to the restructuring.

      Effective May 1, 2003, the date of reorganization, Microcell accounted for its financial reorganization by using the principles of fresh start accounting. Accordingly, all assets and liabilities were revalued at estimated fair values and Microcell's deficit was eliminated. Microcell determined that its enterprise value was $689 million, of which $350 million has been allocated to long-term debt and $339 million to equity. This enterprise value was determined based on several traditional valuation methodologies utilizing projections developed by

      Microcell management, including discounted cash flow analysis and comparable company trading analysis. A comprehensive revaluation of the assets and liabilities of Microcell was done based on this enterprise value. Microcell's depreciation expense for the four months ended April 30, 2003 is based on the original cost of Microcell's property, plant and equipment. For periods subsequent to the restructuring, depreciation expense is based on the restated property, plant and equipment amounts.

    (c)  Microcell special charges:

      In connection with events leading up to the Acquisition, Microcell incurred financial and legal fees in the amount of $6.1 million in the nine months ended September 30, 2004. In addition, as a result of the impact of the Acquisition on Microcell's share price, the vesting of options under Microcell's stock option plan was accelerated, which resulted in an acceleration of compensation expense of $3.6 million in the nine months ended September 30, 2004.

3.  ACCOUNTING FOR THE ACQUISITION:

   The Acquisition is accounted for using the purchase method of accounting. The total purchase consideration is comprised of the following:

    Cash........................................................  $1,391,045
    Estimated transaction costs.................................      15,000
                                                                  ----------
                                                                  $1,406,045
                                                                  ==========

   The cash consideration includes the acquisition of additional equity securities that RWI expects to acquire in May 2005.

   The purchase price will be allocated to the assets acquired (including identifiable intangible assets arising from the purchase) and liabilities assumed based on their estimated fair value at the date of acquisition.

   Details of the estimated fair value of assets acquired and liabilities assumed of Microcell based on the information available at the date of preparation of these Statements are as follows:

    Assets acquired:
      Cash and cash equivalents.................................  $  110,977
      Cash related to the exercising of existing stock options
        and warrants (note 4(a)(ii))............................     103,917
      Short-term investments....................................      22,804
      Accounts receivable.......................................      91,430
      Other current assets......................................      87,715
      Property, plant and equipment.............................     169,200
      Spectrum licences.........................................     410,600
      Other intangible assets...................................     292,773
      Goodwill..................................................     886,367
      Other long-term assets....................................       4,146
                                                                  ----------
                                                                   2,179,929
                                                                  ----------
    Less liabilities assumed:
      Accounts payable and accrued liabilities..................     127,982
      Liabilities set up on close (note 4(a)(v))................     193,000
      Unearned revenue..........................................      40,223
      Long-term debt............................................     378,262
      Derivative instruments....................................      34,417
                                                                  ----------
                                                                     773,884
                                                                  ----------
    Fair value of net assets acquired...........................  $1,406,045
                                                                  ==========

   The actual adjustments that the Company will ultimately make in finalizing the allocation of the purchase price of Microcell to the fair value of the net assets acquired will depend on a number of factors, including additional information available at such time, changes in market values and changes in Microcell's operating results between the date of these pro forma consolidated financial statements and the effective date of the Acquisition.

   In the preparation of these pro forma financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired and liabilities assumed based on management's best estimates and taking into account all relevant information available at the time these Statements were prepared. The Company expects that the actual amounts for each of the fair values of the assets and liabilities acquired will vary from the pro forma amounts and that the variation may be material.

4.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS:

    (a) The unaudited pro forma consolidated balance sheet as at September 30, 2004 incorporates the following adjustments:

       (i) The funding for the Acquisition has been reflected in the pro forma consolidated balance sheet as if it had occurred on September 30, 2004, as follows:

              Sources of funding:
                Cash on hand of RWI.......................................  $  111,185
                RWI bank credit facility..................................     444,860
                Loan from RCI.............................................     850,000
                                                                            ----------
                                                                            $1,406,045
                                                                            ==========

       (ii) Each of cash and share capital has been increased by $103,917,000 to reflect the exercise of Microcell stock options and warrants, which are assumed to have occurred immediately prior to the Acquisition.

       (iii) RWI announced on November 19, 2004 that it had priced a private placement in the aggregate principal amount of approximately $2,949,883,000 (based on the U.S. dollar exchange rate at September 30, 2004) of senior and subordinated debt. The net proceeds of this issue are estimated to be $2,921,588,000 (based on the U.S. dollar exchange rate at September 30, 2004). It is expected that the net proceeds will be used as follows:

              Cash on hand (note (iv) below)..............................  $1,750,000
              Repayment of loan from RCI..................................     850,000
              Repayment of RWI bank credit facility.......................     321,588
                                                                            ----------
                                                                            $2,921,588
                                                                            ==========

       (iv) As indicated in note 1, RWCI is reviewing the various methods of transferring the $1.75 billion to RCI, so RCI will have adequate funds to repay its $1.75 billion bridge credit facility. The method of such transfer, including the timing thereof, has not been determined at this time. If such transfer were to occur by a distribution of capital to RCI, pro forma cash and cash equivalents would be reduced by $1,750,000,000 and pro forma shareholders' equity would be reduced by a corresponding amount.

       (v) A plan has been developed to restructure and integrate the operations of Microcell. As a result of the restructuring and integration, it is expected that severance and other employee-related costs, as well as costs to consolidate facilities, systems and operations totalling an estimated $193,000,000, will be incurred. These costs are management's preliminary estimates and take into account all relevant information available at the time these Statements were prepared. The actual integration costs may vary materially from such estimates. These costs have been reflected in the pro forma consolidated balance sheet as a liability as part of the purchase consideration allocation.

       (vi) Upon acquisition, all of the Microcell deferred charges and intangible assets have been written off. Intangible assets arising on the Acquisition have been recorded at their estimated fair values as part of the allocation of the purchase price. Intangible assets acquired include spectrum licences, which have an indefinite life, and Microcell's customer contracts and relationships and brand name. In addition, property, plant and equipment, long-term debt and deferred revenue have been adjusted to estimated fair value. The estimated fair values are based on management's best estimates based on preliminary studies undertaken by management. The estimated value allocated to goodwill was based on the residual of the preliminary fair values of the identifiable tangible and intangible assets less the fair values of the liabilities assumed. The actual allocation may differ significantly from these estimates.

       (vii) Immediately after closing the Acquisition, Microcell's long-term debt was repaid and derivative instruments were unwound, utilizing Microcell's cash on hand (including cash received from the exercise of stock options and warrants as described in (ii) above) and short-term investments and from the proceeds of drawdowns under the RWI bank credit facility.

       (viii) Microcell's share capital, retained earnings and contributed surplus have been eliminated to reflect the effect of the Acquisition.

    (b) The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003 and for the nine months ended September 30, 2004 incorporate the following adjustments:

       (i) RWCI recognizes revenue from the sale of prepaid services at the net wholesale amount charged to distributors. Microcell recognizes revenue from the sale of prepaid services at the gross amount charged to the subscriber. In order to harmonize Microcell's accounting presentation to that of RWCI, network revenue has been reduced by $12,908,000 and $5,574,000 for the year ended December 31, 2003 and nine months ended September 30, 2004, respectively. Sales and marketing expense for the periods has been reduced by the same amounts.

       (ii) RWCI expenses all costs related to subscriber acquisition and retention as incurred. Microcell defers and amortizes certain costs and revenues related to subscriber acquisition and retention. As a result, the following adjustments to revenue and expenses are being made to harmonize Microcell's accounting presentation to that of
             RWCI:

                                                                                             NINE MONTHS
                                                                             YEAR ENDED         ENDED
                                                                            DECEMBER 31,    SEPTEMBER 30,
              INCREASE (DECREASE)                                               2003            2004
              -------------------                                           ------------    -------------
              Equipment revenue -- activation fees........................     $2,359         $  4,868
              Equipment revenue -- handset subsidies......................     (6,319)         (21,344)
              Operating, general and administrative expenses..............          -            7,071

       (iii) Pro forma depreciation and amortization has been increased by $58,555,000 and $43,916,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the amortization of other intangible assets arising on the Acquisition, being the Microcell customer contracts and relationships and brand name, over an estimated average life of five years on a straight-line basis. The five-year estimated average life was determined based on Microcell's historical customer relationship period and a 15-year estimated useful life for the Microcell brand name. A change in the fair value of other intangible assets acquired of $10,000,000 would impact the pro forma amortization expense and pro forma net loss by $2,000,000 and $1,500,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. An extension in the estimated average useful life of the Microcell customer contracts and relationships and brand name by one year would reduce the pro forma amortization expense and pro forma net loss by $9,760,000 and $7,320,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

         Pro forma amortization expense has been reduced by $7,383,000 and $6,617,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the elimination of historical amortization expense as a result of the fair value adjustments to the existing Microcell intangible assets upon acquisition.

         Pro forma depreciation expense has been reduced by $41,852,000 and $31,389,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the elimination of historical depreciation expense as a result of the write-down of Microcell's property, plant and equipment to estimated fair value assuming an estimated average life of seven years on a straight-line basis.

       (iv) Interest expense and investment and other income have been adjusted to reflect the financing of the Acquisition, the Financing and to eliminate the historical interest expense of Microcell as a result of the repayment of Microcell's long-term debt, as follows:

                                                                                             NINE MONTHS
                                                                             YEAR ENDED         ENDED
                                                                            DECEMBER 31,    SEPTEMBER 30,
              INCREASE (DECREASE)                                               2003            2004
              -------------------                                           ------------    -------------
              Interest expense:
                Bank credit facility......................................    $ 14,913        $ 11,184
                Senior and subordinated debt..............................     219,553         157,672
                Long-term debt -- Microcell...............................     (22,226)        (23,782)
                                                                              --------        --------
                                                                              $212,240        $145,074
                                                                              ========        ========
              Investment and other income.................................    $ (3,891)       $ (3,412)
                                                                              ========        ========

         Pro forma interest expense has been determined using an estimated interest rate of 5% for the bank credit facility and the weighted average interest rates for the senior and subordinated debt of 6.81% for the year ended December 31, 2003 and 6.85% for the nine months ended September 30, 2004.

         A change of 1/8% in the interest rate on the bank credit facility and the floating rate senior debt would impact the pro forma interest expense and pro forma net loss by $1,340,000 and $963,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.

         Pro forma depreciation and amortization have been increased by $3,582,000 and $2,686,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004 to reflect the amortization of financing costs incurred on the issue of senior and subordinated debt over an estimated average term to maturity of 7.9 years.

       (v) A full valuation allowance has been recorded against the income tax loss carryforwards of Microcell totalling approximately $1.6 billion as it is not more likely than not that these losses will be utilized. Any future reduction in the valuation allowance will reduce goodwill and other intangible assets.

5.  PRO FORMA EARNINGS PER SHARE:

   The following table sets forth the calculation of pro forma basic and diluted earnings (loss) per share:

                                                                                   NINE MONTHS
                                                                   YEAR ENDED         ENDED
                                                                  DECEMBER 31,    SEPTEMBER 30,
                                                                      2003            2004
                                                                  ------------    -------------
    Numerator:
      Pro forma loss for the period -- basic and diluted........    $(44,676)       $(42,425)
      Accretion on redemption price of Microcell preferred
        shares..................................................     (17,105)         (5,184)
                                                                    --------        --------
                                                                    $(61,781)       $(47,609)
                                                                    ========        ========
    Denominator:
      Weighted average number of shares outstanding -- basic....     141,773         142,631
      Effect of dilutive securities:
        Employee stock options..................................         260           1,041
                                                                    --------        --------
    Weighted average number of shares outstanding -- diluted....     142,033         143,672
                                                                    ========        ========
    Pro forma loss per share -- basic and diluted...............    $  (0.44)       $  (0.33)
                                                                    ========        ========

   The Microcell preferred shares were redeemed and converted in 2004.

6.  RECONCILIATION TO UNITED STATES GAAP:

   If United States GAAP were employed, the pro forma consolidated net income
   (loss) for the year ended December 31, 2003 and nine months ended September 30, 2004 would be adjusted as follows:

                                                                                   NINE MONTHS
                                                                   YEAR ENDED         ENDED
                                                                  DECEMBER 31,    SEPTEMBER 30,
                                                                      2003            2004
                                                                  ------------    -------------
    Pro forma loss for the period based on Canadian GAAP........   $  (44,676)      $(42,425)
    Stock-based compensation (a)................................           --          3,178
    Loss on repayment of long-term debt (b).....................           --        (28,759)
    Interest capitalized (e)....................................        5,693          4,477
    Amortization of pre-operating costs (f).....................        2,976             --
    Depreciation expense (h)....................................       (2,968)        (2,720)
    Financial instruments (i)...................................     (102,787)         5,379
    Microcell adjustments (j)...................................    1,253,160          5,700
                                                                   ----------       --------
    Pro forma net income (loss) based on United States GAAP.....   $1,111,398       $(55,170)
                                                                   ==========       ========
    Pro forma earnings (loss) per share under United States
      GAAP:
      Basic.....................................................   $     7.72       $  (0.42)
      Diluted...................................................         7.70          (0.42)
                                                                   ==========       ========

   The cumulative effect of these adjustments on the pro forma consolidated shareholders' equity of RWCI is as follows:

                                                                   NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                                      2004
                                                                  -------------
    Pro forma shareholders' equity based on Canadian GAAP.......   $  631,359
    Loss on repayment of long-term debt (b).....................      (28,759)
    "Pushed down" goodwill (c)..................................      770,757
    Amortization of goodwill (d)................................     (248,890)
    Interest capitalized (e)....................................       35,720
    Conversion costs (g)........................................       (3,911)
    Accumulated depreciation (h)................................       (8,219)
    Financial instruments (i)...................................       15,240
                                                                   ----------
    Pro forma shareholders' equity based on United States
      GAAP......................................................   $1,163,297
                                                                   ==========

   The areas of material differences between Canadian and United States GAAP and their impact on the pro forma consolidated financial statements of RWCI are described below:

    (a)  Stock-based compensation:

      Under Canadian GAAP, effective January 1, 2004 RWCI adopted the fair value method of recognizing stock-based compensation expense. For United States GAAP purposes, the intrinsic value method is used to account for stock-based compensation. Compensation expense of $3.2 million under Canadian GAAP for the nine months ended September 30, 2004 would not be recognized under United States GAAP. The exercise price of stock options is equal to the market value of the underlying shares at the date of grant; therefore, there is no expense under the intrinsic value method for United States GAAP purposes for the nine months ended September 30, 2004.

    (b)  Loss on repayment of long-term debt:

      On March 26, 2004, RWCI repaid long-term debt resulting in a loss on early repayment of long-term debt of $2.3 million. This loss included, among other items, a $40.2 million gain on the realization of the deferred transitional gain related to cross currency interest rate exchange agreements which were unwound in connection with the repayment of long-term debt. Under United States GAAP, the Company records cross currency interest rate exchange agreements at fair value. Therefore, under United States GAAP, the deferred transitional gain realized under Canadian GAAP would be reduced by $28.8 million, representing the $40.2 million gain net of the realization of a gain of $11.4 million related to the cumulative transition adjustment recorded upon the adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities".

    (c)  "Push-down" accounting:

      Under United States GAAP, purchase transactions that result in an entity becoming a wholly owned subsidiary establish a new basis of accounting for the entity purchased and its assets and liabilities. As a result of RCI's acquisition of 100% of RWCI in 1989, for United States GAAP purposes, RWCI must record as an asset in its consolidated financial statements the amount of goodwill that was recorded on the consolidated financial statements of RCI. As this acquisition was financed principally by the parent company with proceeds from other asset sales, the corresponding adjustment for the assets recorded was an increase in shareholders' equity.

      At the time of the acquisition by RCI, Canadian GAAP did not permit a subsidiary company to alter the historical costs of its assets or liabilities upon it being acquired.

      On October 13, 2004, RCI acquired the shares of RWCI previously owned by JVII General Partnership ("JVII"), a general partnership wholly owned by AT&T Wireless Communications Inc., for a cash purchase price of $1,767 million. This acquisition increased RCI's ownership in RWCI to 89.3%, with the balance of RWCI's outstanding shares being held by the public. On November 11, 2004, RCI's Board of Directors authorized RCI to launch an exchange offer to purchase all of the outstanding Class B Restricted Voting Shares of RWCI ("RWCI Class B Shares") not already owned by RCI in exchange for 1.75 Class B Non-voting shares of RCI for each RWCI Class B Share (the "Exchange Offer").

      If "push-down" accounting were to be applied to the purchase equation resulting from the completion of the Exchange Offer, based on preliminary allocations to the fair value of assets acquired and liabilities assumed, RWCI's goodwill would increase by approximately $1,426 million, spectrum licenses would increase by approximately $381.7 million, other intangible assets would increase by approximately $499 million, and deferred stock-based compensation would increase by approximately $47.9 million, with a corresponding increase of approximately $5,789.9 million to shareholders' equity.

      Pro forma depreciation and amortization would increase by $108,881,000 and $81,661,000 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively, to reflect the amortization of other intangible assets, being customer contracts and relationships, on an estimated useful life of 55 months on a straight-line basis.

    (d)  Amortization of goodwill:

      As a result of the "push-down" accounting described in (c) above, RWCI was required until 2001 to amortize the amount recorded as goodwill under United States GAAP. RWCI had been amortizing this amount under United States GAAP over 40 years on a straight-line basis.

    (e)  Interest capitalized:

      United States GAAP requires capitalization of interest costs as part of the historical cost of acquiring certain qualifying assets which require a period of time to prepare for their intended use. This is not required under Canadian GAAP.

    (f)   Pre-operating costs:

      Under Canadian GAAP, RWCI defers the incremental costs relating to the development and pre-operating phases of new business, and amortizes these costs on a straight-line basis over two years. Under United States GAAP, these costs are expensed as incurred.

    (g)  Conversion costs:

      Under Canadian GAAP, RWCI capitalized certain costs incurred to convert data to its new customer care and billing system. United States GAAP required these costs to be expensed as incurred.

    (h)  Accumulated depreciation:

      As a result of the capitalization of interest to property, plant and equipment required under United States GAAP described in (e) above, additional depreciation on the interest capitalized is recorded under United States GAAP in subsequent periods. As a result of conversion costs being expensed under United States GAAP, as described in (g) above, depreciation expense is reduced under United States GAAP in subsequent periods.

    (i)   Financial instruments:

      Under Canadian GAAP, RWCI accounts for certain of its cross currency interest rate exchange agreements as hedges of specific debt instruments. Under United States GAAP, these instruments are not accounted for as hedges as a result of adopting SFAS 133, effective January 1, 2001. Changes in the fair value of the derivative financial instruments, reflecting primarily market changes in foreign exchange rates, interest rates, as well as the level of short-term variable versus long-term fixed interest rates, are recognized in income immediately. Under United States GAAP, effective January 1, 2001, RWCI recorded an increase of $29.2 million in the carrying value of the derivative financial instruments, to a total of $139.9 million, and a corresponding increase in the carrying value of long-term debt. This increase in long-term debt has been recorded for United States GAAP purposes as a cumulative transition adjustment that is being amortized to net income over the remaining life of the respective long-term debt.

    (j)   Microcell adjustments:

      Effective January 1, 2004, Microcell adopted the fair value method of recognizing stock-based compensation expense under Canadian GAAP. For United States GAAP purposes, the intrinsic value method is used by RWCI to account for stock-based compensation. Compensation expense of $5.7 million for the nine months ended September 30, 2004 would not be recognized under United States GAAP.

      On May 1, 2003, Microcell emerged from a restructuring plan under the Companies' Creditors Arrangement Act and Canada Business Corporations Act. Under United States GAAP, the forgiveness of debt and the effect of the adjustments on the reported amounts of individual assets and liabilities resulting from the adoption of fresh start accounting in the amount of $1,253,660,000 are reflected in the statement of income for the year ended December 31, 2003. Under Canadian GAAP, such adjustments are recorded as capital transactions.

      In addition, certain differences between Canadian GAAP and United States GAAP exist related to the accounting for Microcell's investments under the equity method, which resulted in a reduction in net income under United States GAAP of $500,000 for the year ended December 31, 2003.

    (k)  Statement of comprehensive income:

      There are no material differences between pro forma net income and pro forma comprehensive income under United States GAAP.

                        The Depositary for the Offer is:

                      COMPUTERSHARE INVESTOR SERVICES INC.


                    BY MAIL                            BY REGISTERED MAIL, HAND OR COURIER
                 P.O. Box 7021                                100 University Avenue
               31 Adelaide St. E                                    9th Floor
              Toronto, ON M5C 3H2                              Toronto, ON M5J 2Y1
          Attention: Corporate Actions                     Attention: Corporate Actions

                            Fax Number: 416-981-9663
                           Toll Free: 1-877-982-5008
                       E-Mail: service@computershare.com

                               BY HAND OR COURIER

            Montreal                        Vancouver                         Calgary
  650 de Maisonneuve Blvd West          510 Burrard Street               Western Gas Tower
           Suite 700                        2nd Floor              Suite 600, 530 8th Avenue S.W.
          Montreal, QC                    Vancouver, BC                     Calgary, AB
            H3A 3T2                          V6C 3B9                          T2P 3S8

                      The Dealer Manager for the Offer is:

                              SCOTIA CAPITAL INC.

                   In Canada:                                 In the United States:
              Scotia Capital Inc.                           Scotia Capital (USA) Inc.
            Scotia Plaza, 66th Floor                      One Liberty Plaza, 25th Floor
              40 King Street West                                  165 Broadway
             Box 4085, Station "A"                              New York, New York
                Toronto, Ontario                                      10006
                    M5W 2X6
         Canadian Retail Shareholders:                            U.S. Contact:
               Tel: 416-863-7207                                   Grant Harder
      Canadian Institutional Shareholders:                      U.S. Shareholders:
               Tel: 416-863-2885                       Tel: 1-800-262-4060 or 212-225-6812

                    The Information Agent for the Offer is:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                           66 Wellington Street West
                             TD Tower - Suite 5210
                            Toronto Dominion Centre
                            Toronto, Ontario M5K 1J3

                NORTH AMERICAN TOLL-FREE NUMBER: 1-877-288-7452

               U.S. Banks and Brokers Call Collect: 212-440-9800

ANY QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED BY SHAREHOLDERS TO THE DEPOSITARY, DEALER MANAGER OR THE INFORMATION AGENT AT THEIR RESPECTIVE TELEPHONE NUMBERS AND LOCATIONS SET OUT ABOVE.